    As Filed With the Securities And Exchange Commission on July 12, 1996;
                          Registration No. 333-_______
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                      ____________________________________


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                      ____________________________________


                          FIRST ALLIANCE BANCORP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



            Georgia                    6025                 58-1793778
        ---------------         ------------------     -------------------
        (State of other         (Primary Standard       (I.R.S. Employer
        jurisdiction of         Industrial Classi-     Identification No.)
        incorporation)          fication Code No.)


                            63 Barrett Parkway, N.E.
                            Marietta, Georgia 30066
                                (770) 425-2265
         -------------------------------------------------------------
         (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


                            Kathryn L. Knudson, Esq.
                       Powell, Goldstein, Frazer & Murphy
                  Sixteenth Floor, 191 Peachtree Street, N.E.
                            Atlanta, Georgia  30303
                                 (404) 572-6952
               --------------------------------------------------
               (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)


Approximate date of commencement of the proposed sale of the securities to the
- ------------------------------------------------------------------------------
public:  As soon as practicable after this Registration Statement becomes
- ------
effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. ___



                             [Cover Page Continued]



Exhibit Index on page _____.

- -----------------------------------------------------------------------------------------
                            CALCULATION OF REGISTRATION FEE
=========================================================================================
                                               Proposed        Proposed
 Title of each class                           maximum          maximum       Amount of
    of securities         Amount to be         offering        aggregate     Registration
  to be registered         registered       price per unit  offering price       Fee
- -----------------------------------------------------------------------------------------
Common Stock,          746,530/(1)/ shares      $7.82/(2)/  $5,837,865/(2)/   $2,014/(2)/
$1.00 par value
=========================================================================================

(1) The number of shares being registered assumes shareholder approval of an increase in the number of authorized shares of the Registrant's common stock from 2,000,000 to 20,000,000. Following shareholder approval of such matter at the Registrant's Special Meeting of Shareholders, the Registrant will amend its Articles of Incorporation to authorize the requisite number of shares of common stock. The Registrant will deregister the indicated shares if the Registrant's shareholders fail to approve the matter described above.

(2) In accordance with Rule 457(f)(2), the total registration fee has been calculated based on the book value per share of the Premier common stock as of March 31, 1996 ($7.82).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          FIRST ALLIANCE BANCORP, INC.
                             CROSS REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K

Item
Number         Caption in Form S-4         Caption in Prospectus
- ------         -------------------         ---------------------

   1          Forepart of               Facing Page of Registration
              Registration              Statement; Joint Proxy
              Statement and             Statement/Prospectus Cover
              Outside Front Cover       Page
              Page of Prospectus...

   2          Inside Front and          Joint Proxy
              Outside Back Cover        Statement/Prospectus Cover
              Pages of Prospectus..     Page; Available Information

   3          Risk Factors, Ratio       Summary
              of Earnings to Fixed
              Charges and Other
              Information..........

   4          Terms of the              Summary; The Merger; Effect
              Transaction..........     of the Merger on the Rights
                                        of Shareholders; Appendices
                                        A through C

   5          Pro Forma Financial       Summary; Pro Forma Combined
              Information..........     Condensed Financial Data

   6          Material Contracts        Summary; The Merger
              with the Company
              Being Acquired.......

   7          Additional                Not Applicable
              Information Required
              for Reoffering by
              Persons and Parties
              Deemed to be
              Underwriters.........

   8          Interests of Named        Not Applicable
              Experts and Counsel..

   9          Disclosure of             Part II of Registration
              Commission Position       Statement--Undertakings
              on Indemnification
              for Securities Act
              Liabilities..........

  10          Information with          Not Applicable
              Respect to S-3
              Registrants..........

  11          Incorporation of          Not Applicable
              Certain Information
              by Reference.........

Item
Number         Caption in Form S-4       Caption in Prospectus
- ------         -------------------       ---------------------

  12          Information with         Not Applicable
              Respect to S-2 or
              S-3 Registrants......

  13          Incorporation of         Not Applicable
              Certain Information
              by Reference.........

  14          Information with         Available Information;
              Respect to               Summary; First Alliance
              Registrants Other        Financial Statements; First
              Than S-2 or S-3          Alliance Management's
              Registrants..........    Discussion and Analysis of
                                       Financial Condition and
                                       Results of Operations;
                                       Business of First Alliance;
                                       Comparative Market Prices
                                       and Dividends; First
                                        Alliance Selected
                                       Historical Financial Data;
                                       Description of First
                                       Alliance Common Stock

  15          Information with         Not Applicable
              Respect to S-3
              Companies............

  16          Information with         Not Applicable
              Respect to S-2 or
              S-3 Companies........

  17          Information with         Summary; Premier Financial
              Respect to Companies     Statements; Premier
              Other Than S-2 or        Management's Discussion and
              S-3 Companies........    Analysis of Financial
                                       Condition and Results of
                                       Operations; Business of
                                       Premier; Comparative Market
                                       Prices and Dividends;
                                       Premier Selected Historical
                                       Financial Data

  18          Information if           Summary; The Premier
              Proxies, Consents or     Meeting; The First Alliance
              Authorizations Are       Meeting; The Merger;
              to be Solicited......    Certain Relationships and
                                       Related Transactions;
                                       Management of First
                                       Alliance; Management of
                                       Premier; Certain Regulatory
                                       Considerations; Proposals
                                       Presented to the First
                                       Alliance Shareholders Only

  19          Information if           Not Applicable
              Proxies, Consents or
              Authorizations Are
              Not to be Solicited
              in an Exchange Offer

To the Holders of Premier Common Stock:

  You are cordially invited to attend a Special Meeting of Shareholders (the "Meeting") of Premier Bancshares, Inc. ("Premier"), to be held at 2180 Atlanta
Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, on     , 1996,
at         , local time, notice of which is enclosed.

  At the Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Reorganization (the "Agreement"), entered into with First Alliance Bancorp, Inc. ("First Alliance") pursuant to which Premier will merge (the "Merger") with and into First Alliance, and Premier Bank, FSB ("Premier Bank") and Premier Lending Corporation ("Premier Lending"), which are wholly owned subsidiaries of Premier, will become wholly owned subsidiaries of First Alliance. Upon consummation of the Merger, each share of Premier common stock ("Premier Common Stock") issued and outstanding will be converted into and exchanged for the right to receive one share of First Alliance common stock.

  The accompanying Joint Proxy Statement/Prospectus includes a description of the proposed Merger and also provides other specific information concerning the Meeting. In addition, it contains two proposals to be submitted only to the First Alliance shareholders, who will not be voting on the proposed Merger. Although you are welcome to review the additional proposals, you may only vote on the proposal to approve the Merger.

  The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors has agreed to vote all Premier shares beneficially owned by such member (other than in a fiduciary capacity) in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by the holders of Premier Common Stock, approval of the proposal to authorize additional shares of First Alliance common stock by First Alliance shareholders and approval of the Merger by various regulatory agencies.

  It is important to understand that approval of the Agreement requires the affirmative vote of a majority of the shares of Premier Common Stock entitled to vote at the Meeting. Consequently, a failure to vote will have the same effect as a vote against the Agreement.

  Accordingly, whether or not you plan to attend the Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger is a significant transaction for Premier, and your vote on this matter is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" THE MERGER.

                                          Sincerely,

                                          Darrell D. Pittard
                                          Chairman of the Board, President and
                                           Chief Executive Officer

Dear First Alliance Bancorp, Inc. Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders (the "Meeting") of First Alliance Bancorp, Inc. ("First Alliance") to be held at First Alliance's main office, 63 Barrett Parkway, N.E., Marietta, Georgia
30066, on     , 1996, at    , local time, notice of which is enclosed.

  At the Meeting, you will be asked to consider and vote on proposals to amend First Alliance's Articles of Incorporation to increase the number of shares of authorized $1.00 par value common stock ("First Alliance Common Stock") from 2,000,000 to 20,000,000 and to authorize 2,000,000 shares of preferred stock, with such designations, relative rights and preferences as may from time to time be approved by the Board of Directors. The text of these proposals begins
on page   of the attached Joint Proxy Statement/Prospectus.

  Because the proposed amendment to authorize additional shares of First Alliance Common Stock must be adopted in order to effect the proposed merger (the "Merger") of Premier Bancshares, Inc. with and into First Alliance, information regarding the Merger has been provided in addition to the description of the proposals listed above in the Joint Proxy Statement/Prospectus that accompanies this letter. PLEASE NOTE THAT ONLY THE HOLDERS OF PREMIER COMMON STOCK ARE ENTITLED TO VOTE ON THE MERGER AND THAT THE INFORMATION REGARDING THE MERGER IS PRESENTED TO YOU ONLY IN CONNECTION WITH YOUR CONSIDERATION OF THE PROPOSAL TO AUTHORIZE ADDITIONAL SHARES OF FIRST ALLIANCE COMMON STOCK. Please read the Joint Proxy Statement/Prospectus carefully and consider thoughtfully the information set forth therein.

  The proposals listed above have been approved unanimously by your Board of Directors and are recommended by the Board to you for approval. Each member of the Board of Directors has agreed to vote all shares of First Alliance Common Stock beneficially owned by such member (other than in a fiduciary capacity) in favor of the proposals listed above.

  Whether or not you plan to attend the Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE PROPOSALS PRESENTED BY MARKING THE ENCLOSED PROXY CARD "FOR" PROPOSALS ONE AND TWO.

                                          Sincerely,

                                          J. Edward Mulkey, Jr.
                                          President and Chief Executive
                                           Officer

                           PREMIER BANCSHARES, INC.
                              2180 ATLANTA PLAZA
                           950 EAST PACES FERRY ROAD
                            ATLANTA, GEORGIA 30326
                                (404) 814-3090

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD      , 1996

  Notice is hereby given that a Special Meeting of Shareholders (the "Meeting") of Premier Bancshares, Inc. ("Premier") will be held at Premier's main office, 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia
30326 on     , 1996, at     .m., local time, for the following purposes:

  1. Merger. To consider and vote on the Agreement and Plan of Reorganization, dated as of January 30, 1996, as amended (the "Agreement"), by and between First Alliance Bancorp, Inc. ("First Alliance") and Premier pursuant to which
(i) First Alliance will acquire all of the issued and outstanding common stock ("Premier Common Stock") of Premier through the merger of Premier with and into First Alliance (the "Merger"), and (ii) each share of Premier Common Stock (except for certain shares held by Premier or First Alliance) will be converted into one share of First Alliance common stock, as described more fully in the accompanying Joint Proxy Statement/Prospectus.

  2. Other Business. To transact such other business as may properly come before the Meeting, including adjourning the Meeting to permit, if necessary, further solicitation of proxies.

  Approval of the Agreement requires the affirmative vote of a majority of the shares of Premier Common Stock entitled to vote at the Meeting. Only
shareholders of record at the close of business on     , 1996 are entitled to
receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PREMIER COMMON STOCK VOTE "FOR" THE MERGER AS DESCRIBED ABOVE.

  Holders of Premier Common Stock have the right to dissent from approval of the Agreement and obtain payment for the fair value of their shares of Premier Common Stock by following the procedures described in Title 14, Chapter 2,
Article 13 of the Georgia Business Corporation Code. See Appendix B hereto and "The Merger--Dissenters' Rights."

  We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Premier an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Meeting.

                                          By Order of the Board of Directors

                                          Barbara J. Burtt
                                          Secretary

Atlanta, Georgia
           , 1996

                         FIRST ALLIANCE BANCORP, INC.
                           63 BARRETT PARKWAY, N.E.
                            MARIETTA, GEORGIA 30066
                                (770) 425-2265

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             TO BE HELD     , 1996

  Notice is hereby given that a Special Meeting of Shareholders (the "Meeting") of First Alliance Bancorp, Inc. ("First Alliance") will be held at First Alliance's main office, 63 Barrett Parkway, N.E., Marietta, Georgia,
30066 on     , 1996, at     .m., local time, for the following purposes:

  1. Increase in Authorized Shares of Common Stock. To consider and vote on an amendment to the First Alliance Articles of Incorporation to increase the number of authorized shares of common stock from 2,000,000 to 20,000,000.

  2. Authorization of Preferred Stock. To consider and vote on an amendment to the First Alliance Articles of Incorporation to authorize 2,000,000 shares of preferred stock, with such designations, relative rights and preferences as may be approved from time to time by the Board of Directors.

  3. Other Business. To transact such other business as may properly come before the Meeting, including adjourning the Meeting to permit, if necessary, further solicitation of proxies.

  Only shareholders of record at the close of business on      , 1996, are
entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FIRST ALLIANCE COMMON STOCK VOTE "FOR" THE PROPOSALS LISTED ABOVE.

  We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of First Alliance an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Meeting.

                                          By Order of the Board of Directors

                                          John B. Harwell
                                          Secretary

Marietta, Georgia
            , 1996

                             JOINT PROXY STATEMENT

       FOR THE SPECIAL MEETING              FOR THE SPECIAL MEETING
           OF SHAREHOLDERS                      OF SHAREHOLDERS
      TO BE HELD ON      , 1996            TO BE HELD ON      , 1996


    FIRST ALLIANCE BANCORP, INC.           PREMIER BANCSHARES, INC.
      63 BARRETT PARKWAY, N.E.                2180 ATLANTA PLAZA
       MARIETTA, GEORGIA 30066             950 EAST PACES FERRY ROAD
           (770) 425-2265                   ATLANTA, GEORGIA 30326
                                                (404) 814-3090

                               ---------------

                                  PROSPECTUS
                                      OF
                         FIRST ALLIANCE BANCORP, INC.
                           63 BARRETT PARKWAY, N.E.
                            MARIETTA, GEORGIA 30066
                                (770) 425-2265
                                      FOR
                        746,530 SHARES OF COMMON STOCK

                               ---------------

  This Prospectus of First Alliance Bancorp, Inc., a bank holding company organized and existing under the laws of the state of Georgia ("First Alliance"), relates to the shares of its common stock, par value $1.00 per share ("First Alliance Common Stock"), which are issuable to the shareholders of Premier Bancshares, Inc. ("Premier") upon consummation of the proposed merger (the "Merger") described herein, pursuant to which Premier will merge with and into First Alliance pursuant to the terms of an Agreement and Plan of Reorganization dated as of January 30, 1996, as amended, by and between First Alliance and Premier (the "Agreement"). A copy of the Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A.

  On the effective date of the Merger (the "Effective Date"), except as otherwise described herein, (i) Premier will merge with and into First Alliance, and (ii) each outstanding share of the no par value common stock of Premier ("Premier Common Stock") will be converted into one share of First Alliance Common Stock.

  Upon consummation of the Merger, Premier will merge with and into First Alliance. First Alliance will survive the Merger and the separate existence of Premier will cease, and First Alliance will change its name to "First Alliance/Premier Bancshares, Inc." Premier Bank and Premier Lending will become wholly owned subsidiaries of First Alliance. First Alliance intends to combine the operations of First Alliance Bank with those of Premier Bank into a commercial bank to be known as "Premier Bank" after the Merger. For a further description of the terms of the Merger, see "The Merger."

  This Prospectus also constitutes a Joint Proxy Statement of First Alliance and Premier and is being furnished to their respective shareholders in connection with the solicitation of proxies by their respective Boards of Directors. The proxies solicited by the Premier Board of Directors will be used at the Special Meeting of Shareholders of Premier (the "Premier Meeting")
to be held on      , 1996, including any adjournment or postponement thereof, to consider and vote on the proposed Merger and to transact such other business as may properly come before the Premier Meeting or any adjournments thereof. The proxies solicited by the First Alliance Board of Directors will be used at the Special Meeting of Shareholders of First Alliance (the "First
Alliance Meeting") to be held on      , 1996, including any adjournment or
postponement thereof, for the following purposes: (i) to consider and vote on an amendment to First Alliance's Articles of Incorporation increasing the number of authorized shares of First Alliance Common Stock from 2,000,000 to 20,000,000; (ii) to consider and vote on an amendment to First Alliance's Articles of Incorporation to authorize the issuance of 2,000,000 shares of preferred stock with such designations, relative rights and preferences as may be approved from time to time by its Board of Directors; and (iii) to transact such other business as may properly come before the First Alliance Meeting or any adjournment(s) thereof. This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of First
Alliance and Premier on or about      , 1996.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Joint Proxy Statement/Prospectus is      , 1996.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   1

SUMMARY.....................................................................   2
  The Parties...............................................................   2
  Special Meeting of Premier Shareholders...................................   2
  Special Meeting of First Alliance Shareholders............................   3
  The Merger; Exchange Ratio................................................   3
  Dissenters' Rights........................................................   3
  Reasons for the Merger....................................................   4
  Fairness Opinion..........................................................   4
  Effective Date............................................................   5
  Conversion of Premier Preferred Stock to Premier Common Stock.............   5
  Exchange of Stock Certificates............................................   5
  Regulatory Approvals and Other Conditions.................................   5
  Waiver, Amendment, and Termination of the Agreement.......................   6
  Directors and Executive Officers Following the Merger.....................   6
  Interests of Certain Persons in the Merger................................   6
  Certain Federal Income Tax Consequences of the Merger.....................   6
  Accounting Treatment......................................................   6
  Certain Differences in Shareholders' Rights...............................   7
  Comparative Market Prices of Common Stock.................................   7
  Comparative Per Share Data................................................   8
  Selected Pro Forma Financial Data.........................................   9

THE PREMIER MEETING.........................................................  10
  General...................................................................  10
  Record Date; Vote Required................................................  10

THE FIRST ALLIANCE MEETING..................................................  12
  General...................................................................  12
  Record Date; Vote Required................................................  12

THE MERGER..................................................................  14
  General...................................................................  14
  Treatment of Premier Options..............................................  14
  Background of and Reasons for the Merger..................................  14
  Fairness Opinion..........................................................  16
  Effective Date of the Merger..............................................  20
  Conversion of Premier Preferred Stock to Premier Common Stock.............  20
  Distribution of Stock Certificates After the Merger.......................  21
  Conditions to Consummation of the Merger..................................  21
  Regulatory Approvals......................................................  22
  Waiver, Amendment, and Termination of the Agreement.......................  22
  Conduct of Business Pending the Merger....................................  23
  Directors and Executive Officers Following the Merger.....................  24
  Interests of Certain Persons in the Merger................................  24
  Dissenters' Rights........................................................  25
  Certain Federal Income Tax Consequences of the Merger.....................  27
  Accounting Treatment......................................................  28
  Expenses and Fees.........................................................  29
  Resales of First Alliance Common Stock....................................  29

COMPARATIVE MARKET PRICES AND DIVIDENDS...................................   29
BUSINESS OF FIRST ALLIANCE................................................   31
  General.................................................................   31
  First Alliance Bank.....................................................   32
  Employees...............................................................   34
  Properties..............................................................   34
  Legal Proceedings.......................................................   34
MANAGEMENT OF FIRST ALLIANCE..............................................   35
  Directors...............................................................   35
  Executive Officers......................................................   36
  Executive Compensation..................................................   36
  Compensation of Directors...............................................   37
  Employment Agreement....................................................   37
  Security Ownership of Certain Beneficial Owners and Management..........   38
  Certain Relationships and Related Transactions..........................   40
SELECTED HISTORICAL FINANCIAL DATA OF FIRST ALLIANCE......................   41
FIRST ALLIANCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATION.................................................   42
BUSINESS OF PREMIER.......................................................   57
  General.................................................................   57
  Premier Bank............................................................   57
  Premier Lending Corporation.............................................   58
MANAGEMENT OF PREMIER.....................................................   62
  Directors...............................................................   62
  Executive Officers......................................................   62
  Executive Compensation..................................................   63
  Compensation of Directors...............................................   64
  Employment Agreement....................................................   64
  Security Ownership of Certain Beneficial Owners and Management..........   65
  Certain Relationships and Related Transactions..........................   66
SELECTED HISTORICAL FINANCIAL DATA OF PREMIER.............................   67
PREMIER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................   68
PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION........................   77
DESCRIPTION OF FIRST ALLIANCE COMMON STOCK................................   82
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS............................   83
  Authorized Capital Stock................................................   83
  Removal of Directors....................................................   84
  Vote Required for Shareholder Approval..................................   84
  Actions by Shareholders Without a Meeting...............................   84
  Special Meeting of Shareholders.........................................   85
  Shareholder Nominations.................................................   85
  Number of Directors.....................................................   85

CERTAIN REGULATORY CONSIDERATIONS..........................................   85
  General..................................................................   85
  Payment of Dividends.....................................................   87
  Capital Adequacy.........................................................   88
  Support of Subsidiary Institutions.......................................   89
  Prompt Corrective Action.................................................   89
  FDIC Insurance Assessments...............................................   91
  Safety and Soundness Standards...........................................   92
  Depositor Preference.....................................................   93
  Certain Applicable Thrift Regulations....................................   93
EXPERTS....................................................................   93
OPINIONS...................................................................   94
PROPOSALS PRESENTED TO THE FIRST ALLIANCE SHAREHOLDERS ONLY................   95
FIRST ALLIANCE BANCORP, INC. FINANCIAL STATEMENTS..........................  F-1
PREMIER BANCSHARES, INC. FINANCIAL STATEMENTS.............................. F-26
APPENDIX A: AGREEMENT AND PLAN OF REORGANIZATION, AS AMENDED...............  A-1
APPENDIX B: ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE............  B-1
APPENDIX C: OPINION OF ALEX SHESHUNOFF INVESTMENT BANKING..................  C-1

                             AVAILABLE INFORMATION

  First Alliance is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

  This Joint Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of First Alliance (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Joint Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about First Alliance and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. First Alliance Common Stock is traded in the Nasdaq SmallCap Market. Reports, proxy statements, and other information concerning First Alliance may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST ALLIANCE OR PREMIER. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST ALLIANCE OR PREMIER SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  All information included in this Joint Proxy Statement/Prospectus with respect to First Alliance was supplied by First Alliance, and all information included herein with respect to Premier was supplied by Premier.

                                    SUMMARY

  The following is a summary of certain information relating to the Premier Meeting, the First Alliance Meeting, the proposed Merger, and the shares of First Alliance Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Shareholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Appendices. As used in this Joint Proxy Statement/Prospectus, the terms "First Alliance" and "Premier" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

  First Alliance. First Alliance is a bank holding company headquartered in Marietta, Georgia, with five branch locations of its state-chartered bank subsidiary, First Alliance Bank, located in Cobb County. First Alliance also holds a controlling interest in Alliance Finance Company ("Alliance Finance"), which has offices in Cobb and Paulding Counties. As of March 31, 1996, First Alliance had total consolidated assets of approximately $166.7 million, total consolidated deposits of approximately $132.9 million and total consolidated shareholders' equity of approximately $17.2 million. Through its subsidiaries, First Alliance offers a broad range of banking and banking-related services.

  First Alliance, formerly known as Commex Financial Corporation, was incorporated in 1988 under the laws of Georgia and the regulations of the Bank Holding Company Act of 1956, as amended (the "BHC Act"). First Alliance's principal executive offices are located at 63 Barrett Parkway, N.E., Marietta, Georgia 30066, and its telephone number at such address is (770) 425-2265.

  Premier. Premier is a thrift holding company headquartered in Atlanta, Georgia. Premier operates through its thrift subsidiary, Premier Bank, FSB ("Premier Bank"), which has offices in Acworth and Dunwoody, Georgia, and engages in mortgage, commercial and construction lending through another subsidiary, Premier Lending Corporation ("Premier Lending"), which has offices in Atlanta, Marietta, Dunwoody, Roswell, Duluth, Snellville and Stockbridge, Georgia. As of March 31, 1996, Premier had total consolidated assets of approximately $96.2 million, total consolidated deposits of approximately $60.2 million and total consolidated shareholders' equity of approximately $6.5 million.

  Premier, formerly known as Premier Lending Corporation, was incorporated in 1993 under the laws of Georgia, and became a thrift holding company in 1995 under regulations promulgated by the Office of Thrift Supervision (the "OTS"). Premier's principal executive offices are located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number at such address is (404) 814-3090.

SPECIAL MEETING OF PREMIER SHAREHOLDERS

  The Premier Meeting will be held at     .m., local time, on      , 1996, at
Premier's main office, 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, for the purpose of considering and voting on approval of the Agreement and transacting such other business as may properly come before the meeting. See "The Premier Meeting."

  Only holders of record of Premier Common Stock at the close of business on
     , 1996 (the "Record Date"), will be entitled to vote at the Premier Meeting. Approval of the Agreement requires the affirmative vote of a majority of the shares of Premier Common Stock entitled to vote at the Premier Meeting. As of the Record Date, there were 435,669 shares of Premier Common Stock outstanding and entitled to be voted.

  The directors and executive officers of Premier beneficially owned, as of the Record Date, 193,900 shares (or approximately 42.55% of the outstanding shares) of Premier Common Stock. The foregoing beneficial ownership figures do not reflect the ownership of an aggregate of 80,437 shares of Premier Convertible Preferred Stock ("Premier Preferred Stock"), which is convertible into 80,437 shares of Premier Common Stock. Assuming the conversion of all of the shares of Premier Preferred Stock beneficially owned by the directors and executive officers of Premier prior to the Record Date, such directors and executive officers would beneficially own 274,337 shares (or approximately 53.16% of the outstanding shares) of Premier Common Stock and would therefore be able to ensure shareholder approval of the Merger. Although each member of the Board of Directors of Premier has agreed to vote those shares of Premier Common Stock beneficially owned by such member (except for shares held in a fiduciary capacity) in favor of the Merger, management does not anticipate that the directors or executive officers of Premier will convert their shares of Premier Preferred Stock into Premier Common Stock prior to the Record Date.

  As of the Record Date, the directors and executive officers of First Alliance did not beneficially own any shares of Premier Common Stock. As of that date, neither Premier nor First Alliance held any shares of Premier Common Stock in a fiduciary capacity for others. See "The Premier Meeting."

SPECIAL MEETING OF FIRST ALLIANCE SHAREHOLDERS

  The First Alliance Meeting will be held at      , local time, on      ,
1996, at First Alliance's main office, 63 Barrett Parkway, N.E., Marietta, Georgia 30066, for the following purposes: (i) to consider and vote on an amendment to the First Alliance Articles of Incorporation to increase the number of authorized shares of First Alliance Common Stock from 2,000,000 to 20,000,000; (ii) to consider and vote on an amendment to the First Alliance Articles of Incorporation to authorize the issuance of 2,000,000 shares of preferred stock with such designations, relative rights and preferences as may be approved from time to time by its Board of Directors; and (iii) to transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof. See "The First Alliance Meeting."

  Only holders of record of First Alliance Common Stock at the close of
business on      , 1996 (the "Record Date") will be entitled to vote at the
First Alliance Meeting. The affirmative vote of a majority of the First Alliance Common Stock outstanding and entitled to vote at the First Alliance Meeting will be required to approve the proposed amendments to the Articles of Incorporation. Approval of any other matter will require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. As of the Record Date, there were 1,604,999 shares of First Alliance Common Stock outstanding and entitled to vote.

  The directors and executive officers of First Alliance beneficially owned, as of the Record Date, 493,257 shares (or approximately 30.59% of the outstanding shares) of First Alliance Common Stock. Each member of the Board of Directors of First Alliance has agreed to vote those shares beneficially owned by such member (except for shares held in a fiduciary capacity) in favor of the proposals to be presented at the First Alliance Meeting. As of the Record Date, the directors and executive officers of Premier did not beneficially own any shares of First Alliance Common Stock. As of that date, neither First Alliance nor Premier held any shares of First Alliance Common Stock in a fiduciary capacity for others. See "The First Alliance Meeting."

THE MERGER; EXCHANGE RATIO

  The Agreement provides for the combination of Premier with First Alliance pursuant to the merger of Premier with and into First Alliance. On the Effective Date, each share of Premier Common Stock then issued and outstanding (excluding any shares held by First Alliance, Premier or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be converted into one share of First Alliance Common Stock. See "The Merger--General."

DISSENTERS' RIGHTS

  Holders of Premier Common Stock who dissent from the Merger are entitled to the rights and remedies of dissenting shareholders set forth in Article 13 of the Georgia Business Corporation Code (the "Georgia Code"), subject to compliance with the procedures set forth therein. Among other things, a dissenting shareholder is entitled to receive cash in an amount equal to the "fair value" of such holder's shares. A copy of Article 13 of the Georgia Code is set forth in Appendix B to this Joint Proxy Statement/Prospectus and a summary thereof is included under "The Merger-- Dissenters' Rights." TO PERFECT DISSENTERS' RIGHTS, A SHAREHOLDER MUST COMPLY WITH ARTICLE 13 OF THE GEORGIA CODE, WHICH REQUIRES, AMONG OTHER THINGS, THAT A SHAREHOLDER GIVE PREMIER NOTICE OF SUCH HOLDER'S INTENT TO DISSENT FROM APPROVAL OF THE AGREEMENT PRIOR TO THE VOTE OF THE SHAREHOLDERS AT THE PREMIER MEETING AND THAT SUCH SHAREHOLDER NOT VOTE HIS OR HER SHARES IN FAVOR OF THE AGREEMENT. ANY SHAREHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE AGREEMENT AND THUS WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS.

REASONS FOR THE MERGER

  Premier's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, Premier and its shareholders. ACCORDINGLY, PREMIER'S BOARD UNANIMOUSLY RECOMMENDS THAT PREMIER'S SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT. EACH MEMBER OF THE BOARD OF DIRECTORS OF PREMIER HAS AGREED TO VOTE SUCH MEMBER'S SHARES OF PREMIER COMMON STOCK IN FAVOR OF THE AGREEMENT. In approving the Merger, Premier's directors considered First Alliance's financial condition, various alternatives to the Merger (including remaining as an independent thrift holding company), the consideration to be received by Premier's shareholders relative to First Alliance's book value and earnings per share of common stock, the anticipated synergies and enhanced resources and capabilities that would result from the Merger, the increased liquidity of the First Alliance Common Stock to be received in the Merger, the competitive and regulatory environments for financial institutions and commercial lending businesses generally, the income tax aspects of the Merger as a tax-free exchange and the likelihood that the Merger would be approved by applicable regulatory authorities without undue conditions or delay.

  The First Alliance Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of First Alliance and its shareholders. In approving the Merger, First Alliance's directors considered Premier's financial condition, operations and market area; First Alliance's overall strategic focus; the financial terms and income tax consequences of the Merger; the opportunity to leverage First Alliance's excess capital by acquiring Premier's business and operations; the trading prices of the First Alliance Common Stock during September and October 1995; and the management philosophy of Premier and its compatibility with that of First Alliance. See "The Merger--Background of and Reasons for the Merger."

FAIRNESS OPINION

  Premier. The Board of Directors of Premier has determined not to obtain an opinion from an independent third party regarding the fairness of the Merger to the Premier shareholders. However, the terms of the Merger have been reviewed and unanimously approved by the Premier Board of Directors. In that regard, the Board of Directors determined that the Merger is fair to, and in the best interests of, Premier's shareholders, customers and employees and the communities in which Premier operates based upon its evaluation of the considerations described in "The Merger--Background of and Reasons for the Merger."

  First Alliance. Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") has rendered an opinion to First Alliance that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger were fair, from a financial point of view, to the shareholders of First Alliance. Sheshunoff's opinion is attached as Appendix C to this Joint Proxy Statement/Prospectus. Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "The Merger--Fairness Opinion."

EFFECTIVE DATE

  Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time specified in a Certificate of Merger filed by First Alliance with the Georgia Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Certificate of Merger. Unless otherwise agreed upon by First Alliance and Premier, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur by the last business day of the month in which the last of the following events occurs:
(i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger or; (ii) the date on which the Agreement is approved by the requisite vote of Premier shareholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the third quarter of 1996, although there can be no assurance as to whether or when the Merger will occur. See "The Merger--Effective Date of the Merger, --Conditions to Consummation of the Merger, and --Waiver, Amendment, and Termination of the Agreement."

CONVERSION OF PREMIER PREFERRED STOCK TO PREMIER COMMON STOCK

  The Certificate of Designation of the Premier Preferred Stock provides that the Premier Preferred Stock may, at Premier's option, be converted into an equal number of shares of Premier Common Stock upon approval by the holders of the Premier Common Stock of a merger of Premier with and into another corporation. Consequently, upon approval of the Merger by the holders of the Premier Common Stock, the Board of Directors will order the conversion (the "Conversion") of all outstanding shares of Premier Preferred Stock (except for 78,261 shares held by First Alliance, which will be cancelled in lieu of conversion) into an equal number of shares of Premier Common Stock effective immediately prior to, and contingent upon, consummation of the Merger. The former holders of Premier Preferred Stock will therefore receive in the Merger one share of First Alliance Common Stock for each share of Premier Common Stock into which their Premier Preferred Stock was converted.

EXCHANGE OF STOCK CERTIFICATES

  Promptly after the Effective Date, First Alliance will cause SunTrust Bank, acting in its capacity as exchange agent for First Alliance (the "Exchange Agent"), to mail to the former shareholders of Premier a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Premier Common Stock or Premier Preferred Stock for certificates representing shares of First Alliance Common Stock and reflecting the change of First Alliance's name to First Alliance/Premier Bancshares, Inc. Former shareholders of Premier will not be entitled to receive dividends on their shares of First Alliance Common Stock until First Alliance has received their Premier stock certificates. PREMIER SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "The Merger--Distribution of Stock Certificates After the Merger."

REGULATORY APPROVALS AND OTHER CONDITIONS

  The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the OTS and the Department of Banking and Finance of the State of Georgia (the "Georgia Department"). Applications for the requisite approvals have been filed with these agencies, each of which has yet to issue its approval of the Merger. There can be no assurance that the approvals of these agencies will be given or as to the timing or conditions of such approvals.

  Consummation of the Merger is also subject to the approval by the First Alliance shareholders of an amendment to the First Alliance Articles of Incorporation increasing the number of authorized shares of First Alliance Common Stock from 2,000,000 to 20,000,000. Following shareholder approval of this matter at the First Alliance Meeting, and effective prior to the consummation of the Merger, First Alliance will amend its Articles of Incorporation to authorize the requisite number of shares of common stock. If the proposal to authorize additional shares of First Alliance Common Stock is not approved, the Articles of Incorporation cannot be amended and the Merger will not be consummated.

  Consummation of the Merger is subject to various other conditions, including receipt of the required approval of the Premier shareholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "The Merger--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

  The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both Premier and First Alliance, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by September 30, 1996, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, Premier will continue to operate as a thrift holding company under its present management. See "The Merger-- Waiver, Amendment, and Termination of the Agreement."

DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE MERGER

  The Agreement provides that the directors of the surviving corporation after the Merger (the "Surviving Corporation") will consist of five current directors of First Alliance and three current directors of Premier, with Darrell D. Pittard, the current Chairman, President and Chief Executive Officer of Premier, serving as Chairman and Chief Executive Officer of the Surviving Corporation and J. Edward Mulkey, Jr., the current President and Chief Executive Officer of First Alliance, serving as the President and Chief Operating Officer of the Surviving Corporation. Messrs. Pittard and Mulkey will both serve as directors of the Surviving Corporation after the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain executive officers and directors of First Alliance and of Premier have interests in the Merger in addition to their respective interests as First Alliance or Premier shareholders generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain First Alliance employee benefits, and treatment of outstanding options to acquire Premier Common Stock. See "The Merger-- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  First Alliance and Premier have received an opinion of Powell, Goldstein, Frazer & Murphy, counsel to First Alliance, to the effect that, among other things: (i) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
(ii) the exchange in the Merger of Premier Common Stock for First Alliance Common Stock will not give rise to gain or loss to Premier shareholders, except to the extent of any cash received; and (iii) neither First Alliance nor Premier will recognize income, gain or loss as a consequence of the Merger (except for income, gain or loss that has been deferred and is required to be recognized pursuant to Treasury Regulations issued under Section 1502 of the
Code). See "The Merger--Certain Federal Income Tax Consequences of the
Merger."

  DUE TO THE INDIVIDUAL NATURE OF THE INCOME TAX CONSEQUENCES OF THE MERGER, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Premier will be carried forward and recorded on the financial statements of First Alliance at their previously recorded amounts.

  In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Premier Common Stock must be exchanged for First Alliance Common Stock. First Alliance owns 78,261 shares of Premier Preferred Stock, representing 9.49% of the aggregate shares of Premier Common Stock and Premier Preferred Stock that are currently outstanding. Although these shares are nonvoting and not convertible for three years from the date of purchase, the number of voting common shares to be issued applicable to the voting common stock interests of Premier has been reduced by the intercorporate investment, in determining an exchange of 90% or more of the voting common stock of Premier. Thus, a maximum of 4,218 shares (.51%) of the outstanding shares of Premier Common Stock may dissent to the Merger, in order for the Merger to be accounted for as a pooling of interests. If the number of shares held by dissenting shareholders exceeds 4,218, however, the Merger will not qualify for pooling-of-interests accounting treatment. In that event, the Merger would be abandoned. Premier's management currently has no reason to believe that any of its shareholders will dissent from the Merger.

  There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Date.

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

  On the Effective Date, Premier shareholders, whose rights are governed by the Georgia Code and by Premier's Articles of Incorporation and Bylaws, will automatically become First Alliance shareholders, and their rights as First Alliance shareholders will be determined by the Georgia Code and by First Alliance's Articles of Incorporation, as they will be amended prior to or contemporaneously with the consummation of the Merger, and by First Alliance's Bylaws. Upon consummation of the Merger, the rights of First Alliance shareholders will differ from the rights of Premier shareholders in certain respects, some of which will constitute additional antitakeover provisions. See "Effect of the Merger on the Rights of Shareholders" and "Description of First Alliance Common Stock."

COMPARATIVE MARKET PRICES OF COMMON STOCK

  First Alliance Common Stock is traded on the Nasdaq SmallCap Market. Premier Common Stock is not traded in any established market. The following table sets forth the last sale price of First Alliance Common Stock on October 23, 1995, the date of the last sale reported by the Nasdaq SmallCap Market prior to October 31, 1995 (the date of public announcement of the proposed Merger) and the sale price of Premier Common Stock on September 6, 1995, the date of the last reported sale of Premier Common Stock prior to October 31, 1995. It also
provides the last sale price of First Alliance Common Stock on      , 1996,
the date of the last sale reported by the Nasdaq SmallCap Market prior to the mailing of this Joint Proxy Statement/Prospectus, and the sale price of Premier Common Stock on November 10, 1995, the date of the most recent reported sale of Premier Common Stock.

     FIRST ALLIANCE COMMON
     STOCK                          PREMIER COMMON STOCK
     ---------------------       ---------------------------
     $16.25 at October 23, 1995   $8.00 at September 6, 1995
     $    at      , 1996         $10.00 at November 10, 1995

  The October 23, 1995 trade of First Alliance Common Stock represents a single trade of 1,000 shares and the only trade during the month of October 1995. During September 1995, a total of 24,000 shares of First Alliance Common Stock were sold at an average price of $15.375 per share.

  Shareholders are advised to obtain current market quotations for First Alliance Common Stock. Sterne, Agee & Leach, Inc., The Robinson-Humphrey Company, Inc. and J.C. Bradford & Co. are market makers for the First Alliance Common Stock and can provide such quotations upon request. No assurance can be given as to the market price of First Alliance Common Stock at or after the Effective Date.

COMPARATIVE PER SHARE DATA

  The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for First Alliance and Premier, (ii) a pro forma combined basis per share of First Alliance Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of Premier Common Stock, giving effect to the Merger. The data also retroactively reflects the effect of First Alliance's May 1995 five percent stock dividend. The First Alliance and Premier pro forma combined information gives effect to the Merger on a pooling-of-interests accounting basis and assumes an exchange ratio (the "Exchange Ratio") of one share of First Alliance Common Stock for each share of Premier Common Stock. See "The Merger--Accounting Treatment." The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position.

  The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of First Alliance and Premier, including the respective notes thereto, and the pro forma financial information included herein. See "--Selected Historical Financial Data of First Alliance," "--Selected Financial Data of Premier," "-- Summary Pro Forma Financial Data," "Pro Forma Condensed Combined Financial Information," "First Alliance Financial Statements" and "Premier Financial Statements."

                                                                YEAR ENDED
                                               THREE MONTHS   DECEMBER 31,(1)
                                                  ENDED      -----------------
                                              MARCH 31, 1996   1995     1994
                                              -------------- -------- --------
                                               (UNAUDITED)   (UNAUDITED EXCEPT
                                                              FIRST ALLIANCE
                                                                HISTORICAL)
INCOME PER SHARE
  First Alliance historical..................     $  .34     $   1.15 $    .83
  Premier historical.........................        .27         1.05    (2.85)
  First Alliance and Premier pro forma com-
   bined(2)..................................        .32         1.07      --
  Premier pro forma Merger equivalent(3).....        .32         1.07      --
DIVIDENDS DECLARED PER COMMON SHARE
  First Alliance historical..................     $  .50          --  $    .20
  Premier historical.........................        --           --       --
  First Alliance and Premier pro forma com-
   bined(2)..................................        .34          --       .14
  Premier pro forma Merger equivalent(4).....        .34          --       .14
BOOK VALUE PER SHARE (PERIOD END)
  First Alliance historical..................     $10.73     $  11.12 $   9.93
  Premier historical.........................       7.94         7.87     6.17
  First Alliance and Premier pro forma com-
   bined(2)..................................       9.66         9.85
  Premier pro forma Merger equivalent(3).....       9.66         9.85

- --------
(1) In the case of Premier historical and pro forma combined income information, the information reflects for Premier the years ended March 31, 1996 and 1995. Premier's fiscal year end is March 31 and First Alliance's fiscal year end is December 31. Information for the interim three months ended March 31, 1996 reflects the actual three-month period for both First Alliance and Premier. The interim three-month period for Premier is included in the fiscal year end and interim period information. Income per share and book value per share for Premier are presented as if all Preferred Stock had been converted into Common Stock.
(2) Represents the combined results of First Alliance and Premier as if the Merger were consummated on January 1, 1995 and were accounted for as a pooling-of-interests transaction.
(3) Represents pro forma combined information multiplied by the Exchange
    Ratio.
(4) Represents historical dividends declared per share by First Alliance multiplied by the Exchange Ratio.

SELECTED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial data gives effect to the acquisition of Premier as of the date or at the beginning of the period indicated, assuming the acquisition is accounted for as a pooling-of-interests. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been consummated at the date and for the periods indicated or which may be obtained in the future.

                                                           AS OF      AS OF
                                                         MARCH 31, DECEMBER 31,
                                                           1996        1995
                                                         --------- ------------
                                                             (IN THOUSANDS)
BALANCE SHEET
Total assets............................................ $260,774      $237,530
Loans, net..............................................  181,647       157,173
Investment securities available for sale................   35,672        45,415
Federal funds sold......................................   12,620         2,530
Interest-bearing deposits in banks......................    6,651         9,960
Total deposits..........................................  193,079       175,194
Other borrowings........................................   37,843        28,861
Stockholders' equity....................................   22,711        23,168

                                                              YEAR ENDED
                                       THREE MONTHS         DECEMBER 31,(1)
                                          ENDED        ------------------------
                                      MARCH 31, 1996      1995         1994
                                     ----------------- ----------- ------------
                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA
Interest income....................      $     5,558  $     19,959 $     10,854
Interest expense...................            2,608         9,396        4,205
Net interest income................            2,950        10,563        6,649
Provision for loan losses..........              144           403          285
Net interest income after provision
 for loan losses...................            2,806        10,160        6,364
Other income.......................            2,134         7,748        3,058
Other expenses.....................            3,886        14,245        8,764
Income taxes.......................              310         1,137          569
Net income.........................              744         2,526           89
Net income per common and common
 equivalent share..................             0.28          1.12          --
Net income assuming full dilution..             0.32          1.07

- --------
(1) Selected pro forma financial data for Premier reflects information for the years ended March 31, 1996 and 1995.

                              THE PREMIER MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to the holders of Premier Common Stock in connection with the solicitation by the Premier Board of Directors of proxies for use at the Premier Meeting, at which such Premier shareholders will be asked to vote upon a proposal to approve the Agreement. The Premier Meeting will be held at , local time, on , 1996, at the main office of Premier, located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326.

  Premier shareholders are requested promptly to sign, date, and return the accompanying proxy card to Premier in the enclosed postage-paid, addressed envelope.

  Any Premier shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Premier a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Premier before the vote of shareholders or in open meeting prior to the taking of the shareholder vote at the Premier Meeting. Any notice of revocation should be sent to Premier Bancshares, Inc., 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326,
Attention: Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares represented by properly executed proxies received at or prior to the Premier Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE PREMIER MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. PROXIES MARKED TO BE VOTED AGAINST THE MERGER WILL NOT BE VOTED IN FAVOR OF SUCH A PROPOSAL TO ADJOURN. As of the date of this Joint Proxy Statement/Prospectus, Premier is unaware of any other matter to be presented at the Premier Meeting.

  Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of Premier, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

  Premier shareholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

  Premier's Board of Directors has established the close of business on      ,
1996, as the Record Date for determining the shareholders entitled to notice of and to vote at the Premier Meeting. Only record holders of Premier Common Stock as of the Record Date will be entitled to vote at the Premier Meeting. Approval of the Agreement requires the affirmative vote of a majority of the shares of Premier Common Stock entitled to vote at the Premier Meeting. Approval of any other matter presented requires the affirmative vote of a plurality of the votes cast by shareholders entitled to vote on the matter. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement, but will not affect the outcome of any other matter presented. As of the Record Date, there were approximately [91] holders of 435,669 shares of Premier Common Stock outstanding and entitled to vote at the Premier Meeting, with each share entitled to one vote.

  The presence, in person or by proxy, of a majority of the outstanding shares of Premier Common Stock is necessary to constitute a quorum of the shareholders in order to take action at the Premier Meeting. For these purposes, shares of Premier Common Stock that are present, or represented by proxy, at the Premier Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement.

  The directors and executive officers of Premier and their affiliates beneficially owned, as of the Record Date, 193,900 shares (or approximately 42.55% of the outstanding shares) of Premier Common Stock. The foregoing beneficial ownership figures do not reflect the ownership of an aggregate of 80,437 shares of Premier Preferred Stock, which is convertible into 80,437 shares of Premier Common Stock. Assuming the conversion of all of the shares of Premier Preferred Stock beneficially owned by the directors and executive officers of Premier prior to the Record Date, such directors and executive officers would beneficially own 274,337 shares (or approximately 53.16% of the outstanding shares) of Premier Common Stock and would therefore be able to ensure shareholder approval of the Merger. Although each member of the Board of Directors of Premier has agreed to vote those shares of Premier Common Stock beneficially owned by such member (except for shares held in a fiduciary capacity) in favor of the Merger, management does not anticipate that the directors or executive officers of Premier will convert their shares of Premier Preferred Stock into Premier Common Stock prior to the Record Date.

  As of the Record Date, the directors and executive officers of First Alliance and their affiliates did not beneficially own any shares of Premier Common Stock. As of that date, neither Premier nor First Alliance held any shares of Premier Common Stock in a fiduciary capacity for others.

                          THE FIRST ALLIANCE MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to the holders of First Alliance Common Stock in connection with the solicitation by the First Alliance Board of Directors of proxies for use at the First Alliance Meeting, at which First Alliance shareholders will be asked to vote upon the following proposals:

  1. To approve an amendment to the First Alliance Articles of Incorporation to increase the number of authorized shares of common stock from 2,000,000 to 20,000,000.

  2. To approve an amendment to the First Alliance Articles of Incorporation to authorize 2,000,000 shares of preferred stock, with such designations, relative rights and preferences as may be approved from time to time by the Board of Directors.

  The First Alliance Meeting will be held at      , local time, on      ,
1996, at the main office of First Alliance, located at 63 Barrett Parkway, N.E., Marietta, Georgia 30066.

  First Alliance shareholders are requested promptly to sign, date, and return the accompanying proxy card to First Alliance in the enclosed postage-paid, addressed envelope.

  Any First Alliance shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to First Alliance a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by First Alliance before the vote of shareholders or in open meeting prior to the taking of the shareholder vote at the First Alliance Meeting. Any notice of revocation should be sent to First Alliance Bancorp, Inc., 63 Barrett Parkway, N.E., Marietta, Georgia 30066, Attention: Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary.

  The shares of First Alliance Common Stock represented by properly executed proxies received at or prior to the First Alliance Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 2,000,000 TO 20,000,000; FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION AUTHORIZING 2,000,000 SHARES OF PREFERRED STOCK; AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE FIRST ALLIANCE MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE A MATTER. PROXIES MARKED TO BE VOTED AGAINST EITHER OF THE PROPOSALS WILL NOT BE VOTED IN FAVOR OF SUCH A PROPOSAL TO ADJOURN. As of the date of this Joint Proxy Statement/Prospectus, First Alliance is unaware of any other matter to be presented at the First Alliance Meeting.

  Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of First Alliance, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

RECORD DATE; VOTE REQUIRED

  First Alliance's Board of Directors has established the close of business on
     , 1996, as the Record Date for determining the First Alliance shareholders entitled to notice of and to vote at the First Alliance Meeting. Only First Alliance shareholders of record as of the Record Date will be entitled to vote at the meeting. The affirmative vote of a majority of the First Alliance Common Stock outstanding and entitled to vote at the

First Alliance Meeting will be required to approve the proposed amendments to the Articles of Incorporation, while approval of any other matter will require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. Abstentions or failures to return a properly executed proxy card will have the same effect as a vote against the proposed amendments to the Articles of Incorporation. Broker non-votes, which occur when a broker submits a proxy card without exercising discretionary voting authority on a non-routine matter, are not counted for purposes of determining whether a proposal has been approved. As a result, broker non-votes will have the effect of votes against the proposed amendments to the Articles of Incorporation. As of the Record Date, there were approximately [587] holders of 1,604,999 shares of First Alliance Common Stock outstanding and entitled to vote at the First Alliance Meeting, with each share entitled to one vote.

  The presence, in person or by proxy, of a majority of the outstanding shares of First Alliance Common Stock entitled to vote at the First Alliance Meeting is necessary to constitute a quorum of the shareholders in order to take action at the meeting. For these purposes, shares of First Alliance Common Stock that are present, or represented by proxy, at the First Alliance Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any matter.

  The directors and executive officers of First Alliance beneficially owned, as of the Record Date, 493,257 shares (or approximately 30.59% of the outstanding shares) of First Alliance Common Stock. As of the Record Date, the directors and executive officers of Premier did not beneficially own any shares of First Alliance Common Stock. As of that date, neither Premier nor First Alliance held any shares of First Alliance Common Stock in a fiduciary capacity for others.

                                  THE MERGER

  The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

  Upon consummation of the Merger, Premier will merge with and into First Alliance, First Alliance will survive the Merger and the separate existence of Premier will cease, and First Alliance will change its name to "First Alliance/Premier Bancshares, Inc." Premier Bank and Premier Lending will become wholly owned subsidiaries of First Alliance. First Alliance intends to combine the operations of First Alliance Bank with those of Premier Bank into a commercial bank to be known as "Premier Bank" after the Merger.

  At the Effective Date, each share of Premier Common Stock (excluding any shares held by Premier, First Alliance, or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding will be converted into one share of First Alliance Common Stock, subject to adjustment in the event of a stock dividend, stock split or similar stock reclassification. Each share of First Alliance Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger. No fractional shares of First Alliance Common Stock will be issued in connection with the Merger.

TREATMENT OF PREMIER OPTIONS

  The Agreement provides that all rights with respect to Premier Common Stock pursuant to stock options granted by Premier under its stock option plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to First Alliance Common Stock, and First Alliance will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the Effective Date, those options will become options to purchase First Alliance Common Stock, with the exercise price and number of shares of First Alliance Common Stock purchasable thereunder being equal to the exercise price and number of shares of Premier Common Stock that could have been purchased thereunder immediately prior to the consummation of the Merger. The executive officers and directors of Premier collectively hold exercisable options to purchase 28,331 shares of Premier Common Stock.

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger. During the first quarter of 1995, the Chief Executive Officers of First Alliance and Premier began to explore the possibility of combining First Alliance and Premier. The discussions were abandoned late in the first quarter, however, when the parties could not agree on an appropriate exchange ratio for the combination. At that time, Premier's results of operations did not support an exchange ratio that would be sufficiently favorable for the Premier Board of Directors to recommend a merger to the holders of Premier Common Stock.

  As a result of its acquisition of Allatoona Federal Savings Bank (now known as Premier Bank) in April 1995, Premier acquired additional branching opportunities. Its earnings also improved and, during the summer of 1995, Premier's Chief Executive Officer contacted First Alliance's Chief Executive Officer to reopen discussions regarding a possible combination of their respective institutions. These discussions continued throughout the summer and fall of 1995. Both Chief Executive Officers received authorization for, and kept their respective Boards of Directors apprised of, these discussions. Premier's management did not seek other acquisition opportunities during the course of the discussions with First Alliance.

  On October 27, 1995, the parties executed a non-binding letter of intent, which generally outlined the terms of the proposed Merger and the parties' mutual intentions concerning the Merger. On October 31, 1995, the parties issued a joint press release announcing execution of the letter of intent.

  From November 1, 1995 to January 30, 1996, the parties conducted various due diligence activities and negotiated the terms and conditions of the definitive merger agreement. Premier's Board of Directors met with counsel to Premier and First Alliance's Board of Directors met with counsel to First Alliance on January 25, 1996 and January 30, 1996, respectively. In each case, the Board reviewed the results of its due diligence investigation, certain historical and pro forma financial information and the terms of the definitive merger agreement. After discussion concerning the information presented, each Board unanimously approved the terms of the Merger on terms and conditions substantially as provided in the proposed Merger Agreement, subject, in the case of First Alliance, to receipt of a fairness opinion from Sheshunoff. On January 30, 1996, the parties executed the Agreement and issued a joint press release announcing execution of the Agreement.

  Premier's Reasons for the Merger. The Premier Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of Premier and its shareholders. The terms of the Merger were the result of arms-length negotiations between representatives of Premier and representatives of First Alliance. Without assigning any relative or specific weights to the factors, the Board of Directors of Premier considered the following material factors:

    (a) the information presented to the directors by Premier's management concerning (i) the business, operations, earnings and financial condition, including capital levels and asset quality, of First Alliance, and compliance with regulatory capital requirements on a historical and prospective basis, and (ii) the results of a due diligence review of First Alliance by Premier management;

    (b) the alternatives to the Merger, including remaining as an independent thrift holding company with separate residential construction lending and commercial financial lending operations in light of current economic conditions in Premier's primary markets and the competition presented by larger financial institutions operating in such markets;

    (c) the enhancement of shareholder value as a result of the value of the consideration to be received by Premier's shareholders relative to First Alliance's book value and earnings per share of common stock;

    (d) the anticipated synergies and operating efficiencies (including increased data processing capacity), increased access to capital, increased utilization of capital for lending, and the increased managerial resources and enhanced service capabilities that would result from the Merger;

    (e) the current lack of marketability of the Premier Common Stock, contrasted with the ability of Premier's shareholders to exchange their Premier Common Stock for First Alliance Common Stock in connection with the Merger and thereafter have the ability to trade such securities on the Nasdaq SmallCap Market;

    (f) the competitive and regulatory environment for financial institutions and commercial lending businesses generally;

    (g) the income tax aspects of the Merger as a tax-free exchange of Premier Common Stock for First Alliance Common Stock; and

    (h) the likelihood that the Merger will be approved by applicable regulatory authorities without undue conditions or delay.

  Each member of the Board of Directors of Premier has agreed to vote such member's shares of Premier Common Stock in favor of the Merger.

  PREMIER'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PREMIER SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

  First Alliance's Reasons for the Merger. The First Alliance Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of First Alliance and its shareholders. In approving the Agreement, the First Alliance Board considered a number of factors. Without assigning any relative or specific weights to the factors, the First Alliance Board of Directors considered the following material factors:

    (a) a review, based in part on a presentation by First Alliance's management, of (i) the business, operations, earnings, and financial condition, including capital levels and asset quality, of Premier on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which Premier operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis; and (iii) the results of a due diligence review of Premier by First Alliance management;

    (b) a variety of factors affecting and relating to the overall strategic focus of First Alliance, including First Alliance's desire to expand into markets in the general vicinity of its core market;

    (c) the financial terms and income tax consequences of the proposed
  Merger;

    (d) the opportunity to leverage First Alliance's excess capital by using such capital to acquire Premier's business and operations;

    (e) the trading prices of the First Alliance Common Stock during September and October 1995, which reflected trades of an aggregate of 24,000 shares in September at an average price of $15.375 per share and a single 1,000-share trade in October at $16.25 per share; and

    (f) the management philosophy of Premier and its compatibility with that of First Alliance.

FAIRNESS OPINION

  Premier. The Board of Directors of Premier has determined not to obtain an opinion from an independent third party regarding the fairness of the Merger to the Premier shareholders. However, the terms of the Merger have been reviewed and unanimously approved by the Premier Board of Directors. In that regard, the Board of Directors determined that the Merger is fair to, and in the best interests of, Premier's shareholders, customers and employees and the communities in which Premier operates based upon its evaluation of the considerations described in "--Background of and Reasons for the Merger."

  First Alliance. In January 1996, First Alliance retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), an investment banking firm based in Austin, Texas, on the basis of its experience, to render a written fairness opinion (the "Opinion") to the Board of Directors of First Alliance. Sheshunoff has been in the business of consulting for the banking and thrift industry for over twenty years, including the appraisal and valuation of banking and thrift institutions and their securities in connection with mergers and acquisitions and equity offerings. Sheshunoff has a long history of familiarity and involvement with the banking and thrift industry nationwide, as well as familiarity with the Georgia market and recent transactions in this market. Sheshunoff has reviewed the negotiated terms of the Agreement, including corporate governance matters. Prior to being retained for this assignment, Sheshunoff has provided professional services and products to First Alliance. The revenues derived from such services and products are insignificant when compared to Sheshunoff's total gross revenues.

  On      , 1996, in connection with their consideration of the Agreement,
Sheshunoff issued its Opinion to the Board of Directors of First Alliance that, in its opinion as investment bankers, the terms of the Merger as provided in the Agreement are fair and equitable, from a financial perspective, to First Alliance and its shareholders. The Opinion is based upon conditions as they existed on March 31, 1996. A copy of the Opinion is attached as Appendix C to this Proxy Statement/Prospectus and should be read in its entirety. Sheshunoff's written opinion does not constitute an endorsement of the Merger or a recommendation to any shareholder as to how such shareholder should vote.

  In rendering its Opinion, Sheshunoff reviewed certain publicly available information concerning First Alliance and Premier. Sheshunoff considered many factors in making its evaluation. In arriving at its Opinion regarding the fairness of the transaction, Sheshunoff reviewed: (i) the Agreement; (ii) the most recent external auditor's reports to the Board of Directors of each organization; (iii) the March 31, 1996 balance sheet and income statement for each organization, the audited December 31, 1995 balance sheet and income statement for First Alliance and the audited March 31, 1996 balance sheet and income statement for Premier; (iv) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value;
(v) each organization's internal loan classification list; (vi) the budget and projected operating plan of each organization; (vii) a listing of unfunded letters of credit and any other off-balance sheet risks for each organization;
(viii) the minutes of the Board of Directors meetings of each organization;
(ix) the most recent Board report for each organization; (x) material leases on real and personal property for each organization; (xi) the directors and officers liability and blanket bond insurance policies for each organization; and (xii) market conditions and current trading levels of outstanding common stock of both organizations. Sheshunoff conducted an on-site review of First Alliance and Premier and had discussions with management to discuss each organization's historical performance and current financial condition.

  In reaching its Opinion, Sheshunoff analyzed the total purchase price on a fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples (market value), net present value, cash flow analysis, return on investment and the price as a percentage of total assets based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 10% to 16%. Sheshunoff also considered as one of the methods of determining the fairness of the transaction, the projected pro forma impact on First Alliance's earnings per share and equity per share (appreciation/dilution analysis), which was based upon stand-alone financial projections for both First Alliance and Premier compared with pro forma financial projections.

  In performing its analysis, Sheshunoff relied upon financial projections for First Alliance which were prepared and furnished by the management of First Alliance. Premier's projections were prepared by Sheshunoff based on its review of information provided by Premier and First Alliance and discussions with the management of Premier and First Alliance. First Alliance and Premier do not publicly disclose internal management projections of the type provided to Sheshunoff in connection with its review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

  In addition, Sheshunoff discussed with the management of First Alliance and Premier the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Sheshunoff's assessment of the future of the banking and thrift industry and each organization's performance within the industry.

  Many variables affect the value of banks and thrifts, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variables differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the banking or thrift company's stock, nature and relationship of the other shareholdings in the bank or thrift, and special ownership or management considerations.

  NET ASSET VALUE is the value of the net equity of a bank or thrift, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by Sheshunoff to the net asset value method of valuation.

  MARKET VALUE is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when BOTH the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking or thrift company being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small bank or thrift with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank or thrift securities, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank or thrift is determined by the previous sales of banks or thrifts in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighing than the net asset value and similar emphasis as the investment value as discussed below.

  Sheshunoff maintains substantial files concerning the prices paid for banking and thrift institutions nationwide. The database includes transactions involving thrift organizations in the South which sold for 100% common stock in 1995 and over the past five years. The database provides comparable pricing and financial performance data for thrift organizations sold or acquired. Organized by different peer groups, the data presents averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Premier, Sheshunoff has considered the market approach and has evaluated price to equity and price to earnings multiples of thrift organizations in the South with total assets less than $500 million that sold for 100% stock from March 1, 1995 through March 1, 1996. The following table provides the 11 thrift organizations in the South with total assets less than $500 million that sold for 100% stock from March 1, 1995 through March 1, 1996:

                                      PURCHASE PRICE PURCHASE PRICE  PURCHASE PRICE TO
      SELLER       CITY       STATE   TO EQUITY (X)  TO EARNINGS (X) TOTAL ASSETS (%)
      ------       ----       -----   -------------- --------------- -----------------
Guaranty
 FSB.........  Clarksville   TN            2.20           17.60            12.03
CSB Financial
 Corp........  Lynchburg     VA            1.27              NM            18.40
Valley
 Federal SB..  Sheffield     AL            1.35           24.09            11.19
First FB-
 Northwest
 GA..........  Cedartown     GA            1.29           12.36            17.66
Mutual Svgs
 Bank, FSB...  Danville      VA            1.59           23.93            27.80
Kentucky
 Enterprise..  Newport       KY            1.20              NM            22.08
Seaboard Svgs
 Bk SSB......  Plymouth      NC            1.59              NM            19.96
Jessamine
 First
 FS&LA.......  Nicholasville KY            2.08           18.88            19.20
First
 Colonial
 Bank........  Hopewell      VA            1.64           19.24             9.87
Laurel
 Bancorp.....  Laurel        MD            1.44           18.35            23.86
Mt. Vernon
 Financial...  Dunwoody      GA            1.46            7.67             9.28

                             AVERAGES      1.55X          17.77X           17.39%

  Comparable Sales Multiples. Sheshunoff calculated an "Adjusted Book Value"
of $   per share based on Premier's March 31, 1996 common equity (adjusted for the conversion of preferred stock not currently owned by First Alliance) and the average price to equity multiple of 1.55x for the thrift organizations in the South with total assets less than $500 million that sold for 100% stock from March 1, 1995 through March 1, 1996. Sheshunoff calculated an "Adjusted
Earnings Value" of $   per share based on Premier's 1996 earnings and
the average price to earnings multiple of 17.77x for thrift organizations that sold in the South for 100% stock from March 1, 1995 through March 1, 1996. The financial performance characteristics of the regional thrift organizations vary, sometimes substantially, from those of Premier. When the variance is significant for relevant performance factors, adjustments to the price multiples are appropriate when comparing them to the transaction value.

  The INVESTMENT VALUE is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a banking or thrift company to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value methods which were analyzed in connection with this transaction were the net present value analysis, the cash flow analysis and the return on investment analysis, which are discussed below.

  Net Present Value Analysis. The investment or earnings value of any banking or thrift organization's stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than ten years and the residual value of the earnings stream after ten years, assuming no earnings growth, and an appropriate capitalization rate (the net present value discount rate). Sheshunoff's computations were based on an analysis of the thrift industry, the economic and competitive situations in Premier's market area, its current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 16%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings"
equaled $   per share.

  Cash Flow Analysis. The cash flow method assumes the formation of a new holding company with maximum leverage according to regulatory guidelines and analyzes the ability of the thrift to retire holding company acquisition debt within a reasonable period of time while maintaining adequate capital. Using
this method Sheshunoff arrived at a value of $   per share.

  Return on Investment Analysis. Return on investment analysis (ROI) also assumes the formation of a new holding company using maximum regulatory leverage and analyzes the ten year ROI of a 33.33% equity investment at the
transaction value of $   per share for Premier compared to a liquidation at
book value in the year 2005 and a sale at ten times projected earnings for the year 2005. This ROI analysis provides a benchmark for assessing the validity of the transaction value of a majority block of stock. The ROI analysis is one approach to valuing a going concern, and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific thrift at a certain
point in time. The ROI assuming liquidation at book value in 2005 equaled   %,
and the ROI assuming sale at ten times projected earnings in 2005 equaled   %.

  Transaction Value as a Percentage of Total Assets. Furthermore, a price level indicator, the transaction value as a percentage of total assets, may be used to confirm the validity of the transaction value. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable thrift organizations, regardless of the differing levels of
equity capital and earnings. In this instance, a transaction value of $   per
share results in a transaction value as a percentage of adjusted total assets
of   %.

  Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In Sheshunoff's experience with majority block community bank and thrift stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking or thrift organization and the transaction value of a majority block of the banking or thrift organization's
stock. The net present value-to-transaction value ratio equals   % for
Premier. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

  Projected Impact on First Alliance Shareholders. Sheshunoff considered this transaction as a merger rather than a purchase. Consideration was given to the levels of book value and earnings per share appreciation or dilution percentages between the merger partners over the next three to five years after consummation. To justify the fairness of the transaction for First Alliance shareholders, it is important to project, based upon realistic projections of future performance, a positive impact for First Alliance shareholders. It is important to note that the appreciation/dilution analysis is one of the methods utilized by Sheshunoff. The projected appreciation/dilution analysis supports Sheshunoff's Opinion as to the fairness of the transaction to First Alliance's shareholders from a financial point of view.

  Neither First Alliance nor Premier imposed any limitation upon the scope of the investigation to be performed by Sheshunoff in formulating such Opinion. In rendering its Opinion, Sheshunoff did not independently verify the asset quality and financial condition of First Alliance or Premier, but instead relied upon the data provided by or on behalf of First Alliance and Premier to be true and accurate in all material respects.

  For its services as an independent financial analyst for the merger, including the rendering of its Opinion referred to above, First Alliance has paid Sheshunoff aggregate fees of $12,500. Prior to being retained for this assignment, Sheshunoff has provided professional services and products to First Alliance. The revenues derived from such services and products are insignificant when compared to Sheshunoff's total gross revenues.

EFFECTIVE DATE OF THE MERGER

  Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time specified in a Certificate of Merger filed by First Alliance with the Georgia Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Certificate of Merger. Unless otherwise agreed upon by First Alliance and Premier, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur by the last business day of the month in which the last of the following events occurs:
(i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger or (ii) the date on which the Agreement is approved by the requisite vote of Premier shareholders.

  No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. First Alliance and Premier anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the third quarter of 1996. However, delays in the consummation of the Merger could occur.

  The Board of Directors of either First Alliance or Premier generally may terminate the Agreement if the Merger is not consummated by September 30, 1996, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

CONVERSION OF PREMIER PREFERRED STOCK TO PREMIER COMMON STOCK

  The Certificate of Designation of the Premier Preferred Stock provides that the Premier Preferred Stock may, at Premier's option, be converted into an equal number of shares of Premier Common Stock upon approval by the holders of the Premier Common Stock of a merger of Premier with and into another corporation. Consequently, upon approval of the Merger by the holders of the Premier Common Stock, the Board of Directors will order the conversion of all outstanding shares of Premier Preferred Stock (except for 78,261 shares held by First Alliance, which will be cancelled in lieu of conversion) into an equal number of shares of Premier Common Stock effective immediately prior to, and contingent upon, consummation of the Merger. The former holders of Premier Preferred Stock will therefore receive in the Merger one share of First Alliance Common Stock for each share of Premier Common Stock into which their Premier Preferred Stock was converted.

DISTRIBUTION OF STOCK CERTIFICATES AFTER THE MERGER

  Promptly after the Effective Date, First Alliance will cause SunTrust Bank, acting in the capacity of Exchange Agent, to mail to the former shareholders of Premier a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Premier Common Stock or Premier Preferred Stock for certificates representing shares of First Alliance Common Stock and reflecting First Alliance's name change to "First Alliance/Premier Bancshares, Inc."

  PREMIER SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Premier Common Stock or Premier Preferred Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Premier Common Stock or Premier Preferred Stock surrendering such items a certificate or certificates representing the number of shares of First Alliance Common Stock to which such holder is entitled as a result of the Conversion and the Merger. After the Effective Date, to the extent permitted by law, holders of record of Premier Common Stock (including Premier Common Stock issued in connection with the Conversion) as of the Effective Date will be entitled to vote at any meeting of First Alliance shareholders the number of shares of First Alliance Common Stock into which their Premier Common Stock has been converted, regardless of whether such shareholders have surrendered their Premier stock certificates. NO DIVIDEND OR OTHER DISTRIBUTION PAYABLE AFTER THE EFFECTIVE DATE WITH RESPECT TO FIRST ALLIANCE COMMON STOCK, HOWEVER, WILL BE PAID TO THE HOLDER OF ANY UNSURRENDERED PREMIER STOCK CERTIFICATE UNTIL THE HOLDER DULY SURRENDERS SUCH CERTIFICATE. Upon such surrender, all undelivered dividends and other distributions will be delivered to such shareholder, in each case without interest.

  After the Effective Date, there will be no transfers of shares of Premier Common Stock or Premier Preferred Stock on Premier's stock transfer books. If certificates representing shares of Premier Common Stock or Premier Preferred Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of First Alliance Common Stock deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

  Consummation of the Merger is subject to a number of conditions, including, but not limited to:

    (a) approval from the Federal Reserve, OTS and the Georgia Department without any conditions or restrictions that would, in the reasonable judgment of either party, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger, and the expiration of applicable waiting periods under the BHC Act;

    (b) approval by the holders of a majority of the shares of Premier Common Stock entitled to vote on the Merger;

    (c) the absence of any action by any court or governmental authority restraining or prohibiting the Merger;

    (d) the receipt of an opinion of counsel to the effect that, among other things: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) the exchange in the Merger of Premier Common Stock for First Alliance Common Stock will not give rise to gain or loss to Premier shareholders, except to the extent of any cash received; and (iii) neither First Alliance nor Premier will recognize gain or loss as a consequence of the Merger (except for deferred gain or loss recognized pursuant to Treasury Regulations issued under Section 1502 of the Code).

    (e) approval for listing on the Nasdaq SmallCap or National Market of the shares of First Alliance Common Stock to be issued in the Merger;

    (f) receipt of a letter from Mauldin & Jenkins, dated as of the Effective Date, confirming that the Merger will qualify for pooling-of-interests accounting treatment; and

    (g) not more than 4,218 shares of Premier Common Stock dissenting to the Merger.

  Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by First Alliance and Premier of opinions of their respective counsel and certificates executed by their respective Chief Executive Officers and Chief Financial Officers as to compliance with the Agreement; and (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

  Finally, consummation of the Merger is subject to approval by the First Alliance shareholders of an amendment to the First Alliance Articles of Incorporation increasing the number of authorized shares of First Alliance Common Stock from 2,000,000 to 20,000,000. Following shareholder approval of such matter at the First Alliance Meeting, and effective prior to the consummation of the Merger, First Alliance will amend its Articles of Incorporation to authorize the requisite number of shares of common stock. If the proposal to authorize the additional shares of First Alliance Common Stock is not approved, the Articles of Incorporation cannot be amended and the Merger will not be consummated.

REGULATORY APPROVALS

  The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

  First Alliance and Premier are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

  The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 4 of the BHC Act. In granting its approval under Section 4 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and whether the acquisition can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. Under the BHC Act, the Merger may not be consummated until either the 15th day or the 30th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

  The Merger also is subject to the approval of the OTS and the Georgia Department. In their evaluations, the OTS and the Georgia Department will take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

  Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between First Alliance and Premier approved by their respective Boards of Directors; provided, however, that after approval by the Premier shareholders, no amendment that would require further approval by such shareholders under the Georgia Code may be made without the approval of such shareholders.

  The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by the Premier shareholders, under certain circumstances, including:

    (i) by the Board of Directors of either party upon final nonappealable denial of any required regulatory approval;

    (ii) by the Board of Directors of either party, if the shareholders of Premier have not approved the Agreement in accordance with the provisions of the Georgia Code;

    (iii) by mutual agreement of the Boards of Directors of First Alliance and Premier;

    (iv) by the Board of Directors of either party, in the event of the other party's breach or failure to comply with any provision of the Agreement which meets certain standards specified in the Agreement; or

    (v) by the Board of Directors of either party if the Merger shall not have been consummated by September 30, 1996, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

  If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. See "--Expenses and Fees" for additional information concerning the payment of expenses.

CONDUCT OF BUSINESS PENDING THE MERGER

  Each of Premier and First Alliance generally has agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organization and assets, maintain its rights and franchises, and take no action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement or that would adversely affect either party's ability to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of either Premier or First Alliance prior to consummation of the Merger, as described below.

  Each party has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of the other party. Those actions generally include, without limitation: (i) amending its Articles of Incorporation or Bylaws; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000 (except in the ordinary course of business consistent with past practices);
(iii) acquiring or exchanging any shares of its capital stock or paying any dividend or other distribution in respect of its capital stock, except for dividends legally and contractually required to be paid with respect to the Premier Preferred Stock and except that First Alliance was permitted to declare and pay a cash dividend of up to $.50 per share on the shares of First Alliance Common Stock during the first two months of 1996; (iv) issuing or selling any additional shares of its capital stock, any rights to acquire any such stock, or any security convertible into such stock, including, in the case of Premier, shares of Premier Common Stock issuable upon conversion of the Premier Preferred Stock (except as set forth in the Agreement, as previously disclosed to the other party, or pursuant to the exercise of outstanding stock options); (v) adjusting or reclassifying any of its capital stock, disposing of or encumbering any shares of capital stock of any subsidiary (excluding inter-company transfers) or disposing of or encumbering any asset with a book value of $50,000 or more other than in the ordinary course of business; (vi) acquiring control over any other entity; (vii) granting any increase in compensation or benefits to employees or officers (except in accordance with past practice or prior obligation, in each case as previously disclosed to the other party or as required by law), paying any bonus (except as previously disclosed or in accordance with any existing program or plan), entering into or amending any severance agreements with officers, or granting any increase in compensation or other benefits to directors of the holding company or any subsidiary; (viii) entering into or amending any employment contract that it does not have the unconditional right to terminate without liability other than for services already rendered; (ix) adopting any new employee benefit plan or program, or materially changing any existing plan or program except for any change required by law or advisable to maintain the tax qualified status of any such plan; (x) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws, regulatory accounting requirements or generally accepted accounting principles ("GAAP")); (xi) commencing any litigation (except in accordance with past practice), settling any litigation involving liability of the holding company or any subsidiary for damages in excess of $50,000 or material restrictions upon its operations; or (xii) modifying or terminating any material contract except in the ordinary course of business.

  In addition, each party has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Each party also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, each party has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE MERGER

  Immediately following consummation of the Merger, First Alliance will change its name to "First Alliance/Premier Bancshares, Inc." (the "Surviving Corporation"). The directors of the Surviving Corporation from and after that time will consist of five current directors of First Alliance and three current directors of Premier who will serve in accordance with the Bylaws of the Surviving Corporation. Darrell D. Pittard will be the Chairman of the Board and Chief Executive Officer of the Surviving Corporation, and J. Edward Mulkey, Jr. will be its President and Chief Operating Officer. Such officers, together with such additional persons as may thereafter be elected, will serve as the officers of the Surviving Corporation from and after the Effective Date in accordance with the Bylaws of the Surviving Corporation. In addition, Messrs. Pittard and Mulkey will both serve as directors of the Surviving Corporation after the Merger. See "Management of First Alliance" and "Management of Premier ."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Agreement provides that the Surviving Corporation will maintain all rights of indemnification existing in favor of each person entitled to indemnification from Premier or any of its subsidiaries to the full extent permitted under the Georgia Code and under the Articles of Incorporation and Bylaws of Premier or its subsidiaries, as the case may be, and that such rights will continue in full force and effect for three years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

  The Agreement also provides that the Surviving Corporation shall use its reasonable efforts to maintain Premier's existing directors' and officers' liability insurance policy (or a policy, including First Alliance's existing policy, providing at least comparable coverage) covering persons who were covered by such insurance on the date the Agreement was signed for a period of three years after the Effective Date on terms no less favorable than those in effect on the date of the Agreement. The Surviving Corporation will not be obligated to make annual premium payments exceeding, for the portion related to Premier's directors and officers, 150% of the annual premium payments on Premier's policy in effect as of the date of the Agreement.

  The Agreement also provides that, after the Effective Date, the Surviving Corporation will provide generally to officers and employees of Premier and its subsidiaries who become officers or employees of the Surviving Corporation or its subsidiaries, employee benefits under employee benefit plans on terms and conditions that, taken as a whole, are substantially similar to those currently provided by First Alliance and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting under such employee benefit plans (but not benefit accruals funded by insurance or vesting under the First Alliance Bank 401(k) Profit Sharing
Plan), service with Premier or its subsidiaries prior to the Effective Date will be treated as service with the Surviving Corporation or its subsidiaries. The Agreement further provides that the Surviving Corporation will honor all employment, severance, consulting, and other compensation contracts previously disclosed to First

Alliance between Premier or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under Premier's benefit plans.

  As described above under "--Treatment of Premier Options," the Agreement also provides that all rights with respect to Premier Common Stock pursuant to stock options granted by Premier under its stock option and other stock-based compensation plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to First Alliance Common Stock, and First Alliance will assume each of such options in accordance with its terms.

  As of the Record Date, the directors and executive officers of Premier beneficially owned no shares of First Alliance Common Stock.

DISSENTERS' RIGHTS

  In accordance with the applicable provisions of the Georgia Code, the holders of shares of Premier Common Stock are entitled to dissent from the Merger and to receive an appraised value of such shares in cash. Subject to the resale restrictions applicable to executive officers, directors and 10% shareholders described under "--Resales of First Alliance Common Stock", holders of Premier Common Stock may also sell the shares of First Alliance Common Stock they receive in the Merger on the Nasdaq SmallCap Market.

  Pursuant to the provisions of Article 13 of the Georgia Code, if the Merger is consummated, any shareholder who (i) gives to Premier, prior to the vote at the meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Date. The Agreement requires, as a condition to consummation of the Merger, that the holders of no more than 4,218 shares of Premier Common Stock may assert dissenters' rights with respect to approval of the Agreement unless the other party permits a greater number. The parties to the Agreement agreed to this condition in order to be able to account for the Merger as a pooling-of-interests, to avoid the administrative difficulties inherent in dealing with substantial numbers of dissenters' claims and as a means of enabling the Merger to be abandoned if a substantial number of shareholders were to dissent from the Merger.

  A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial shareholder and such holder notifies Premier in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different shareholders.

  The written objection requirement referred to above will not be satisfied under the Georgia Code by merely voting against approval of the Agreement by proxy or in person at the Premier Meeting. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the Merger and will not be entitled to assert dissenters' rights. In addition to not voting in favor of the Agreement, a shareholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

  Any written objection to the Agreement satisfying the requirements discussed above should be addressed to Premier Bancshares, Inc., 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, Attention: President.

  If the Merger is authorized at the Premier Meeting, Premier must deliver a written dissenters' notice (the "Dissenters' Notice") to all of its shareholders who satisfied the foregoing requirements. The Dissenters' Notice must be sent within 10 days after the Effective Date and must (i) state where the demand for payment must be sent and where and when certificates for the shares must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (iii) set a date by which Premier must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and (iv) be accompanied by a copy of Article 13 of the Georgia Code.

  A record shareholder who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such shareholder will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the Merger. A record shareholder who does not demand payment or deposit such holder's share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under Article 13 of the Georgia Code.

  Except as described below, the Surviving Corporation must, within 10 days of the later of the Effective Date or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount the Surviving Corporation estimates to be the fair value of such holder's shares, plus accrued interest from the Effective Date. Such offer of payment must be accompanied by (i) certain recent financial statements of Premier, (ii) the Surviving Corporation's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Code, and (v) a copy of Article 13 of the Georgia Code. If the shareholder accepts the Surviving Corporation's offer by written notice to the Surviving Corporation within 30 days after the Surviving Corporation's offer, payment must be made within 60 days after the later of the making of the offer or the Effective Date.

  If the Merger is not effected within 60 days after the date set forth demanding payment and depositing share certificates, Premier must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the Merger is effected, the Surviving Corporation must send a new Dissenters' Notice and repeat the payment demand procedure described above.

  Section 14-2-1327 of the Georgia Code provides that a dissenting shareholder may notify the Surviving Corporation in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by the Surviving Corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or
(ii) Premier, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting shareholder waives such holder's right to demand payment under
Section 14-2-1327 unless such holder notifies the Surviving Corporation of such holder's demand in writing within 30 days after the Surviving Corporation makes or offers payment for such holder's shares. If the Surviving Corporation does not offer payment within 10 days of the later of the Effective Date or receipt of a payment demand, then (i) the shareholder may demand the financial statements and other information required to accompany the Surviving Corporation's payment offer, and the Surviving Corporation must provide such information within 10 days after receipt of the written demand, and (ii) the shareholder may notify the Surviving Corporation of such holder's own estimate of the fair value of such holder's shares and the amount of interest due, and may demand payment of that estimate.

  If a demand for payment under Section 14-2-1327 remains unsettled, the Surviving Corporation must commence a nonjury equity valuation proceeding in the Superior Court of Cobb County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If the Surviving Corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting shareholder whose demand remains unsettled the amount demanded. The Surviving Corporation is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting shareholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

  The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the Surviving Corporation, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the Surviving Corporation if the court finds the Surviving Corporation did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Code, or against either the Surviving Corporation or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by
Article 13 of the Georgia Code.

  If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against the Surviving Corporation, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters' rights may be brought more than three years after the Effective Date, regardless of whether notice of the Merger and of the right to dissent was given by Premier or the Surviving Corporation in compliance with the Dissenters' Notice and payment offer requirements.

  The foregoing is a summary of the material rights of a dissenting shareholder, but is qualified in its entirety by reference to Article 13 of the Georgia Code, included as Appendix B to this Joint Proxy Statement/Prospectus. Any shareholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to shareholders, except as indicated above or otherwise required by law.

  Any dissenting shareholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Certain Federal Income Tax Consequences of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, OR CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

  A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Powell, Goldstein, Frazer & Murphy, counsel to First Alliance, has rendered an opinion to First Alliance and Premier concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

    (a) Provided the Merger qualifies as a statutory merger under the Georgia Code, the Merger will be a reorganization within the meaning of Section 368(a) of the Code.

    (b) The shareholders of Premier will recognize no gain or loss upon the exchange of their Premier Common Stock solely for shares of First Alliance Common Stock.

    (c) Premier shareholders who dissent from the Merger will be treated as having received such payment as a distribution in redemption of their shares of stock. Generally, any gain or loss recognized will be capital gain or loss, provided the Premier Common Stock constitutes a capital asset in the hands of the exchanging shareholder and the requirements of Section 302(b)(1), (2) or (3) are met. Premier shareholders electing to exercise dissenters' rights should consult their own tax advisers as to the tax treatment in their particular circumstances.

    (d) No income, gain or loss will be recognized for federal income tax purposes by First Alliance or Premier as a consequence of the Merger, except for deferred gain or loss recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

  Among other things, the opinion of Powell, Goldstein, Frazer & Murphy is based on Premier shareholders maintaining sufficient equity ownership interest in First Alliance after the Merger. The Internal Revenue Service takes the position for purposes of issuing an advance ruling on reorganizations, that the shareholders of an acquired corporation (i.e., Premier) must maintain a continuing equity ownership interest in the acquiring corporation (i.e., First Alliance) equal, in terms of value, to at least 50% of their interest in the acquired corporation. Moreover, shares of Premier Common Stock, Premier Preferred Stock and First Alliance Common Stock held by Premier shareholders and otherwise sold, redeemed or disposed of prior to or shortly after the Effective Date are taken into account. In addition, management of First Alliance has represented that it has no plan or intention to cause First Alliance to redeem or otherwise reacquire the shares of First Alliance Common Stock issued in the Merger. In addition to the foregoing requirements, certain additional matters must be true with respect to the Merger. First Alliance believes that these additional factual matters will be satisfied.

  THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Premier will be carried forward and recorded on the financial statements of First Alliance at their previously recorded amounts.

  In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Premier Common Stock must be exchanged for First Alliance Common Stock. First Alliance owns 78,261 shares of Premier Preferred Stock, representing 9.49% of the collective shares of Premier Common Stock and Premier Preferred Stock that are currently outstanding. Although these shares are nonvoting and not convertible for three years from the date of purchase, the number of voting common shares to be issued applicable to the voting common stock interests of Premier has been reduced by the intercorporate investment, in determining an exchange of 90% or more of the voting common stock of Premier. Thus, a maximum of 4,218 shares (.51%) of the outstanding shares of Premier Common Stock may dissent to the Merger, in order for the Merger to be accounted for as a pooling of interests. If the number of shares held by dissenting shareholders exceeds 4,218, however, the Merger will not qualify for pooling-of-interests accounting treatment. In that event, the Merger would be abandoned. Premier's management currently has no reason to believe that any of its shareholders will dissent from the Merger.

  There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Date.

  For information concerning certain conditions to be imposed on the exchange of Premier Common Stock for First Alliance Common Stock in the Merger by affiliates of Premier and certain restrictions to be imposed on the transferability of the First Alliance Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of First Alliance Common Stock."

EXPENSES AND FEES

  The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Premier and First Alliance will each bear and pay one-half of the filing fees and printing costs in connection with this Joint Proxy Statement/Prospectus.

  The Agreement also provides that if it is terminated because one of the parties breaches its representations and warranties or one of its covenants, and the breach cannot be or has not been cured within 30 days after written notice of the breach is given to the breaching party, then the breaching party agrees to pay the non-breaching party (i) an amount equal to the reasonable and documented fees and expenses incurred by the non-breaching party in connection with the Merger and (ii) the sum of (x) $50,000 if the breach were not willful or (y) $150,000 if the breach were willful or if the Agreement were terminated in contemplation of a competing proposal to acquire the breaching party.

RESALES OF FIRST ALLIANCE COMMON STOCK

  The shares of First Alliance Common Stock to be issued to Premier shareholders in the Merger have been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Premier (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% shareholders) at the time of the Premier Meeting. Affiliates may not sell shares of First Alliance Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements and until such time as financial results covering at least 30 days of combined operations of First Alliance and Premier after the consummation of the Merger have been published.

  Each person who Premier reasonably believes to be an affiliate of Premier has delivered to First Alliance a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any First Alliance Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act, the rules and regulations of the SEC promulgated thereunder and applicable restrictions regarding pooling-of-interests accounting treatment.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

  Market Prices. The First Alliance Common Stock has been listed for quotation on the Nasdaq SmallCap Market under the symbol "FABC" since January 25, 1995. Prior to that date, the First Alliance Common Stock was not traded on an established trading market. As a result, prices for the First Alliance Common Stock during that period do not necessarily reflect the price that would be paid for such stock in an active market. The following table sets forth, for the indicated periods, the high and low closing sales prices for First Alliance Common Stock as reported by Nasdaq since January 25, 1995 and the high and low sales prices for the First Alliance Common Stock for each of the quarters in which trading occurred in 1994. The 1994 prices set forth below have been volunteered by shareholders and market makers and reflect only information that has come to management's attention.

                                                                    SALES PRICE
                                                                   -------------
     CALENDAR PERIOD                                                HIGH   LOW
     ---------------                                               ------ ------
     1994
     First Quarter................................................ $12.00 $10.50
     Second Quarter...............................................  11.50  10.50
     Third Quarter................................................  14.75  10.75
     Fourth Quarter...............................................  13.50  12.75
     1995
     First Quarter................................................ $13.75 $13.00
     Second Quarter...............................................  15.00  13.75
     Third Quarter................................................  15.75  15.00
     Fourth Quarter...............................................  16.75  16.00
     1996
     First Quarter................................................ $17.75 $16.00
     Second Quarter...............................................  19.50  16.75

  On      , 1996, the last reported sales price of First Alliance Common Stock
as reported on the Nasdaq SmallCap Market was $    per share, and the price of
Premier Common Stock in the last known transaction, which occurred on November 10, 1995, was $10.00 per share. At the close of trading on October 23, 1995, the date of the last sale reported by the Nasdaq SmallCap Market prior to October 31, 1995 (the date the proposed Merger was publicly announced), the last reported sales price of First Alliance Common Stock was $16.25 per share and the price of Premier Common Stock in the last known transaction prior to October 31, 1995, which occurred on September 6, 1995, was $8.00 per share. The October 23, 1995 trade of First Alliance Common Stock represents a single trade of 1,000 shares and the only trade during the month of October 1995. During September 1995, a total of 24,000 shares of First Alliance Common Stock were sold at an average price of $15.375 per share.

  Based on actual transactions of which Premier management is aware, sales of Premier Common Stock since January 1, 1994 have occurred in a price range of $8.00 to $10.00 per share. However, over such period there has been only a very limited number of transactions and all such transactions have involved limited numbers of shares of Premier Common Stock. No assurance can be given that the stated price range represents the actual market value of the Premier Common Stock.

  Dividends. The holders of First Alliance Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. First Alliance paid a $.50 per share cash dividend on January 31, 1996 to shareholders of record on January 27, 1996 and paid a $.20 per share cash dividend on November 15, 1994 to shareholders of record on October 31, 1994. In addition, First Alliance paid a five percent stock dividend in May 1995 to its shareholders of record as of April 30, 1995. The decisions to declare these dividends were based on First Alliance's performance in 1995 and 1994, respectively. First Alliance has no current plan to initiate the regular payment of cash dividends or to declare any stock dividends. The future declaration and payment of dividends will depend upon the earnings of its bank subsidiaries, business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

  The payment of cash dividends to the holders of Premier Common Stock is subject to authorization by the Board of Directors of Premier. Premier has never declared or paid any cash dividends on the Premier Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

  First Alliance and Premier are legal entities separate and distinct from their respective subsidiaries and their revenues depend in significant part on the payment of dividends from their subsidiary financial institutions, which are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

  Shareholders of Record. As of the Record Date, there were [587] holders of record of First Alliance Common Stock, [91] holders of record of Premier Common Stock and [28] holders of record of Premier Preferred Stock.

                          BUSINESS OF FIRST ALLIANCE

GENERAL

  First Alliance is a bank holding company organized and existing under the laws of the State of Georgia and headquartered in Marietta, Georgia. Its bank subsidiary, First Alliance Bank (referred to in this section of the Joint Proxy Statement/Prospectus as the "Bank") has five branch locations in Cobb County, Georgia that offer a broad range of banking and banking-related services. As of March 31, 1996, First Alliance had total consolidated assets of approximately $166.7 million, total consolidated deposits of approximately $132.9 million and total consolidated shareholders' equity of approximately $17.2 million.

  Effective as of January 31, 1995, First Alliance acquired a finance company business owned by Interim Alliance Corporation (d/b/a Alliance Finance) from
J. Edward Mulkey, Jr. for $28,000, the same investment made by Mr. Mulkey in the business plus his out-of-pocket expenses associated with the business. (Mr. Mulkey is the President and Chief Executive Officer of First Alliance and the Bank). Mr. Mulkey acquired the business with the prior approval of First Alliance's Board of Directors with the understanding that he would convey it to First Alliance when regulatory approval for the acquisition by First Alliance was obtained.

  Alliance Finance is a traditional consumer finance company that makes small loans to individuals secured by varied collateral. Alliance Finance has two locations in Cobb County and Paulding County, Georgia. As of March 31, 1996, Alliance Finance had assets of approximately $2.5 million, net loans of approximately $2.2 million and shareholders' equity of approximately $24,000, with net income for the 11-month period ended December 31, 1995 of approximately $64,000.

  Any additional nonbanking activities to be conducted by First Alliance may include financial and other activities permitted by law, and such activities could be conducted by subsidiary corporations that have not yet been organized. Commencement of nonbanking operations by First Alliance or by its subsidiaries, if they are organized, will be contingent upon approval by the Board of Directors of First Alliance and by appropriate regulatory authorities.

  First Alliance was organized to facilitate the Bank's ability to serve its customers' requirements for financial services. The holding company structure also provides flexibility for expansion of First Alliance's banking business through the possible acquisition of other financial institutions and the provision of additional banking-related services that a traditional commercial bank may not provide under present laws. First Alliance continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations regularly take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that First Alliance might undertake may be material, in terms of assets acquired or liabilities assumed, to First Alliance's financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquiror.

  First Alliance, formerly known as Commex Financial Corporation, was incorporated in 1988 under the laws of Georgia and the regulations of the BHC Act. First Alliance's principal executive offices are located at 63 Barrett Parkway, N.E., Marietta, Georgia 30066, and its telephone number at such address is (770) 425-2265.

FIRST ALLIANCE BANK

  General. The Bank's predecessor, Commercial Exchange Bank, opened for business in 1984. Thereafter, it merged with First Peoples Bank of Cobb in 1992, and Georgia Security Bank in 1993. It is organized under the laws of the State of Georgia and operates a full-service commercial banking business based in Cobb County, Georgia. It provides all customary banking services such as checking and savings accounts, various types of time deposits, money transfers, safe deposit facilities, all types of credit and debit cards, and individual retirement accounts. It also finances short- and medium-term commercial transactions, makes secured and unsecured loans, performs commercial cash management services and provides other ancillary financial services to its customers. In addition, the Bank provides a traditional first mortgage product to its customers providing financing for single-family homes on a permanent basis. Until June 30, 1994, the Bank made mutual fund and other investments, which were not insured by the Federal Deposit Insurance Corporation, available to its retail customers through The Investment Center, which leased space from the Bank at its main office. The Bank discontinued its relationship with The Investment Center because it was not sufficiently profitable.

  Market Area and Competition. The Bank has five locations in Marietta, Georgia, at 63 Barrett Parkway, 2760 Cobb Parkway, 4210 Wade Green Road, 833 South Cobb Drive, and 1269 Barclay Circle, from which it serves its primary market area of northern Metropolitan Atlanta (as defined by Cobb, DeKalb, Fulton and Gwinnett Counties). The Bank competes for both deposits and loan customers with many other financial institutions with equal or greater resources than are available to the Bank. Currently, there are approximately 50 different commercial banks located in the northern Metropolitan Atlanta banking market. The banking business in this market is highly competitive.

  Deposits. The Bank offers a wide range of commercial and consumer deposit accounts, including noninterest bearing checking accounts, money market checking accounts (consumer and commercial), negotiable order of withdrawal ("NOW") accounts, individual retirement accounts, time certificates of deposit, and regular savings accounts. The sources of deposits typically are residents and businesses and their employees within the Bank's market area and are obtained through personal solicitation by the Bank's officers and directors, direct mail solicitation, and advertisements published in the local media. The Bank pays competitive interest rates on time and savings deposits and has implemented a service charge fee schedule competitive with other financial institutions in the Bank's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges, and the like.

  For additional information including the amounts of deposits in the various types and information concerning deposits greater than or equal to $100,000, see the information set forth under the caption "First Alliance Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Lending Activities. As is typical of community banks in the Bank's primary market area, the Bank makes loans primarily secured by real estate for single family home construction, owner-occupied commercial buildings, and other loans to small businesses and individuals who secure these loans by mortgages on their homes (71% of total loans). In addition, loans are made to small- and medium-sized commercial business (13% of total loans), as well as to consumers for a variety of purposes (16% of total loans). With the exception of single family home construction loans, repayment of the Bank's loans does not depend on the sale or cash flow from the collateral securing the loan.

  For information concerning the dollar amount of each of the following loan types and loan loss experience associated with the loan types, see the information set forth under "First Alliance Management's Discussion and Analysis of Financial Condition and Results of Operations."

  REAL ESTATE LOANS. The Bank makes single-family residential construction loans, generally for one- to four-unit structures. The Bank requires a first lien position on the land associated with the construction projects and offers these loans only to bona fide professional building contractors. Loan disbursements require independent, on-site inspections to assure the project is on budget and that the loan proceeds are being used in accordance with the plans, specifications and survey for the construction project and not being diverted to other uses. The loan-to-value ratio for such loans is predominately 75% of the as-built appraised value. Loans for construction can present a high degree of risk to the lender, depending on, among other things, whether the builder can sell the home to a buyer, whether the buyer can obtain permanent financing, whether the transaction produces income in the interim, and the nature of changing economic conditions. The Bank seeks to reduce this risk by limiting the number of loans to any one builder and the number of loans made in any one subdivision.

  The Bank offers traditional first mortgage loans to individuals on single-family homes which it sells in the secondary market. Since the Bank is an originator of mortgages rather than an investor, it sells them servicing released. It offers loan-to-value amounts from 70% up to 95%. The Bank represents many investors, and all types of fixed-rate and variable-rate products are available. Risks involved with residential mortgage lending include, but are not limited to, title defects, fraud, general real estate market deterioration, inaccurate appraisals, violation of banking protection laws, interest rate fluctuations and financial deterioration of the borrower.

  Additionally, the Bank makes acquisition and development loans to Bank-approved developers for the purpose of developing acreage into single-family lots on which houses will be built. These loans are carefully scrutinized by outside members of the Board of Directors as well as the senior officers of the Bank and require independent inspection of the project by professional inspectors to ensure adherence to the loan agreement as well as to the construction budget. The loan-to-value ratio for such loans does not exceed 80%, or 100% of the discounted value, whichever is less, as defined by an independent appraisal. Loans for acquisition and development can present a high degree of risk to the lender, depending upon, among other things, whether the developer can find builders to buy the lots, whether the builder can obtain financing, whether the transaction produces income in the interim, and the nature of changing economic conditions. The Bank seeks to reduce this risk by limiting the number of loans to any one developer and the size of the development.

  CONSUMER LOANS. The Bank makes consumer loans, consisting primarily of installment loans to individuals for personal, family and household purposes including loans for automobiles, home improvements and investments. Consumer lending decisions are based on a determination of the borrower's ability and willingness to repay the loan, which in turn are impacted by such factors as the borrower's income, job stability, length of time as a resident in the community, previous credit history and collateral for the loan. Risks associated with these loans include, but are not limited to, fraud, deteriorated or non-existing collateral, general economic downturn, and customer financial problems.

  COMMERCIAL LOANS. Commercial lending is directed principally toward businesses (i) whose annual sales are in the $1 to $5 million category within the defined trade area of the Bank or whose demand for funds falls within the Bank's legal lending limits and (ii) which are existing or potential deposit customers of the Bank. Commercial lending decisions are based upon a determination of the borrower's ability and willingness to repay the loan, which in turn are impacted by such factors as the borrower's cash flow, sales trends and inventory levels, as well as relevant economic conditions. This category includes loans made to individual, partnership or corporate borrowers and obtained for a variety of purposes. Risks associated with these loans can be significant. Risks include, but are not limited to, fraud, bankruptcy, economic downturn, deteriorated or non-existing collateral, and changes in interest rates.

  Investment Activities. After establishing necessary cash reserves and funding loans, the Bank invests its remaining liquid assets in investments allowed under banking laws and regulations. The Bank invests primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, and other taxable securities and in certain obligations of states and municipalities. The Bank also engages in Federal Funds transactions with its principal correspondent banks and primarily acts as a net seller of such funds. The sale of Federal Funds amounts to a short-term loan from the Bank to another bank. Risks associated with these investments include, but are not limited to, mismanagement in terms of interest rate, maturity and concentration. Historically, losses associated with the investment portfolio have been minimal.

  For additional information concerning Investment Activities, see the information set forth under "First Alliance Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Asset/Liability Management. It is the objective of the Bank to manage its assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers of the Bank are charged with the responsibility for developing and monitoring policies and procedures that are designed to insure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management seeks to invest the largest portion of the Bank's assets in loans to local builders, small businesses and individuals. The Bank's asset/liability mix is monitored on a timely basis with a report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the asset/liability committee of the Bank's Board of Directors on a quarterly basis. In addition, the Bank's liquidity is monitored on a monthly basis by its Board of Directors. The objective of this policy is to manage interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the Bank's earnings. See "First Alliance Management's Discussion and Analysis of Financial Condition and Results of Operations."

EMPLOYEES

  As of March 31, 1996, the Bank had 77 full-time equivalent employees and Alliance Finance had 5 full-time equivalent employees. Neither First Alliance nor any of its subsidiaries is a party to any collective bargaining agreement. In the opinion of management, First Alliance and its subsidiaries enjoy excellent relations with their respective employees. First Alliance does not have any employees who are not also employees of the Bank.


PROPERTIES

  The Bank's five offices are located in Marietta, Georgia, at 63 Barrett Parkway, 2760 Cobb Parkway, 4210 Wade Green Road, 833 South Cobb Drive, and 1269 Barclay Circle. Alliance Finance's offices are located at 3451 South Cobb Drive, Smyrna, Georgia and at 680 Hiram/Acworth Road, Hiram, Georgia.

  The Bank leases the land on which its main office is located pursuant to an agreement dated August 28, 1985, as amended. The lease provides for an initial term of 5 years following the capitalization of First Peoples Bank of Cobb (a predecessor to First Alliance), with 9 renewal periods of 5 years each. Rent escalation features include a 5% increase every 5 years plus an additional amount equal to the average yearly amount for the Consumer Price Index (CPI) for metropolitan Atlanta for the previous five years, not to exceed 8% per year. At any time after the first 5 years, the Bank may exercise an option to purchase the property for $1,000,000. The Bank also leases its branch office at Barclay Circle pursuant to an agreement dated December 6, 1990. The lease provides for an initial term of 5 years following regulatory approval of the branch with 2 renewal periods of 4 years each. By letter agreement dated December 15, 1995, the parties agreed to renew the lease for 3 years at the then current annual rental amount. The Bank owns the remaining branches without encumbrance.

  Alliance Finance leases its main office pursuant to an agreement dated March 23, 1996. The lease provides for an initial term of one year (from May 1, 1993 through April 30, 1994), with two renewal periods of one year each. Alliance Finance owns its other office without encumbrance.

  Other than normal real estate and commercial lending activities of the Bank, First Alliance generally does not invest in real estate, interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

  There are no material pending proceedings to which First Alliance is a party or of which any of its properties are subject; nor are there material proceedings known to First Alliance to be contemplated by any governmental authority; nor are there material proceedings known to First Alliance, pending or contemplated, in which any director, officer or affiliate or any principal security holder of First Alliance, or any associate of any of the foregoing, is a party or has an interest adverse to First Alliance.

                          MANAGEMENT OF FIRST ALLIANCE

DIRECTORS

  The members of the Board of Directors of First Alliance are elected by the shareholders. The Board of Directors of First Alliance presently consists of 12 members, each of whom also serves as a director of First Alliance Bank. The members of the Board of Directors of First Alliance Bank are elected annually by First Alliance, acting as sole shareholder of First Alliance Bank.

  The following table sets forth for each director (i) the person's name, (ii) his or her age at December 31, 1995, (iii) the year he or she was first elected as a director of First Alliance (or its predecessor), and (iv) his or her positions with First Alliance other than as a director and his or her other business experience for the past five years.

                 YEAR
                 FIRST
  NAME      AGE ELECTED BUSINESS EXPERIENCE
  ----      --- ------- -------------------
Billy L.     61  1993   President, Ask-Kay Electric, Inc.
 Askea                   (electrical contractor)
James L.     54  1988
 Coxwell,               President, Jim Coxwell GMC, Inc.
 Sr.                     (truck dealership)
Robert E.    43  1988
 Flournoy,
 III                    Attorney
James E.     59  1988   President, Kenworth of Atlanta
 Freeman                 (truck dealership)
John B.      64  1992   Partner, Harwell-Owens and Realtech Firms
 Harwell                 (real estate development)
Charles      56  1988
 E.
 Holmes                 Partner, Chegwidden, Dorsey, Holmes (architects)
Robin R.     31  1992   Private Investor (Chairman of Farmers and Merchants Bank,
 Howell                  Summerville, GA)
Nisbet S.    43  1993
 Kendrick,
 III                    Partner, Johnson & Montgomery (attorneys)
Billy H.     54  1993
 Martin                 Owner and President, Hallmart Office Supplies, Inc.
J. Edward    56  1992
 Mulkey,                President and Chief Executive Officer of First Alliance and
 Jr.(1)                  First Alliance Bank
James L.     70  1988
 Newsome                Retired Educator; Owner and Operator, Newsome Landscaping
A. McKoy     67  1992
 Rose,
 Jr.,
 M.D.                   Retired Surgeon

- --------
(1)See "Executive Officers" below for Mr. Mulkey's prior business experience.

  There are no arrangements or understandings between First Alliance and any person pursuant to which any of the above persons have been or will be elected a director.

EXECUTIVE OFFICERS

  The table below sets forth for each executive officer of First Alliance (i) the person's name, (ii) his or her age at December 31, 1995, (iii) the year he or she was first elected as an officer of First Alliance (or its predecessor), and (iv) his or her positions with First Alliance or First Alliance Bank and his or her other business experience for the past five years.

                                YEAR
                                FIRST
  NAME                    AGE  ELECTED  BUSINESS EXPERIENCE
  ----                    ---  -------  -------------------
James L. Newsome          70    1988    Chairman of the Board of First Alliance
                                        and First Alliance Bank; Owner and
                                        operator of Newsome Landscaping

J. Edward Mulkey, Jr.(1)  56    1992    President and Chief Executive Officer of
                                        First Alliance and First Alliance Bank

Nisbet S. Kendrick, III   43    1993    Vice President of First Alliance;
                                        Partner, Johnson & Montgomery

John B. Harwell           64    1992    Secretary of First Alliance; Partner,
                                        Harwell-Owens and Realtech Firms

James E. Freeman          59    1988    Treasurer of First Alliance; President,
                                        Kenworth of Atlanta

Frank H. Roach(2)         43    1992    Chief Financial Officer/Assistant
                                        Secretary of First Alliance and Senior
                                        Vice President, Chief Financial Officer
                                        and Assistant Secretary of First
                                        Alliance Bank

- --------
(1) Mr. Mulkey has served as President of First Alliance and First Alliance Bank since 1992. From 1987 until 1992, when First Peoples Bank of Cobb and Commercial Exchange Bank were merged to form First Alliance, Mr. Mulkey served as President of First Peoples Bank of Cobb.
(2) Mr. Roach has served as an officer of First Alliance and First Alliance Bank since 1992. From 1974 until 1992, Mr. Roach served in various capacities including Group Vice President and Controller of First American Bank, Atlanta, Georgia.

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning compensation paid or accrued by First Alliance and its subsidiaries to or on behalf of its Chief Executive Officer for the years indicated. No other executive officer of First Alliance earned over $100,000 in salary and bonus during fiscal 1995.

                          SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                        ANNUAL COMPENSATION           COMPENSATION
                                  ----------------------------------- ------------
                                                                       SECURITIES
                                                           OTHER       UNDERLYING
                                                          ANNUAL        OPTIONS     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS     COMPENSATION(1)  GRANTED(#)  COMPENSATION
- ---------------------------  ---- -------- -------    --------------- ------------ ------------
J. Edward Mulkey, Jr.        1995 $126,666 $20,000          $ 0          5,000        $6,767(2)
 President and               1994 $125,000 $15,000          $ 0              0        $6,400(3)
 Chief Executive Officer     1993 $125,000 $37,435(4)       $ 0              0        $6,500(5)
  of First Alliance

- --------
(1) Does not reflect non-cash compensation in the form of personal benefits, the value of which did not exceed the lesser of $50,000 or 10% of Mr. Mulkey's salary and bonus for any fiscal year to which such benefits pertain.
(2) Consists of $3,600 for life insurance premiums and a $3,167 401(k) plan matching contribution.
(3) Consists of $3,600 for life insurance premiums and a $2,800 401(k) plan matching contribution.
(4) Includes a special bonus of $25,435 paid in connection with First Alliance Bank's merger with Georgia Security Bank.
(5) Consists of $3,600 for life insurance premiums and a $2,900 401(k) match.

  The following table sets forth information regarding the grant of stock options to Mr. Mulkey during fiscal 1995. First Alliance did not award any stock appreciation rights ("SARs") during fiscal 1995.

                         OPTION GRANTS IN FISCAL 1995
                              (INDIVIDUAL GRANTS)

                                 NUMBER OF    PERCENT OF
                                 SECURITIES  TOTAL OPTIONS
                                 UNDERLYING   GRANTED TO   EXERCISE
                                  OPTIONS    EMPLOYEES IN    PRICE   EXPIRATION
NAME                              GRANTED     FISCAL YEAR  ($/SHARE)    DATE
- ----                             ----------  ------------- --------- ----------
J. Edward Mulkey, Jr. ..........   5,000(1)       100%      $14.50     8/8/05

- --------
(1) The option was granted with an exercise price equal to the fair market value on the date of grant (August 8, 1995) as determined in accordance with the terms of the First Alliance 1995 Stock Option Plan. The option is fully vested and became exercisable on February 8, 1996, six months following the date of grant.

  The following table sets forth information concerning the options held by Mr. Mulkey at December 31, 1995. Mr. Mulkey did not exercise any stock options during fiscal 1995.

                FISCAL 1995 YEAR-END OPTION HOLDINGS AND VALUES

                 NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                UNDERLYING UNEXERCISED                IN-THE-MONEY
             OPTIONS AT DECEMBER 31, 1995   OPTIONS AT DECEMBER 31, 1995(1)
            ------------------------------- ----------------------------------
NAME         EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
- ----         -----------    -------------    -----------     -------------
J. Edward
 Mulkey,
 Jr. .....      0              5,000            $            0 $           7,500

- --------
(1) Calculated by subtracting the exercise price ($14.50) from $16.00, the closing price of the First Alliance Common Stock as reported by the Nasdaq SmallCap Market on December 28, 1995, the last day of fiscal 1995 on which the First Alliance Common Stock was traded, and multiplying the difference by the number of shares underlying the option.

COMPENSATION OF DIRECTORS

  While the directors of First Alliance are not compensated for their services as First Alliance directors or committee members, such individuals also serve as directors of First Alliance Bank and are paid $500 per month for their service as bank directors and $75 per bank committee meeting attended. Mr. Mulkey does not receive these fees. First Alliance Bank also maintains a Director Defined Benefit Plan, which is a retirement plan including both defined benefit and defined contribution features. Eligible directors are entitled to receive an annual retirement benefit beginning upon the later of that director's retirement from the Board of Directors or attainment of age 70.

EMPLOYMENT AGREEMENT

  As of July 1, 1995, First Alliance and First Alliance Bank entered into an employment agreement with J. Edward Mulkey, Jr., with regard to Mr. Mulkey's continued service as President and Chief Executive Officer of First Alliance and of First Alliance Bank. The term of the agreement extends through June 30, 1998, subject to an additional 12-month extension upon written notice to Mr. Mulkey from First Alliance and First Alliance Bank of their intent to extend the term and Mr. Mulkey's written acceptance of such offer. Mr. Mulkey's annual base salary is $130,000 for the first 12-month period under the agreement, $132,500 for the second 12-month period and $135,000 for the third 12-month period. Mr. Mulkey is also entitled to such additional incentive compensation as may be awarded from time to time by the Boards of Directors of First Alliance or First Alliance Bank or any committee designated thereby in their discretion. Mr. Mulkey's base salary and incentive compensation will be reviewed and approved at least annually by the Boards of Directors of First Alliance and First Alliance Bank or any committee designated thereby, and Mr. Mulkey's base salary may be increased in their discretion to reflect his performance. The agreement also entitles Mr. Mulkey to participate in employee benefit programs generally, including health and life insurance, grants him the use of an automobile and entitles him to reimbursement for country club and other professional association dues.

  In the event of disability, Mr. Mulkey will be entitled to receive 100% of his then current base salary during the first 12 months of his disability. If he is disabled for a continuous period exceeding 12 months, however, First Alliance or First Alliance Bank may terminate the agreement, in which event payment of Mr. Mulkey's base salary will cease. If Mr. Mulkey is terminated for "cause" (as defined in the agreement), he will have no right to compensation or other benefits. If his employment is terminated for any reason other than cause or disability, Mr. Mulkey will receive a severance payment equal to his then current annual base salary. In the event of a "change of control" (defined as any transaction resulting in control of more than 50% of any class of First Alliance voting securities or the sale, transfer, consolidation or merger of First Alliance Bank with a corporation that is not a majority owned subsidiary of First Alliance), and within six months preceding or one year after the change of control, Mr. Mulkey's employment is terminated for any reason other than for cause, Mr. Mulkey will receive a severance payment of $300,000 as liquidated damages in lieu of all other claims. The agreement also contains a non-competition provision that prohibits Mr. Mulkey from performing banking services substantially identical to those performed on behalf of First Alliance or First Alliance Bank within the limits of Cobb County, Georgia for a period of one year after the termination of his employment and a non-solicitation provision prohibiting him from employing or attempting to employ First Alliance or First Alliance Bank employees in a competing bank or other business. The agreement also prohibits his disclosure of any confidential information regarding First Alliance or First Alliance Bank during his employment and for a period of one year beginning upon termination of his employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the First Alliance Common Stock owned, as of the Record Date and on a pro forma basis giving effect to the Merger (including the conversion of the Premier Preferred Stock into Premier Common Stock immediately prior to consummation of the Merger), (i) by each person who beneficially owned more than 5% of the shares of First Alliance Common Stock outstanding, (ii) by each First Alliance director, (iii) by the Chief Executive Officer of First Alliance and (iv) by all First Alliance directors and executive officers as a group.

                                                                   PRO FORMA
                                               PERCENT OF CLASS PERCENT OF CLASS
NAME OF BENEFICIAL OWNER   NUMBER OF SHARES(1) PRIOR TO MERGER  FOLLOWING MERGER
- ------------------------   ------------------- ---------------- ----------------
Billy L. Askea...........         42,730(2)          2.66             1.82
James L. Coxwell, Sr. ...         53,713(3)          3.35             2.28
Robert E. Flournoy, III..         26,132(4)          1.63             1.11
James E. Freeman.........        154,143(5)          9.60             6.56
John B. Harwell..........         30,734(6)          1.91             1.31
Charles E. Holmes........          1,291(7)           *                *
Robin R. Howell..........         50,962(8)          3.17             2.16
Nisbet S. Kendrick, III..          5,912(9)           *                *
Billy H. Martin..........         21,231(10)         1.31              *
J. Edward Mulkey, Jr. ...         27,984(11)         1.38             1.19
James L. Newsome.........          7,455(12)          *                *
J. Mack Robinson.........        262,111(13)        16.34            11.15
A. McKoy Rose, Jr.,
 M.D. ...................         67,949(14)         3.78             2.89
All directors and
 executive officers as a
 group
 (13 persons)............        493,257(15)        30.59            20.91

- --------
 *Represents less than one percent of the shares outstanding.
(1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information shown above is based upon information furnished by the named persons and based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.
 (2) Consists of (a) 38,803 shares owned directly by Mr. Askea; and (b) 3,927 shares owned by his spouse, as to which Mr. Askea shares beneficial ownership. Mr. Askea's address is 4600 Somerset Road, Smyrna, Georgia 30080.
 (3) Consists of 53,713 shares owned directly by Mr. Coxwell. Mr. Coxwell's address is 3830 Baltimore Place, Acworth, Georgia 30101.
 (4) Consists of (a) 8,626 shares owned jointly by Mr. Flournoy with his spouse; (b) 7,650 shares owned by Merrill, Lynch, Fenner, Price & Smith in an IRA for Mr. Flournoy; (c) 2,646 shares owned by Mr. Flournoy's grandmother, as to which beneficial ownership is shared; (d) 7,100 shares owned by Mr. Flournoy's father, as to which beneficial ownership is shared; and (e) 110 shares owned by Mr. Flournoy's father as guardian for Collier Ross, as to which beneficial ownership is shared. Mr. Flournoy's address is 236 Washington Avenue, Marietta, Georgia 30060.
 (5) Consists of (a) 139,947 shares owned by Mr. Freeman; and (b) 14,196 shares owned by his spouse, as to which Mr. Freeman shares beneficial ownership. Mr. Freeman's address is 6770 Atlanta Yacht Club Drive, Acworth, Georgia 30102.
 (6) Consists of (a) 16,601 shares owned directly by Mr. Harwell; and (b) 14,133 shares owned by Merrill, Lynch, Fenner, Price & Smith in an IRA for Mr. Harwell. Mr. Harwell's address is 3508 Naples View, Kennesaw, Georgia 30152.
 (7) Consists of 1,291 shares owned directly by Mr. Holmes. Mr. Holmes' address is 4960 Burnt Hickory Road, Kennesaw, Georgia 30152.
 (8) Consists of 50,962 shares held by Harriett J. Robinson, as trustee for the benefit of Robin Robinson Howell, as to which beneficial ownership is shared. Ms. Howell's address is 567 Peachtree Battle Avenue, Atlanta, Georgia 30305. J. Mack Robinson and Ms. Howell are father and daughter, and the 50,962 shares beneficially owned by Ms. Howell are also listed as beneficially owned by Mr. Robinson.
 (9) Consists of (a) 5,058 shares owned directly by Mr. Kendrick; and (b) 854 shares held by Mr. Kendrick as custodian for his children, as to which Mr. Kendrick shares beneficial ownership. Mr. Kendrick's address is 4738 Talleybrook Drive, Kennesaw, Georgia 30152.
(10) Consists of (a) 21,000 shares owned directly by Mr. Martin; and (b) 231 shares owned by Sterne, Agee Leach in an IRA for Mr. Martin. Mr. Martin's address is 3420 Pinetree Drive, Smyrna, Georgia 30080.
(11) Consists of (a) 7,166 shares owned directly by Mr. Mulkey; (b) 3,908 shares held in First Alliance Bank's 401(k) plan for the benefit of Mr. Mulkey; (c) 11,805 shares held by his spouse, as to which Mr. Mulkey shares beneficial ownership; (d) 105 shares held by his spouse and son, as to which Mr. Mulkey shares beneficial ownership; and (e) 5,000 shares subject to currently exercisable options. Mr. Mulkey's address is 170 Hardage Drive, Marietta, Georgia 30064.
(12) Consists of (a) 3,990 shares owned directly by Mr. Newsome; and (b) 3,465 shares owned jointly by Mr. Newsome and his spouse, as to which beneficial ownership is shared. Mr. Newsome's address is 3830 Stilesboro Road, Kennesaw, Georgia 30152.
(13) Consists of (a) 55,010 shares owned directly by Mr. Robinson; (b) 20,069 shares owned by Mr. Robinson's spouse as to which beneficial ownership is shared; (c) 83,654 shares owned by Mr. Robinson's spouse for the benefit of their two daughters, as to which beneficial ownership is shared; (d) 525 shares owned by one of Mr. Robinson's daughters as to which beneficial ownership is shared; (e) 88,225 shares owned by Delta Life Insurance Co. and (f) 14,628 shares owned by Delta Fire & Casualty. Mr. Robinson's address is 3500 Tuxedo Road, Atlanta, Georgia 30305. Mr. Robinson is not a director or an executive officer of First Alliance. Mr. Robinson and Robin R. Howell are father and daughter, and the 50,962 shares beneficially owned by Ms. Howell are also listed as beneficially owned by Mr. Robinson.

(14) Consists of 53,809 shares held in various trusts as to which Dr. Rose is both trustee and beneficiary and 14,140 shares held by Dr. Rose's son as to which Dr. Rose shares beneficial ownership. Dr. Rose's address is 201 Whitlock Avenue, Marietta, Georgia 30064-2325.
(15) Includes 7,500 shares subject to currently exercisable options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  First Alliance's directors and executive officers, their immediate family members and certain companies and other entities associated with them, have been customers of and have had banking transactions with First Alliance Bank and are expected to continue such relationships with First Alliance Bank in the future. As of March 31, 1996, the aggregate outstanding balance of all such loans was $1,318,000, or 7.65% of shareholders' equity. In the opinion of First Alliance's management, the extensions of credit made by First Alliance Bank to such individuals, companies and entities since January 1, 1995 (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and (iii) did not involve more than a normal risk of collectibility or present other unfavorable features.

             SELECTED HISTORICAL FINANCIAL DATA OF FIRST ALLIANCE

  The following selected financial data is derived from the consolidated financial statements of First Alliance. The following data should be read in conjunction with First Alliance's consolidated financial statements and the related notes contained elsewhere in this Joint Proxy Statement/Prospectus.

                       YEARS ENDED DECEMBER 31,       QUARTERS ENDED MARCH 31,
                  ----------------------------------- -------------------------
                    1995     1994     1993     1992       1996         1995
                  -------- -------- -------- -------- ------------ ------------
                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET:
Total assets....  $156,355 $143,605 $134,299 $130,383 $    166,710 $    143,354
Loans, net......    94,418   79,640   83,192   82,221      103,418       81,562
Investment secu-
 rities.........    45,811   32,506   26,427   25,444       36,072       34,684
Federal funds
 sold...........     2,530   19,110   10,880    9,027       12,620       14,610
Interest-bearing
 deposits.......       588      --       --       794          623           24
Deposits........   127,759  118,166  117,323  113,751      132,862      124,572
Borrowings......     9,648    9,150    1,500      --        15,150        1,985
Stockholders'
 equity.........  $ 17,840 $ 15,173 $ 14,814 $ 14,205 $     17,216 $     15,871
OPERATING DATA:
Interest in-
 come...........  $ 12,757 $ 10,301 $ 10,086 $ 10,359 $      3,523 $      2,891
Interest ex-
 pense..........     5,293    3,796    3,795    4,928        1,461        1,099
  Net interest
 income.........     7,464    6,505    6,291    5,431        2,062        1,791
Provisions for
 losses on
 loans..........       318      285    1,007      441           79           77
Net interest
 income after
 provision for
 losses on
 loans..........     7,146    6,220    5,284    4,990        1,983        1,714
Other income....     1,487    1,688    2,090    1,446          435          321
Other expenses..     5,896    6,009    6,674    6,277        1,558        1,393
Income tax ex-
 pense..........       874      568       98        5          310          206
  Net income....  $  1,850 $  1,331 $    602 $    154 $        548 $        432
Net income per
 share(1).......  $   1.15 $    .83 $    .38 $    .10 $        .34 $        .27

- --------
(1) Per share amounts have been restated to reflect the May 1995 five percent common stock dividend.

              FIRST ALLIANCE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION

                                  BACKGROUND

  First Alliance Bancorp, Inc. (referred to in this section of the Joint Proxy Statement/Prospectus as "First Alliance" or the "Company"), formerly known as Commex Financial Corporation, was incorporated in 1988 under the laws of Georgia and the regulations of the Bank Holding Company Act of 1956. First Alliance's major subsidiary, First Alliance Bank (referred to in this section of the Joint Proxy Statement/Prospectus as the "Bank"), formerly known as Commercial Exchange Bank, opened for business in 1984. On January 31, 1995, First Alliance purchased 80% of Alliance Finance (a consumer finance company) for $28,000. At that time, Alliance Finance (the "Finance Company") had total assets of $2,016,000 and loans of $1,912,000.

              FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                        LIQUIDITY AND CAPITAL RESOURCES

  Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability of the Bank to meet those needs. The Bank seeks to meet liquidity requirements primarily through management of short-term investments (principally Federal Funds sold), monthly amortizing loans, repayment of single payment loans and periodic repayments of mortgage backed securities. In addition, at March 31, 1996, the Bank had $6,000,000 in approved Federal Funds lines with correspondent banks which could provide funds on an immediate basis if the need arose. The Bank also held $36,071,561 in its Available for Sale securities portfolio at March 31, 1996, and which, if sold, would have no additional impact on the Bank's capital as, in accordance with FASB 115, the Available for Sale portfolio is marked-to-market on a periodic basis. Also, the Bank has access to various Certificate of Deposit ("CD") networks which would allow it to raise deposits from credit unions and other small banks for varying time periods at rates comparable to the short-term U.S. Government Bond rate curve. These deposits are not brokered and no fee outside of the market rate is paid.

  Additionally, the Bank is a member of the Federal Home Loan Bank system and at March 31, 1996, had the ability to borrow approximately $12 million by pledging qualifying loans and securities as collateral.

  The liquidity and capital resources of the Company and the Bank are monitored on a periodic basis by federal regulatory authorities. In addition, the Company and the Bank perform liquidity analyses in the same manner as the federal regulatory agencies. As of March 31, 1996, the various liquidity ratios were considered adequate by regulatory definitions. In management's opinion, the Company and the Bank maintained liquidity that was adequate to meet their respective needs.

  The Company and the Bank continue to be well-capitalized by both industry and regulatory definitions. At March 31, 1996, the Company's capital ratios were as follows:

                                                                   MINIMUM REGULATORY
                                                                   REQUIREMENT TO BE
                                    MARCH 31, 1996                  WELL-CAPITALIZED
                                    --------------                 ------------------
Leverage Capital Ratio                  10.74%                            5.00%
Risk Based Capital Ratios:
  Tier #1 Capital                       14.57%                            6.00%
                                        -----                            -----
  Total Capital                         15.84%                           10.00%

  Management is not aware of any current recommendations of the regulatory authorities which, if they were implemented, would have a material effect on the Company's liquidity, capital resources or operations.

  The Company regularly evaluates business combination opportunities and conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations take place, and future business combinations involving cash, debt or equity securities may be expected. Any future business combination or series of business combinations that the Company might undertake may be material, in terms of assets acquired or liabilities assumed, to the Company's financial condition.

                          ASSET/LIABILITY MANAGEMENT

  At March 31, 1996, the Company, utilizing a "static gap" view of interest sensitivity, was positioned in a slightly asset-sensitive position (4.87%) at six months and a slightly liability sensitive position (3.47%) at one year. This "static gap" view of interest sensitivity at a point in time looks at the volumes of assets and liabilities that will mature or reprice within varying time periods. Such a view does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. It is also probable that actual repricing may happen at different times than estimated and at different rates than anticipated.

  Management also utilizes a forecasting model which attempts to project the Company's net interest margin in various rising, flat and falling interest rate scenarios. The model assumes that the Company makes no material change in the composition, maturity or interest sensitivity of its earning assets and liabilities as a result of a change in interest rate cycles. The model projects that in the next 12 months, the Company will earn approximately 5.18% more net interest income in a 200 basis point rising rate environment and approximately 3.86% less in a 200 basis point falling rate environment. However, management will act to change the Company's asset or liability composition and interest sensitivity in response to a definitive change in the direction of interest rates. Specifically, the Company actively manages the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on the Company due to the rate variability and short-term maturities of its earning assets.

                        CHANGES IN FINANCIAL CONDITION

  Total assets increased $10,355,000 since December 31, 1995. Non-earning cash and due from banks increased $918,000 from year end 1995. This change is representative of normal daily fluctuations in cash and check clearings. Federal Funds sold increased $10,090,000 from year end as the Bank sold approximately $10,000,000 in securities from the Available for Sale portfolio. These sales represented the termination of an arbitrage transaction made up of these assets and various floating rate deposits and borrowings. The Bank recognized a gain of $143,000 on the sale of these securities. During the nine months the transaction was in place, the Bank earned between $9,000 and $13,000 in net interest income per month.

  Loans grew $9,095,000 from year end 1995. This growth was primarily as follows: construction loans grew $5,238,000, commercial real estate loans grew $2,429,000 and commercial loans grew $1,838,000.

  Total deposits grew $5,103,000 in first quarter 1996. Interest-bearing demand deposits grew $3,438,000, other time deposits grew $852,000 and demand deposits grew $658,000. The increase in interest-bearing demand deposits represents increases in personal and corporate balances.

  Other borrowings increased $5,503,000 as the Bank received a $6,000,000 repurchase agreement from a corporate customer. It is anticipated that this balance will remain in the Bank for the foreseeable future.

                             NON-PERFORMING ASSETS

  Non-performing loans were $435,000 and other real estate owned was $272,000 at March 31, 1996. There was no material change from year end. At March 31, 1995, non-performing loans were $1,016,000. Management believes that the loan loss allowance was adequate at March 31, 1996. First quarter 1996 had net recoveries of $17,000 versus net recoveries of $101,000 in first quarter 1995.

                             RESULTS OF OPERATIONS

SUMMARY:

  Net income for the first three months of 1996 was $548,000 as compared to $432,000 for the first three months of 1995. There were two unusual items in first quarter 1996. The first was the after-tax gain on the sale of securities (discussed in detail in the "Changes in Financial Condition" section of this report) of $94,000. The Company also incurred legal, accounting and other expenses related to the on-going merger process with Premier of $71,000 after tax. Without these items, first quarter 1996 net income would have been $525,000, which is an increase over the same period in 1995 of $93,000. There were no unusual items in first quarter 1995.

NET INTEREST INCOME:

  The increase in earnings in first quarter 1996 was primarily the result of an increase in net interest income of $271,000. This increase is the result of an increase of $362,000 due to volume changes, and a decrease of $91,000 due to rate changes.

  The net interest spread was 4.67% which represents a decrease of .11% from first quarter 1995.

PROVISION FOR LOAN LOSS:

  The provision for loan losses was $79,000 in first quarter 1996 versus $77,000 in first quarter 1995. There were no material changes in the loan loss provision in either of the subsidiary companies.

NON-INTEREST INCOME:

  Non-interest income increased $114,000 in the first quarter of 1996 over first quarter 1995. As discussed above, gains on sale of securities from the terminated arbitrage were $143,000. Deposit service charges decreased $13,000 and other commissions and fees were down $17,000.

NON-INTEREST EXPENSE:

  Non-interest expense increased $164,000 in first quarter 1996 versus first quarter 1995. The majority of this increase was the merger related expenses of $108,000. In addition, the Company owned Alliance Finance for only one month in the first quarter of 1995. As a result, the increase in Alliance Finance expenses were $61,000. The FDIC insurance assessment paid by the Bank decreased $66,000 in the first quarter 1996 versus first quarter 1995.

INCOME TAXES:

  Consolidated income taxes increased $104,000 from first quarter 1995 to first quarter 1996. The effective tax rate was 32% in 1995 and 36% in 1996. The increase in the effective rate is the result of the non-deductibility of the previously mentioned merger related expenses.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

                        LIQUIDITY AND CAPITAL RESOURCES

  Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability of the Bank to meet those needs. The Bank seeks to meet liquidity requirements primarily through management of short-term investments (principally Federal Funds sold), monthly amortizing loans, repayment of single payment loans and periodic repayments of mortgage backed securities. In addition, at December 31, 1995, the Bank had $6,000,000 in approved Federal Funds lines with correspondent banks which could provide funds on an immediate basis if the need arose. The Bank also held $45,811,000 in its Available for Sale Securities Portfolio at December 31, 1995, and which, if sold, would have no additional impact on the Bank's capital as, in accordance with FASB 115, the Available for Sale portfolio is marked-to-market on a periodic basis. Also, the Bank has access to various Certificate of Deposit ("CD") networks which would allow it to raise deposits from credit unions and other small banks for varying time periods at rates comparable to the short-term U.S. Government Bond rate curve. These deposits are not brokered and no fee outside of the market rate is paid.

  Additionally, the Bank is a member of the Federal Home Loan Bank system and at December 31, 1995, had the ability to borrow an additional $11 million by pledging qualifying loans and securities as collateral.

  The liquidity and capital resources of the Company and the Bank are monitored on a periodic basis by federal regulatory authorities. In addition, the Company and the Bank perform liquidity analyses in the same manner as the federal regulatory agencies. As of December 31, 1995, the various liquidity ratios were considered adequate by regulatory definitions. In management's opinion, the Company and the Bank maintained liquidity that was adequate to meet their respective needs.

  The Company and the Bank continue to be well-capitalized by both industry and regulatory definitions. At December 31, 1995, the Company's capital ratios were as follows:

                                                             MINIMUM REGULATORY
                                                             REQUIREMENT TO BE
                                                              WELL-CAPITALIZED
                                                             ------------------
   Leverage Capital Ratio............................ 11.01%        5.00%
   Risk Based Capital Ratios:
     Tier #1 Capital................................. 15.91%        6.00%
                                                      -----        -----
     Total Capital................................... 17.16%       10.00%

  Management is not aware of any current recommendations of the regulatory authorities which, if they were implemented, would have a material effect on the Company's liquidity, capital resources or operations.

  The Company regularly evaluates business combination opportunities and conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations take place, and future business combinations involving cash, debt or equity securities may be expected. Any future business combination or series of business combinations that the Company might undertake may be material, in terms of assets acquired or liabilities assumed, to the Company's financial condition.

                          ASSET/LIABILITY MANAGEMENT

  The following table sets forth a distribution of the repricing of the Company's earning assets and interest bearing liabilities as of December 31, 1995. Additionally, it shows the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio. This "static gap" view of interest sensitivity at a point in time looks at the volumes of assets and liabilities that will mature or reprice within varying time periods. Such a view does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. It is also probable that actual repricing may happen at different times than estimated and at different rates than anticipated.

  Management also utilizes a forecasting model which attempts to project the Company's net interest margin in various rising, flat and falling interest rate scenarios. The model assumes that the Company makes no material change in the composition, maturity or interest sensitivity of its earning assets and liabilities as a result of a change in interest rate cycles. The model projects that in the next 12 months, the Company will earn approximately 2.9% more net interest income in a 200 basis point rising rate environment and approximately 3.4% less in a 200 basis point falling rate environment. However, management will act to change the Company's asset or liability composition and interest sensitivity in response to a definitive change in the direction of interest rates. Specifically, the Company actively manages the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on the Company due to the rate variability and short-term maturities of its earning assets. In particular, approximately 72% of the loan portfolio and 51% of the investment portfolio are comprised of earning assets which have variable rate terms or are short-term obligations.

                                       AFTER THREE   AFTER
                               WITHIN  MONTHS BUT   ONE YEAR   AFTER
                                THREE    WITHIN    BUT WITHIN   FIVE
                               MONTHS   ONE YEAR   FIVE YEARS  YEARS    TOTAL
                               ------- ----------- ---------- -------- --------
                                            (DOLLARS IN THOUSANDS)
EARNING ASSETS:
  Interest-bearing deposits..  $   291  $     --    $    297  $    --  $    588
  Federal funds sold.........    2,530        --         --        --     2,530
  Investment securities......   16,595      6,948     18,575     3,693   45,811
  Loans......................   58,640     10,806     21,907     4,601   95,954
                               -------  ---------   --------  -------- --------
                                78,056     17,754     40,779     8,294  144,883
                               -------  ---------   --------  -------- --------
INTEREST-BEARING LIABILITIES:
  Interest-bearing demand de-
   posits....................   36,886        --         --        --    36,886
  Savings....................    7,440        --         --        --     7,440
  Time deposits, less than
   $100,000..................   11,574     22,293      7,639         2   41,508
  Time deposits, $100,000 and
   over......................    6,953      9,198      3,608       --    19,759
  Federal Home Loan Bank Ad-
   vances....................    6,000        --         --        --     6,000
  Other Borrowings...........    2,394        --         --      1,254    3,648
                               -------  ---------   --------  -------- --------
                                71,247     31,491     11,247     1,256  115,241
                               -------  ---------   --------  -------- --------
Interest rate sensitivity
 gap.........................  $ 6,809  $ (13,737)  $ 29,532  $  7,038 $ 29,642
                               =======  =========   ========  ======== ========
Cumulative interest rate
 sensitivity gap.............  $ 6,809  $  (6,928)  $ 22,604  $ 29,642
                               =======  =========   ========  ========
Interest rate sensitivity gap
 ratio.......................     1.10        .56       3.63      6.60
                               =======  =========   ========  ========
Cumulative interest rate
 sensitivity gap ratio.......     1.10        .93       1.20      1.26
                               =======  =========   ========  ========

                            AVERAGE BALANCE SHEETS

  The condensed average balance sheets for the periods indicated are presented below(1):

                                                       YEAR ENDED DECEMBER 31
                                                       ------------------------
                                                          1995         1994
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
                        ASSETS
Cash and due from Banks............................... $     5,447  $     5,609
Interest-bearing deposits in Banks....................         298          123
Taxable investment securities.........................      41,641       33,729
Nontaxable investment securities......................         292          291
Federal funds sold....................................       8,981        9,977
Loans(2)..............................................      86,401       83,934
Allowance for loan losses.............................      (1,490)      (1,509)
Other assets..........................................       7,086        7,283
                                                       -----------  -----------
                                                       $   148,656  $   139,437
                                                       ===========  ===========
    Total interest-bearing assets..................... $   137,613  $   128,054
                                                       ===========  ===========
                LIABILITIES AND EQUITY
Deposits:
  Non-interest bearing demand......................... $    21,609  $    21,652
  Interest-bearing demand.............................      35,277       36,407
  Savings.............................................       8,318       11,048
  Time................................................      57,405       53,551
                                                       -----------  -----------
  Total deposits......................................     122,609      122,658
  Repurchase agreements...............................         756          174
  Borrowings..........................................       7,489          242
  Other liabilities...................................       1,061          976
                                                       -----------  -----------
    Total liabilities.................................     131,915      124,050
  Stockholders' equity(3).............................      16,741       15,387
                                                       -----------  -----------
                                                       $   148,656  $   139,437
                                                       ===========  ===========
    Total interest-bearing liabilities................ $   109,245  $   101,422
                                                       ===========  ===========

- --------
(1) Average balances were determined using the daily average balances.
(2) Average loans include non-accrual loans and are stated net of unearned income.
(3) Average stockholders' equity is net of unrealized losses on securities available for sale, net of taxes, of $329,000 and $296,000, respectively.

  The following is a detailed discussion of the various material segments of the consolidated balance sheet.

CASH AND SHORT-TERM ASSETS

  Total non-earning Cash and due from Banks was $5,945,000 at December 31, 1995. This balance represented an increase of $551,000 from year end 1994. This change is representative of the normal daily fluctuations in cash and checks that are processed for collection.

  Short-term assets are comprised of interest-bearing deposits in other banks and Federal Funds sold. At December 31, 1995, the Bank owned four $99,000 Certificates of Deposit of other FDIC-insured institutions. Additionally, the Bank had a balance of $192,000 at year end 1995 and $16,000 at year end 1994 in its interest-bearing transaction account at the Federal Home Loan Bank. Federal Funds sold decreased $16,580,000 from year end 1994 to year end 1995. This decrease is primarily the result of net repayments in overnight securities sold under repurchase agreements of $7,842,000, purchase of floating rate securities of $5,300,000 and purchases of $2,000,000 in other securities equal to first quarter 1996 securities maturities.

INVESTMENT PORTFOLIO

TYPES OF INVESTMENTS:

  The carrying amounts of investment securities at the dates indicated are summarized as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1995        1994
                                                       ----------- -----------
                                                       (DOLLARS IN THOUSANDS)
U.S. Treasury and other U.S. Government agencies and
 corporations......................................... $    21,808 $    12,092
Municipal securities..................................         304         292
Collateralized mortgage obligations...................      18,647      10,640
Mortgage-backed passthroughs..........................       3,120       8,393
Structured Notes......................................       3,210       3,274
Other securities......................................       1,932       1,089
                                                       ----------- -----------
                                                       $    45,811 $    32,506
                                                       =========== ===========

  At December 31, 1995 the Bank's investments to issuers exceeding 10% of stockholders' equity are as follows:

Federal Home Loan Mortgage Corporation.................................. $11,133
Federal National Mortgage Association...................................  16,912
Government National Mortgage Association................................   2,108
Small Business Administration...........................................   3,442
                                                                         -------
                                                                         $33,595
                                                                         =======

MATURITIES:

  The amounts of investment securities in each category as of December 31, 1995, are shown in the following table according to contractual maturity classifications (1) one year or less (2) after one year through five years and
(3) after five years through ten years.

                           U.S. TREASURY AND
                               OTHER U.S.
                          GOVERNMENT AGENCIES      MUNICIPAL            OTHER
                          AND CORPORATIONS(1)    SECURITIES(2)       SECURITIES
                          -------------------- ----------------- -------------------
                            AMOUNT    YIELD(3)  AMOUNT  YIELD(3)   AMOUNT   YIELD(3)
                          ----------- -------- -------- -------- ---------- --------
One year or less........  $ 4,407,321   6.28%  $    --      --%  $  900,000   8.23%
After one year through
 five years.............   24,043,989   5.92%   303,841   4.46%         --     --
After five years through
 ten years..............    5,066,377   6.65%       --     --           --     --
After ten years.........   10,057,836   7.13%       --     --     1,031,819   7.60%
                          -----------          --------          ----------
  TOTAL.................  $43,575,523          $303,841          $1,931,819
                          ===========          ========          ==========

- --------
(1) The above schedule includes mortgage-backed securities based on their contractual maturity date.
(2) Due to the minimal balances, yields on municipal securities have not been computed on a tax equivalent basis.
(3) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

CHANGES IN POSITION:

  Total investment securities increased $13,305,000 in 1995. Ten million dollars of this increase was due to an arbitrage transaction funded by a combination of Federal Home Loan Bank borrowings and the Bank's floating rate deposits. The assets purchased in the arbitrage transaction maintain a spread of approximately 120 basis points over the cost of the borrowings. This spread is the result of the Bank's taking what is called "CAP" risk on the assets. Although these assets are floating rate securities, they have rate ceilings or "CAPS." These CAPS range from 10 to 12 percent. The securities are priced at 180 to 200 basis points over the CAPS. The risk of securities with these types of CAPS is that if 30-day Labor were to reach a level of 11 to 12 percent, the net spread to the Bank would be negative. In management's opinion, the risk of rates moving to those levels is remote in the current economic environment. There are no restrictions on unwinding this transaction at any time. However, there would be losses in the securities if rates were at the level described above. The balance of the increase in total securities was due to purchases of securities to be funded in the longer term by first quarter 1996 securities maturities.

  The increase in the U.S. Agency portfolio is due primarily to the above-mentioned arbitrage asset purchases.

  The Company sold during the third quarter of 1995 securities classified as held to maturity, with a carrying amount of $4,560,718, recognizing a loss of $30,778, in response to changes in the bond market and management's evaluation of the securities portfolio. The circumstances leading to the sale of these securities were identified as an isolated instance based on prudent business decisions. On December 15, 1995, the Company transferred its remaining held to maturity portfolio totaling $20,103,806 to available for sale, resulting in a net unrealized loss of $23,815 which was included in stockholders' equity at $15,718 net of related taxes of $8,097.

LOAN PORTFOLIO

TYPES OF LOANS:

  Management realizes that the Bank's loan portfolio is concentrated in real estate loans which constituted 71% and 80% of the portfolio at December 31, 1995 and 1994, respectively. Real estate loans are loans secured by real estate mortgages, real estate construction projects and consumer home equity lines. The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan. Management is not aware of any additional concentrations.

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1995         1994
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
REAL ESTATE:
 Secured by mortgages.................................     $44,234      $44,517
 Construction.........................................      21,694       18,163
 Consumer home equity.................................       2,061        2,085
 Consumer loans.......................................      12,854        9,628
 Commercial and financial.............................      14,868        5,711
 Other loans..........................................         912        1,028
                                                       -----------  -----------
                                                            96,623       81,132
 Unearned fees, net...................................        (222)        (190)
 Unearned discount....................................        (447)           0
 Allowance for loan losses............................      (1,536)      (1,302)
                                                       -----------  -----------
  Net loans...........................................     $94,418      $79,640
                                                       ===========  ===========

MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES:

  Total loans as of December 31, 1995, are shown in the following table according to maturity classifications (i) one year or less, (ii) after one year through five years and (iii) after five years.

                                                          (DOLLARS IN THOUSANDS)
   MATURITY:
   One year or less......................................        $69,448
   After one year through five years.....................         18,575
   After five years......................................          7,931
                                                                 -------
                                                                 $95,954
                                                                 =======

  The following summarizes loans at December 31, 1995 with due dates after one year which have predetermined and floating or adjustable interest rates.

                                                          (DOLLARS IN THOUSANDS)
   Predetermined interest rates..........................        $26,506
   Floating or adjustable interest rates.................            --
                                                                 -------
                                                                 $26,506
                                                                 =======

  Records were not available to present the above information in each category listed above (one year or less, after one through five years, and after five years) and could not be extracted without undue burden to the Company.

CHANGES IN POSITION:

  Total loans, net of unearned discount, grew $15,044,000 in 1995. The primary source of growth was the commercial loan portfolio which grew $9,157,000. This growth is the result of the Bank's effort to diversify the loan portfolio by hiring two experienced commercial loan officers. In addition, the Bank had growth in construction loans of $3,531,000 and consumer loans of $3,226,000. The growth in the consumer portfolio is primarily the result of the acquisition of Alliance Finance which had gross consumer loans of $2,601,000 at December 31, 1995.

DEPOSITS

  Average balances of deposits and average rates paid thereon, classified as to non-interest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the years indicated are presented below.(1)

                                                   YEAR ENDED DECEMBER 31,
                                              ---------------------------------
                                                    1995             1994
                                              ---------------- ----------------
                                               AMOUNT  PERCENT  AMOUNT  PERCENT
                                              -------- ------- -------- -------
Non-interest-bearing demand deposits......... $ 21,609   -- %  $ 21,652   -- %
Interest-bearing demand deposits.............   35,277  3.38     36,407  2.97
Savings deposits.............................    8,318  2.96     11,048  2.96
Time deposits................................   57,405  5.79     53,551  4.41
                                              --------         --------
 Total deposits.............................. $122,609         $122,658
                                              ========         ========

- --------
(1) Average balances were determined using the daily average balances for the year ended December 31, 1995 and December 31, 1994.

  The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1995, are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through twelve months and (iii) over twelve months.

                                                          (DOLLARS IN THOUSANDS)
   Three months or less..................................        $  6,953
   Over six months through twelve months.................           9,296
   Over twelve months....................................           3,510
                                                                 --------
       Total.............................................        $ 19,759
                                                                 ========

CHANGES IN POSITION:

  Total deposits grew $9,593,000 from year end 1994 to year end 1995. Non-interest-bearing demand deposits increased $825,000. Interest-bearing demand deposits increased $1,668,000, however, within that category, public deposits increased $5,028,000 while the balance in commercial money market accounts decreased $8,155,000. The decrease in commercial money market balances was primarily in one account which decreased $6,695,000. These funds had been placed in the Bank on a temporary basis pending final investment. Savings accounts decreased $2,791,000 from year end 1994 to year end 1995. The year end 1994 savings balances were at higher levels than previous years. Customers moved a substantial portion of these balances into various maturities of certificates of deposit as interest rates declined throughout 1995. Growth in 1995 of $5,396,000 and $4,494,000 in certificates of deposit over and under $100,000 is the result of movement of funds from the savings deposits, setting rates in the upper middle of the Atlanta metropolitan market and acquisition of financial institutions deposits through the CD Network. At year end 1995, financial institutions certificates of deposit had a balance of $4,321,000. At year end 1994, these balances were $2,778,000. The Bank is utilizing the growth in these higher cost funding sources to fund the growth in its loan portfolio.

OTHER BORROWINGS

  The following table sets forth certain information regarding federal funds purchased, securities sold under agreements to repurchase, and Federal Home Loan Bank borrowings.

                                                          1995         1994
                                                       -----------  -----------
Month end balance for year ended December 31,......... $ 9,647,633  $ 9,150,000
Weighted average interest rate at December 31,........        6.48%        4.75%
Maximum month end balance during year.................  14,250,850    9,150,000
Average amount outstanding during the year............   8,245,041      416,163
Weighted average interest rate during the year........        6.45%        5.53%

  At year end 1994, the Bank's other borrowings consisted of one overnight repurchase agreement with a municipal entity. At year end 1995, the Bank had $1,309,000 in cash management "sweep" repurchase agreements, and $6,000,000 in floating rate Federal Home Loan borrowings used to fund the floating rate securities. The floating rate borrowings and securities arbitrage are described above under "Investment Portfolio--Changes in Position." The remainder of the other borrowings at December 31, 1995 are in Alliance Finance. These borrowings consist of $1,254,000 in subordinated debentures and $1,085,000 in borrowings under a $3,000,000 line of credit with another unaffiliated bank.

CREDIT ANALYSIS

NON-PERFORMING LOANS:

  Information with respect to nonaccrual, past due and restructured loans at December 31, 1995 and 1994 is as follows:

                                                              DECEMBER 31,
                                                         -----------------------
                                                            1995        1994
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
Nonaccrual Loans.......................................  $       268 $       602
Loans contractually past due ninety days or more as to
 interest or principal payments and still accruing.....            1         --
Loans, the terms of which have been renegotiated to
 provide a reduction or deferral of interest or
 principal because of deterioration in the financial
 position of the borrower..............................          --          --
Loans, now current about which there are serious doubts
 as to the ability of the borrower to comply with
 present loan repayment terms..........................          --          --
Interest income that would have been recorded on
 nonaccrual and restructured loans under original
 terms.................................................           23          67
Interest income that was recorded on nonaccrual and
 restructured loans....................................           10          13

  Accrual of interest income is discontinued on loans when, in the opinion of management, collection of such interest income becomes doubtful. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable. In accordance with FASB 114 all nonaccrual loans have been determined by management to be impaired loans at December 31, 1995.

  In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources. These classified loans do not represent (i) material credits about which management is aware or (ii) any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

COMMITMENTS AND LINES OF CREDIT:

  In the ordinary course of business, the Bank has granted commitments to extend credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by the Bank's Board of Directors. The Bank has also granted commitments to approved customers for standby letters of credit. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. The Bank uses the same credit and collateral policies for these off balance sheet commitments as they do for financial instruments that are recorded in the consolidated financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  Following is a summary of the commitments outstanding at December 31, 1995 and 1994.

                                                            1995        1994
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
Commitments to extend credit............................     $18,606     $10,176
Standby letters of credit...............................       1,026         642
                                                         ----------- -----------
                                                             $19,632     $10,818
                                                         =========== ===========

SUMMARY OF LOAN EXPERIENCE

  The provision for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan loss experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions and other relevant factors. The Bank's allowance for loan losses was approximately $1,535,000 at December 31, 1995, representing 1.60% of year end total loans outstanding, compared with $1,301,000 at December 31, 1994, which represented 1.61% of year end total loans outstanding. The allowance for loan losses is reviewed continuously based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan loss adequate to cover possible loan losses on the loans outstanding.

  Management has not allocated the Bank's allowance for loan losses to specific categories of loans. Based on management's best estimate, approximately 45% of the allowance should be allocated to real estate loans, 40% to commercial and financial loans and 15% to consumer loans as of December 31, 1995.

  The following table summarizes average loan balances for each year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the reserve which have been charged to operating expense and the rate of net charge offs during the period to average loans.

                                                            YEARS ENDED
                                                           DECEMBER 31,
                                                      ------------------------
                                                         1995         1994
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
Average amount of loans outstanding.................      $86,401      $83,934
                                                      ===========  ===========
Balance of allowance for loan losses at beginning of
 year...............................................  $     1,301  $     1,581
Charge-offs
  Commercial and financial..........................         (149)        (204)
  Real estate mortgage..............................         (181)        (398)
  Installment.......................................          (56)        (132)
                                                      -----------  -----------
                                                             (386)        (734)
                                                      -----------  -----------
Recoveries
  Commercial and financial..........................          132           80
  Real estate mortgage..............................           83           32
  Installment.......................................           35           57
                                                      -----------  -----------
                                                              250          169
                                                      -----------  -----------
Net charge-offs.....................................         (136)        (565)
                                                      -----------  -----------
Allowance acquired in business combination..........           52          --
                                                      -----------  -----------
Additions to allowance charged to operating expense
 during year........................................          318          285
                                                      -----------  -----------
Balance of allowance for loan losses at end of
 year...............................................  $     1,535  $     1,301
                                                      ===========  ===========
Ratio of net loans charged off during the year to
 average loans outstanding..........................          .16%         .67%
                                                      ===========  ===========

                             RESULTS OF OPERATIONS

  The Company reported record earnings of $1,850,000 for the year ended December 31, 1995. This amount represents an increase of $519,000 or 39 percent from the $1,331,000 earned in 1994. Earnings in 1995 included a net, after tax, gain on the sale of foreclosed property of $183,000. Earnings in 1994 included an after-tax profit on the sale of a closed branch of $172,000. Net income for Alliance Finance was $64,000 for the eleven months since its acquisition by the Company.

INTEREST INCOME AND INTEREST EXPENSE:

  The following table sets forth the amount of the Company's interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                                   YEAR ENDED DECEMBER 31,
                                              ---------------------------------
                                                    1995             1994
                                              ---------------- ----------------
                                                       AVERAGE          AVERAGE
                                              INTEREST  RATE   INTEREST  RATE
                                              -------- ------- -------- -------
INTEREST INCOME
  Interest and fees on loans(1).............. $ 9,649   11.17% $ 8,090   9.64%
  Interest on taxable securities.............   2,521    6.05    1,743   5.17
  Interest on nontaxable securities(2).......      11    3.77       11   3.78
  Interest on Federal funds sold.............     558    6.21      451   4.52
  Interest on deposits in banks..............      18    6.04        6   4.88
                                              -------          -------
  Total interest income......................  12,757    9.27   10,301   8.04
                                              -------          -------
INTEREST EXPENSE
  Interest on interest-bearing demand depos-
   its.......................................   1,191    3.38    1,082   2.97
  Interest on savings deposits...............     246    2.96      327   2.96
  Interest on time deposits..................   3,324    5.79    2,364   4.41
  Interest on other borrowings...............     532    6.45       23   5.53
                                              -------          -------
  Total interest expense.....................   5,293    4.85    3,796   3.74
                                              -------          -------
NET INTEREST INCOME.......................... $ 7,464          $ 6,505
                                              =======          =======
  Net interest spread........................            4.42%           4.30%
                                                        =====            ====
  Net yield on average interest..............            5.42%           5.08%
                                                        =====            ====

- --------
(1) Interest and fees on loans include $718,898 and $685,034 of loan fee income for the years ended December 31, 1995 and 1994, respectively. Also included in interest and fees on loans is $10,155 and $12,760 of income recognized on non-accrual loans for the years ended December 31, 1995 and 1994, respectively.
(2) Yields on nontaxable securities have not been computed on a tax equivalent basis as tax-free interest income is not material.

  The increase in net interest income of $959,000 is the primary reason for the increase in net income. The following tables reflect the changes in net interest income resulting from changes in interest rates and from asset and liability volumes. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the earlier year. The change in interest due to volume has been determined by applying the rate from the earlier year to change in average balances outstanding between years. Thus, changes that are not solely due to rate or volume have been consistently allocated between rate and volume.

                                                        YEAR ENDED DECEMBER 31,
                                                             1995 VS. 1994
                                                            CHANGES DUE TO:
                                                        ------------------------
                                                                       INCREASE
                                                         RATE  VOLUME (DECREASE)
                                                        ------ ------ ----------
                                                         (DOLLARS IN THOUSANDS)
Increase (decrease) in:
 Income from interest-earning assets:
 Interest and fees on loans............................ $1,315  $244    $1,559
 Interest on taxable securities........................    327   451       778
 Interest on nontaxable securities.....................    --    --        --
 Interest on Federal Funds sold........................    156   (49)      107
 Interest on deposits in banks.........................      1    11        12
                                                        ------  ----    ------
  Total interest income................................  1,799   657     2,456
                                                        ------  ----    ------
 Expense from interest-bearing liabilities:
 Interest on interest-bearing deposits.................    144   (35)      109
 Interest on savings deposits..........................    --    (81)      (81)
 Interest on time deposits.............................    780   180       960
 Interest on other borrowings..........................    504     5       509
                                                        ------  ----    ------
  Total interest expense...............................  1,428    69     1,497
                                                        ------  ----    ------
  Net interest income.................................. $  371  $588    $  959
                                                        ======  ====    ======

                                                 YEAR ENDED DECEMBER 31,
                                                      1994 VS. 1993
                                                     CHANGES DUE TO:
                                                -------------------------------
                                                                     INCREASE
                                                RATE     VOLUME     (DECREASE)
                                                -------  --------   -----------
                                                 (DOLLARS IN THOUSANDS)
Increase (decrease) in:
 Income from interest-earning assets:
 Interest and fees on loans.................... $    51     $(274)       $(223)
 Interest on taxable securities................     (32)      416          384
 Interest on nontaxable securities.............     --        --           --
 Interest on Federal Funds sold................     133       (17)         116
 Interest on deposits in banks.................     (12)      (50)         (62)
                                                -------  --------     --------
  Total interest income........................     140        75          215
                                                -------  --------     --------
 Expense from interest-bearing liabilities:
 Interest on interest-bearing deposits.........     113        77          190
 Interest on savings deposits..................       3        34           37
 Interest on time deposits.....................     (75)     (100)        (175)
 Interest on other borrowings..................      28       (79)         (51)
                                                -------  --------     --------
  Total interest expense.......................      69       (68)           1
                                                -------  --------     --------
  Net interest income.......................... $    71  $    143     $    214
                                                =======  ========     ========

PROVISION FOR LOAN LOSS:

  The provision for loan loss in 1995 was $318,000 which was an increase of $33,000 over the 1994 provision. A lesser provision was taken in the first quarter of 1994 due to the special $650,000 provision taken in the fourth quarter of 1993. The provision for loan loss in the Finance Company was $18,000 in 1995.

NON-INTEREST INCOME:

  Total non-interest income was down $212,000 in 1995 versus 1994. Mortgage origination fees were down $178,000. Mortgage origination commissions were also down $74,000. This decrease in income is the result of the higher interest rate environment in 1995 versus early 1994 and four fewer originators on the Bank's staff. Service charges on deposit accounts were down $155,000 in 1995 versus 1994. This decrease is partially a function of the higher 1995 earnings credit given to the Bank's commercial customers which offsets their activity charges and results in lower service charges for the bank. Non-interest income in the Finance Company year-to-date 1995 was $50,000 for eleven months of 1995.

NON-INTEREST EXPENSE:

  Consolidated non-interest expense was down $124,000 in 1995 versus 1994. Non-interest expense was down $448,000 in the Bank and the Company. Operating expenses were $339,000 in the Finance Company. Personnel expenses in the Bank were down $282,000 due to reduction in staffing levels, and consisted of $223,000 in the Finance Company. Mortgage origination commissions were down $74,000 due to the decreased income noted above. Directors expenses were up $48,000 due to a full year of expense related to the directors defined benefit plans (explained in greater detail in the notes to the Company's financial statements included elsewhere in this report. FDIC deposit insurance premiums were down $111,000 in 1995 and are expected to be nearly zero for 1996. Collection attorney expense was $145,000 in 1995 which was essentially unchanged from 1994. This level of expense relates directly to the 1995 loan recoveries of $250,000 and the 1995 gains on sale of other real estate of $278,000.

INCOME TAXES:

  Consolidated income taxes increased $306,000 in 1995 versus 1994. The effective tax rate was 32% in 1995 and 30% in 1994. The difference in effective tax rates between the years was the utilization of a deferred $33,000 alternative minimum tax credit in third quarter 1994.

RETURN ON EQUITY AND ASSETS

  The following rate of return information for the years indicated is presented below. First Alliance paid a 5% common stock dividend in May 1995.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1994
                                                                 ------  ------
Return on assets(1).............................................   1.24%    .95%
Return on equity(2).............................................  11.05    8.65
Cash dividend payout ratio(3)...................................    --    22.99
Equity to assets ratio(4).......................................  11.26   11.04

- --------
(1) Net income divided by average total assets
(2) Net income divided by average equity
(3) Cash dividends declared divided by net income
(4) Average equity divided by average total assets

                              BUSINESS OF PREMIER

GENERAL

  Premier was organized in 1993 to engage principally in the business of originating, processing, funding, and selling single family residential mortgage loans. On April 28, 1995, Premier acquired all of the outstanding capital stock of Allatoona Federal Savings Bank for a purchase price of $5,496,458. As a result of the acquisition, Premier (i) changed its original corporate name of "Premier Lending Corporation" to "Premier Bancshares, Inc." and (ii) changed the name of Allatoona Federal Savings Bank to "Premier Bank, FSB" (referred to in this section of the Joint Proxy Statement/Prospectus as the "Bank"). Contemporaneously with the acquisition of the Bank, the Company organized an additional subsidiary under the corporate name "Premier Lending Corporation" to engage in the business of originating residential mortgage and construction loans and commercial finance loans.

  At March 31, 1996, Premier had total consolidated assets of approximately $96.2 million, total consolidated deposits of approximately $60.2 million and total consolidated shareholders' equity of approximately $6.5 million. Premier's principal executive offices are located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number at such address is (404) 814-3090.

PREMIER BANK

  General. The Bank had approximately $72.3 million in total assets, deposits of approximately $60.8 million and net worth of approximately $6.0 million at March 31, 1996. Real estate mortgage loans and commercial finance lending transactions are primarily originated by Premier Lending rather than by the Bank, while the branching powers of the federally-chartered Bank, which are broader than a commercial bank, will enhance the ability to expand in Fulton County, DeKalb County, Gwinnett County, Henry County and other counties within the State of Georgia. The Bank's primary service area is currently Cobb County, Cherokee County, Bartow County, Gwinnett County and Paulding County, and the northern part of Fulton County, Georgia. The Bank's main office is located at 4900 Ross Road in Acworth, Cobb County, Georgia.

  The Bank received its charter as a federal stock savings bank from the Federal Home Loan Bank Board, the predecessor of the Office of Thrift Supervision ("OTS"), on November 21, 1986. The Bank commenced operations on March 29, 1988. The primary business of the Bank is to attract deposits from the general public and invest those funds in residential real estate loans, commercial real estate loans, commercial loans and consumer loans. Customer deposits with the Bank are insured to the maximum extent provided by law through the Savings Association Insurance Fund, a unit of the Federal Deposit Insurance Corporation. The Bank is also a member of the Federal Home Loan Bank System.

  Operations. The Bank's income is primarily derived from interest and fees collected on loans and interest on investment securities and gains received on sales of loans. The principal expenses of the Bank are interest paid on deposits, interest paid on other borrowings by the Bank, employee compensation, office expenses and other overhead expenses.

  The Bank offers a full range of savings banking services to individuals, professional and business customers in its primary service area. These services include personal and business checking accounts and savings and other time certificates of deposit. The Bank acts as a merchant depository for cardholder drafts under both VISA and Mastercard. The Bank offers night depository and bank-by-mail services and sells official checks and travellers checks (issued by an independent entity).

  The Bank's residential real estate lending activities are directed primarily toward individuals requiring a 15- to 30-year mortgage loan. Commercial real estate lending activities are directed primarily toward builders and developers and are generally short- and medium-term loans. Commercial lending activities are primarily directed toward current customers for such purposes as business equipment, working capital, lines of credit and letters of credit secured by certificates of deposit. Consumer lending is oriented primarily to the needs of the Bank's customers for such purposes as automobiles and personal needs. The Bank also originates a limited number of variable rate and fixed rate mortgage loans for its own account and both variable and fixed rate mortgage loans for resale.

  The Bank has primarily operated as a mortgage banker by selling most of its residential loans to other financial institutions and secondary market investors. The Bank is an approved Veterans Administration and Federal Housing Administration lender and employs a direct endorsement underwriter on staff to facilitate the loan approval process for Federal Housing Administration loans. Such mortgage banking activities permit the Bank to generate fee income to supplement its traditional source of income, i.e., the interest margin between the interest earned on interest-earning assets (primarily loans) and the interest paid on interest-bearing liabilities (primarily savings and time certificates of deposit). The Bank does not retain the servicing of mortgage loans sold in the secondary market.

  Properties. The Bank conducts its business from its main office location at 4900 Ross Road, Acworth, Georgia 30101 and from two full service branch offices. The Bank owns its main office building, which contains approximately 4,880 square feet of space. The Bank purchased the main office building from a corporation owned by certain of the organizers of the Bank in December 1993. The Bank leases (i) a branch office at 2390 Mt. Vernon Road, Suite 100, Dunwoody, Georgia 30338 (which lease expires in July 2000) and (ii) a branch office at 875 Oak Road, Suite 101, Lawrenceville, Georgia 30244 (which lease expires in March 2001).

  Employees. As of March 31, 1996, the Bank employed 30 full-time equivalent employees. The Bank is not a party to any collective bargaining agreement and management believes the Bank enjoys satisfactory relations with its employees.

  Competition. The Bank experiences competition in attracting and retaining business and personal checking and savings accounts and in making residential real estate, commercial real estate and consumer loans in its primary service area. The principal factors in competing for such accounts are interest rates, the range of financial services offered, convenience of office and branch locations and flexible office hours. Direct competition for such accounts comes from other savings institutions, commercial banks, credit unions, brokerage firms and money market funds. The primary factors in competing for loans are interest rates, loan origination fees and the range of lending services offered. The competition for origination of loans normally comes from other savings institutions, commercial banks, credit unions and mortgage banking firms. Such entities may have competitive advantages as a result of greater resources and higher lending limits (by virtue of greater capitalization) and may offer their customers certain services which the Bank may not presently provide.

  Legal Proceedings. There are no material pending proceedings to which Premier is a party or of which any of its properties are subject; nor are there material proceedings known to Premier to be contemplated by any governmental authority; nor are there material proceedings known to Premier, pending or contemplated, in which any director, officer or affiliate or any principal security holder of Premier, or any associate of any of the foregoing, is a party or has an interest adverse to Premier. Many of the loans made by the Bank are subject to the provisions of 15 USC, et seq., otherwise known as the Truth-in-Lending Act ("Truth-in-Lending") and regulations promulgated thereunder by the Federal Reserve Board ("Regulation Z"). Truth-in-Lending and Regulation Z are subject to continuing interpretation by the courts.

PREMIER LENDING CORPORATION

  General. As a mortgage banker, Premier Lending Corporation ("Premier Lending") acts as an intermediary between purchasers of residential real estate or homeowners refinancing their residences and correspondent or institutional investors seeking to purchase mortgage loan investments. Premier Lending is a retail originator of residential mortgage loans, which loans are then sold to correspondent mortgage investors.

  Premier Lending is an approved Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") seller-servicer of mortgage loans. Premier Lending is also an approved Department of Housing and Urban Development ("HUD") and Veterans Administration ("VA") mortgage originator. The approval process under these federal programs requires, among other matters, evidence of industry experience, character references and credit reports of principals, financial statements, corporate net worth or bonding capacity, and a business plan.

  Premier Lending's administrative offices are located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326 and its telephone number is
(404) 814-3090.

  Residential Loan Originations. Premier Lending principally originates conventional residential first mortgage loans (not insured or guaranteed by agencies of the federal government). Management emphasizes the origination of conventional loans with principal amounts within the maximum amounts eligible for sale to FHLMC which currently is $207,000 for a one-unit property. All of such loans are secured by one-to-four family residential properties. Premier Lending originates residential mortgage loans insured by the FHA or partially guaranteed by the VA. Mortgage loans which comply with FNMA and FHLMC requirements, including FHA-insured and VA-guaranteed loans, are referred to herein as "conforming loans."

  Premier Lending also originates conventional mortgage loans which exceed the maximum amounts qualified for sale to FNMA or FHLMC, but which otherwise generally comply with FNMA or FHLMC requirements ("jumbo loans"). The loans originated or purchased by Premier Lending are first mortgage loans, although Premier Lending may originate or purchase some conforming second mortgage loans. Premier Lending intends to limit its origination of second mortgage loans to those which comply with FNMA and FHLMC criteria and which management believes will not entail greater risk than conforming first mortgage loans.

  The level of revenues per loan from Premier Lending's loan originations are primarily a function of the spread between the yield (interest rate and fees) required by correspondent or institutional investors and the interest rates and fees Premier Lending can charge.

  Operations. Premier Lending's primary service area for its residential loan originations and its mortgage banking operations is the greater Atlanta, Georgia metropolitan area. Premier Lending operates from its administrative offices in Atlanta (Fulton County), and has loan production offices in Gwinnett County, Fulton County, Henry County, DeKalb County and Cobb County.

  Premier Lending's loan officers originate residential mortgage loans through referrals from real estate agents and brokers, builders, developers, and other relationships developed over the past years by management, as well as through direct solicitation of borrowers.

  The level of Premier Lending's loan originations is subject to seasonal variations with the heaviest demand occurring in the spring, summer and fall and with the lightest demand occurring in the winter.

  Loan Funding Arrangements. Premier Lending will generally hold mortgage loans for a period ranging from one to twenty days after closing. Pending sales in the secondary market to correspondent or institutional mortgage investors, Premier Lending will fund these mortgage loans principally through its mortgage warehouse lines of credit, through wholesale loan sales to Premier Bank and, to a lesser extent, from its own working capital. The funds borrowed by Premier Lending to fund or purchase such mortgage loans are repaid upon receipt of payment from the sale of such loans in the secondary market.

  Loan Servicing. Premier Lending does not generally retain servicing of the permanent mortgage loans which it originates and funds. However, Premier does service construction and commercial finance loans for other investors. The servicing rights on all of Premier Lending's payment mortgage loans are sold for a fee along with the loans to correspondent or institutional mortgage investors.

  Permanent Loan Market. Premier Lending's operations depend on the ability of its prospective borrowers to qualify and obtain permanent loans through Premier Lending from correspondent or institutional mortgage investors. Accordingly, any significant change in the permanent loan market which reduces the ability of Premier Lending's borrowers to obtain permanent financing on a timely and acceptable basis, including a change in the operations, level of activity, or underwriting criteria of such correspondent or institutional investors or other permanent lenders, could have a material adverse effect on Premier Lending's business and the results of operations.

  Sale of Residential Loans. Premier Lending sells the mortgage loans which it originates or purchases directly to correspondent or institutional mortgage investors. These loans are sold on a loan-by-loan basis, and the sales are made without recourse.

  Economic Conditions. The results of operations of Premier Lending depend primarily upon its ability to originate, fund and sell residential mortgage loans. This ability, in turn, depends substantially upon current interest rate levels and national economic conditions, which affect the degree to which prospective purchasers of residential real estate and homeowners considering refinancing their existing mortgage loans seek such mortgage financing. For example, mortgage loan origination activity is generally greater in a period of declining interest rates and favorable economic conditions. Economic conditions in Premier Lending's service area will also have a significant effect on the residential housing market and, therefore, on Premier Lending's mortgage loan origination activities.

  Competition. The mortgage banking business is highly competitive and fragmented. Premier Lending competes with other mortgage bankers, state and national banks, thrift institutions and insurance companies for loan originations. Many of its competitors have substantially greater resources than Premier Lending.

  Regulation. Premier Lending's business operations are subject to the applicable rules and regulations promulgated by FNMA, FHLMC, the Department of Housing and Urban Development ("HUD"), and certain state laws with respect to originating, processing, selling and servicing mortgage loans.

  These rules and regulations, among other things, prohibit discrimination; provide for inspection and appraisals of properties; require credit reports on prospective borrowers and fix types of mortgage loan programs, including loan amounts; provide examination and audit, disclosure, advertising and other requirements; and in some cases, fix maximum interest rates, fees and loan amounts.

  Mortgage loan origination activities are subject to the Equal Credit Opportunity Act, the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act, and other state and federal laws, and the regulations promulgated thereunder which prohibit discrimination and require the disclosure of certain information to borrowers concerning credit and settlement costs. Certain conventional mortgage loans are also subject to state usury statutes.

  Premier Lending sells mortgage loans to programs administered by FNMA and FHLMC. As an approved FHLMC seller/servicer of mortgage loans, Premier Lending is required, among other requirements, to maintain a minimum net worth according to generally accepted accounting principles of $1,000,000. Although Premier Lending is not aware of any proposed actions to discontinue or curtail the operations of these government-sponsored enterprises, such developments would have an adverse effect on Premier Lending's operations. Premier Lending expects that it will continue to remain eligible to participate in such programs but a significant impairment of such eligibility would also adversely affect its operations.

  Construction Loan Originations. Premier Lending also originates and funds (for resale on an arms-length basis to secondary market investors or to Premier Bank) residential construction loans which are intended to be repaid upon maturity (usually within six to twelve months from initial funding) when a borrower closes a permanent loan. The proceeds of the construction loan are utilized by the borrower for the purpose of acquiring and constructing improvements on the underlying real property. Each construction loan generally will be secured by the underlying real property, as well as any improvements constructed thereon.

  Commercial Finance Lending. Premier Lending seeks to originate commercial finance loans which focus on revolving lines of credit secured primarily by receivables and, to a lesser extent, inventory. These loans are funded through loan participations from other financial institutions (including Premier Bank) and lines of credit. Management will consider term loans secured by machinery, equipment or real estate based on traditional underwriting criteria, as well as prior experience of management with the borrower. Management focuses its commercial finance lending toward small and medium sized businesses that generally are not being served by banks or finance companies in the market area, especially as a result of the bank consolidation in Premier Lending's market area.

  Properties. Premier Lending leases its administrative and loan production offices and does not own any real estate. The following is a summary of the offices leased by Premier Lending:

    LOCATION                        PRIMARY USE            LEASE EXPIRATION DATE
    --------                        -----------            ---------------------
2180 Atlanta Plaza             Administrative office          December 1998
 950 East Paces Ferry Road      and loan production
 Atlanta, Georgia 30326         -- Fulton County
2019 Scenic Highway            Loan production                May 2001
 Snellville, Georgia 30278      -- Gwinnett County
205 Market Place               Loan production                September 1996
 Suite 102                      -- Fulton County
 Roswell, Georgia 30075
1235 Eagle's Landing           Loan production                May 1997
 Parkway, Suite A               -- Henry County
 Stockbridge, Georgia
 30281
3075 Breckenridge Blvd.        Loan production                January 1999
 Suite 425                      -- Gwinnett County
 Duluth, Georgia 30136
2390 Mt. Vernon Road           Loan production                July 2000
 Suite 200                      -- DeKalb County
 Dunwoody, Georgia 30338
2759 Delk Road                 Mortgage Division              December 1999
 Suite 201                      and Loan production
 Marietta, Georgia 30067        -- Cobb County

  Employees. At March 31, 1996, Premier Lending employed 110 persons, of which 8 were executive and administrative personnel and 102 were engaged in loan originations, loan processing and marketing.

  Litigation. Premier Lending is not a defendant in any litigation arising out of the conduct of its business.

                             MANAGEMENT OF PREMIER

DIRECTORS

  The following table sets forth for each director of Premier (i) the person's name, (ii) his or her age at December 31, 1995, (iii) the year he or she was first elected as a director of Premier, and (iv) his or her positions with Premier other than as a director and his or her other business experience for the past five years.

          NAME           AGE YEAR FIRST ELECTED       BUSINESS EXPERIENCE
          ----           --- ------------------       -------------------
 N. Michael Anderson....  48        1993        President, Michael Anderson,
                                                 Inc. (secondary marketing and
                                                 whole loan brokerage)
 Candler M. Broom.......  55        1993        President and Partner, Austin
                                                 Brown, Inc. (representation of
                                                 various manufacturers in the
                                                 industrial motor control
                                                 industry)
 Edwin T. Elliott.......  53        1993        Partner, Cam-el, Inc. (real
                                                 estate development)
 William M. Evans, Jr...  44        1993        Founder, William Evans and
                                                 Associates, Inc. (real estate
                                                 development of single-family
                                                 dwellings and industrial
                                                 buildings)
 Jo S. Hill.............  46        1993        Human Resources Consultant
 Darrell D. Pittard.....  47        1993        Chairman of the Board,
                                                 President and Chief Executive
                                                 Officer of Premier(1)

- --------
(1) See "Executive Officers" below for Mr. Pittard's prior business experience.

EXECUTIVE OFFICERS

  The table below sets forth for each executive officer of Premier (i) the person's name, (ii) his or her age at December 31, 1995, (iii) the year he or she was first elected as an officer of Premier, and (iv) his or her positions with Premier and his or her other business experience for the past five years.

         NAME         AGE YEAR FIRST ELECTED        BUSINESS EXPERIENCE
         ----         --- ------------------        -------------------
 Darrell D. Pittard..  47        1993        Chairman of the Board, President
                                              and
                                              Chief Executive Officer of
                                              Premier(1)
 Michael W. Lane.....  46        1994        Executive Vice President of
                                              Premier Lending(2)
 George S. Phelps....  43        1995        President of Premier Lending(3)

- --------
(1) Mr. Pittard co-founded Premier in March 1993. From August 1988 to February 1993, Mr. Pittard was employed by Prime Bank, FSB and its holding company, Prime Bancshares, Inc., as President and Chief Executive Officer (March 1990 to February 1993) and as Chief Operating Officer (August 1988 to March 1990). Prime Bank, FSB and its holding company were acquired in February 1993 by SouthTrust Corporation, Birmingham, Alabama, at which time Prime Bancshares' stock was traded on the American Stock Exchange.
(2) Mr. Lane has served as Executive Vice President of Premier Lending since February 1994. From 1993 to February 1994, Mr. Lane was employed by Millennium Healthcare Funding, Inc. as Manager, Vice President--Financing Healthcare Claims. From 1992 to March 1993, he was employed by Prime Bank, FSB, as Manager, Vice President, Commercial Banking Group--Commercial Lending, Asset-Based Lending and Private Banking. Mr. Lane was employed from May 1983 to March 1992 by First American Bank as Manager, Group Vice President of Asset-Based Lending and Account Officer, Vice President of Asset-Based Lending.
(3) Mr. Phelps has served as President of Premier Lending since April 1995 when Premier acquired Allatoona Federal Savings Bank. Mr. Phelps was Senior Vice President at Allatoona Federal Savings Bank, where he was responsible for mortgage lending, from 1991 to April 1995.

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning compensation paid or accrued by Premier and its subsidiaries to or on behalf of its Chief Executive Officer and the two executive officers of Premier who earned over $100,000 in salary and bonus during fiscal 1996.

                          SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                          ANNUAL COMPENSATION          COMPENSATION
                                  ------------------------------------ ------------
         NAME                                                            SECURITIES
         AND                                                 OTHER       UNDERLYING
      PRINCIPAL           FISCAL                            ANNUAL        OPTIONS
       POSITION           YEAR(1)  SALARY        BONUS  COMPENSATION(2) GRANTED (#)
      ---------           ------- --------      ------- --------------- ------------
Darrell D. Pittard......   1996   $139,583      $84,488       $ 0          10,000
 Chairman, President and   1995   $126,000      $     0       $ 0               0
 Chief Executive Officer   1994    $90,000(3)   $     0       $ 0               0
 of Premier
Michael W. Lane.........   1996   $100,000      $32,808       $ 0           5,500
 Executive Vice President
 of Premier Lending
George S. Phelps........   1996   $ 82,680      $44,279       $ 0           3,500
 President of
 Premier Lending

- --------
(1) Represents the year ended on March 31 of the year listed.
(2) Does not reflect non-cash compensation in the form of personal benefits, the value of which did not exceed the lesser of $50,000 or 10% of salary and bonus for any fiscal year to which such benefits pertain.
(3) Represents salary for nine months of fiscal 1994, as Mr. Pittard did not draw a salary during the first quarter of fiscal 1994.

  The following table sets forth information regarding the grant of stock options to the executive officers listed in the Summary Compensation Table (the "Named Executive Officers") during fiscal 1996. Premier did not award any stock appreciation rights ("SARs") during fiscal 1996 and no SARs are outstanding.

           OPTION GRANTS DURING THE FISCAL YEAR ENDED MARCH 31, 1996
                              (Individual Grants)

                                   NUMBER OF   PERCENT OF
                                   SECURITIES TOTAL OPTIONS
                                   UNDERLYING  GRANTED TO   EXERCISE
                                    OPTIONS   EMPLOYEES IN    PRICE   EXPIRATION
  NAME                             GRANTED(1)  FISCAL YEAR  ($/SHARE)    DATE
  ----                             ---------- ------------- --------- ----------
Darrell D. Pittard................   10,000       25.00%     $10.00   10/19/2005
Michael W. Lane...................    5,500       13.75%     $10.00   08/17/2005
George S. Phelps..................    3,500        8.75%     $10.00   10/19/2005

- --------
(1) The option was granted with an exercise price equal to the fair market value on the date of grant as determined in accordance with the terms of the Premier Stock Option Plan. The options vest in one-third increments annually beginning on August 17, 1996 (for Mr. Lane) and October 19, 1996 (for Messrs. Pittard and Phelps), the first anniversary of the respective dates of grant.

  The following table sets forth information concerning the options held by the Named Executive Officers at March 31, 1996. The Named Executive Officers did not exercise any stock options during the year ended March 31, 1996.

                FISCAL 1996 YEAR-END OPTION HOLDINGS AND VALUES

                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                          UNDERLYING UNEXERCISED           IN-THE-MONEY
                         OPTIONS AT MARCH 31, 1996 OPTIONS AT MARCH 31, 1996(1)
                         ------------------------- -----------------------------
  NAME                   EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
  ----                   ----------- ------------- -----------------------------
Darrell D. Pittard......       0        10,000        $      0        $     0

Michael W. Lane.........       0         5,500        $      0        $     0

George S. Phelps........       0         3,500        $      0        $     0

- --------
(1) None of the Named Executive Officers held unexercised in-the-money options at March 31, 1996, as the exercise price of their options ($10.00) was equal to the market value of the Premier Common Stock on that date.

COMPENSATION OF DIRECTORS

  Directors of Premier are paid $1,000 per meeting attended and $250 per committee meeting attended.

EMPLOYMENT AGREEMENT

  As of September 1, 1995, Premier entered into an employment agreement with Darrell D. Pittard, with regard to Mr. Pittard's continued service as President, Chairman of the Board and Chief Executive Officer of Premier. The term of the agreement extends through December 31, 1997, subject to an additional 12-month extension upon written notice to Mr. Pittard from Premier of its intent to extend the term and Mr. Pittard's written acceptance of such offer. Mr. Pittard's annual base salary is $150,000 for the first 12-month period under the agreement, $175,000 for the second 12-month period and $175,000 for the third 12-month period. Mr. Pittard is also entitled to such additional incentive compensation as may be awarded from time to time by the Board of Directors of Premier or any committee designated thereby in their discretion. Mr. Pittard's base salary and incentive compensation will be reviewed and approved at least annually by the Board of Directors of Premier or any committee designated thereby, and Mr. Pittard's base salary may be increased in their discretion to reflect his performance. The agreement also entitles Mr. Pittard to participate in employee benefit programs generally, including health and life insurance, grants him the use of an automobile and entitles him to reimbursement for country club and other professional association dues. In the event of disability, Mr. Pittard will be entitled to receive 100% of his then current base salary during the first 12 months of his disability. If he is disabled for a continuous period exceeding 12 months, however, Premier may terminate the agreement, in which event payment of Mr. Pittard's base salary will cease. If Mr. Pittard is terminated for "cause" (as defined in the agreement), he will have no right to compensation or other benefits. If his employment is terminated by Premier or its successor for any reason other than cause or disability, Mr. Pittard will receive a severance payment equal to twice his then current annual base salary. In the event of a "change of control" (defined as any transaction resulting in control of more than 25% of any class of Premier voting securities or the sale, transfer, consolidation or merger of Premier with a corporation that is not a majority owned subsidiary of Premier), and within six months preceding or one year after the change of control Mr. Pittard's employment is terminated for any reason other than for cause, Mr. Pittard will receive a severance payment equal to twice his then current annual base salary as liquidated damages in lieu of all other claims. In addition, if within six months preceding or one year after the change of control, the status and character of Mr. Pittard's employment as described in the agreement are materially altered and Mr. Pittard voluntarily terminates his employment, Mr. Pittard will receive the same severance payment as liquidated damages in lieu of all other claims. The agreement also prohibits Mr. Pittard from disclosing any confidential information regarding Premier during his employment and for a period of one year beginning upon termination of his employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the Premier Common Stock owned, as of the Record Date and on a pro forma basis giving effect to the Merger and the conversion of all then outstanding shares of First Alliance Preferred Stock, (i) by each person who beneficially owned more than 5% of the shares of Premier Common Stock outstanding, (ii) by each Premier director, (iii) by the Named Executive Officer and (iv) by all Premier directors and executive officers as a group.

                                                                  PRO FORMA
                             NUMBER OF     PERCENT OF CLASS   PERCENT OF CLASS
NAME OF BENEFICIAL OWNER(1)   SHARES      PRIOR TO MERGER(2) FOLLOWING MERGER(3)
- ---------------------------  ---------    ------------------ -------------------
N. Michael Anderson........    44,748(4)        10.08                1.90
Candler M. Broom...........    20,500(5)         4.66                 *
Edwin T. Elliott...........    25,000(6)         5.69                1.06
William M. Evans, Jr.......    34,870(7)         7.74                1.48
Jo S. Hill.................    14,625(8)         3.33                 *
Darrell D. Pittard.........   120,871(9)        24.34                5.14
J. Stephen Vasen...........    55,696(10)       12.42                2.36
Michael W. Lane............     7,473(11)        1.70                 *
George S. Phelps...........     6,250(12)        1.43                 *
W. D. Everitt, Jr..........    86,957(13)       16.64                3.70
Marinecrew and Company.....    43,479(14)        9.07                1.85
Robert McMahan.............    24,348(15)        5.29                1.04
All directors and executive
 officers as a group
 (8 persons)...............   274,337(16)       51.17               11.57

- --------
*  Represents less than one percent of the shares outstanding.
(1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information shown above is based upon information furnished by the named persons and based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.
(2) Calculated giving effect to the conversion of the listed person's shares of Premier Preferred Stock and the exercise of his or her options to purchase Premier Common Stock.
(3) Calculated giving effect to the Conversion, the Merger and the exercise of the listed individual's options to purchase First Alliance Common Stock that will be issued in the Merger.
(4) Consists of (i) 36,400 shares of Premier Common Stock, (ii) 4,000 shares subject to currently exercisable options and (iii) 4,348 shares of Premier Preferred Stock, which are convertible, at the option of the holder, into 4,348 shares of Premier Common Stock. Mr. Anderson's address is 1296 West Wesley Road, Atlanta, Georgia 30327.
(5) Consists of (i) 16,500 shares of Premier Common Stock and (ii) 4,000 shares subject to currently exercisable options. Mr. Broom's address is 813 West Ponce de Leon Avenue, Decatur, Georgia 30030.
(6) Consists of (i) 21,000 shares of Premier Common Stock and (ii) 4,000 shares subject to currently exercisable options. Mr. Elliott's address is
    P. O. Box 1046, Lawrenceville, Georgia 30246.
(7) Consists of 20,000 shares of Premier Common Stock, (ii) 4,000 shares subject to currently exercisable options and (iii) 10,870 shares of Premier Preferred Stock, which are convertible, at the option of the holder, into 10,870 shares of Premier Common Stock. Mr. Evans' address is 5450 East Mountain Street, Stone Mountain, Georgia 30083.
(8) Consists of (i) 10,625 shares of Premier Common Stock and (ii) 4,000 shares subject to currently exercisable options. Ms. Hill's address is 1013 Lenox Valley, Atlanta, Georgia 30324.
(9) Consists of (i) 60,000 shares of Premier Common Stock and (ii) 60,871 shares of Premier Preferred Stock, which are convertible, at the option of the holder, into 60,781 shares of Premier Common Stock. Mr. Pittard's address is 3475 Oak Valley Road, Atlanta, Georgia 30326.
(10) Consists of (i) 29,000 shares of Premier Common Stock held by Mr. Vasen,
     (ii) 14,000 shares of Premier Common Stock held by Mr. Vasen's spouse, as to which beneficial ownership is shared, (iii) 4,000 shares subject to presently exercisable options and (iv) 8,696 shares of Premier Preferred Stock, which are convertible, at the option of the holder, into 8,696 shares of Premier Common Stock. Mr. Vasen is not a director of Premier. His address is 460 Ansley Walk Terrace, N.E., Atlanta, Georgia 30309.
(11) Consists of (i) 3,125 shares of Premier Common Stock and (ii) 4,348 shares of Premier Preferred Stock, which are convertible, at the option of the holder, into 4,348 shares of Premier Common Stock. Mr. Lane is not a director of Premier. His address is 659 Peachtree Street, N.E., Suite 1502, Atlanta, Georgia 30308.
(12) Mr. Phelps is not a director of Premier. His address is 741 Foxcroft Circle, Marietta, Georgia 30067.
(13) Consists of 86,957 shares of Premier Preferred Stock, which are convertible, at the option of the holder, into 86,957 shares of Premier Common Stock. Mr. Everitt is not a director or executive officer of Premier. His address is 509 Forest Trail, Griffin, Georgia 30223.
(14) Consists of 43,479 shares of Premier Preferred Stock, which are convertible, at the option of the holder, into 43,479 shares of Premier Common Stock. The company's address is 1303 Hightower Trail, Suite 130, Atlanta, Georgia 30350.
(15) Consists of (i) 20,000 shares of Premier Common Stock and (ii) 4,348 shares of Premier Preferred Stock, which are convertible, at the option of the holder, into 4,348 shares of Premier Common Stock and are held in an IRA for Mr. McMahan's benefit. Mr. McMahan is not a director or executive officer of Premier. His address is 1691 Grove Park Way, Decatur, Georgia 30033.
(16) Includes (i) 20,000 shares subject to currently exercisable options, and
     (ii) 80,437 shares of Premier Preferred Stock, which are convertible, at the option of the holder, into 80,437 shares of Premier Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In April 1995, First Alliance purchased 78,261 shares (representing 20.11% of the currently outstanding shares) of Premier Preferred Stock for an aggregate purchase price of $900,000. The per share purchase price paid by First Alliance was the same as that paid by other investors for shares of Premier Preferred Stock. To fulfill regulatory requirements, First Alliance agreed to relinquish its right to voluntarily convert its Premier Preferred Stock into Premier Common Stock, and therefore its right to vote on matters presented to common shareholders, but retained all other rights and privileges of a holder of Premier Preferred Stock. Immediately prior to the consummation of the Merger, First Alliance's shares of Premier Preferred Stock will be cancelled in lieu of conversion into Premier Common Stock.

  Premier's directors and executive officers, their immediate family members and certain companies and other entities associated with them, have been customers of and have had banking transactions with Premier Bank and are expected to continue such relationships with Premier Bank in the future. As of March 31, 1996, the aggregate outstanding balance of all such loans was $32,500, or .5% of shareholders' equity. In the opinion of Premier's management, the extensions of credit made by Premier Bank to such individuals, companies and entities since January 1, 1993 (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and (iii) did not involve more than a normal risk of collectibility or present other unfavorable features.

                 SELECTED HISTORICAL FINANCIAL DATA OF PREMIER

  The following selected financial data is derived from the financial statements of Premier. The financial data for the year ended March 31, 1996 and 1995 is derived from the consolidated financial statements. The following data should be read in conjunction with Premier's consolidated financial statements and the related notes contained elsewhere in this Joint Proxy Statement/Prospectus.

                                                        FOR THE YEARS ENDED
                                                             MARCH 31,
                                                       -----------------------
                                                          1996        1995
                                                       ----------- -----------
                                                       (DOLLARS IN THOUSANDS,
                                                       EXCEPT PER SHARE DATA)
BALANCE SHEET:
Total assets.......................................... $    96,199 $    8,281
Loans, net............................................      79,441      7,029
Investment securities.................................         501        --
Federal funds sold....................................         --         --
Interest-bearing deposits.............................         --         --
Deposits..............................................      60,218        --
Borrowings............................................      26,905      4,039
Stockholders' equity..................................       6,545      3,921
OPERATING DATA:
Interest income.......................................       7,380        553
Interest expense......................................       1,976        --
Interest expense on borrowings........................       2,254        409
  Net interest income.................................       3,150        144
Provision for losses on loans.........................          85        --
Net interest income after provision for losses on
 loans................................................       3,065        144
Mortgage banking income...............................       6,001        919
Other income..........................................         260        450
Other expenses........................................       8,199      2,755
Income tax expense....................................         263        --
  Net income (loss)...................................         864     (1,242)
Earnings (loss) per common share and common stock
 equivalent...........................................        1.35      (2.85)
Earnings (loss) per share assuming full dilution......        1.05         (-)

                 PREMIER MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                  FOR THE YEARS ENDED MARCH 31, 1996 AND 1995

  The following is management's discussion and analysis of certain significant factors which have affected Premier's financial position and operating results for the years ended March 31, 1996 and 1995. This discussion should be read with the financial statements presented elsewhere in this Joint Proxy Statement/Prospectus.

  On May 1, 1995, Premier acquired Allatoona Federal Savings Bank (now known as Premier Bank) in a business combination accounted for as a purchase transaction. The financial statements as of and for the year ended March 31, 1996 include the results of operations of Allatoona since the date of acquisition. Simultaneously with the acquisition of Allatoona, Premier Bancshares, Inc. (formerly Premier Lending Corporation) was formed as a thrift holding company and Premier Lending Corporation ("Premier Lending") became a mortgage banking subsidiary of Premier Bancshares, Inc. Prior to the acquisition, Allatoona operated a mortgage banking department in addition to the normal operations of a savings bank. Subsequent to the acquisition, Premier Lending has originated substantially all of the mortgage loans as well as the commercial finance lending transactions in which Premier Bank has held an interest either for its own portfolio or for sale in the secondary market.

FINANCIAL CONDITION

  As of March 31, 1996, Premier had increased portfolio loans by $43,446,000 and loans held for sale by $29,301,000, for a total increase of $72,747,000, since March 31, 1995. Included in this growth was $7,829,000 of loans held for sale and $35,658,000 of portfolio loans acquired in the acquisition of Premier Bank. The increase by Premier Bank for the period since acquisition was $8,041,000 of loans held for sale and $8,117,000 of portfolio loans, or an increase of 37.2%. The growth in loans held for sale generated by Premier Lending for the year ended March 31, 1996 was $13,698,000 while portfolio loans decreased slightly by $329,000. The growth in portfolio loans and loans held for sale was funded primarily with the net increase in deposits generated by Premier Bank of $29,737,000 and net increases in borrowing under lines of credit and advances from the Federal Home Loan Bank of $6,681,000. The remaining $6,891,000 of increase in deposits and borrowings combined with the liquidation of approximately $1,063,000 of securities available for sale contributed to the increase in interest-bearing deposits and cash and due from banks at March 31, 1996.

  Total assets have increased from March 31, 1995 by $87,918,000. In the acquisition of Premier Bank, Premier acquired approximately $48,243,589 of assets consisting of the following:

   Cash and due from banks......................................... $   617,746
   Securities......................................................   1,563,926
   Loans held for sale.............................................   7,829,133
   Net loans.......................................................  35,658,085
   Premises and equipment..........................................   1,360,579
   Other assets....................................................   1,214,120
                                                                    -----------
                                                                    $48,243,589
                                                                    ===========

  Premier paid $5,578,178 in cash for Premier Bank including goodwill at approximately $2,536,000 which has been recorded on Premier Bank's books.

  The net increase in total assets of Premier, excluding the acquisition of Premier Bank, was $39,674,000, of which the majority was included in the increase in loans and loans held for sale. The significant other increase in assets was in cash and due from banks and interest-bearing deposits, which increased $10,086,000.

  The amounts of loans outstanding at March 31, 1996 and 1995 are shown in the following table according to type of loan. Management is not aware of any other concentrations.

                                                               MARCH 31,
                                                         ------------------------
                                                            1996         1995
                                                         -----------  -----------
                                                         (DOLLARS IN THOUSANDS)
   Real estate--construction............................     $26,981      $1,725
   Real estate--mortgage................................      13,605         311
   Commercial...........................................       3,883       1,278
   Consumer.............................................       2,459         --
   Loans held for sale..................................      32,890       3,518
                                                         -----------  ----------
                                                              79,818       6,832
   Deferred fees and costs, net.........................         (42)        198
   Allowance for loan losses............................        (336)        --
                                                         -----------  ----------
     Net loans..........................................     $79,440      $7,030
                                                         ===========  ==========

  Information with respect to nonaccrual, past due and renegotiated loans at March 31, 1996 are shown below. There were no loans at March 31, 1995 meeting these criteria.

                                                                MARCH 31,
                                                                   1996
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
   Nonaccrual loans.....................................           $590
   Loans contractually past due ninety days or more as
    to interest or principal payments and still accru-
    ing.................................................            --
   Loans, the terms of which have been renegotiated to
    provide a reduction or deferral of interest or prin-
    cipal because of deterioration in the financial po-
    sition of the borrower..............................            --
   Loans, now current about which there are serious
    doubts as to the ability of the borrower to comply
    with present loan repayment terms...................            --

  There was no significant reduction in interest income associated with nonaccrual and renegotiated loans for the year ended March 31, 1996.

  In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

COMMITMENTS AND LINES OF CREDIT

  In the ordinary course of business, Premier has granted commitments to extend credit to approved customers. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. Premier uses the same credit policies for these off balance sheet commitments as it does for financial instruments that are recorded in the consolidated financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitment amounts expire without being drawn upon, and therefore, the total commitment amounts do not necessarily represent future cash requirements.

  The following is a summary of the commitments to fund loans at March 31, 1996 and 1995.

                                                          1996        1995
                                                       ----------- -----------
                                                       (DOLLARS IN THOUSANDS)
   Unfunded mortgage loan commitments.................     $33,046     $21,113
   Residential construction and commercial loan com-
    mitments..........................................      11,486       1,700
   Standby letters of credit..........................          82         --
                                                       ----------- -----------
                                                           $44,614     $22,813
                                                       =========== ===========

SUMMARY OF LOAN LOSS EXPERIENCE

  The provision for possible loan losses is charged directly to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions and other relevant factors. Premier's allowance for loan losses was approximately $336,000 at March 31, 1996, representing .72% of the March 31, 1996 total loans held for investment. The allowance for loan losses is reviewed continuously and, based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

  Due to the short-term nature of construction and mortgage loans held for sale and Premier's history related to those types of loans, management believes that an allowance of only $15,000 is necessary for those loans as of March 31, 1996. Additionally, the Company monitors the commercial finance loans with daily, weekly and monthly reporting of information by the borrowers, and quarterly field examinations conducted by the Company's staff. Management has discovered a weakness in only one loan. This loan has a current balance of approximately $28,000. There have been no losses on these loans to date. Management will continue to monitor the credit quality of these loans on a continuous basis and will consider the adequacy of the loan loss reserve on a quarterly basis.

  Management has not allocated Premier's allowance for loan losses to specific categories of loans. Based on management's best estimate, approximately 34% of the allowance should be allocated to permanent mortgage loans, 35% to commercial and consumer loans and 31% to construction loans as of March 31, 1996.

  The following table summarizes average loan balances for the year ended March 31, 1996 determined using the daily average balances during the year, changes in the allowance for possible loan losses arising from loans charged off and recoveries on loans previously charged off, additions to the allowance which have been charged to operating expense and the ratio of net charge-offs during the year to average loans. There were no charge-offs, recoveries, provisions or allowances for the year ended March 31, 1995.

                                                                    YEAR ENDED
                                                                     MARCH 31,
                                                                       1996
                                                                    -----------
                                                                    (DOLLARS IN
                                                                    THOUSANDS)
   Average amount of loans outstanding............................    $43,828
   Balance of allowance for loan losses acquired in business com-
    bination......................................................        242
                                                                      -------
   Charge-offs
    Real estate--mortgage.........................................         (1)
    Real estate--construction.....................................        --
    Consumer......................................................         (2)
                                                                      -------
                                                                           (3)
                                                                      -------
   Recoveries
    Real estate--mortgage.........................................        --
    Real estate--construction.....................................        --
    Consumer......................................................         12
                                                                      -------
                                                                           12
                                                                      -------
   Net charge-offs................................................          9
                                                                      -------
   Additions to allowance charged to operating expense during
    year..........................................................         85
                                                                      -------
   Balance of allowance for loan losses at end of year............    $   336
                                                                      =======
   Ratio of net loans charged off during the year to average loans
    outstanding...................................................        .02%
                                                                      =======

LIQUIDITY

  Liquidity remained strong at March 31, 1996 in comparison with industry standards and provided Premier with adequate cash flows to fund current operations and expected loan growth. Management of Premier continually monitors liquidity to insure adequate resources are available to meet the needs of the Bank's depositors and Premier Lending and Premier Bank loan customers. In addition to sources of funds through repayment of loans, maturing investments and generation of deposits by Premier Bank, Premier Lending has available lines of credit with third-party institutions totaling approximately $45.5 million. The original funding facility was a warehouse line of credit in the amount of $12,000,000 with The Prudential Home Mortgage Company. This line was increased, resulting in a funding facility in the amount of $30,000,000, and was subsequently replaced by a $40,000,000 warehouse line of credit extended by Residential Funding Corporation on November 1, 1995. Also in November 1995, a pre-existing line of credit relating to Premier Lending's commercial finance lending was increased to $3,500,000; and in January 1996 a working capital line of credit in the amount of $2,000,000 was extended to Premier Lending.

CAPITAL

  At March 31, 1996, the capital of Premier was considered adequate as compared to industry standards. Total capital of Premier increased by $2,624,000 from March 31, 1995. The increase results from preferred stock issued totaling $2,036,000, plus net income for the year ended March 31, 1996 of $864,000, less dividends paid to preferred stockholders of $278,000. Premier issued 389,122 shares of convertible preferred stock as a funding vehicle for the acquisition of Premier Bank along with obtaining a $3 million loan from a third party institution. The holders of the preferred stock are entitled to a non-cumulative preferred dividend at an annual rate equal to the one year U.S. Treasury bill interest rate plus 2.5%. The $3 million loan is due in ten annual installments of $300,000 beginning October 31, 1997 and bears interest at prime plus 1%.

  Banking regulations require Premier Bank to maintain minimum capital levels in relation to its assets. At March 31, 1996, Premier Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for Premier Bank at March 31, 1996 are as follows:

                                                                      REGULATORY
                                                             ACTUAL  REQUIREMENTS
                                                             ------  ------------
   Tangible capital.........................................  6.71%      1.50%
   Core capital.............................................  6.71%      3.00%
   Risk-based capital....................................... 10.01%      8.00%

RESULTS OF OPERATIONS

  Net income for the year ended March 31, 1996, including operations of Premier Bank since acquisition (May 1, 1995), has increased by $2,107,000 as compared to the year ended March 31, 1995. There are several key contributing factors explaining the significant change from the prior year. First, mortgage rates in 1995 have declined, therefore triggering an increase in the mortgage banking activity. Second, the acquisition of Premier Bank has provided Premier with access to an established mortgage banking entity and a deposit generating financial institution. These three elements have enhanced Premier's profitability and are expected to further enhance its results of operations.

  During the year ended March 31, 1996, Premier originated approximately $288 million of loans available for sale and generated a net increase in portfolio loans of $7,373,000. The loan volume has continued to increase over the year. Total loans held for sale closings have increased from $64 million for the year ended March 31, 1995 to $288 million for the year ended March 31, 1996. The substantial increase is due to the combined efforts of management of each entity and the combined resources and established markets which were acquired in the business combination. Premier Bank purchases loans originated by Premier Lending in order to utilize excess funds which would otherwise be invested in lower earning investments. The combined entities bring together two management groups with extensive knowledge and experience in the mortgage banking industry.

  The 30-year fixed mortgage rate is the key indicator in the mortgage banking industry, and it decreased from 8.5% at March 31, 1995 to 8% at March 31, 1996. The decrease in rates has a direct correlation with the increase in mortgage lending activity. This improvement in rates, combined with the combination of Premier and Premier Bank, resulted in an increase in mortgage banking income of $5,082,000 as compared to March 31, 1995.

  Net interest income as of March 31, 1996 was $3,150,000 as compared to $525,000 for the year ended March 31, 1995. Net interest income consists of interest income and fees on earning assets less interest expense. The significant increase in interest income on loans and interest-bearing deposits is primarily related to the operation of Premier Bank. In addition, construction loans and commercial finance loans increased $15,463,000 and $5,820,000, respectively, for the year ended March 31, 1996. Included in this increase is $15,431,000 and $4,135,000 of construction loans and commercial finance loans, respectively, which have been participated to Premier Bank without recourse. The increase in interest on borrowings consists of interest expense incurred on lines of credit facilitating the funding of mortgage loans held for sale, interest incurred on long-term debt used to fund the purchase of Premier Bank and other short-term borrowings.

  The non-mortgage banking income, consisting of service charges on deposit accounts and other income continued to show strong improvement for the year ended March 31, 1996, increasing in total by $192,000, or 279.67% as compared to March 31, 1995. The most significant increase was in service charges on deposit accounts, which increased $161,000. The increase in service charge income is solely a result of acquiring Premier Bank.

  Included in gains on sale of loans held for sale are gains recognized by Premier Bank of approximately $721,000 resulting from purchase discounts recorded at the date of acquisition. The subsequent recovery of purchase discounts reflects the sensitivity to market fluctuations in the financial institution industries.

  Operating expenses increased for the year ended March 31, 1996 by 197.5%, or $5,443,000 as compared to March 31, 1995. The two most significant increases are the other operating expenses related to the operations of Premier Bank and the increased activity of Premier Lending. Increases due to the acquisition of Premier Bank total $2,202,000 and increases in total other operating expenses of Premier Lending were $5,506,000. The significant increase in other operating expenses of Premier is attributable to the acquisition of Premier Bank and increased mortgage banking activities. A summary of operating expenses for Premier Bancshares, Inc. and Premier Lending for the year ended March 31, 1996 and Premier Bank for the period from acquisition to March 31, 1996 is provided below:

                                                 PREMIER    PREMIER    PREMIER
                                                BANCSHARES  LENDING      BANK
                                                ---------- ---------- ----------
Salaries, commissions and benefits.............  $385,857  $4,283,029 $1,070,301
Occupancy and equipment........................    24,694     581,851    266,520
Legal and accounting...........................   103,685     135,537     74,766
Other operating expenses.......................    35,782     506,048    790,433
                                                 --------  ---------- ----------
                                                 $550,018  $5,506,465 $2,202,020
                                                 ========  ========== ==========

  Premier Bancshares includes the lending operations from the date of the acquisition of Premier Bank, at which time the mortgage lending activities of Premier and the mortgage operations of Premier Bank were combined. Salaries, commissions and benefits increased by $3,728,000 for Premier as compared to March 31, 1995. The increase includes the additional expenses incurred related to the growth in mortgage loan originations and the expenses related to the already established mortgage operations of Premier Bank. As of March 31, 1996, Premier employed 140 staff located in nine locations consisting of 96 employees in mortgage origination and construction lending, 6 employees in commercial finance, 8 employees in administration and 30 in Premier Bank.

  Occupancy and equipment expenses related to mortgage banking of Premier have been included in Premier Lending since the acquisition of Premier Bank. As of March 31, 1996, Premier Lending operated one administrative office and five loan production offices. Premier Bank currently has three locations.

  Professional expenses have increased in total by $223,000 at March 31, 1996 as compared to March 31, 1995. In addition to normal legal and accounting expenses incurred by each entity, Premier and Premier Bank have incurred additional expenses related to the business combination.

  As of March 31, 1996 Premier has recognized income tax expenses of $263,000 related to recognition of gains on sale of loans discounted in the acquisition of Premier Bank and the amortization of goodwill which is nondeductible for tax purposes. Premier has available net operating loss carryforwards of approximately $1,986,000 which can be used to offset future taxable income of the consolidated group. These carryforwards expire in fiscal years 2009 through 2011. A valuation allowance has been provided against these carryforwards.

                  FOR THE YEARS ENDED MARCH 31, 1995 AND 1994

  The following is management's discussion and analysis of certain significant factors which have affected Premier's financial position and operating results for the years ended March 31, 1995 and 1994. This discussion should be read with the financial statements presented elsewhere in this Proxy
Statement/Prospectus.

  Premier Bancshares, Inc., formerly Premier Lending Corporation, was organized in March 1993 to engage in the business of originating, processing, funding and selling single family residential mortgage loans, origination of residential construction loans and commercial finance loans in the Atlanta Metropolitan area. On May 1, 1995, Premier acquired Allatoona Federal Savings Bank (now known as Premier Bank) for $5,338,334 in cash. The acquisition was accounted for as a purchase and, accordingly, the results of Allatoona are included with the results of Premier since the acquisition date.

FINANCIAL CONDITION

  As of March 31, 1995, Premier had increased its loan portfolio and loans held for sale by $1,835,000 or 35.3% as compared to March 31, 1994. The growth in loans and loans held for sale was funded primarily from the proceeds from the preferred stock offering and advances on available lines of credit. The net proceeds received through March 31, 1995 from the preferred stock offering then in process of $2,285,000 combined with the net loss for the year ended March 31, 1995 of $1,242,000 provided an increase of capital of $1,043,000.

  Since inception, Premier has not incurred any losses within its loan portfolio. Management continually evaluates its customer relationships and concentrations with individual borrowers. This process enables management to
(i) detect early characteristics of deteriorating financial condition and (ii) monitor levels of concentration within borrowers and specific industries.

  The amount of loans outstanding at March 31, 1995 and 1994 are shown in the following table according to type of loan.

                                                               MARCH 31,
                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
Real estate--construction.............................. $     1,725 $       918
Acquisition and development............................         311         513
Commercial finance loans...............................       1,278         377
Loans held for sale....................................       3,518       3,379
                                                        ----------- -----------
                                                              6,832       5,187
Deferred fees and costs, net...........................         198           8
Allowance for loan losses..............................         --          --
                                                        ----------- -----------
  Net loans............................................ $     7,030 $     5,195
                                                        =========== ===========

COMMITMENTS AND LINES OF CREDIT

  In the ordinary course of business, Premier has granted commitments to extend credit to approved customers. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. Premier uses the same credit policies for these off balance sheet commitments as it does for financial instruments that are recorded in the consolidated financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitment amounts expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements.

  Following is a summary of the commitments outstanding at March 31, 1995 and 1994.

                                                           1995        1994
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
Construction and commercial commitments................ $     1,700 $     2,000
Mortgage commitments...................................      21,113      18,268
                                                        ----------- -----------
                                                        $    22,813 $    20,268
                                                        =========== ===========

LIQUIDITY

  Prior to the acquisition of Premier Bank, Premier financed its operations through the initial capital contributions from Premier's chief executive officer and directors, the common stock offering completed in January 1994, the preferred stock offering completed in June 1995, and various lines of credit. At March 31, 1995, Premier had lines of credit with three non-affiliated institutions aggregating $13,853,500, which were secured by mortgage loans held for sale and commercial loans.

  Premier's liquidity is affected by its ability to sell its mortgage loans held for sale in the secondary market and the repayment of construction and commercial finance loans in accordance with the contractual terms of the loans. The most significant risk associated with originating loans for sale is a sudden upward movement in the long-term mortgage interest rates which would result in a decrease in value of those loans held for sale. As a means of minimizing this risk, Premier enters into various binding and nonbinding commitments with third party investors who agree to purchase loans originated which meet defined criteria. This process ensures that, provided Premier originates loans in accordance with the defined criteria, the loans will be purchased at agreed-upon prices by the third party investors.

CAPITAL

  The accumulated deficit through March 31, 1995 reflected a net loss of $536,000 incurred for the period from inception to March 31, 1994 and the net loss of $1,242,000 for the year ended March 31, 1995. The net loss for the period from inception to March 31, 1994 was primarily attributable to various start-up and organizational costs. These costs included staffing the corporate office and three loan production offices, costs associated with organizing Premier and normal operational costs. For the year ended March 31, 1995, Premier continued to incur net operating losses due to costs incurred in expanding into new market areas in the metro Atlanta area, combined with the decline in the mortgage origination activity caused by the continued rise in interest rates. During this period, the 30-year fixed mortgage rate increased from 8.125 % at March 31, 1994 to 8.5% at March 31, 1995. The rising interest rate environment resulted in lower than anticipated loan demand which directly affected the operating results of Premier.

RESULTS OF OPERATIONS

  Premier incurred net losses of $1,242,000 and $536,189 for the years ended March 31, 1995 and 1994, respectively. For the year ended March 31, 1995 total income increased 30.0% to $1,922,000 as compared to the period ended March 31, 1994. This increase included less than expected performance as mortgage banking income actually decreased by $141,000 or 13.3% for the same period. Mortgage banking income included income from the loan origination process and net gains on sales of mortgage loans, which had been negatively impacted by the continued increase in mortgage rates in 1994 and the first quarter of 1995. During the year ended March 1995 Premier originated $64.2 million of loans compared to $58.4 million in 1994. This volume of loan originations was below management's expectations as Premier was staffed and capable of originating and processing loan volumes significantly greater than actual activity.

  The non-mortgage banking income, consisting of other loan fees, interest income and other income showed strong improvement for the year ended March 31, 1995 increasing in total by $585,000, or 140.0%. The most significant increase was in the construction loan origination fees and commercial finance lending fees which increased from $155,000 to $381,000. Construction loans and commercial finance loans increased $806,000 and $900,000, respectively, for the year ended March 31, 1995. This area of lending is not as sensitive to the changes in interest rates and provides a stable base of loan fee income. Interest income represents the net interest income earned on all loans including mortgage, construction, commercial finance lending and miscellaneous other interest income on deposit accounts. Interest income for the year ended March 31, 1995 increased $293,000 over the previous year, which includes increases in interest on mortgage loans of $118,000, interest net of participation interest on construction loans of $157,000, interest on commercial finance loans of $29,000 and a decrease in interest on savings of $11,000. Other income consists of servicing fee income which increased $66,000 during the same period.

  Operating expenses increased for the year ended March 31, 1995 by 57.1%, or $1,150,000 as compared to 1994. The operating expenses consist primarily of personnel expenses, equipment and occupancy, and expenses related to operating the corporate office and various branch locations. As of March 31, 1995, Premier employed 36 staff located in four locations consisting of 26 employees in mortgage origination and construction lending, 4 employees in commercial finance lending and 6 employees in administration. The increase in salaries, commissions and benefits of $638,000 represents a full year of salaries, and commissions related to operating three loan production offices which fluctuate with the volume of loan originations. Other expenses, less salaries, commissions and benefits, increased $283,000 during the same period and also represents the expenses related to a full year of operating three loan production offices and a partial year on a fourth loan production office, marketing and advertising related to a start-up company and normal operating expenses which also fluctuate with the volume of loan originations. The increase in interest expense in 1995 represents the fees associated with the various lines of credit which Premier uses to fund its loan demand and interest expense on its warehouse line of credit.

  As of March 31, 1995 Premier had not recognized any income tax expense because Premier had no pre-tax income. Net loss carryforwards of approximately $1,931,000 expire in 2009 and 2010. A valuation allowance has been provided against the deferred tax benefit related to these carryforwards because there exists no established earnings history.

              PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

FIRST ALLIANCE PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 1996

  The following unaudited pro forma condensed combined balance sheet as of March 31, 1996 for First Alliance has been prepared based upon the historical consolidated balance sheet, which gives effect to the Merger of Premier with First Alliance accounted for as a pooling-of-interests, based on the conversion of one share of First Alliance for each outstanding common share of Premier. The pro forma balance sheet includes all adjustments necessary to reflect the acquisition on a "pooling-of-interests" basis. The pro forma condensed combined balance sheet should be read in conjunction with the accompanying notes and the historical consolidated financial statements of First Alliance and Premier and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

FIRST ALLIANCE PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND THE YEAR ENDED DECEMBER 31, 1995

  The following unaudited pro forma condensed combined statements of income of First Alliance for the year ended December 31, 1995 and the three months ended March 31, 1996 have been prepared based upon the historical consolidated statements of income and present the combined income and expense of the merging parties on a pooling-of-interests basis assuming the companies have been combined as of January 1, 1995. The historical condensed statements of income presented for First Alliance are for the year ended December 31, 1995 and the three months ended March 31, 1996, while those presented for Premier are for the year ended March 31, 1996 and the three months ended March 31, 1996. The three month period ended March 31, 1996 for Premier is included in both the year ended December 31, 1995 and the three months ended March 31, 1996 presentations. The pro forma condensed combined statements of income should be read in conjunction with the accompanying notes and the historical consolidated financial statements of First Alliance and Premier and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The pro forma condensed combined statements of income are not necessarily indicative of the results of First Alliance that actually would have been achieved had the Merger with Premier been consummated on the date indicated or that may result in the future.

                                 FIRST ALLIANCE
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                      PRO FORMA
                                                     ADJUSTMENTS
                                   FIRST                DEBIT         PRO FORMA
             ASSETS               ALLIANCE  PREMIER   (CREDIT)        COMBINED
             ------               --------  -------  -----------      ---------
Cash and due from banks ........  $  6,864  $ 4,346    $              $ 11,210
Interest bearing deposits in
 banks..........................       622    6,029                      6,651
Federal funds sold..............    12,620                              12,620
Investment securities available
 for sale.......................    36,071      501       (900)(a)      35,672
Mortgages held for resale.......             32,890                     32,890
Loans...........................   105,049   46,887     (1,212)(b)     150,724
Less allowance for loan losses..     1,631      336                      1,967
                                  --------  -------    -------        --------
 Loans, net.....................   103,418   46,551     (1,212)        148,757
                                  --------  -------    -------        --------
Premises and equipment..........     3,643    2,149                      5,792
Excess cost over net assets ac-
 quired.........................              2,376                      2,376
Other assets....................     3,472    1,357        (23)(c)(d)    4,806
                                  --------  -------    -------        --------
                                  $166,710  $96,199    $(2,135)       $260,774
                                  ========  =======    =======        ========
Deposits
 Non-interest bearing demand....  $ 22,823  $ 9,305    $              $ 32,128
 Interest bearing demand........    40,325    5,536                     45,861
 Savings........................     7,329    1,437                      8,766
 Time deposits..................    62,385   43,939                    106,324
                                  --------  -------    -------        --------
  Total deposits................   132,862   60,217                    193,079
Other borrowings................    15,150   23,905      1,212 (b)      37,843
Long-term debt..................              3,000                      3,000
Other liabilities...............     1,476    2,531       (129)(c)(h)    4,136
                                  --------  -------    -------        --------
  Total liabilities.............   149,488   89,653      1,083         238,058
                                  --------  -------    -------        --------
Minority interest in subsidi-
 ary............................         5                                   5
Preferred stock.................              4,322        900 (a)       3,422
Common stock....................     8,025    3,415      9,399 (e)       2,041
Capital surplus.................     7,919              (9,399)(e)      17,318
Retained earnings (deficit).....     1,538   (1,192)       152 (f)(h)      194
                                  --------  -------    -------        --------
Unrealized gains on securities
 available
 for sale, net of tax...........      (265)       1                       (264)
                                  --------  -------    -------        --------
                                    17,217    6,546      1,052          22,711
                                  --------  -------    -------        --------
Total liabilities and stockhold-
 ers' equity....................  $166,710  $96,199    $ 2,135        $260,774
                                  ========  =======    =======        ========

        See Notes to Pro Forma Condensed Combined Financial Statements.

                          FIRST ALLIANCE BANCORP, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                     PRO FORMA
                                   FIRST            ADJUSTMENTS       PRO FORMA
                                 ALLIANCE  PREMIER DEBIT (CREDIT)     COMBINED
                                 --------- ------- --------------     ---------
Interest income................    $12,757  $7,380      $178(d)(f)(g)   $19,959
Interest expense...............      5,293   4,230      (127)(d)(g)       9,396
                                 --------- -------      ----          ---------
 Net interest income...........      7,464   3,150        51             10,563
Provision for loan losses......        318      85                          403
                                 --------- -------      ----          ---------
Net interest income after loan
 losses........................      7,146   3,065        51             10,160
                                 --------- -------      ----          ---------
Other income
 Service charges on deposit ac-
  counts.......................        755     161                          916
 Other service charges, commis-
  sions and fees...............        271                                  271
 Gain on sale of loans.........              3,219                        3,219
 Security transactions, net....         12      10                           22
 Mortgage loan origination
  fees.........................         72   2,782                        2,854
 Gain on sale of other real es-
  tate.........................        278                                  278
 Other.........................         99      89                          188
                                 --------- -------      ----          ---------
                                     1,487   6,261                        7,748
                                 --------- -------      ----          ---------
Other expenses
 Salaries and employee bene-
  fits.........................      3,122   5,772                        8,894
 Occupancy and equipment ex-
  pense........................        931     873                        1,804
 Other operating expenses......      1,843   1,554       150(h)           3,547
                                 --------- -------      ----          ---------
                                     5,896   8,199       150             14,245
                                 --------- -------      ----          ---------
Income before income taxes.....      2,737   1,127       201              3,663
Income taxes...................        874     263                        1,137
                                 --------- -------      ----          ---------
Income before minority interest
 in net income of subsidiary...      1,863     864       201              2,526
                                 --------- -------      ----          ---------
Minority interest in net income
 of subsidiary.................         13                                   13
                                 --------- -------      ----          ---------
Net income.....................  $   1,850 $   864      $201          $   2,513
                                 ========= =======      ====          =========
Earnings per common share and
 common stock equivalent.......  $    1.15 $  1.35                    $    1.12
                                 ========= =======                    =========
Earnings per share assuming
 full dilution.................  $    1.15 $  1.05                    $    1.07
                                 ========= =======                    =========
Average shares outstanding.....  1,605,592 435,669                    2,035,568
                                 ========= =======                    =========
Fully diluted shares outstand-
 ing...........................  1,605,592 824,791                    2,351,529
                                 ========= =======                    =========

        See Notes to Pro Forma Condensed Combined Financial Statements.

                          FIRST ALLIANCE BANCORP, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                       PRO FORMA
                                    FIRST             ADJUSTMENTS     PRO FORMA
                                  ALLIANCE  PREMIER  DEBIT (CREDIT)   COMBINED
                                  --------- -------  --------------   ---------
Interest income.................  $   3,523 $ 2,089       $ 54(g)     $   5,558
Interest expense................      1,461   1,175        (28)(d)(g)     2,608
                                  --------- -------       ----        ---------
  Net interest income...........      2,062     914         26            2,950
Provision for loan losses.......         79      65                         144
                                  --------- -------       ----        ---------
Net interest income after loan
 losses.........................      1,983     849         26            2,806
                                  --------- -------       ----        ---------
Other income
  Service charges on deposit ac-
   counts.......................        189      44                         233
  Other service charges, commis-
   sions and fees...............         61                                  61
  Gain on sale of loans.........                919                         919
  Security transactions, net....        143                                 143
  Mortgage loan origination
   fees.........................         19     728                         747
  Other.........................         23       8                          31
                                  --------- -------       ----        ---------
                                        435   1,699                       2,134
                                  --------- -------       ----        ---------
Other expenses
  Salaries and employee bene-
   fits.........................        814   1,544                       2,358
  Occupancy and equipment ex-
   pense........................        227     246                         473
  Other operating expenses......        516     539                       1,055
                                  --------- -------       ----        ---------
                                      1,557   2,329          0            3,886
                                  --------- -------       ----        ---------
Income before income taxes......        861     219         26            1,054
Income taxes....................        310                                 310
                                  --------- -------       ----        ---------
Income before minority interest
 in net income of subsidiary....        551     219                         744
                                  --------- -------                   ---------
Minority interest in net income
 of subsidiary..................          3                                   3
                                  --------- -------                   ---------
Net income......................  $     548 $   219       $ 26        $     741
                                  ========= =======       ====        =========
Earnings per common share and
 common stock equivalent........  $    0.34 $ (0.11)                  $    0.28
                                  ========= =======                   =========
Earnings per share assuming full
 dilution.......................  $    0.34 $  0.27                   $    0.32
                                  ========= =======                   =========
Average shares outstanding......  1,605,592 435,669                   2,040,668
                                  ========= =======                   =========
Fully diluted shares outstand-
 ing............................  1,605,592 824,791                   2,351,529
                                  ========= =======                   =========

        See Notes to Pro Forma Combined Condensed Financial Statements.

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

  The fiscal year end of First Alliance is December 31. The fiscal year end of Premier is March 31. For purposes of the pro forma financial statements it has been assumed that the March 31 consolidated financial statements of Premier will not be recast to conform to a December 31 year end. Accordingly, the pro forma statement of income for the year ended December 31, 1995 includes year-end information for Premier three months later than for First Alliance. The pro forma statement of income for the three months ended March 31, 1996 includes actual results for the three months ended March 31, 1996 for First Alliance and Premier.

  Provided below are the pro forma adjustments necessary to reflect the business combination of First Alliance and Premier accounted as a pooling of interests. These adjustments are recorded as of December 31, 1995 and subsequent period presented.

  Earnings per common and common equivalent share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during each year. Earnings per share assuming full dilution includes the outstanding shares of Premier Preferred Stock for all periods presented. The 32,500 and 25,500 outstanding stock options of Premier had an anti-dilutive effect as of December 31, 1995 and March 31, 1996, and were therefore excluded from the earnings per share calculation.

                                FIRST ALLIANCE
                             PRO FORMA ADJUSTMENTS

                                                              MARCH 31, 1996
                                                          -----------------------
                                                          (DOLLARS IN THOUSANDS)
 a   Preferred Stock...................................   $       900
     Investment Securities Available for Sale..........               $       900
      (Elimination of Preferred Stock)
 b   Other Borrowings..................................         1,212
     Loans.............................................                     1,212
      (Elimination of Line of Credit)
 c   Other Liabilities.................................            21
     Other Assets......................................                        21
      (Elimination of Interest Payable on Participation
      Loans)
 d   Interest Income...................................            33
     Interest Expense..................................                        31
     Other Assets......................................                         2
      (Elimination of Loan Fees on Line of Credit)
 e   Common Stock......................................         9,399
     Capital Surplus...................................                     9,399
      (Adjustment of Common Stock for New Shares
      Issued)
 f   Interest Income...................................            49
     Retained Earnings (Deficit) ......................                        49
      (Elimination of Preferred Stock Dividends to
      First Alliance)
 g   Interest Income...................................            96
     Interest Expense..................................                        96
      (Elimination of Interest on Line of Credit)
 h   Other Expenses....................................           150
     Other Liabilities.................................                       150
      (Combined Merger Expenses not Included in Current
      Earnings)

                  DESCRIPTION OF FIRST ALLIANCE COMMON STOCK

  First Alliance is currently authorized to issue 2,000,000 shares of First Alliance Common Stock, of which 1,604,999 shares were issued and outstanding at March 31, 1996. No other class of stock is currently authorized. If the shareholders of First Alliance approve the proposal to amend First Alliance's Articles of Incorporation to increase the number of authorized shares of common stock from 2,000,000 to 20,000,000, First Alliance's Articles of Incorporation will be so amended prior to the consummation of the Merger or, if the Merger is not approved, as soon after the First Alliance Meeting as is practicable. Similarly, if the First Alliance shareholders approve the proposal to authorize 2,000,000 shares of preferred stock, the First Alliance Articles of Incorporation will be so amended effective prior to the consummation of the Merger or, if the Merger is not approved, as soon after the First Alliance Meeting as is practicable.

  Holders of First Alliance Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of First Alliance to pay dividends is affected by the ability of First Alliance Bank to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At December 31, 1995, under such requirements and guidelines, First Alliance Bank had $915,000 of undivided profits legally available for the payment of dividends without regulatory approval. See "Certain Regulatory Considerations--Payment of Dividends."

  Upon the effectiveness of the proposed amendment to the First Alliance Articles of Incorporation authorizing the shares of preferred stock, the Board of Directors will be authorized, without further shareholder action, to issue shares of preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series. If such stock is issued, it will rank senior to First Alliance Common Stock in respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the corporation.

                EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

  On the Effective Date, Premier shareholders will become shareholders of First Alliance, and their rights as shareholders will be determined by First Alliance's Articles of Incorporation (as then amended) and Bylaws. The following is a summary of the material differences in the rights of shareholders of First Alliance and Premier. Both First Alliance and Premier are Georgia corporations governed by the Georgia Code. Accordingly, there are no material differences between the rights of a First Alliance shareholder and the rights of a Premier shareholder solely under the Georgia Code. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Georgia Code and the Articles of Incorporation and Bylaws of each corporation.

AUTHORIZED CAPITAL STOCK

  First Alliance. First Alliance is currently authorized to issue 2,000,000 shares of common stock, $1.00 par value, of which 1,604,999 shares were outstanding as of the Record Date. No other class of stock is currently authorized. If the shareholders of First Alliance approve the proposal to amend First Alliance's Articles of Incorporation to increase the number of authorized shares of common stock from 2,000,000 to 20,000,000, First Alliance's Articles of Incorporation will be so amended prior to the consummation of the Merger or, if the Merger is not approved, as soon after the First Alliance Meeting as is practicable. Similarly, if the First Alliance shareholders approve the proposal to authorize 2,000,000 shares of preferred stock, the First Alliance Articles of Incorporation will be so amended effective prior to the consummation of the Merger or, if the Merger is not approved, as soon after the First Alliance Meeting as is practicable.

  Upon the effectiveness of the proposed amendment to the First Alliance Articles of Incorporation authorizing the shares of preferred stock, First Alliance's Articles of Incorporation will provide for the issuance of preferred stock by the Board of Directors without further shareholder action in one or more series, with such rights, preferences, privileges and restrictions, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series, as may be determined by the Board of Directors. If such stock is issued in the future, it will rank senior to First Alliance Common Stock with respect to rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the corporation. The issuance of preferred stock may have the effect of delaying, deferring, discouraging or preventing a third party from acquiring a majority of the outstanding voting stock of First Alliance or other change of control of First Alliance without further action by the shareholders and may adversely affect voting and other rights of the holders of the common stock, including the loss of voting control to others.

  Premier. Premier is authorized to issue 10,000,000 shares of Premier Common Stock, no par value, and 2,000,000 shares of preferred stock, no par value, of which 435,669 shares of Premier Common Stock and 389,122 shares of Premier Preferred Stock were issued and outstanding as of the Record Date. The Certificate of Designation of the Premier Preferred Stock provides for dividend payments to be paid on a non-cumulative basis by Premier on January 31 and July 31 of each year at a rate based upon the one-year United States Treasury Bill interest rate (bond equivalent yield) plus 250 basis points to be determined semi-annually as of 30 days prior to the payment date. The payment of cash dividends is subject to authorization by the Board of Directors. Cash dividends payable on the Premier Preferred Stock take priority over any cash dividends payable on the Premier Common Stock. The Premier Preferred Stock is convertible into Premier Common Stock on the basis of one share of Premier Preferred Stock for one share of Premier Common Stock at the option of the holder; provided, however, that the shares of Premier Preferred Stock are automatically convertible in the event of: (i) the closing of a public offering of shares of Premier Common Stock; (ii) shareholder approval of a merger or other acquisition of Premier; or (iii) a change of control in management (i.e., removal or resignation of both the chief executive officer and the president of Premier). The right of a holder of shares of Premier Preferred Stock to receive a preferred cash dividend will be eliminated upon such a conversion event. The Premier Preferred Stock is not entitled to vote on any matter, except that the affirmative vote of two-thirds of the outstanding shares of Premier Preferred Stock is required in order to change or repeal any of the rights or preferences of the Premier

Preferred Stock. Under certain circumstances, such shares will be otherwise required to vote as a class under the Georgia Code. The holders of shares of Premier Preferred Stock are entitled to receive a preferential payment of $11.50 per share in the event of any liquidation, dissolution, or winding up of Premier before any payment is made to the holders of Premier Common Stock.

  As in the case of First Alliance, the Premier Board of Directors is authorized, without further shareholder action, to issue shares of preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series. The issuance of preferred stock may have the effect of delaying, deferring, discouraging or preventing a third party from acquiring a majority of the outstanding voting stock of Premier or other change in control of Premier without further action by the shareholders and may adversely affect the voting and other rights of the holders of the common stock, including the loss of voting control to others.

REMOVAL OF DIRECTORS

  First Alliance. First Alliance's Bylaws provide that any director may be removed at a meeting with respect to which notice of such purpose is given:
(i) without cause, only upon the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of First Alliance Common Stock; and (ii) for cause only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of First Alliance Common Stock.

  Premier. Under Premier's Bylaws, a director may be removed only for cause at a meeting of shareholders with respect to which notice of the purpose to remove one or more directors has been given, by the affirmative vote of the holders of at least 51% of the outstanding shares of Premier voting stock, voting as a single class.

VOTE REQUIRED FOR SHAREHOLDER APPROVAL

  First Alliance. First Alliance's Bylaws state that the affirmative vote of a majority of the shares of First Alliance Common Stock represented at the meeting and entitled to vote on the subject matter will represent the act of the shareholders, except as otherwise provided by law or First Alliance's Articles of Incorporation or Bylaws.

  Premier. Premier's Bylaws state that the affirmative vote of the holders of a plurality of the shares of capital stock entitled to vote and present, in person or represented by proxy, voting together as a single class, will constitute shareholder approval of a matter, except as otherwise required by statute or Premier's Articles of Incorporation.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

  First Alliance. First Alliance's Bylaws provide that action required or permitted to be taken at a shareholders' meeting may be taken without a meeting by consent in writing setting forth the action to be taken and signed by those persons who would be entitled to vote at a meeting those shares having the voting power to cast not less than the minimum number (or numbers, in the case of voting by class) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

  Premier. Premier's Articles of Incorporation and Bylaws provide that any action required or permitted to be taken by Premier shareholders must be effected at a duly called meeting of shareholders and may not be effected by any written consent of the shareholders. These provisions would prevent the shareholders from taking action, including action on a business combination, except at an annual or special meeting called in accordance with Premier's Articles of Incorporation and Bylaws.

SPECIAL MEETING OF SHAREHOLDERS

  First Alliance. First Alliance's Bylaws state that special meetings of the shareholders may be called at any time by the Board of Directors or President of First Alliance or upon the request of any one or more shareholders owning an aggregate of not less than 25% of the outstanding capital stock. Notice must be given in writing not less than 10 or more than 50 days before the date of the meeting and must state the purpose for which the meeting is called.

  Premier. Premier's Articles of Incorporation and Bylaws state that special meetings of shareholders may be called at anytime by the Chairman of the Board, by a majority of the directors then in office or by the written request of the holders of at least 51% of the outstanding shares of capital stock entitled to vote, voting together as a single class. Written notice of the meeting must be given not less than 10 or more than 60 days before the date of the meeting and must state the purpose for which the meeting is called.

SHAREHOLDER NOMINATIONS

  First Alliance. First Alliance's Articles of Incorporation and Bylaws do not specify any mechanism for nominating directors for election or for presenting any matter for consideration at a shareholders' meeting.

  Premier. Premier's Bylaws provide that any nomination by shareholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Premier's principal executive offices not less than 30 days before any meeting of the shareholders called for the election of directors; provided, however, that if less than 40 days' notice of the meeting is given to shareholders, the Nomination Notice must be delivered to Premier's principal executive offices not later than the tenth day following the day on which notice of the meeting was mailed to shareholders. The Nomination Notice must set forth certain background information about the persons to be nominated as required by Regulation 14A promulgated under the Exchange Act. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the shareholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

NUMBER OF DIRECTORS

  First Alliance. First Alliance's Bylaws state that the Board of Directors shall consist of not less than four nor more than 18 directors. The number of directors may be fixed or changed from time to time within this range by the shareholders or the Board of Directors. The First Alliance Board of Directors presently consists of 12 members.

  Premier. Premier's Articles of Incorporation and Bylaws state that the Board of Directors shall consist of not less than two nor more than 12 directors. The number of directors within this range may be fixed from time to time only by the Board of Directors. The Board of Directors has fixed the number of directors at six.

                       CERTAIN REGULATORY CONSIDERATIONS

  The following discussion sets forth the material elements of the regulatory framework applicable to banks, thrifts, and bank and thrift holding companies and provides certain specific information related to First Alliance and Premier.

GENERAL

  First Alliance is a bank holding company registered with the Federal Reserve under the BHC Act. As such, First Alliance and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. As a savings and loan holding company, Premier is registered with the OTS and is subject to regulation, supervision, examination, and reporting requirements of the OTS.

  The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

  The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

  The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that First Alliance, and any other bank holding company located in Georgia may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any Georgia-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether.

  In response to the Interstate Banking Act, the Georgia Legislature adopted the Georgia Interstate Banking Act, effective July 1, 1995. The Georgia Interstate Banking Act provides that (i) interstate acquisitions by institutions located in Georgia will be permitted in states which also allow national interstate acquisitions, and (ii) interstate acquisitions of institutions located in Georgia will be permitted by institutions located in states which allow national interstate acquisitions; provided, however, that if the board of directors of a Georgia or bank holding company adopt a resolution to except such bank or bank holding company from being acquired pursuant to the provisions of the Georgia Interstate Banking Act and properly files a certified copy of such resolutions with the Georgia Department, such bank or bank holding company may not be acquired by an institution located outside the State of Georgia.

  Additionally, in February 1996, the Georgia Legislature adopted the "Georgia Interstate Branching Act" which, when signed by the Governor, will permit Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia the right to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches on a limited basis beginning July 1, 1996. Beginning July 1, 1998, the number of de novo branches which may be established will no longer be limited.

  The BHC Act generally prohibits First Alliance from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

  Each of the bank and thrift subsidiaries of First Alliance and Premier is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the maximum extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

  First Alliance Bank is subject to regulation, supervision, and examination by the FDIC and the Georgia Department. Premier Bank is subject to regulation, supervision, and examination by the OTS and the FDIC. The federal banking regulator for each of the bank and thrift subsidiaries of First Alliance and Premier, as well as the Georgia Department in the case of First Alliance Bank, regularly examine the operations of First Alliance Bank and Premier Bank and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal banking regulators and the Georgia Department also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

  First Alliance and Premier are legal entities separate and distinct from their banking and other subsidiaries. The principal sources of cash flow of First Alliance, including cash flow to pay dividends to its shareholders, are dividends from First Alliance Bank, Premier Lending, Alliance Finance and Premier Bank. There are statutory and regulatory limitations on the payment of dividends by First Alliance Bank and Premier Bank to First Alliance and Premier, respectively, as well as by First Alliance and Premier to their shareholders.

  If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

  At December 31, 1995, under dividend restrictions imposed under federal and state laws, First Alliance Bank and Premier Bank, without obtaining governmental approvals, could declare aggregate dividends to First Alliance and Premier of approximately $915,000 and $291,230, respectively.

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

  The payment of dividends by First Alliance and First Alliance Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

  First Alliance and Premier and their respective bank and thrift subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of First Alliance, the OTS in the case of Premier, and the appropriate federal banking regulator in the case of their banking and thrift subsidiaries. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

  The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

  The minimum guideline for the ratio (the "Total Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1996, First Alliance's consolidated Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 15.84% and 14.57%, respectively.

  In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. First Alliance's Leverage Ratio at March 31, 1996 was 10.74%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

  First Alliance Bank is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

  Similarly, OTS' regulatory capital regulations specify capital standards for thrifts and thrift holding companies consisting of three components: a "core capital" requirement, a "tangible capital" requirement, and a "risk-based capital" requirement. These regulations require thrifts to maintain core capital in an amount not less than 3% of adjusted total assets and to maintain tangible capital in an amount not less than 1.5% of adjusted total assets. Under the OTS' regulatory capital regulations, thrifts are required to maintain capital equal to 8% of risk-weighted assets. The OTS requires assets to be weighed on the basis of risk and assigns a weighing factor of between 0% and 100%. Approximately one-half of risk-based capital must consist of core capital and one-half may consist of other preferred stock, a portion of general loan loss reserves and other hybrid capital instruments such as convertible and subordinated debentures.

  In determining compliance with the capital standards, all of a thrift's investments in and extensions of credit to any subsidiary engaged in activity not permissible for a national bank are deducted from the savings

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

association capital. The required deduction from capital for investments in subsidiaries engaged in activities not permitted for a national bank is phased in through July 1, 1996.

  Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of March 31, 1996. Neither First Alliance nor Premier has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it or its subsidiary depository institution.

  Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

  The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

  Under Federal Reserve policy, First Alliance is expected to act as a source of financial strength for, and to commit resources to support, each of its banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, First Alliance may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. Upon consummation of the Merger, First Alliance Bank and Premier Bank will be subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of either of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of the Surviving Corporation's investment in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

  FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized

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

categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

  Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Risk-Based Capital Ratio of 10% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

  For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of
Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets;
(vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or (xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer without regulatory approval.

  At March 31, 1996, First Alliance Bank and Premier Bank had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

  Pursuant to FDICIA, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, and replaced a transitional system that the FDIC had utilized for the 1993 calendar year, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund
(SAIF) for the first half of 1995, as they had during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

  Once the designated ratio for the BIF was reached in May 1995, the FDIC was authorized to reduce the minimum assessment rate below the 23 basis points and to set future assessment rates at such levels that would maintain the fund's reserve ratio at the designated level. In August 1995, the FDIC adopted regulations reducing the assessment rates for BIF-member banks. Under the revised schedule, BIF-member banks, starting with the second half of 1995, pay assessments ranging from 4 basis points to 31 basis points, with an average assessment rate of 4.5 basis points. Refunds with interest were paid for assessments for the month(s) after the month in which the designated reserve ratio for the BIF was reached. Subsequently, on November 14, 1995, the FDIC announced that, beginning in 1996, it would further reduce the deposit insurance premiums for 92% of all BIF members that are in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size. At the same time, the FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

  Recognizing that the disparity between the SAIF and BIF premium rates had adverse consequences for SAIF-insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, on July 28, 1995, the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan (the "Proposed Plan") to recapitalize the SAIF, certain features of which were subsequently approved by the Banking Committees of the House of Representatives and the Senate of the United States in bills that provided for different resolutions of the BIF-SAIF disparity. Under the Proposed Plan, as approved by members of the Banking Committees of the House and Senate, all SAIF-member institutions were to pay a special assessment to recapitalize the SAIF, and the assessment base for the payments on the FICO bonds would have been expanded to include the deposits of both BIF and SAIF-insured institutions. As a result of the SAIF becoming fully capitalized, it was anticipated that

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

insurance premium rates for SAIF members shortly thereafter would have been reduced to the same levels as those currently paid by BIF members.

  The amount of the special assessment required to recapitalize the SAIF was estimated to be approximately 78 to 85 basis points. Under the latest version of the Proposed Plan, banks that had acquired SAIF-insured deposits would have paid a special assessment of approximately 64 basis points--20% less than SAIF-member institutions. The special assessment would have been payable sometime in 1996 based on deposits held on March 31, 1995.

  Congress adopted the Proposed Plan as part of a budget bill. However, in December 1995, the President vetoed the balanced budget legislation passed by Congress which included the provisions of the Proposed Plan. With no prospect of a budget agreement between the Administration and Congress, as well as significant opposition to the Proposed Plan now coming from many BIF-insured banks, the fate of the SAIF special assessment provisions of the legislation is uncertain, and it now appears possible that a significant disparity between SAIF and BIF insurance premium rates could continue to exist for some time.

  In view of the legislative uncertainty that currently exists, it cannot be predicted whether the Proposed Plan or any other legislative proposal will be enacted as described above or, if enacted, the amount of any special SAIF assessment, whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums, or whether such legislation, if enacted, may contain other provisions, such as requiring all federally-chartered thrifts to convert to bank charters. A significant increase in SAIF insurance premiums, either absolutely relative to BIF premiums, a significant one-time fee to recapitalize the SAIF, or a significant tax liability associated with the recapture of the bad debt reserve could have a potentially adverse effect on the operating expenses and results of operations of the Surviving Corporation.

  Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

  The FDIA, as amended by the FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation and fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholders. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. See "--Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings

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

and to impose civil money penalties. The federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.

DEPOSITOR PREFERENCE

  The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.

CERTAIN APPLICABLE THRIFT REGULATIONS

  Premier Bank, as a thrift institution, is subject to extensive regulation by the OTS. The lending activities and other investments of thrift institutions must comply with various regulatory requirements.

  Qualified Thrift Lender Test. One such set of requirements relates to an institution's status as a "Qualified Thrift Lender." Unless an institution so qualifies, its borrowing privileges from a Federal Home Loan Bank may be restricted, and it may be subject to other operating limitations. To meet the Qualified Thrift Lender test, an institution must maintain at least 65% of its assets in "Qualified Thrift Investments," which under the regulations consist of (i) loans made to purchase, refinance, construct, improve or repair domestic residential or manufactured housing, (ii) home equity loans, (iii) securities backed by or representing an interest in mortgages on domestic, residential, or manufactured housing, and (iv) obligations issued by federal deposit insurance agencies. Subject to a 15%-of-assets limitation, "Qualified Thrift Investments" may also include consumer loans, investments in certain subsidiaries, loans for construction of schools, churches, nursing homes and hospitals, and 200% of investments in loans for low-to-moderate-income housing and certain other community oriented investments. At December 31, 1995, approximately 75.5% of Premier Bank's assets were invested in Qualified Thrift Investments as currently defined. While Premier Bank expects to continue to qualify as a Qualified Thrift Lender under applicable regulations, there can be no assurance that it will do so.

  Liquidity Requirements. Thrift institutions, including Premier Bank, are required to maintain average daily balances of liquid assets sufficient to meet the institution's foreseeable cash needs. Specifically, Premier Bank must maintain liquid assets (consisting of cash, certain time deposits, bankers acceptance, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specific U.S. government, state or federal agency obligations) of not less than 5% of the total amount of the institution's net withdrawable savings deposits plus short-term borrowings, and to maintain average daily balances of short-term liquid assets of not less than 1% of such total amount. The liquidity ratio of Premier Bank at December 31, 1995, was 34.9%.

                                    EXPERTS

  The consolidated financial statements of First Alliance appearing in this Joint Proxy Statement/Prospectus have been audited by Mauldin & Jenkins, independent accountants, to the extent and for the years indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Premier as of March 31, 1995 and for the year then ended included in this Joint Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  Premier did not retain Price Waterhouse LLP as its independent accounting firm for the fiscal year ended March 31, 1996 and retained Mauldin & Jenkins as its independent accounting firm in December 1995. Price Waterhouse LLP's report on Premier's financial statements for the year ended March 31, 1995 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The change of accountants was approved by Premier's Board of Directors. Premier had no disagreements with Price Waterhouse LLP during the year ended March 31, 1995 on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that would have caused that firm to make reference to the subject disagreement if it had not been resolved to Price Waterhouse LLP's satisfaction.

  The consolidated financial statements of Premier appearing in this Joint Proxy Statement/Prospectus have been audited by Mauldin & Jenkins, independent accountants, to the extent and for the years indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                                   OPINIONS

  The legality of the shares of the First Alliance Common Stock and First Alliance Preferred Stock to be issued in the Merger and certain income tax consequences of the Merger will be passed upon by Powell, Goldstein, Frazer & Murphy, Atlanta, Georgia.

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

                          PROPOSALS PRESENTED TO THE
                       FIRST ALLIANCE SHAREHOLDERS ONLY

PROPOSAL TO AMEND THE FIRST ALLIANCE ARTICLES OF INCORPORATION TO INCREASE THE
                  NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

  First Alliance's Articles of Incorporation presently provide that First Alliance is authorized to issue 2,000,000 shares of common stock having a par value of $1.00 per share. The Board of Directors has recommended that the number of authorized shares of common stock be increased from 2,000,000 to 20,000,000 shares. The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock now outstanding.

  As of March 31, 1996, there were 1,604,999 shares of First Alliance Common Stock issued and outstanding. An aggregate of 150,000 shares are subject to issuance under the First Alliance 1995 Stock Option Plan

  The Board recommends the increase in authorized common stock to enable First Alliance to have a sufficient number of shares of common stock available for issuance to Premier shareholders in the Merger and to the current holders of Premier Preferred Stock upon conversion of the First Alliance Preferred Stock received by them in the Merger. The Board of Directors anticipates that 435,669 shares of First Alliance Common Stock will be issued in the Merger and that an additional 20,000 shares will be required to be reserved for issuance upon the exercise of options to purchase First Alliance Common Stock issued in exchange for options to purchase Premier Common Stock in the Merger. The Board also recommends the increase to enable First Alliance to have additional shares available for possible issuance in connection with such general corporate purposes as stock splits and stock dividends, the issuance of shares for cash to raise equity capital or conversions of convertible securities or in connection with future business acquisitions or other employee benefit plans that may be adopted in the future. The Board believes that additional authorized common stock will give First Alliance greater flexibility and allow shares of common stock to be issued without the expense and delay of a shareholders' meeting to authorize additional shares if and when the need arises.

  If the proposed amendment is adopted, First Alliance would be permitted to issue the authorized shares without further shareholder approval, except to the extent otherwise required by law, by a securities exchange on which the common stock is listed at the time, or by the Articles of Incorporation. Shareholders do not have preemptive rights to subscribe for or purchase additional shares of common stock.

  Except as described in this Joint Proxy Statement/Prospectus, First Alliance has no current plans, agreements or arrangements for the issuance of additional common stock. The additional authorized shares would be available for issuance (subject to further shareholder approval only as noted above) at such times and for such proper corporate purposes as the Board of Directors may approve, including possible future financing and acquisition transactions. Depending upon the nature and terms thereof, such transactions could enable the Board to render more difficult or discourage an attempt to obtain control of First Alliance. For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of First Alliance's outstanding shares, thereby diluting the interest of a party seeking to take over the company. Furthermore, while First Alliance has no plans to implement such a program, other companies have issued warrants or other rights to acquire additional shares to holders of common stock to discourage or defeat unsolicited stock accumulation programs and acquisition proposals. If this proposal is adopted, more First Alliance Common Stock would be available for such purposes than is currently available. Management currently knows of no intent or plan on the part of any persons or entity to gain control of First Alliance and this proposal is not being recommended in response to any such intent or plan or for the purpose of inhibiting any action by any third party.

  Issuances of additional shares of common stock, depending upon their timing and circumstances, may dilute or increase earnings per share and may decrease or increase the book value per share of shares theretofore outstanding, and the percentage ownership of First Alliance by each shareholder may be proportionately reduced as a result of a larger number of outstanding shares.

  If the proposal to amend the Articles of Incorporation to authorize 2,000,000 shares of preferred stock is also adopted, the Articles of Incorporation of First Alliance, as in force and effect on the date hereof, will be amended as described in the next section of this Joint Proxy Statement/Prospectus under "--Proposal to Amend the First Alliance Articles of Incorporation to Authorize 2,000,000 Shares of Preferred Stock." If the First Alliance shareholders approve only the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock, however, the Articles of Incorporation of First Alliance, as in force and effect on the date hereof, will be amended by deleting Article 5 thereof in its entirety and by substituting in lieu thereof the following:

                                      "5.

    The Corporation shall have the authority to issue 20,000,000 shares of common stock, $1.00 par value per share."

  THE FIRST ALLIANCE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED IN THE FIRST ALLIANCE ARTICLES OF INCORPORATION.

       PROPOSAL TO AMEND OF THE FIRST ALLIANCE ARTICLES OF INCORPORATION
               TO AUTHORIZE 2,000,000 SHARES OF PREFERRED STOCK

  The First Alliance Articles of Incorporation do not presently authorize the issuance of preferred stock. The Board of Directors has recommended that the Articles of Incorporation be amended to authorize the issuance of up to 2,000,000 shares of preferred stock with such designations, relative rights and preferences as the Board of Directors may from time to time assign. Upon the effectiveness of the proposed amendment, the Board of Directors will be authorized, without further shareholder action, to issue shares of preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series. If such preferred stock is issued, it will rank senior to First Alliance Common Stock in respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the corporation.

  The proposed amendment is recommended in order to give the First Alliance Board of Directors additional flexibility in raising capital by enabling it to structure the terms of preferred stock to meet changing capital requirements and market conditions without the expense and delay of obtaining a shareholder vote. Except as described in this Joint Proxy Statement/Prospectus, First Alliance has no current plans, agreements or arrangements for the issuance of any preferred stock. The authorized shares of preferred stock would be available for issuance (without further shareholder approval except as required by law) at such times and for such proper corporate purposes as the Board of Directors may approve, including future possible financing and acquisition transactions. The issuance of preferred stock may have the effect of delaying, deferring, discouraging or preventing a third party from acquiring a majority of the outstanding voting stock of First Alliance or other change in control of First Alliance without further action by the shareholders and may adversely affect the voting and other rights of the holders of the common stock, including the loss of voting control to others. The Board of Directors does not at present intend to seek shareholder approval prior to issuing any such preferred stock unless otherwise required to do so by law.

  If the First Alliance shareholders approve this proposal and the proposal to amend the Articles of Incorporation to authorize additional shares of common stock, the Articles of Incorporation of First Alliance, as in force and effect on the date hereof, will be amended by deleting Article 5 thereof in its entirety and by substituting in lieu thereof the following:

                                      "5.

    (a) The Corporation shall be authorized to issue twenty million (20,000,000) shares of common stock (the "Common Stock"), $1.00 par value, and two million (2,000,000) shares of preferred stock (the "Preferred Stock").

    (b) The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

      (i) The number of shares constituting that series and the distinctive designation of that series;

      (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

      (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

      (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

      (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

      (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

      (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

      (viii) Any other relative rights, preferences and limitations of that series."

  If the First Alliance shareholders approve only the proposal to amend the Articles of Incorporation to authorize 2,000,000 shares of preferred stock, however, the Articles of Incorporation of First Alliance, as in force and effect on the date hereof, will be amended as described in the preceding section of this Joint Proxy Statement/Prospectus under "--Proposal to Amend the First Alliance Articles of Incorporation to Increase the Number of Shares of Authorized Common Stock."

  THE FIRST ALLIANCE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE FIRST ALLIANCE ARTICLES OF INCORPORATION AUTHORIZING 2,000,000 SHARES OF PREFERRED STOCK.

               FIRST ALLIANCE BANCORP, INC. FINANCIAL STATEMENTS

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                              AS OF MARCH 31, 1996
                                  (UNAUDITED)

                              ASSETS
Cash and due from banks........................................... $  6,863,853
Interest-bearing deposits in banks................................      622,573
Federal funds sold................................................   12,620,000
Securities available for sale, at fair value......................   36,071,561
Loans.............................................................  105,048,805
Less allowance for loan losses....................................    1,631,265
                                                                   ------------
    Loans, net....................................................  103,417,540
                                                                   ------------
Premises and equipment, net.......................................    3,642,608
Other assets......................................................    3,472,024
                                                                   ------------
                                                                   $166,710,159
                                                                   ============
               LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand...................................... $ 22,823,437
  Interest-bearing demand.........................................   40,324,999
  Savings.........................................................    7,328,796
  Time, $100,000 and over.........................................   20,025,266
  Other time......................................................   42,359,998
                                                                   ------------
    Total deposits................................................  132,862,496
  Other borrowings................................................   15,150,361
  Other liabilities...............................................    1,476,239
                                                                   ------------
    Total liabilities.............................................  149,489,096
                                                                   ------------
Minority interest in subsidiary...................................        4,782
                                                                   ------------
STOCKHOLDERS' EQUITY
  Common stock, par value $5; 2,000,000 shares authorized;
   1,604,999 issued and outstanding...............................    8,024,995
  Capital surplus.................................................    7,919,320
  Retained earnings...............................................    1,537,689
  Unrealized loss on securities (net of tax)......................    (265,723)
                                                                   ------------
    Total stockholders' equity....................................   17,216,281
                                                                   ------------
                                                                   $166,710,159
                                                                   ============

                 See Note to Consolidated Financial Statements

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                   UNAUDITED

                                                              1996       1995
                                                           ---------- ----------
INTEREST INCOME:
  Interest and fees on loans.............................. $2,753,426 $2,199,967
  Interest on investment securities:
   Taxable................................................    684,617    487,583
   Nontaxable.............................................      2,817      2,817
  Interest on deposits in banks...........................      9,499        280
  Interest on federal funds sold..........................     72,154    200,070
                                                           ---------- ----------
    Total interest and fees...............................  3,522,513  2,890,717
                                                           ---------- ----------
INTEREST EXPENSE:
  Interest on deposits....................................  1,265,097  1,064,764
  Interest on other borrowings............................    195,598     34,718
                                                           ---------- ----------
    Total interest expense................................  1,460,695  1,099,482
                                                           ---------- ----------
    Net interest income...................................  2,061,818  1,791,235
PROVISION FOR LOAN LOSSES:                                     78,899     77,104
                                                           ---------- ----------
  Net interest income after provision for loan losses.....  1,982,919  1,714,131
                                                           ---------- ----------
NON-INTEREST INCOME:
  Service charges on deposit accounts.....................    189,062    201,443
  Other charges, commissions, and fees....................     60,711     78,020
  Security transactions, net..............................    143,328          0
  Gain on sale of other real estate.......................          0      6,085
  Mortgage origination fees...............................     19,081     11,387
  Other...................................................     22,959     24,391
                                                           ---------- ----------
    Total non-interest income.............................    435,141    321,326
                                                           ---------- ----------
NON-INTEREST EXPENSE:
  Salaries and employee benefits..........................    814,397    717,268
  Occupancy expense, net..................................    111,161    103,551
  Equipment expense.......................................    116,205    115,030
  Other real estate expenses..............................      3,055     10,619
  Directors expense.......................................     51,874     23,400
  Deposit insurance premiums..............................        500     66,322
  Legal expenses..........................................     13,424     33,008
  Collection attorney expense.............................     20,202     41,376
  Merger related expenses.................................    107,975          0
  Other operating expenses................................    318,999    282,806
                                                           ---------- ----------
    Total non-interest expense............................  1,557,792  1,393,380
                                                           ---------- ----------
    Income before income taxes............................    860,268    642,077
  Applicable income taxes.................................    309,697    206,101
  Minority interest.......................................      3,014      4,033
                                                           ---------- ----------
    Net income............................................ $  547,557 $  431,943
                                                           ========== ==========
Net Income per share of common stock...................... $     0.34 $     0.27
                                                           ========== ==========
Dividends per share of common stock....................... $     0.50 $     0.00
                                                           ========== ==========
Average shares outstanding................................  1,604,999  1,604,999
                                                           ========== ==========

                 See Note to Consolidated Financial Statements

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

                                                         1996         1995
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income before minority interest in net income of
  subsidiary......................................... $   550,571  $   435,976
                                                      -----------  -----------
 Adjustments to reconcile net income before minority
  interest in net income of subsidiary to net cash
  provided by operating activities:
 Depreciation and amortization.......................     100,040       95,602
 Provision for loan losses...........................      78,899       77,104
 Gain on sale of premises and equipment..............         --        (2,500)
 Gain on sale of securities available for sale.......    (143,328)         --
 Increase in interest receivable.....................     (27,834)    (109,702)
 Increase (decrease) in interest payable.............     (26,623)      31,125
 Increase in taxes payable...........................     363,912          --
 Other prepaids, deferrals and accruals, net.........     280,513     (262,931)
                                                      -----------  -----------
   Total adjustments.................................     625,579     (171,302)
                                                      -----------  -----------
Net cash provided by operating activities............   1,176,150      264,674
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of securities available for sale..........  (2,211,476)  (2,615,853)
 Proceeds from maturities of securities available for
  sale...............................................   1,480,046      840,572
 Proceeds from sales of securities available for
  sale...............................................  10,045,058          --
 Net increase in interest-bearing deposit in banks...     (34,223)         --
 (Increase) decrease in Federal funds sold, net...... (10,090,000)   4,500,000
 Increase in loans, net..............................  (9,098,501)    (139,541)
 Purchases of premises and equipment.................    (134,888)     (50,364)
 Proceeds from sale of premises and equipment........         --         2,500
 Investment in Subsidiary............................         --       (28,000)
                                                                   -----------
 Net cash acquired in business combination...........         --        88,684
                                                      -----------  -----------
   Net cash (used in) provided by investing activi-
    ties............................................. (10,043,984)   2,597,998
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Increase in deposits, net...........................   5,103,149    6,405,931
 Increase (decrease) in repurchase agreements........   6,399,727   (9,150,000)
 Decrease in borrowings from FHLB, net...............  (1,000,000)         --
 Repayment of short-term borrowings..................    (475,000)         --
 Repayment of short-term debt........................      (2,059)      (1,373)
 Increase in short-term subordinated debt, net.......     578,000          --
 Cash dividends paid.................................    (802,499)         --
 Minority interest dividends paid....................     (14,986)         --
                                                      -----------  -----------
   Net cash provided by (used in) financing activi-
    ties.............................................   9,786,332   (2,745,442)
                                                      -----------  -----------
Net increase in cash and due from banks..............     918,498      117,230
Cash and due from banks, beginning of period.........   5,945,355    5,410,710
                                                      -----------  -----------
Cash and due from banks, end of period............... $ 6,863,853  $ 5,527,942
                                                      ===========  ===========
Cash paid during the period for:
 Interest............................................ $ 1,487,318  $ 1,068,357
 Income Taxes........................................ $    52,194  $   312,280
NONCASH TRANSACTIONS:
 Unrealized (losses) gains on securities available
  for sale........................................... $  (569,322) $   402,602
 Principal balances on loans transferred to other
  real estate........................................ $    20,000  $       --
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FI-
 NANCING ACTIVITIES:
 Detail of subsidiary finance company acquisition
 Cash................................................ $       --   $    88,684
 Loans...............................................         --   $ 1,859,435
 Premises and equipment..............................         --   $    41,131
 Goodwill............................................         --   $    11,830
 Other assets........................................         --   $    26,725
 Short-term debt.....................................         --   $(1,986,063)
 Other liabilities...................................         --   $   (13,742)
                                                                   -----------
 Net assets acquired.................................         --   $    28,000
                                                      ===========  ===========

                 See Note to Consolidated Financial Statements.

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

                   NOTE TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

  The consolidated financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of result for the interim periods.

  The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.

                         INDEPENDENT AUDITOR'S REPORT

                          ON THE FINANCIAL STATEMENTS

To the Board of Directors
First Alliance Bancorp, Inc.
 and Subsidiaries
Marietta, Georgia

  We have audited the accompanying consolidated balance sheets of First Alliance Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Alliance Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                     Mauldin & Jenkins

Atlanta, Georgia
January 19, 1996

                          FIRST ALLIANCE BANCORP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                         1995         1994
                                                     ------------ ------------
                       ASSETS
Cash and due from banks............................. $  5,945,355 $  5,394,623
Interest-bearing deposits in banks..................      588,350       16,089
Federal funds sold..................................    2,530,000   19,110,000
Securities available for sale, at fair value........   45,811,183   11,584,272
Securities held to maturity, at cost (fair value
 1994; $19,900,053).................................          --    20,921,756
Loans...............................................   95,953,638   80,941,714
Less allowance for loan losses......................    1,535,700    1,301,582
                                                     ------------ ------------
Loans, net..........................................   94,417,938   79,640,132
                                                     ------------ ------------
Premises and equipment, net.........................    3,600,447    3,555,765
Other assets........................................    3,461,736    3,382,522
                                                     ------------ ------------
                                                     $156,355,009 $143,605,159
                                                     ============ ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Noninterest-bearing demand.......................... $ 22,165,568 $ 21,340,290
Interest-bearing demand.............................   36,886,484   35,218,418
Savings.............................................    7,440,435   10,231,422
Time, $100,000 and over.............................   19,758,923   14,362,352
Other time..........................................   41,507,937   37,013,604
                                                     ------------ ------------
Total deposits......................................  127,759,347  118,166,086
Other borrowings....................................    3,647,634    9,150,000
Federal Home Loan Bank advances.....................    6,000,000            -
Other liabilities...................................    1,090,837    1,115,672
                                                     ------------ ------------
Total liabilities...................................  138,497,818  128,431,758
                                                     ------------ ------------
Minority interest in subsidiary.....................       16,754          --
                                                     ------------ ------------
Commitments and contingent liabilities
STOCKHOLDERS' EQUITY
  Common stock, par value $5; 2,000,000 shares
   authorized; 1,604,999 and 1,528,793 issued and
   outstanding......................................    8,024,995    7,643,965
  Capital surplus...................................    7,919,320    7,290,621
  Retained earnings.................................    1,792,631      955,062
  Unrealized gains (losses) on securities available
   for sale, net of taxes...........................      103,491     (716,247)
                                                     ------------ ------------
    Total stockholders' equity......................   17,840,437   15,173,401
                                                     ------------ ------------
                                                     $156,355,009 $143,605,159
                                                     ============ ============

                See Notes to Consolidated Financial Statements.

                          FIRST ALLIANCE BANCORP, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                         1995         1994
                                                      -----------  -----------
INTEREST INCOME
  Interest and fees on loans......................... $ 9,649,277  $ 8,090,025
  Interest on securities:
    Taxable..........................................   2,521,084    1,731,311
    Nontaxable.......................................      11,261       11,265
  Interest on deposits in other banks................      17,451       17,616
  Interest on Federal funds sold.....................     557,738      450,891
                                                      -----------  -----------
                                                       12,756,811   10,301,108
                                                      -----------  -----------
INTEREST EXPENSE
  Interest on deposits...............................   4,761,444    3,772,280
  Interest on other borrowings.......................     531,954       23,480
                                                      -----------  -----------
                                                        5,293,398    3,795,760
                                                      -----------  -----------
    Net interest income..............................   7,463,413    6,505,348
PROVISION FOR LOAN LOSSES............................     317,659      285,000
                                                      -----------  -----------
    Net interest income after provision for loan
     losses..........................................   7,145,754    6,220,348
                                                      -----------  -----------
OTHER INCOME
  Service charges on deposit accounts................     754,665      909,660
  Other service charges, commissions and fees........     271,159      222,786
  Net realized (losses) on securities held to
   maturity..........................................     (30,778)         --
  Net realized gains (losses) on securities available
   for sale..........................................      42,464      (28,568)
  Gain on sale of premises and equipment.............       2,500      259,565
  Gain (loss) on sale of other real estate...........     278,416       (2,636)
  Mortgage loan origination fees.....................      72,642      250,435
  Other..............................................      96,263       88,567
                                                      -----------  -----------
                                                        1,487,331    1,699,809
                                                      -----------  -----------
OTHER EXPENSE
  Salaries and employee benefits..................... $ 3,121,841  $ 3,070,896
  Equipment expense..................................     489,467      524,967
  Occupancy expense..................................     441,943      406,350
  Mortgage loan origination commissions..............      35,089      109,414
  Directors fees and expenses........................     198,409      150,349
  Deposit insurance premiums.........................     136,548      247,874
  Advertising........................................     138,231       93,060
  Legal expenses.....................................     102,709      118,659
  Collection attorney expenses.......................     144,763      146,073
  Other operating expense............................   1,086,894    1,152,716
                                                      -----------  -----------
                                                        5,895,897    6,020,331
                                                      -----------  -----------
    Income before income taxes and minority interest
     in net income of subsidiary.....................   2,737,188    1,899,826
APPLICABLE INCOME TAXES..............................     874,088      568,581
                                                      -----------  -----------
    Income before minority interest in net income of
     subsidiary......................................   1,863,100    1,331,245
MINORITY INTEREST IN NET INCOME OF SUBSIDIARY........      12,709          --
                                                      -----------  -----------
    Net income....................................... $ 1,850,391  $ 1,331,245
                                                      ===========  ===========
PER COMMON AND COMMON EQUIVALENT SHARE............... $      1.15  $      0.83
                                                      ===========  ===========
    Net income

                See Notes to Consolidated Financial Statements.

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                                        UNREALIZED
                                                                          GAINS
                                                                       (LOSSES) ON
                                                                        SECURITIES
                              COMMON STOCK                 RETAINED     AVAILABLE       TOTAL
                          --------------------  CAPITAL    EARNINGS     FOR SALE,   STOCKHOLDERS'
                           SHARES   PAR VALUE   SURPLUS    (DEFICIT)   NET OF TAXES    EQUITY
                          --------- ---------- ---------- -----------  ------------ -------------
BALANCE, DECEMBER 31,
 1993...................  1,528,793 $7,643,965 $7,290,621 $  (120,908)  $     --     $14,813,678
 Net income.............        --         --         --    1,331,245         --       1,331,245
 Transfer unrealized
  loss on mutual funds..        --         --         --       50,483     (50,483)           --
 Cash dividends paid,
  $.20 per share........        --         --         --     (305,758)        --        (305,758)
 Net change in
  unrealized losses on
  securities available
  for sale, net of
  taxes.................        --         --         --          --     (665,764)      (665,764)
                          --------- ---------- ---------- -----------   ---------    -----------
BALANCE, DECEMBER 31,
 1994...................  1,528,793  7,643,965 $7,290,621     955,062    (716,247)    15,173,401
 Net income.............        --         --         --    1,850,391         --       1,850,391
 5% stock dividend......     76,206    381,030    628,699  (1,012,822)        --          (3,093)
 Net change in
  unrealized gains on
  securities available
  for sale, net of
  taxes.................        --         --         --          --      819,738        819,738
                          --------- ---------- ---------- -----------   ---------    -----------
BALANCE, DECEMBER 31,
 1995...................  1,604,999 $8,024,995 $7,919,320 $ 1,792,631   $ 103,491    $17,840,437
                          ========= ========== ========== ===========   =========    ===========


                See Notes to Consolidated Financial Statements.

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                         1995         1994
                                                     ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income before minority interest in net income
   of subsidiary.................................... $  1,863,100  $ 1,331,245
  Adjustments to reconcile net income before
   minority interest in net income of subsidiary to
   net cash provided by operating activities:
  Provision for loan losses.........................      317,659      285,000
  Depreciation and amortization.....................      416,244      457,779
  Deferred taxes (benefits).........................     (157,783)     111,771
  Gain on sale of premises and equipment............       (2,500)    (259,565)
  (Gain) loss on sale of other real estate..........     (278,416)       2,636
  Net realized losses on securities held to
   maturity.........................................       30,778          --
  Net realized (gains) losses on securities
   available for sale...............................      (42,464)      28,568
  (Increase) decrease in interest receivable........     (383,064)     121,525
  Increase (decrease) in taxes payable..............     (242,133)     358,488
  Increase (decrease) in interest payable...........      253,506     (116,986)
  Other prepaids, deferrals and accruals, net.......     (115,756)    (421,233)
                                                     ------------  -----------
    Total adjustments...............................     (158,929)     567,993
                                                     ------------  -----------
    Net cash provided by operating activities.......    1,704,171    1,899,238
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities available for sale........  (23,218,105)  (5,794,542)
  Proceeds from sales of securities available for
   sale.............................................    7,778,040    2,702,013
  Proceeds from maturities of securities available
   for sale.........................................    2,587,002      429,038
  Proceeds from maturities of securities held to
   maturity.........................................    2,817,235    4,823,195
  Proceeds from sales of securities held to
   maturity.........................................    4,560,718          --
  Purchases of securities held to maturity..........   (6,590,781)  (9,302,235)
  Net increase in interest-bearing deposit in
   banks............................................     (572,261)     (16,089)
  Net (increase) decrease in Federal funds sold.....   16,580,000   (8,230,000)
  Net (increase) decrease in loans..................  (13,893,220)  29,957,567
  Purchases of premises and equipment...............     (390,931)    (199,382)
  Proceeds from sale of premises and equipment......        2,500      927,299
  Proceeds from sale of other real estate...........    1,012,272      426,229
  Net cash acquired in business combination.........       60,684          --
                                                     ------------  -----------
    Net cash used in investing activities...........   (9,266,847) (11,276,907)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits.......................... $  9,593,261  $   843,283
  Increase (decrease) in other borrowings...........   (7,476,760)   9,150,000
  Net increase in Federal Home Loan Bank advances...    6,000,000          --
  Repayment of long-term debt.......................          --    (1,500,000)
  Dividends paid....................................       (3,093)    (305,758)
                                                     ------------  -----------
    Net cash provided by financing activities.......    8,113,408    8,187,525
                                                     ------------  -----------
  Net increase (decrease) in cash and due from
   banks............................................      550,732   (1,190,144)
  Cash and due from banks at beginning of year......    5,394,623    6,584,767
                                                     ------------  -----------
  Cash and due from banks at end of year............ $  5,945,355  $ 5,394,623
                                                     ============  ===========

                  FIRST ALLIANCE BANCORP INC. AND SUBSIDIARIES

                                                           1995         1994
                                                       ------------  ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest.......................................... $  5,039,892  $3,912,746
    Income taxes...................................... $  1,274,003  $   98,322
NONCASH TRANSACTIONS
  Unrealized (gains) losses on securities available
   for sale........................................... $ (1,227,578) $1,085,222
  Principal balances on loans transferred to other
   real estate........................................ $    657,190  $  309,578
  Securities held to maturity transferred to
   securities available for sale...................... $ 20,103,806  $      --
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
  Detail of subsidiary finance company acquisition:
    Cash.............................................. $     88,684  $      --
    Loans.............................................    1,859,435         --
    Premises and equipment............................       41,131         --
    Goodwill..........................................       11,830         --
    Other assets......................................       26,725         --
    Subordinated debentures...........................   (1,974,394)        --
    Other liabilities.................................      (25,411)        --
                                                       ------------  ----------
      Net assets acquired............................. $     28,000  $      --
                                                       ============  ==========


                See Notes to Consolidated Financial Statements.

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION

  First Alliance Bancorp, Inc. (the Company) is a one-bank holding company whose business is presently conducted by its wholly-owned subsidiary First Alliance Bank, Marietta, Georgia. The Company also owns an 80% interest in Interim Alliance Corporation, d/b/a Alliance Finance, Smyrna, Georgia. The Company is not engaged in any substantial business other than the normal financial services provided by its subsidiaries. However, the Company incurs operating expenses related to business acquisitions.

  First Alliance Bank (the Bank) is a commercial bank with operations in Marietta and Kennesaw, Georgia. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Cobb County and surrounding counties. The Bank is subject to competition from other financial institutions and the regulations of certain Federal and state agencies. The Bank is periodically examined by certain regulatory authorities.

  Alliance Finance (the Finance Company) provides lending and financing services to consumer and business enterprises. The Finance Company's primary activities consist of direct consumer loans including mortgage loans and retail sales financing and a variety of insurance services to their customers.

  The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

  The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

  The principles which significantly affect the determination of financial position, results of operations and cash flows are summarized below.

CASH AND CASH EQUIVALENTS

  For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from loans originated by the Bank, deposits, interest-bearing deposits and Federal funds purchased and sold are reported net.

  The Bank maintains amounts due from banks which, at times, may exceed Federally insured limits. The Bank has not experienced any losses in such accounts.

SECURITIES AVAILABLE FOR SALE

  Securities classified as available for sale are those debt and equity securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

SECURITIES HELD TO MATURITY

  Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. The sale of a security within three months of its maturity date or after collection of at least 85 percent of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

  A decline in the carrying amount of any available for sale or held to maturity security, that is deemed other than temporary, is charged to earnings resulting in the establishment of a new cost basis for the security.

LOANS AND INTEREST INCOME

  Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest except for add on interest on certain instalment loans for which interest is recognized on the sum-of-the-months method, the results of which are not materially different from generally accepted accounting principles.

  Accrual of interest income is discontinued on loans when, in the opinion of management, collection of such interest income becomes doubtful. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current interest income. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

  Fees on loans and costs incurred in origination of most loans are deferred and recognized as income over the life of the loan. Fees and costs incurred in origination of other loans are recognized at the time the loan is recorded on the books. Because the majority of loans have maturities of one year or less, the results on operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

  The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolios, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

  Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the original loan agreement. Accrual of interest on an impaired loan is discontinued when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Collections on impaired loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance has been collected.

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

                                                                           YEARS
                                                                           -----
      Buildings and improvements.......................................... 3-40
      Furniture and equipment.............................................  3-7

OTHER REAL ESTATE OWNED

  Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. OREO is evaluated regularly to insure the carrying amount is supported by its current fair value and any valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded as necessary. Subsequent decreases in fair value and increases in fair value, up to the value established at foreclosure, are recognized as charges or credits to noninterest expense. OREO is reported net of valuation allowances in the Company's consolidated financial statements.

EMPLOYEE BENEFIT PLAN

  Profit-sharing plan costs are funded as accrued and are based on a percentage of individual employees' salary, not to exceed the amount that can be deducted for Federal income tax purposes.

INCOME TAXES

  The Company and its subsidiaries file a consolidated income tax return. The subsidiaries provide for income taxes based on their contribution to income taxes (benefits) of the consolidated group.

  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws on the date of enactment.

EARNINGS PER SHARE

  Earnings per common and common equivalent share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during each year. Common stock equivalents include stock options.

NOTE 2. INVESTMENTS

  Effective January 1, 1994, the Company adopted Financial Accounting Standards Board Statement ("FASB") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Upon adoption, the Company transferred $9,534,571 from securities being held to maturity to securities available for sale. The securities available for sale were marked to fair value resulting in a net unrealized loss of $85,946 which was included in stockholders' equity at $56,724 net of related taxes of $29,222.

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

  The Company sold during the third quarter of 1995 securities classified as held to maturity, with a carrying amount of $4,560,718, recognizing a loss of $30,778, in response to changes in the bond market and management's evaluation of the securities portfolio. The circumstances leading to the sale of these securities were identified as an isolated instance based on prudent business decisions. On December 15, 1995, the Company transferred its remaining held to maturity portfolio totaling $20,103,806 to available for sale, resulting in a net unrealized loss of $23,815 which was included in stockholders' equity at $15,718 net of related taxes of $8,097.

  The carrying amounts of investments as shown in the consolidated balance sheets and their approximate fair values were as follows:

                                              GROSS       GROSS
                                 AMORTIZED  UNREALIZED UNREALIZED      FAIR
                                   COST       GAINS      LOSSES        VALUE
                                ----------- ---------- -----------  -----------
SECURITIES AVAILABLE FOR SALE
 DECEMBER 31, 1995:
  U. S. Government and agency
   securities.................. $21,726,156  $234,115  $  (151,542) $21,808,729
  State and municipal
   securities..................     291,803    12,038          --       303,841
  Mortgage-backed securities...  21,691,002   260,327     (184,535)  21,766,794
  Equity securities............     449,956       --       (28,047)     421,909
  Other securities.............   1,509,910       --           --     1,509,910
                                -----------  --------  -----------  -----------
                                $45,668,827  $506,480  $  (364,124) $45,811,183
                                ===========  ========  ===========  ===========
 DECEMBER 31, 1994:
  U. S. Government and agency
   securities.................. $ 1,521,937  $    --   $  (109,257) $ 1,412,680
  Mortgage-backed securities...  10,249,992       --      (917,749)   9,332,243
  Equity securities............     449,955       --       (58,216)     391,739
  Other securities.............     447,610       --           --       447,610
                                -----------  --------  -----------  -----------
                                $12,669,494  $    --   $(1,085,222) $11,584,272
                                ===========  ========  ===========  ===========
SECURITIES HELD TO MATURITY
 DECEMBER 31, 1994:
  U. S. Government and agency
   securities.................. $10,679,460  $  1,029  $  (386,551) $10,293,938
  State and municipal
   securities..................     291,817     7,268          --       299,085
  Mortgage-backed securities...   9,700,559       --      (638,854)   9,061,705
  Other securities.............     249,920       --        (4,595)     245,325
                                -----------  --------  -----------  -----------
                                $20,921,756  $  8,297  $(1,030,000) $19,900,053
                                ===========  ========  ===========  ===========

  Gross realized gains and losses on sales of securities available for sale were as follows:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
   Gross realized gains..................................... $119,906  $  1,431
   Gross realized losses....................................  (77,442)  (29,999)
                                                             --------  --------
   Net realized losses...................................... $ 42,464  $(28,568)
                                                             ========  ========

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

  Gross realized gains and losses on sales of securities held to maturity were as follows:

                                                                  DECEMBER 31,
                                                                  --------------
                                                                    1995    1994
                                                                  --------  ----
   Gross realized gains.......................................... $    725  $--
   Gross realized losses.........................................  (31,503)  --
                                                                  --------  ----
   Net realized gains............................................ $(30,778) $--
                                                                  ========  ====

  The amortized cost and fair value of securities as of December 31,1995 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                                                 SECURITIES AVAILABLE FOR SALE
                                                 -----------------------------
                                                   AMORTIZED         FAIR
                                                      COST          VALUE
                                                 -----------------------------
   Due in one year or less...................... $    3,612,851 $    3,603,119
   Due from one year to five years..............     13,990,982     14,022,832
   Due from five to ten years...................      1,043,928      1,044,690
   Due after ten years..........................      4,880,108      4,951,839
   Mortgage-backed securities and equity
    securities..................................     22,140,958     22,188,703
                                                 -------------- --------------
                                                 $   45,668,827 $   45,811,183
                                                 ============== ==============

  Securities with a carrying value of $37,720,000 and $25,092,000 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits, securities sold under repurchase agreements and Federal Home Loan Bank advances.

NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

  The composition of loans is summarized as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1995         1994
                                                       -----------  -----------
   Commercial and financial........................... $14,868,000  $ 5,711,000
   Real estate--construction..........................  21,694,000   18,163,000
   Real estate--mortgage..............................  46,295,000   46,602,000
   Consumer...........................................  12,854,000    9,628,000
   Other..............................................     912,432    1,027,747
                                                       -----------  -----------
                                                        96,623,432   81,131,747
   Unearned fees, net.................................    (222,488)    (190,033)
   Unearned discount..................................    (447,306)         --
   Allowance for loan losses..........................  (1,535,700)  (1,301,582)
                                                       -----------  -----------
   Loans, net......................................... $94,417,938  $79,640,132
                                                       ===========  ===========

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

  At December 31, 1995, executive officers and directors, and companies in which they have a 10 percent or more beneficial ownership, were indebted to the Bank in the aggregate amount of $1,337,488. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Following is a summary of transactions:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1995        1994
                                                         ----------  ----------
   Balance, beginning of year........................... $1,603,339  $2,433,701
    Advances............................................    109,392     140,722
    Repayments..........................................   (375,243)   (971,084)
                                                         ----------  ----------
   Balance, end of year................................. $1,337,488  $1,603,339
                                                         ==========  ==========

  Changes in the allowance for loan losses are as follows:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1995        1994
                                                         ----------  ----------
   Balance, beginning of year........................... $1,301,582  $1,581,532
    Reserve for finance company acquired................     52,580         --
    Provision charged to operations.....................    317,659     285,000
    Loans charged off...................................   (386,415)   (735,324)
    Recoveries..........................................    250,294     170,374
                                                         ----------  ----------
   Balance, end of year................................. $1,535,700  $1,301,582
                                                         ==========  ==========

  Information with respect to impaired loans as of and for the year ended December 31, 1995 is as follows:

                                                                         1995
                                                                       --------
   Loans receivable for which there is a related allowance for credit losses...........................................................  $268,463
   Loans receivable for which there is no related allowance for
    credit losses....................................................       --
                                                                       --------
     Total impaired loans............................................  $268,463
                                                                       ========
   Allowance for loan losses related to impaired loans...............  $ 69,764
                                                                       ========
   Average balance for all impaired loans during the year (based on month-end balances)..............................................  $692,500
                                                                       ========
   Interest income recognized on all impaired loans..................  $ 10,155
                                                                       ========

  Loans on which the accrual of interest had been discontinued or reduced amounted to $268,463 and $602,575 at December 31, 1995 and 1994, respectively. For the year ended December 31, 1994, the Company recognized $12,760 of interest income related to nonaccrual loans.

NOTE 4. PREMISES AND EQUIPMENT, NET

  Major classifications of these assets are summarized as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1995         1994
                                                       -----------  -----------
   Land............................................... $   697,414  $   672,415
   Buildings..........................................   2,643,895    2,459,264
   Equipment..........................................   2,892,994    2,677,534
                                                       -----------  -----------
                                                         6,234,303    5,809,213
   Accumulated depreciation...........................  (2,633,856)  (2,253,448)
                                                       -----------  -----------
                                                       $ 3,600,447  $ 3,555,765
                                                       ===========  ===========

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

  Depreciation expense for the years ended December 31, 1995 and 1994 was $387,380 and $437,194, respectively.

NOTE 5. OTHER BORROWINGS

LINE OF CREDIT

  The Finance Company has an available line of credit of $3,000,000 with a bank, bearing interest at prime rate (8.5% at December 31, 1995). As of December 31, 1995, the Finance Company had an outstanding balance of $1,085,000. This line of credit is guaranteed by First Alliance Bancorp, Inc. Interest is payable monthly and all interest accrued plus outstanding principal is due on February 15, 1996.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

  Securities sold under repurchase agreements consisted of $1,308,634 and $9,150,000 at December 31, 1995 and 1994, respectively.

SUBORDINATED DEBENTURES

  Subordinated debt of the Finance Company consists of fixed rate debentures which are payable on demand or mature at three, six, twelve, eighteen, twenty-four or thirty-six months after date of issue. The debentures have various principal amounts and interest is payable monthly. The Company may repay the debentures for a price equal to 100% of the principal plus any unpaid interest to date of the redemption without penalty. A summary of the outstanding debentures by interest rate and maturity are as follows:

   8% due in 1996 or on demand..................................... $ 1,194,000
   10% due in 1996.................................................      25,000
   8% due in 1998..................................................      35,000
                                                                    -----------
                                                                    $ 1,254,000
                                                                    ===========

NOTE 6. FEDERAL HOME LOAN ADVANCES

  Federal Home Loan advances consist of the following at December 31, 1995:

   Advance from Federal Home Loan Bank with interest at the one month LIBOR rate plus 20 basis points (6.17% at December 31,
    1995) due on May 31, 2005. Interest is payable monthly.......  $ 5,000,000
   Advance from Federal Home Loan Bank with interest based on the
    Federal Home Loan Bank's cost of funds plus .25% (5.85% at
    December 31, 1995) due on January 2, 1996....................    1,000,000
                                                                   -----------
                                                                   $ 6,000,000
                                                                   ===========

  The advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgages and pledges of certain investment securities having an aggregate market value at December 31, 1995 of $14,706,650.

NOTE 7. DEFERRED COMPENSATION PLANS

  First Alliance Bank has three deferred compensation plans providing for the deferral of director meeting fees and certain retirement benefits for the directors.

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

  The retirement benefit plan was put in place in January, 1994. The Bank accrues an amount equal to the present value of the estimated benefit to be paid out under the plan in subsequent years. The accrual recorded for the year ended December 31, 1995 and 1994 was $89,303 and $50,601, respectively.

  The Bank also maintains two plans to allow the directors to defer up to $500 per month of their monthly meeting fees. The first plan covers one current and one former director. Under that plan, the monthly amount deferred is utilized to purchase life insurance on those directors. The Bank's liability under that plan is equal to the cash value of those policies. The second deferred fee plan, originated in January, 1994, is similar to the first except those deferred fees are recorded in a liability account and are credited annually with an interest payment tied to a current market rate. During 1995 and 1994, an amount of $31,322 and $21,200, respectively, was deferred by the directors and recorded as a liability by the Bank.

  In conjunction with these plans, several universal life insurance policies were purchased by the Bank in December, 1994. The Bank is the owner of the policies which insure the lives of the directors. These policies may be used by the Bank as funding vehicles for the plan obligations but the directors stand as general creditors of the Bank and have no specific claims on these assets. The cash surrender values of these plans recorded in other assets was $1,736,153 and $1,673,203 at December 31, 1995 and 1994, respectively.

NOTE 8. EMPLOYEE BENEFIT PLANS

PROFIT SHARING PLAN

  The Bank has a 401(K) retirement plan covering all employees, subject to certain minimum age requirements. Contributions to the plan charged to expense were $38,933 and $39,975 for the years ended December 31, 1995 and 1994, respectively.

INCENTIVE STOCK OPTION PLAN

  In 1995, the Company adopted an Employee Incentive Stock Option Plan. Under the Plan, the Company can grant to key personnel options to purchase an aggregate of 150,000 shares of the Company's common stock at a price not less than the fair market value of such shares on the date the option is granted. The option period will not exceed five years from date of grant. When options are exercised, the proceeds will be credited to common stock and surplus accounts. Changes in outstanding options were as follows:

                                                              PRICE RANGE SHARES
                                                              ----------- ------
   Options granted...........................................   $ 14.50   5,000
                                                                          -----
   Outstanding, December 31, 1995............................             5,000
                                                                          =====

NOTE 9. INCOME TAXES

  The total income taxes in the consolidated statements of income are as follows:

                                                              DECEMBER 31,
                                                          ----------------------
                                                             1995        1994
                                                          -----------  ---------
   Currently payable..................................... $ 1,031,871  $ 456,810
   Deferred..............................................    (157,783)   111,771
                                                          -----------  ---------
                                                          $   874,088  $ 568,581
                                                          ===========  =========

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

  The Company's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                      DECEMBER 31, 1995  DECEMBER 31, 1994
                                      ------------------ ----------------------
                                       AMOUNT    PERCENT  AMOUNT      PERCENT
                                      ---------  ------- -----------  ---------
Tax provision at statutory rate...... $ 930,644     34%  $   645,941        34%
Increase (decrease) resulting from:
  Tax-exempt interest................   (30,921)    (1)      (31,650)       (2)
 Life insurance......................   (20 589)    (1)      (16,608)       (1)
 Alternative minimum tax credit......       --     --        (37,135)       (2)
 Dividend income exclusion...........   (12,846)   --            --        --
 Other items, net....................     7,800    --          8,033         1
                                      ---------    ---   -----------    ------
Provision for income taxes........... $ 874,088     32%  $   568,581        30%
                                      =========    ===   ===========    ======

  Net deferred income tax assets of $76,210 and $312,744 at December 31, 1995 and 1994, respectively, are included in other assets. The components of deferred income taxes at December 31, 1995 and 1994 are as follows:

                                                              DECEMBER 31,
                                                           --------------------
                                                             1995       1994
                                                           ---------  ---------
   Deferred tax assets:
    Loan loss reserves.................................... $ 226,969  $ 114,823
    Deferred compensation.................................    97,215     40,749
    Other real estate.....................................    10,377      4,760
    Securities available for sale.........................       --     346,771
    Write-down on mutual fund.............................    18,885     17,015
    Georgia net operating loss............................       --     122,290
    Georgia credits.......................................   139,722    161,286
    Valuation allowance...................................  (175,466)  (340,811)
                                                           ---------  ---------
                                                             317,702    466,883
                                                           ---------  ---------
   Deferred tax liabilities:
    Depreciation and amortization.........................   193,092    154,139
    Securities available for sale.........................    48,400        --
                                                           ---------  ---------
                                                             241,492    154,139
                                                           ---------  ---------
   Net deferred tax assets................................ $  76,210) $ 312,744
                                                           =========  =========

NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES

  In the normal course of business, the Bank has entered into off-balance-sheet financial instruments which are not reflected in the consolidated financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the consolidated financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet.

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Bank's commitments is as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
   Commitments to extend credit........................ $18,606,000 $10,176,000
   Standby letters of credit...........................   1,025,532     641,764
                                                        ----------- -----------
                                                        $19,631,532 $10,817,764
                                                        =========== ===========

  Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

  In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's consolidated financial statements.

  The Bank leases the land on which its main office is located for $5,717 per month for five years with renewal options up to forty years. Escalation features include a 5% increase every five years plus an additional amount added which shall be the average yearly amount for the Consumer Price Index
(CPI) for metropolitan Atlanta for the previous five years, not to exceed 8% per year. At any time after the first five years, the Bank may exercise an option to purchase the property for $1,000,000. The total minimum rental commitment at December 31, 1995 under this lease is $369,245. The rental expense applicable to the land lease included in the consolidated statements of income for the years ended December 31, 1995 and 1994 was $65,772 and $58,577, respectively.

  The Bank also leases various other equipment under short-term leases.

NOTE 11. CONCENTRATIONS OF CREDIT

  The subsidiaries originate primarily commercial, residential and consumer loans to customers in the Cobb County, metro Atlanta area and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in the metro Atlanta area. The Company's market area has experienced substantial growth in recent years.

  Seventy-one percent (71%) of the Company's loan portfolio is concentrated in real estate loans, of which 22% consists of construction loans. A substantial portion of these loans are secured by real estate in the

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

Company's primary market area. In addition, a substantial portion of the real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the subsidiaries' loan portfolio and the recovery of the carrying amount of real estate owned are susceptible to changes in market conditions in the Company's primary market area.

  The other significant concentrations of credit by type of loan are set forth in Note 3. The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $3,300,000.

NOTE 12. STOCKHOLDERS' EQUITY

RETAINED EARNINGS

  The primary source of funds available to First Alliance Bancorp, Inc. is the payment of dividends by its subsidiaries. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Approximately $915,000 are available to be paid as dividends by the Bank at December 31, 1995.

  At December 31, 1995, the Company's capital ratios were considered adequate based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Company at December 31, 1995 are as follows:

                                                                     REGULATORY
                                                             ACTUAL  REQUIREMENT
                                                             ------  -----------
   Leverage capital ratio................................... 11.01%     4.00%
   Risk based capital ratios:
    Core capital............................................ 15.91      4.00
    Total capital........................................... 17.16      8.00

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

  Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the balance sheet approximate fair value. These items include cash and due from banks, interest-bearing deposits in banks, Federal funds sold, securities sold under repurchase agreements, line of credit, Federal Home Loan Bank advances, subordinated debentures and financial instruments included in other assets and liabilities. The following methods and assumptions were used in estimating the fair value of the Company's remaining financial instruments:

INVESTMENT SECURITIES:

  Fair values for investment securities are based on quoted market prices.

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

LOANS:

  For equity lines and other loans with short-term or variable rate characteristics, the carrying value is a reasonable estimate of fair value. The fair value of all other loans is estimated by discounting their future cash flows using interest rates currently being offered for loans with similar terms.

DEPOSITS:

  The fair values for demand deposits (e.g., interest- and noninterest-bearing demand and savings) approximates the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits. Fair values do not include core deposit intangibles.

OFF-BALANCE SHEET INSTRUMENTS:

  Fair values of the Company's off-balance sheet financial instruments (commitments to extend credit and standby letters of credit) are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

  The carrying value and estimated fair value of the Company's financial instruments at December 31, 1995 are as follows:

                                                                    ESTIMATED
                                                       CARRYING        FAIR
                                                        VALUE         VALUE
                                                     ------------  ------------
   FINANCIAL ASSETS:
    Investment securities........................... $ 45,811,183  $ 45,811,183
    Loans...........................................   95,953,638    95,950,597
    Less allowance for loan losses..................   (1,535,700)          --
                                                     ------------  ------------
                                                     $140,229,121  $141,761,780
                                                     ============  ============
   FINANCIAL LIABILITIES:
    Time deposits................................... $ 61,266,860  $ 61,610,550
                                                     ============  ============

NOTE 14. BUSINESS COMBINATIONS

  On January 31, 1995, First Alliance Bancorp, Inc. acquired Interim Alliance Corporation (d/b/a First Alliance Finance) in exchange for 80% of the outstanding common stock owned personally by the President of First Alliance Bancorp, Inc. The price paid for the stock was $28,000, which represents $25,000 for the initial capitalization of the Company plus $3,000 of incidental expenses. The acquisition has been accounted for as a purchase.

  On January 30, 1996, the Company entered into an Agreement and Plan of Reorganization with Premier Bancshares, Inc. ("Premier") of Atlanta, Georgia. Under this agreement, Premier will merge with and into the Company, and Premier Bank, FSB and Premier Lending Corporation, which are wholly owned subsidiaries of Premier, will become wholly owned subsidiaries of the Company. Upon consummation of the merger, each share of Premier common stock issued and outstanding will be converted into and exchanged for the right to receive one share of the Company's common stock and each share of Premier convertible preferred stock issued and

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES outstanding will be converted into and exchanged for the right to receive one share of Series A convertible preferred stock. Consummation of the merger is subject to certain conditions, including approval of the agreement by Premier shareholders and approval of the merger by various regulatory agencies.

NOTE 15. CONDENSED FINANCIAL INFORMATION ON FIRST ALLIANCE BANCORP, INC. (PARENT COMPANY ONLY)

                           CONDENSED BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994

                                                           1995        1994
                                                        ----------- -----------
ASSETS
 Cash.................................................. $   320,864 $   447,373
 Investment in subsidiaries............................  16,527,899  14,524,721
 Securities available for sale.........................     900,000         --
 Other assets..........................................     108,428     201,307
                                                        ----------- -----------
  Total assets......................................... $17,857,191 $15,173,401
                                                        =========== ===========
Minority interest in subsidiary........................ $    16,754 $       --
Stockholders' equity...................................  17,840,437  15,173,401
                                                        ----------- -----------
  Total liabilities and stockholders' equity........... $17,857,191 $15,173,401
                                                        =========== ===========

                        CONDENSED STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                             1995       1994
                                                          ---------- ----------
INCOME
 Interest................................................ $   53,897 $      --
 Dividends from subsidiary...............................    730,648    409,694
                                                          ---------- ----------
                                                             784,545    409,694
                                                          ---------- ----------
EXPENSE
 Salaries and benefits...................................     25,000     25,031
 Interest................................................        --      18,000
 Amortization............................................     22,557     20,585
 Legal and professional..................................     35,758    109,324
 Other expense...........................................     26,148     16,095
                                                          ---------- ----------
  Total expense..........................................    109,463    189,035
                                                          ---------- ----------
  Income before income tax benefits and equity in
   undistributed income of subsidiaries..................    675,082    220,659
Income tax benefits......................................     24,792     58,985
                                                          ---------- ----------
 Income before equity in undistributed income of
  subsidiaries and minority interest in net income of
  subsidiary.............................................    699,874    279,644
Equity in undistributed income of subsidiaries...........  1,163,226  1,051,601
                                                          ---------- ----------
 Income before minority interest in net income of
  subsidiary.............................................  1,863,100  1,331,245
Minority interest in net income of subsidiary............     12,709        --
                                                          ---------- ----------
 Net income.............................................. $1,850,391 $1,331,245
                                                          ========== ==========

                 FIRST ALLIANCE BANCORP, INC. AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                         1995         1994
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income before minority interest in net income of
  subsidiary......................................... $ 1,863,100  $ 1,331,245
                                                      -----------  -----------
 Adjustments to reconcile net income before minority
  interest in net income of subsidiary to net cash
  provided by operating activities:
  Amortization.......................................      22,557       20,585
  Undistributed income of subsidiaries...............  (1,163,226)  (1,051,601)
  Other prepaids, deferrals and accruals, net........      82,153     (128,399)
                                                      -----------  -----------
    Total adjustments................................  (1,058,516)  (1,159,415)
                                                      -----------  -----------
    Net cash provided by operating activities........     804,584      171,830)
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of securities available for sale...........    (900,000)         --
 Investment in subsidiary............................     (28,000)         --
                                                      -----------  -----------
  Net cash used in investing activities..............    (928,000)         --
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from redemption of subsidiaries common
  stock..............................................         --     2,000,000
 Repayment of debt...................................         --    (1,500,000)
 Dividends paid......................................      (3,093)    (305,758)
                                                      -----------  -----------
  Net cash provided by (used in) financing
   activities........................................      (3,093)     194,242
                                                      -----------  -----------
Net increase (decrease) in cash......................    (126,509)     366,072
Cash at beginning of year............................     447,373       81,301
                                                      -----------  -----------
Cash at end of year.................................. $   320,864  $   447,373
                                                      ===========  ===========

                 PREMIER BANCSHARES, INC. FINANCIAL STATEMENTS

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Premier Bancshares, Inc. and Subsidiaries
Atlanta, Georgia

  We have audited the accompanying consolidated balance sheet of the Premier Bancshares, Inc. and subsidiaries as of March 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Premier Bancshares, Inc. for the year ended March 31, 1995 were audited by other auditors whose report, dated May 19, 1995, expressed an unqualified opinion on these statements.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the financial position of the Premier Bancshares, Inc. and subsidiaries as of March 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Mauldin & Jenkins, LLC

Atlanta, Georgia
June 12, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Premier Bancshares, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Premier Bancshares, Inc. at March 31, 1995 and the results of its operations and of its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

May, 19, 1995
Atlanta, Georgia

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1996 AND 1995

                                                         1996         1995
                                                      -----------  -----------
                       ASSETS
Cash and due from banks.............................. $ 4,346,193  $   288,512
Interest-bearing deposits............................   6,028,879          --
Securities available for sale........................     500,933          --
Loans held for sale..................................  32,889,895    3,589,326
Loans................................................  46,886,564    3,440,128
Less allowance for loan losses.......................     335,770          --
                                                      -----------  -----------
    Loans, net.......................................  46,550,794    3,440,128
Premises and equipment...............................   2,149,033      400,974
Accrued interest receivable..........................     770,731          --
Goodwill.............................................   2,376,026          --
Other assets.........................................     586,369      561,562
                                                      -----------  -----------
                                                      $96,198,853  $ 8,280,502
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand......................... $ 9,305,662  $       --
  Interest-bearing demand............................   5,535,766          --
  Savings............................................   1,436,861          --
  Time deposits......................................  43,939,211          --
                                                      -----------  -----------
    Total deposits...................................  60,217,500          --
Federal Home Loan Bank advances......................   3,625,000          --
Other short-term borrowings..........................  20,279,820    4,039,277
Long-term debt.......................................   3,000,000          --
Accrued expenses and other liabilities...............   2,531,595      319,910
                                                      -----------  -----------
    Total liabilities................................  89,653,915    4,359,187
                                                      -----------  -----------
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
  Convertible preferred stock, no par value;
   2,000,000 shares authorized, 389,122 and 200,004
   shares issued and outstanding, respectively.......   4,321,917    2,285,248
  Common stock, no par value; 10,000,000 shares
   authorized; 435,669 shares issued and
   outstanding.......................................   3,414,549    3,414,549
  Accumulated deficit................................  (1,192,147)  (1,778,482)
  Unrealized gains on securities available for sale,
   net of taxes......................................         619          --
                                                      -----------  -----------
    Total stockholders' equity.......................   6,544,938    3,921,315
                                                      -----------  -----------
                                                      $96,198,853  $ 8,280,502
                                                      ===========  ===========

                See Notes to Consolidated Financial Statements.

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      YEARS ENDED MARCH 31, 1996 AND 1995

                                                            1996       1995
                                                         ---------- -----------
INTEREST INCOME
  Interest and fees on loans...........................  $6,900,430 $   932,908
  Interest on interest-bearing deposits................     412,940       1,491
  Interest on securities...............................      66,743         --
                                                         ---------- -----------
                                                          7,380,113     934,399
                                                         ---------- -----------
INTEREST EXPENSE
  Interest on deposits.................................   1,976,049         --
  Interest on borrowings...............................   2,254,434     409,253
                                                         ---------- -----------
                                                          4,230,483     409,253
                                                         ---------- -----------
    Net interest income................................   3,149,630     525,146
PROVISION FOR LOAN LOSSES..............................      85,227         --
                                                         ---------- -----------
    Net interest income after provision for loan
     losses............................................   3,064,403     525,146
                                                         ---------- -----------
OTHER OPERATING INCOME
  Mortgage loan fees...................................   2,781,841     864,591
  Gain on sale of mortgage loans held for sale.........   3,219,485      54,728
  Service charges on deposit accounts..................     161,199         --
  Gain on sale of securities available for sale........      10,377         --
  Other income.........................................      89,461      68,765
                                                         ---------- -----------
                                                          6,262,363     988,084
                                                         ---------- -----------
OTHER OPERATING EXPENSES
  Salaries and employee benefits.......................   5,772,062   2,044,312
  Occupancy and equipment expenses.....................     873,065     276,643
  Professional fees....................................     313,988      90,845
  Marketing............................................      90,391     122,990
  Goodwill amortization................................     159,972         --
  Other expenses.......................................     989,317     220,733
                                                         ---------- -----------
                                                          8,198,795   2,755,523
                                                         ---------- -----------
    Income (loss) before income taxes..................   1,127,971  (1,242,293)
PROVISION FOR INCOME TAXES.............................     263,483         --
                                                         ---------- -----------
  Net income (loss)....................................  $  864,488 $(1,242,293)
                                                         ========== ===========
EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE:
  Primary..............................................  $     1.35 $     (2.85)
                                                         ========== ===========
  Fully diluted........................................  $     1.05 $       --
                                                         ========== ===========

                See Notes to Consolidated Financial Statements.

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      YEARS ENDED MARCH 31, 1996 AND 1995

                                                CONVERTIBLE                    UNREALIZED
                             COMMON STOCK     PREFERRED STOCK                   GAINS ON
                          ------------------ ------------------                SECURITIES
                          NUMBER             NUMBER                            AVAILABLE       TOTAL
                            OF      COMMON     OF    PREFERRED   ACCUMULATED   FOR SALE,   STOCKHOLDERS'
                          SHARES    STOCK    SHARES    STOCK       DEFICIT    NET OF TAXES    EQUITY
                          ------- ---------- ------- ----------  -----------  ------------ -------------
BALANCE, MARCH 31,
 1994...................  435,669 $3,414,549     --  $      --   $  (536,189)     $--       $2,878,360
 Proceeds from preferred
  stock sold............      --         --  200,004  2,300,036          --        --        2,300,036
 Costs associated with
  preferred stock sold..      --         --      --     (14,788)         --        --          (14,788)
 Net loss...............      --         --      --         --    (1,242,293)      --       (1,242,293)
                          ------- ---------- ------- ----------  -----------      ----      ----------
BALANCE, MARCH 31,
 1995...................  435,669  3,414,549 200,004  2,285,248   (1,778,482)      --        3,921,315
 Proceeds from preferred
  stock sold............      --         --  189,118  2,174,857          --        --        2,174,857
 Costs associated with
  preferred stock sold..      --         --      --    (138,188)         --        --         (138,188)
 Dividends paid to
  preferred
  stockholders..........      --         --      --         --      (278,153)      --         (278,153)
 Net income.............      --         --      --         --       864,488       --          864,488
 Net change in
  unrealized gain on
  securities available
  for sale..............      --         --      --         --           --        619             619
                          ------- ---------- ------- ----------  -----------      ----      ----------
BALANCE, MARCH 31,
 1996...................  435,669 $3,414,549 389,122 $4,321,917  $(1,192,147)     $619      $6,544,938
                          ======= ========== ======= ==========  ===========      ====      ==========


                See Notes to Consolidated Financial Statements.

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      YEARS ENDED MARCH 31, 1996 AND 1995

                                                        1996          1995
                                                    -------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)................................. $     864,488  $(1,242,293)
                                                    -------------  -----------
 Adjustments to reconcile net income (loss) to net
  cash
  used in operating activities:
  Goodwill amortization............................       159,972          --
  Depreciation and amortization....................       250,526       76,127
  Provision for loan losses........................        85,227          --
  Gains on sale of mortgage loans held for sale....    (3,219,485)     (54,728)
  Gains on sale of securities available for sale...       (10,377)         --
  Origination of loans held for sale...............  (287,703,669) (64,207,565)
  Proceeds from sales of loans held for sale.......   269,451,718   64,052,317
  Other prepaids, deferrals and accruals, net......     1,796,286     (204,321)
                                                    -------------  -----------
    Total adjustments..............................   (19,189,802)    (338,170)
                                                    -------------  -----------
    Net cash used in operating activities..........   (18,325,314)  (1,580,463)
                                                    -------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Net increase in interest-bearing deposits.........    (6,028,879)         --
 Proceeds from maturities of securities available
  for sale.........................................     1,073,989          --
 Net increase in loans.............................    (7,372,530)  (1,624,785)
 Investment in subsidiary..........................    (5,894,871)         --
 Cash acquired in acquisition of subsidiary........       617,746          --
 Purchase of premises and equipment................      (638,006)    (140,217)
                                                    -------------  -----------
    Net cash used in investing activities..........   (18,242,551)  (1,765,002)
                                                    -------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in deposits..........................    29,186,477          --
 Proceeds from long-term debt......................     3,000,000          --
 Net decrease in Federal Home Loan Bank advances...    (9,559,990)         --
 Net increase in short-term borrowings.............    16,240,543      649,931
 Issuance of preferred stock, net of offering costs
  of $138,188 in 1996 and $14,788 in 1995..........     2,036,669    2,285,248
 Dividends paid on preferred stock.................      (278,153)         --
                                                    -------------  -----------
    Net cash provided by financing activities......    40,625,546    2,935,179
                                                    -------------  -----------
Net increase (decrease) in cash and due from
 banks.............................................     4,057,681     (410,286)
Cash and due from banks, beginning of year.........       288,512      698,798
                                                    -------------  -----------
Cash and due from banks, end of year............... $   4,346,193  $   288,512
                                                    =============  ===========

                See Notes to Consolidated Financial Statements.

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      YEARS ENDED MARCH 31, 1996 AND 1995

                                                              1996       1995
                                                          ------------  -------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid during the year for interest.................. $  3,913,984  $32,839
BUSINESS COMBINATION
 Net cash acquired....................................... $    617,746
                                                          ============
 Securities available for sale........................... $  1,563,926
 Loans held for sale.....................................    7,829,133
 Loans...................................................   35,658,085
 Premises and equipment..................................    1,360,579
 Other assets............................................    1,214,120
 Goodwill................................................    2,535,998
 Deposits................................................  (31,031,023)
 Advances from Federal Home Loan Bank....................  (13,184,990)
 Other liabilities.......................................     (668,703)
                                                          ------------
 Net assets acquired, net of cash and due from banks of
  $617,746............................................... $  5,277,125
                                                          ============
NONCASH TRANSACTIONS
 Unrealized gains on securities available for sale....... $       (619) $   --
                                                          ============  =======
 Principal balances on loans transferred to other real
  estate................................................. $    165,278  $   --
                                                          ============  =======


                See Notes to Consolidated Financial Statements.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION

  Premier Bancshares, Inc. (the "Company") is a thrift holding company whose business is presently conducted by its wholly-owned subsidiaries, Premier Bank (formerly Allatoona Federal Savings Bank), a savings bank, located in Acworth, Georgia with a branch location in Dunwoody, Georgia and Premier Lending Corporation, Inc. located in Atlanta, Georgia with eight loan production offices located in metropolitan Atlanta. Premier Bank (the "Bank") was acquired by the Company during the year in a business combination accounted for as a purchase. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Cobb County, Georgia and surrounding counties. The Bank is subject to competition from other financial institutions and the regulations of certain Federal agencies. The Bank is periodically examined by certain regulatory authorities. Premier Lending Corporation, Inc. originates, processes, funds, and sells residential mortgage loans, construction loans, and commercial finance loans primarily in the metropolitan Atlanta area. The majority of the mortgage loans are sold to independent third party investors with servicing released and a significant portion of the construction and commercial finance loans are participated to other financial institutions.

  The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and operations for the period. Actual results could differ from those estimates.

  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

  The principles which significantly affect the determination of financial position, results of operations, and cash flows are summarized below.

CASH AND CASH EQUIVALENTS

  For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from interest-bearing deposits, loans held for investment originated by the Company, deposits, Federal Home Loan Bank advances, and short-term borrowings are reported net.

  The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

SECURITIES AVAILABLE FOR SALE

  Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

LOANS AND LOANS HELD FOR SALE

  Loans are stated at their unpaid principal balances, less net deferred loan fees and costs and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest.

  Loans held for sale are stated at the lower of aggregate cost or market value. The determination of market value includes consideration of outstanding commitments from investors, related origination fees and costs, and commitment fees paid. Gains and losses are recognized at settlement dates and are determined by the difference between the selling price and the carrying value of the loans sold. The Company sells all loans on a servicing released basis. The Company's practice is to originate loans subject to existing purchase commitments from third party investors.

  Accrual of interest income is discontinued on loans when, in the opinion of management, collection of such interest income becomes doubtful. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current interest income. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

  Nonrefundable loan fees and certain direct loan origination costs are deferred and amortized over the life of the loan and the loan commitment period as a yield adjustment using the interest method. Loan commitment fees are generally amortized into income on a straight-line basis over the commitment period.

  The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

  Losses on impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the original loan agreement. Accrual of interest on an impaired loan is discontinued when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Generally, collections on impaired loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance has been collected.

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

                                                                           YEARS
                                                                           -----
      Buildings and improvements..........................................   39
      Furniture and equipment............................................. 2-15
      Leasehold improvements.............................................. 5-15

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

OTHER REAL ESTATE OWNED

  Other real estate owned (OREO) represents real estate acquired through foreclosure or other proceedings. OREO is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the real estate less estimated costs of disposal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. OREO is evaluated regularly to insure the carrying amount is supported by its current fair value and any valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded as necessary. Subsequent decreases and increases in fair value, up to the value established at foreclosure, are recognized as charges or credits to noninterest expense. OREO is reported net of valuation allowances in the Company's financial statements.

INCOME TAXES

  The Company and its subsidiaries file a consolidated income tax return. The Company and subsidiaries provide for income taxes based on their contribution to income taxes (benefits) of the consolidated group.

  Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws on the date of enactment.

EARNINGS (LOSS) PER SHARE

  Earnings (loss) for primary and fully diluted earnings (loss) per share is adjusted for preferred stock dividends. Primary earnings (loss) per share data is computed based on the weighted average number of common shares outstanding and common stock equivalents arising from the assumed exercise of outstanding stock options. Fully diluted earnings (loss) per share data is computed by using such average common shares and equivalents increased by the assumed conversion into common stock of convertible preferred stock. The convertible preferred stock was excluded from the loss per share calculation in 1995 because its impact on the calculation was anti-dilutive.

  Weighted average numbers of common and common equivalent shares applied in calculating earnings (loss) per share are as follows:

                                                                  1996    1995
                                                                 ------- -------
      Primary................................................... 435,669 435,669
      Fully diluted............................................. 824,791 435,669

CURRENT ACCOUNTING DEVELOPMENTS

  The Financial Accounting Standards Board has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ", No. 122, "Accounting for Mortgage Servicing Rights", and No. 123, "Accounting for Stock-Based Compensation", all of which are effective for financial statements for years beginning after December 31, 1995 and for transactions after December 31, 1995.

  SFAS No. 121 requires that long-lived assets and certain identifiable intangibles, including goodwill, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that the sum of the expected future cash flows is less than the carrying

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES amount of an impaired long-lived asset, an impairment loss should be recognized. The adoption of this Statement is not expected to have a material effect on the earnings or financial condition of the Company.

  SFAS No. 122 requires mortgage banking enterprises to recognize as a separate asset the rights retained to service mortgage loans for third parties. These assets are to be based on the fair value of the mortgage servicing rights and mortgage loans, if practicable to estimate. Otherwise, the entire cost of purchasing or originating these loans should be allocated to mortgage loans. The adoption of this Statement is not expected to have a material effect on the earnings or financial condition of the Company.

  SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The statement defines a fair value based method of accounting for employee compensation plans and encourages the adoption of all plans. However, the statement allows previous methods of accounting for compensation plans to be utilized with additional disclosures required. The adoption of this Statement is not expected to have a material effect on the earnings or financial condition of the Company.

NOTE 2. SECURITIES AVAILABLE FOR SALE

  The amortized cost and approximate fair value of securities available for sale were as follows:

                                                 GROSS      GROSS
                                     AMORTIZED UNREALIZED UNREALIZED   FAIR
                                       COST      GAINS      LOSSES    VALUE
                                     --------- ---------- ---------- --------
   Securities Available for Sale
    March 31, 1996:
       U.S. Government and agency
        securities.................. $500,000     $933       $--     $500,933
                                     ========     ====       ====    ========

  There were no sales of securities available for sale for the year ended March 31, 1995. Gross realized gains (losses) on sales of securities available for sale for the year ended March 31, 1996 were as follows:

   Gross realized gains............................................... $ 11,020
   Gross realized losses..............................................     (643)
                                                                       --------
                                                                       $ 10,377
                                                                       ========

  The amortized cost and fair value of securities available for sale as of March 31, 1996 by contractual maturity are shown below.

                                                              AMORTIZED   FAIR
                                                                COST     VALUE
                                                              --------- --------
     Due from one year to five years......................... $500,000  $500,933
                                                              ========  ========

  Securities available for sale with a carrying value of $500,933 at March 31, 1996 were pledged to secure public deposits and for other purposes.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

  The carrying amount of loans by type at March 31 were:

                                                       1996          1995
                                                   ------------  ------------
   Residential real estate loans.................. $  8,197,990  $        --
   Real estate construction loans.................   75,615,056    15,365,268
   Nonresidential real estate loans...............    3,364,909           --
   Second mortgage and home equity loans..........    2,042,377           --
   Consumer loans.................................    2,458,982           --
   Commercial loans...............................   10,867,830     1,500,000
                                                   ------------  ------------
                                                    102,547,144    16,865,268
   Undisbursed portion of construction and
    commercial loans in process...................  (55,618,637)  (13,551,945)
   Deferred fees and costs, net...................      (41,943)      126,805
   Allowance for loan losses......................     (335,770)          --
                                                   ------------  ------------
       Loans, net................................. $ 46,550,794  $  3,440,128
                                                   ============  ============

  At March 31, 1996, management had identified approximately $590,000 of loans as impaired, of which a specific allowance was established in the amount of $15,000 on loans totaling $59,000. There was no specific allowance on the remaining $531,000. The reduction in interest income related to these loans was immaterial. There were no nonaccrual loans at March 31, 1995.

  At March 31, 1996, executive officers and directors, and companies in which they have a 10 percent or more beneficial ownership, were indebted to the Bank in the aggregate amount of $42,327. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Following is a summary of transactions:

   BALANCE, BEGINNING OF YEAR......................................... $    --
   Advances...........................................................   74,994
   Repayments.........................................................  (42,854)
   Transactions due to change in executive officers...................   10,187
                                                                       --------
   BALANCE, END OF YEAR............................................... $ 42,327
                                                                       ========

  Changes in the allowance for loan losses are as follows:

   BALANCE, BEGINNING OF YEAR......................................... $    --
   Reserve of bank acquired...........................................  241,729
   Provision charged to operations....................................   85,227
   Loans charged off..................................................   (3,155)
   Recoveries.........................................................   11,969
                                                                       --------
   BALANCE, END OF YEAR............................................... $335,770
                                                                       ========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 4. MORTGAGE BANKING ACTIVITIES

  The detail of mortgage banking non-interest income for the years ended March 31, 1996 and 1995 is presented below:

                                                            1996        1995
                                                         -----------  ---------
   Net loan origination fees............................ $ 2,781,841  $ 864,591
   Net servicing release premiums.......................     216,147    303,690
   Net gains (losses) on sales of mortgage loans........   3,118,237   (132,838)
   Commitment and other fees paid.......................    (114,899)  (116,124)
                                                         -----------  ---------
       Total mortgage banking non-interest income....... $ 6,001,326  $ 919,319
                                                         ===========  =========

  At March 31, 1996, loans held for sale were committed to various third party investors except for approximately $1,280,000. These loans are sold on a servicing release basis.

NOTE 5. PREMISES AND EQUIPMENT

  The carrying amount of premises and equipment at March 31 was:

                                                             1996       1995
                                                          ----------  ---------
   Land.................................................. $  435,000  $     --
   Buildings.............................................    671,094        --
   Leasehold improvements................................    154,047        --
   Equipment.............................................  1,761,054    516,951
                                                          ----------  ---------
                                                           3,021,195    516,951
   Accumulated depreciation..............................   (872,162)  (115,977)
                                                          ----------  ---------
                                                          $2,149,033  $ 400,974
                                                          ==========  =========

  Depreciation expense for the years ended March 31, 1996 and 1995 was $242,432 and $76,127, respectively.

NOTE 6. DEPOSIT ACCOUNTS

  Deposits by type and weighted average interest rates at March 31, 1996 were:

                                                               AMOUNT    PERCENT
                                                             ----------- -------
   DEMAND DEPOSITS:
    Noninterest-bearing..................................... $ 9,305,662   -- %
    Savings.................................................   1,436,861  2.84
    NOW and money market accounts...........................   5,535,766  1.87
   TIME DEPOSITS............................................  43,939,211  5.68
                                                             -----------
                                                             $60,217,500
                                                             ===========

  The amount of time deposits with a minimum denomination of $100,000 was approximately $8,632,000 at March 31, 1996.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  At March 31, 1996, scheduled maturities of time deposits are as follows:

   Years ended March 31,
     1997.......................................................... $33,912,000
     1998..........................................................   4,816,000
     1999..........................................................   2,199,000
     2000 and thereafter...........................................   3,012,211
                                                                    ===========
                                                                    $43,939,211
                                                                    ===========

  Interest expense on deposits for the year ended March 31, 1996 is summarized as follows:

   Savings......................................................... $    42,773
   NOW and money market accounts...................................     126,031
   Time deposits...................................................   1,807,245
                                                                    -----------
                                                                    $ 1,976,049
                                                                    ===========

NOTE 7. FEDERAL HOME LOAN BANK ADVANCES

  Federal Home Loan Bank advances at March 31, 1996 consisted of:

   Advance from the Federal Home Loan Bank with interest at 6.99%, due on September 15, 1997. Interest is payable monthly......... $ 1,000,000
   Advance from the Federal Home Loan Bank with interest at 8.27%,
    due on December 8, 1997. Interest is payable monthly...........   1,750,000
   Advance from the Federal Home Loan Bank with interest at 8.41%,
    due on December 8, 1999. Interest is payable monthly...........     875,000
                                                                    -----------
                                                                    $ 3,625,000
                                                                    ===========

  The advances from the Federal Home Loan Bank are collateralized by a specific collateral pledge including qualifying first mortgages and the Bank's Federal Home Loan Bank stock.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 8. OTHER SHORT-TERM BORROWINGS

  Other short-term borrowings at March 31, 1996 and 1995 consisted of:

                                                          1996        1995
                                                       ----------- ----------
   Revolving line of credit of $2,000,000 with a non-
    affiliated institution, bearing interest at prime
    plus .75% (9.00% at March 31, 1996) due on
    January 4, 1997. Line is cross-collateralized
    with long-term debt to the Company, and
    personally guaranteed by the Company's chief
    executive officer................................  $ 1,850,120 $      --
   Line of credit of $505,000 with a non-affiliated
    institution, bearing interest at prime plus 1%
    (9.25% at March 31, 1996) due on August 14, 1996.
    Line is personally guaranteed by the Company's
    chief executive officer..........................      505,000    350,000
   Revolving line of credit of $3,000,000 with a non-
    affiliated institution, bearing interest at prime
    plus 2% (10.25% at March 31, 1996) due on May 31,
    1996. Line is secured by specific assigned
    loans............................................    1,212,090        --
   Revolving warehouse line of credit of $40,000,000
    with a non-affiliated institution, bearing
    interest at 2.25% plus LIBOR, due November 30,
    1996. Line is secured by mortgage loans
    originated by Premier Lending Corporation and
    guaranteed by the Company........................   16,712,610        --
   Revolving warehouse line of credit of $12,000,000
    with a non-affiliated institution, bearing
    interest at an annual rate varying from published
    rates on high-graded unsecured commercial paper
    plus 1.75% to plus 3%, due October 21, 1995. Line
    is secured by mortgage loans held for sale and
    personally guaranteed by the Company's chief
    executive officer................................          --   3,341,277
   Revolving warehouse line of credit with a non-
    affiliated institution, bearing interest at prime
    plus 2%, due May 31, 1995. Line is secured by
    commercial loans and personally guaranteed by the
    Company's chief executive officer................          --     348,000
                                                       ----------- ----------
                                                       $20,279,820 $4,039,277
                                                       =========== ==========

NOTE 9. LONG-TERM DEBT

  Long-term debt at March 31, 1996 consisted of:

   Note payable in the amount of $3,000,000, due in annual
    installments of $300,000 with interest due quarterly at prime plus 1% (9.25% at March 31, 1996) to October 28, 2006
    collateralized by 320,000 shares of common stock of Premier
    Bank and personally guaranteed by the Company's chief
    executive officer............................................  $3,000,000
                                                                   ==========

  In connection with the long-term debt, the Company has agreed, among other things, to: (1) maintain earnings of the Bank at a level equal to or above
 .1875 percent of average assets per quarter; (2) maintain reserves for possible loan losses at a level of not less than 1% of total gross loans, excluding residential first mortgage loans on owner-occupied single family dwelling, of the Bank; (3) maintain reserves for possible loan

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES losses of a level not less then .35% of total gross residential first mortgage loans for owner-occupied single family dwellings of the Bank; (4) the Bank shall maintain a return on equity of not less than 1.5%; (5) the Bank shall maintain in aggregate a total risk based capital ratio of no less than 12.0%; and (6) the Bank shall maintain past due loans more than 30 days past due at a level not to exceed 1% of total loan volume.

  The Company was in violation of certain of the above covenants as of March 31, 1996; however, these violations have been waived by the noteholder for the period ended March 31, 1996.

  Aggregate maturities required on long-term debt at March 31, 1996 were as follows:

      1997........................................................... $  300,000
      1998...........................................................    300,000
      1999...........................................................    300,000
      2000...........................................................    300,000
      Thereafter.....................................................  1,800,000
                                                                      ----------
                                                                      $3,000,000
                                                                      ==========

NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES

  The Company enters into firm commitments to sell mortgage loans which it has originated at agreed upon prices. The prices for the loans are set based on market rates at the time that the commitment is entered into. The Company generally has ten days after a mortgage loan closes in which to provide the investor with the loan documentation, at which time the investor will fund the loan. The investor bears interest rate risk on the loan from the time of the commitment. The Company's risk is limited to specific recourse provisions within the agreement with the investor and its ability to provide the required loan documentation to the investor within the commitment period.

  The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, for delinquencies within the first three to six months which lead to loan default and foreclosure. Management believes that the risk of loss to the Company as a result of these provisions is insignificant.

  The Company enters into residential construction and commercial loan commitments in advance of closing to fund mortgage loans to its customers at locked-in interest rates in the normal course of business. These instruments, to the extent they are not covered by investor purchase commitments, involve credit and interest rate risk in excess of the amount recognized in the financial statements.

  Additionally, the Company enters into residential construction and commercial loan commitments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

  In the normal course of business, the Bank has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit and collateral policies for these off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. A summary of the Company's commitments is as follows:

                                                              MARCH 31,
                                                       -----------------------
                                                          1996        1995
                                                       ----------- -----------
   Unfunded mortgage loan commitments................. $33,046,361 $21,113,000
   Residential construction and commercial loan
    commitments.......................................  11,485,504   1,700,000
   Standby letters of credit..........................      81,909         --
                                                       ----------- -----------
                                                       $44,613,774 $22,813,000
                                                       =========== ===========

  Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventories, and personal property.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

  The Company does not anticipate any material losses as a result of the commitments and contingent liabilities.

  In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

  The Company leases ten office facilities and certain equipment under noncancelable lease agreements.

  The future minimum lease commitments at March 31, 1996 are summarized as follows:

      YEARS ENDING MARCH 31,
      ----------------------
       1997.......................................................... $  578,958
       1998..........................................................    591,507
       1999..........................................................    517,584
       2000..........................................................    293,559
       2001..........................................................    196,698
       Thereafter....................................................     22,610
                                                                      ----------
                                                                      $2,200,916
                                                                      ==========

  Rental expense for the years ended March 31, 1996 and 1995 was $357,122 and $142,549, respectively.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 11. CONVERTIBLE PREFERRED STOCK

  As of March 31, 1996, the Company had issued 389,122 shares of no-par convertible preferred stock. The holders of the convertible preferred stock are entitled to a non-cumulative, preferred dividend at an annual rate equal to the one year U.S. Treasury Bill interest rate plus 2.5%. The holders of the convertible preferred stock are also entitled to a liquidating preference equal to the consideration paid to the Company in consideration for the issuance of each share of convertible preferred stock plus any declared and unpaid preferred dividends; the liquidation preference approximates the stated value of the convertible preferred stock recorded in the accompanying balance sheet. Each share of convertible preferred stock may be converted into one share of common stock at the option of the holder. The Company may, at its option, require the conversion of all convertible preferred shares into an equal number of common shares upon the occurrence of either the closing of an underwritten public offering of the Company's common stock pursuant to a registration statement filed with the Securities and Exchange Commission, or the approval by the holders of the Company's common stock of a merger or other acquisition of the Company, or a change in control of the current management of the Company. As of March 31, 1996, the Company had reserved 389,122 shares of its authorized and unissued common stock for issuance upon conversion of the convertible preferred stock.

NOTE 12. EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) retirement plan covering all employees, subject to certain minimum service requirements. The contributions to the plan are determined by the Board of Directors. No contribution was paid by the Company during fiscal years 1996 or 1995.

NOTE 13. STOCK OPTION PLANS

  The Company has established employee and director stock option plans whereby 40,000 and 32,500 shares, respectively, of common stock have been reserved for stock options.

  The employees annually vest in their right to exercise one-third of the granted options. The options expire ten years from the date of grant. Changes in outstanding options were as follows:

                                                                  PRICE  SHARES
                                                                 ------- ------
   OUTSTANDING, MARCH 31, 1994.................................. $ 10.00 10,500
     Options granted............................................   10.00  1,000
                                                                         ------
   OUTSTANDING, MARCH 31, 1995..................................         11,500
     Options granted............................................   10.00 33,000
     Options canceled...........................................         (4,500)
                                                                         ------
   OUTSTANDING, MARCH 31, 1996..................................         40,000
                                                                         ======

  As of March 31, 1996, 4,331 shares granted to employees under the plan were exercisable.

  Each eligible director who attends at least 75% of the meetings of the Company's Board and related committees shall receive an option to purchase 500 shares annually of common stock. The options expire ten years from the date of grant. All options granted were exercisable at March 31, 1996. Changes in outstanding options were as follows:

                                                                   PRICE  SHARES
                                                                   ------ ------
   OUTSTANDING, MARCH 31, 1994.................................... $10.00 15,000
     Options granted..............................................         6,000
                                                                          ------
   OUTSTANDING, MARCH 31, 1995....................................        21,000
     Options granted..............................................  10.00  3,000
                                                                          ------
   OUTSTANDING, MARCH 31, 1996....................................        24,000
                                                                          ======

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 14. SEGMENT REPORTING

  The Company's operations include two primary business segments: banking and mortgage banking. The Company, primarily through its subsidiary bank, offers banking services including commercial and corporate banking. Mortgage banking activities are provided primarily by Premier Lending Corporation and include the origination of residential mortgage loans for sale to various investors and origination of construction and commercial finance loans for participation with other financial institutions. Prior to the acquisition of the Bank in 1995, the Company's operations consisted solely of mortgage banking.

                                                      ORGANIZATIONAL    TOTAL
                                           REVENUES      EARNINGS      ASSETS
                                          ----------- -------------- -----------
   Banking............................... $ 5,175,619    $113,728    $72,399,082
   Mortgage banking......................   8,466,857      59,708     24,078,912
                                          -----------    --------    -----------
     Total............................... $13,642,476    $173,436    $96,477,994
                                          ===========    ========    ===========

NOTE 15. INCOME TAXES

  The total income taxes in the consolidated statements of operations are as follows:

                                                                MARCH 31,
                                                           --------------------
                                                             1996       1995
                                                           ---------  ---------
   Current................................................ $     --   $(499,312)
   Change in valuation allowance..........................  (264,496)   414,783
   Deferred...............................................   527,979     84,529
                                                           ---------  ---------
                                                           $ 263,483  $     --
                                                           =========  =========

  The Company's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                       MARCH 31,
                                          -------------------------------------
                                                1996               1995
                                          ------------------ ------------------
                                           AMOUNT    PERCENT  AMOUNT    PERCENT
                                          ---------  ------- ---------  -------
   Tax provision at statutory rate....... $ 383,510     34%  $(422,380)   (34)%
   Increase (decrease) resulting from:
     Goodwill amortization...............    54,390      5         --     --
     Disallowed expenses.................    36,958      3       7,597      1
     Change in valuation allowance.......  (264,496)   (24)    414,783     33
     State income taxes..................    53,121      5         --     --
                                          ---------    ---   ---------    ---
   Provision for income taxes............ $ 263,483     23%  $     --     -- %
                                          =========    ===   =========    ===

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  Net deferred income tax liabilities of $30,065 at March 31, 1996 are included in other liabilities. The components of deferred income taxes at March 31, 1996 and 1995 are as follows:

                                                              MARCH 31,
                                                          -------------------
                                                            1996       1995
                                                          ---------  --------
   DEFERRED TAX ASSETS:
     Loan loss reserves.................................. $   9,005  $    --
     Purchase price allocation, loans....................    15,598       --
     Other...............................................    11,676     6,887
     Tax credit carryforwards............................   106,000       --
     Net operating loss carryforward.....................   749,534   733,209
     Valuation allowance.................................  (476,686) (697,639)
                                                          ---------  --------
                                                            415,127    42,457
                                                          ---------  --------
   DEFERRED TAX LIABILITIES:
     Depreciation........................................    55,461    18,620
     Accrual to cash method adjustment for income tax
      reporting purposes.................................   107,944       --
     Mark to market......................................    12,455       --
     Purchase price allocation, fixed assets.............    46,178       --
     Deferred loan cost, net of fee income...............   217,132    23,837
     Other...............................................     6,022       --
                                                          ---------  --------
                                                            445,192    42,457
                                                          ---------  --------
   NET DEFERRED TAX LIABILITIES.......................... $ (30,065) $    --
                                                          =========  ========

  As of March 31, 1996, the Company has net operating loss carryforwards of approximately $1,986,000. These loss carryforwards may be utilized to offset future taxable income. The amount of loss carryforwards which could be used in future years would be limited if there were a change in control of the Company. The net operating loss carryforwards expire in fiscal years 2009 through 2011. A valuation allowance has been provided against these loss carryforwards due to the uncertainty of their future use.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 16. BANK CAPITAL AND REGULATORY CAPITAL

  The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") prescribes certain capital requirements. The Bank must have core capital equal to 3% of adjusted total assets and tangible capital equal to 1.5% of adjusted total assets. FIRREA also establishes risk-based capital standards of 8% of risk-weighted assets.

  The following table presents the Bank's capital position relative to its minimum capital requirements under FIRREA:

                                                               MARCH 31, 1996
                                                            --------------------
                                                                        PERCENT
                                                              AMOUNT   OF ASSETS
                                                            ---------- ---------
   Core capital............................................ $4,761,000    6.71%
   Minimum core capital requirement........................  2,128,000    3.00
                                                            ----------   -----
   Excess.................................................. $2,633,000    3.71%
                                                            ==========   =====
   Tangible capital........................................ $4,761,000    6.71%
   Minimum tangible capital requirement....................  1,064,000    1.50
                                                            ----------   -----
   Excess.................................................. $3,697,000    5.21%
                                                            ==========   =====
   Risk-based capital...................................... $5,082,000   10.01%
   Minimum risk-based capital requirement..................  4,060,000    8.00
                                                            ----------   -----
   Excess.................................................. $1,022,000    2.01%
                                                            ==========   =====

NOTE 17. BUSINESS COMBINATION

  On May 1, 1995, the Company acquired all of the stock of Allatoona Federal Savings Bank for $5,496,458, including expenses related to the merger totaling $339,973. The purchase price was raised through the sale of preferred stock described in Note 11 and a loan obtained from a third party financial institution in the amount of $3 million as described in Note 9. The excess of the total acquisition cost over the fair value of the net assets acquired of $2,779,772 is being amortized over a period of fifteen years. The acquisition has been accounted for as a purchase and the results of operations of Allatoona Federal Savings Bank since the date of acquisition are included in the consolidated financial statements.

  Unaudited pro forma consolidated results of operations for the year ended March 31, 1995 as though Allatoona Federal Savings Bank had been acquired as of April 1, 1994 are as follows:

                                                                  MARCH 31, 1995
                                                                  --------------
   Interest income...............................................  $ 3,220,780
   Interest expense..............................................    2,079,705
   Provision for loan losses.....................................        9,714
   Other income..................................................    2,298,832
   Other expenses................................................    5,048,682
   Income tax benefit............................................       46,727
                                                                   -----------
     Net loss....................................................  $(1,571,762)
                                                                   ===========
   Net loss per common and common equivalent share...............  $     (3.61)
                                                                   ===========

  Included in the pro forma consolidated results of operations are adjustments necessary to reflect the business combination of the Company and Allatoona accounted for as a purchase transaction. These adjustments consisted of interest expense of $295,375 related to the $3 million loan obtained to partially fund the acquisition and amortization of goodwill recorded in the acquisition of $199,374.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

  The consolidated statement of operations for the year ended March 31, 1996 in this financial report includes the combined operations of the Company and Allatoona since acquisition. Allatoona's results of operations included are for the period from April 28, 1995 through March 31, 1996. The net loss for the month ended April 28, 1995 was $123,395, as summarized below:

   Interest income................................................... $ 330,556
   Interest expense..................................................   193,925
                                                                      ---------
     Net interest income.............................................   136,631
   Plus non-interest income..........................................   215,090
   Less non-interest expense.........................................   475,116
                                                                      ---------
     Net loss........................................................ $(123,395)
                                                                      =========

  Upon the acquisition of Allatoona, the mortgage operations of Allatoona were combined with the mortgage operations of Premier Lending Corporation. The commercial banking operations continued to operate as Premier Bank.

  On January 30, 1996, the Company entered into an Agreement and Plan of Reorganization with First Alliance Bancorp, Inc. ("Alliance") of Marietta, Georgia. Under this agreement, the Company will merge with and into Alliance, and Premier Bank and Premier Lending Corporation will become wholly owned subsidiaries of Alliance. Upon consummation of the merger, each share of the Company's common stock and convertible preferred stock issued and outstanding will be converted into and exchanged for the right to receive one share of Alliance's common stock. Consummation of the merger is subject to certain conditions, including approval of the agreement by the Company's stockholders and approval of the merger by various regulatory agencies.

NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS NO. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Fair value estimates in accordance with SFAS No. 107 are determined as of a specific date (March 31, 1996) utilizing various assumptions and estimates. In cases where quoted market prices are not available, fair values are based on estimates using present value valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

  Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the consolidated balance sheet approximate fair value. These items include cash and due from banks, interest-bearing deposits, interest receivable and payable and short-term borrowings. The following methods and assumptions were used in estimating the fair value of the Company's remaining financial instruments:

INTEREST-BEARING DEPOSITS:

  Fair values of interest-bearing deposits approximate their carrying amounts.

SECURITIES AVAILABLE FOR SALE:

  Fair values of securities available for sale are based on quoted market prices.

LOANS HELD FOR SALE:

  Fair values of loans held for sale are stated at market prices.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

LOANS:

  For loans with short-term or variable rate characteristics, the carrying value is a reasonable estimate of fair value. The fair value of all other loans is estimated by discounting their future cash flows using interest rates currently being offered for loans with similar terms.

DEPOSITS:

  The fair values for demand deposit, savings, NOW, and money market accounts approximates the amounts payable on demand. Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits. Fair values do not include core deposit intangibles.

FEDERAL HOME LOAN BANK ADVANCES:

  Fair values of fixed rate Federal Home Loan Bank Advances are estimated using a discounted cash flow calculation that applies interest rates currently available to the Company.

SHORT-TERM BORROWINGS

  The carrying value of short-term borrowings approximates the fair value due to the short-term nature of the financial instrument.

LONG-TERM DEBT

  The fair value of long-term debt is estimated based on the present value of contractual cash flows discounted by rates currently available to the Company.

OFF-BALANCE-SHEET INSTRUMENTS:

  Fair values of the Company's off-balance-sheet financial instruments (commitments to extend credit and standby letters of credit) are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

  The carrying value and estimated fair value of the above financial instruments at March 31, 1996 are as follows:

                                                        CARRYING     ESTIMATED
                                                          VALUE     FAIR VALUE
                                                       -----------  -----------
   FINANCIAL ASSETS:
     Interest-bearing deposits........................ $ 6,028,879  $ 6,028,879
     Securities available for sale....................     500,933      500,933
     Loans held for sale..............................  32,889,895   32,992,022
     Loans............................................  46,886,564   47,523,409
     Less allowance for loan losses...................    (335,770)         --
                                                       -----------  -----------
                                                       $85,970,501  $87,045,243
                                                       ===========  ===========
   FINANCIAL LIABILITIES
     Demand and savings deposits...................... $16,278,289  $16,278,289
     Time deposits....................................  43,939,211   44,257,373
     Federal Home Loan Bank advances..................   3,625,000    3,749,313
     Other short-term borrowings......................  20,279,820   20,279,820
     Long-term debt...................................   3,000,000    3,000,000
                                                       -----------  -----------
                                                       $87,122,320  $87,564,795
                                                       ===========  ===========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

NOTE 19. CONDENSED FINANCIAL INFORMATION ON PREMIER BANCSHARES, INC. (PARENT COMPANY ONLY)

  Condensed financial information for Premier Bancshares, Inc. (parent company only) is presented below. For the year ended March 31, 1995, the Company operated as one entity.

                            CONDENSED BALANCE SHEET
                                MARCH 31, 1996

   Assets
     Cash........................................................... $    2,235
     Investment in subsidiaries.....................................  8,666,981
     Other assets...................................................    952,185
                                                                     ----------
       Total assets................................................. $9,621,401
                                                                     ==========
   Long-term debt................................................... $3,000,000
   Other liabilities................................................     76,463
   Stockholders' equity.............................................  6,544,938
                                                                     ----------
       Total liabilities and stockholders' equity................... $9,621,401
                                                                     ==========

                         CONDENSED STATEMENT OF INCOME
                           YEAR ENDED MARCH 31, 1996

   Mortgage income................................................. $ 160,484
   Income, dividends from subsidiaries.............................    50,000
   Interest income.................................................   186,673
                                                                    ---------
                                                                      397,157
                                                                    ---------
   Expense
     Interest expense..............................................   312,228
     Salaries and employee benefits................................   385,857
     Other expense.................................................   164,161
                                                                    ---------
                                                                      862,246
                                                                    ---------
       Loss before income tax benefits and equity in undistributed earnings of subsidiaries...................................  (465,089)
   Income tax benefits.............................................   374,667
                                                                    ---------
       Loss before equity in undistributed earnings of
        subsidiaries...............................................   (90,422)
   Equity in undistributed earnings of subsidiaries................   954,910
                                                                    ---------
       Net income.................................................. $ 864,488
                                                                    =========

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                       CONDENSED STATEMENT OF CASH FLOWS
                           YEAR ENDED MARCH 31, 1996

   CASH FLOWS FROM OPERATING ACTIVITIES
     Net income.................................................. $   864,488
                                                                  -----------
     Adjustments to reconcile net income to net cash used in
      operating activities:
       Undistributed earnings of subsidiaries....................    (954,910)
       Depreciation..............................................       7,030
       Net increase in loans held for sale.......................  (1,992,229)
       Net increase in other assets and liabilities..............   1,099,816
                                                                  -----------
         Total adjustments.......................................  (1,840,293)
                                                                  -----------
         Net cash used in operating activities...................    (975,805)
                                                                  -----------
   CASH FLOWS FROM INVESTING ACTIVITIES
     Net decrease in loans.......................................     336,852
     Investment in subsidiaries..................................  (6,711,452)
     Cash paid to subsidiary.....................................  (1,372,419)
                                                                  -----------
         Net cash used in investing activities...................  (7,747,019)
                                                                  -----------
   CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends paid..............................................    (278,153)
     Issuance of preferred stock.................................   2,036,669
     Proceeds from long-term debt................................   3,000,000
     Net increase in short-term borrowings.......................   3,678,031
                                                                  -----------
         Net cash provided by financing activities...............   8,436,547
                                                                  -----------
   Net decrease in cash..........................................    (286,277)
   Cash at beginning of year.....................................     288,512
                                                                  -----------
   Cash at end of year........................................... $     2,235
                                                                  ===========

         APPENDIX A:  AGREEMENT AND PLAN OF REORGANIZATION, AS AMENDED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                          FIRST ALLIANCE BANCORP, INC.

                                      AND

                            PREMIER BANCSHARES, INC.



                          Dated as of January 30, 1996

                               TABLE OF CONTENTS
                                                                            Page
Preamble.................................................................    A-8

ARTICLE 1  TRANSACTIONS AND TERMS OF MERGER..............................    A-8
    1.1    Merger........................................................    A-8
    1.2    Time and Place of Closing.....................................    A-9
    1.3    Effective Time................................................    A-9

ARTICLE 2  TERMS OF MERGER...............................................    A-9
    2.1    Articles of Incorporation.....................................    A-9
    2.2    Bylaws........................................................    A-9
    2.3    Directors and Officers........................................    A-9
    2.4    Name..........................................................   A-10

ARTICLE 3  MANNER OF CONVERTING SHARES...................................   A-10
    3.1    Conversion of Shares..........................................   A-10
    3.2    Anti-Dilution Provisions......................................   A-10
    3.3    Shares Held by Premier or First Alliance......................   A-10
    3.4    Conversion of Stock Options; Restricted Stock.................   A-10
    3.5    Dissenting Shareholders.......................................   A-11

ARTICLE 4  EXCHANGE OF SHARES............................................   A-11
    4.1    Exchange Procedures...........................................   A-11
    4.2    Rights of Former Premier Shareholders.........................   A-12

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF
                PREMIER..................................................   A-12
    5.1    Organization, Standing, and Power.............................   A-12
    5.2    Authority; No Breach By Agreement.............................   A-13
    5.3    Capital Stock.................................................   A-14
    5.4    Premier Subsidiaries..........................................   A-14
    5.5    Financial Statements..........................................   A-15
    5.6    Absence of Undisclosed Liabilities............................   A-15
    5.7    Absence of Certain Changes or Events..........................   A-15
    5.8    Tax Matters...................................................   A-15
    5.9    Allowance for Possible Loan Losses............................   A-16
    5.10   Assets........................................................   A-16
    5.11   Environmental Matters.........................................   A-17
    5.12   Compliance with Laws..........................................   A-17
    5.13   Labor Relations...............................................   A-18
    5.14   Employee Benefit Plans........................................   A-18
    5.15   Material Contracts............................................   A-20

    5.16   Legal Proceedings.............................................   A-20
    5.17   Reports.......................................................   A-21
    5.18   Statements True and Correct...................................   A-21
    5.19   Accounting, Tax and Regulatory Matters........................   A-21
    5.20   Charter Provisions............................................   A-22

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF FIRST
                ALLIANCE.................................................   A-22
    6.1    Organization, Standing, and Power.............................   A-22
    6.2    Authority; No Breach By Agreement.............................   A-22
    6.3    Capital Stock.................................................   A-23
    6.4    First Alliance Subsidiaries...................................   A-23
    6.5    Financial Statements..........................................   A-24
    6.6    Absence of Undisclosed Liabilities............................   A-24
    6.7    Absence of Certain Changes or Events..........................   A-25
    6.8    Tax Matters...................................................   A-25
    6.9    Allowance for Possible Loan Losses............................   A-26
    6.10   Assets........................................................   A-26
    6.11   Environmental Matters.........................................   A-27
    6.12   Compliance with Laws..........................................   A-27
    6.13   Labor Relations...............................................   A-28
    6.14   Employee Benefit Plans........................................   A-28
    6.15   Material Contracts............................................   A-30
    6.16   Legal Proceedings.............................................   A-30
    6.17   Reports.......................................................   A-30
    6.18   Statements True and Correct...................................   A-31
    6.19   Accounting, Tax and Regulatory Matters........................   A-31
    6.20   Charter Provisions............................................   A-31

ARTICLE 7  CONDUCT OF BUSINESS PENDING
               CONSUMMATION..............................................   A-32
    7.1    Affirmative Covenants of Premier..............................   A-32
    7.2    Negative Covenants of Premier.................................   A-32
    7.3    Affirmative Covenants of First Alliance.......................   A-34
    7.4    Negative Covenants of First Alliance..........................   A-34
    7.5    Adverse Changes in Condition..................................   A-36
    7.6    Reports.......................................................   A-36

ARTICLE 8  ADDITIONAL AGREEMENTS.........................................   A-37
    8.1    Registration Statement; Proxy Statement;
           Shareholder Approval..........................................   A-37
    8.2    Exchange Listing..............................................   A-37
    8.3    Applications..................................................   A-37

    8.4    Filings with State Offices....................................   A-38
    8.5    Agreement as to Efforts to Consummate.........................   A-38
    8.6    Investigation and Confidentiality.............................   A-38
    8.7    Press Releases................................................   A-39
    8.8    Acquisition Proposals.........................................   A-39
    8.9    Accounting and Tax Treatment..................................   A-39
    8.10   Agreement of Affiliates.......................................   A-39
    8.11   Authorization of Common Stock and Preferred Stock.............   A-40
    8.12   Notice to Premier Preferred Stockholders......................   A-40
    8.13   Indemnification...............................................   A-40
    8.14   Employee Benefits and Contracts...............................   A-41

ARTICLE 9  CONDITIONS PRECEDENT TO OBLIGATIONS TO
                CONSUMMATE...............................................   A-41
    9.1    Conditions to Obligations of Each Party.......................   A-41
    9.2    Conditions to Obligations of First
           Alliance......................................................   A-43
    9.3    Conditions to Obligations of Premier..........................   A-44

ARTICLE 10 TERMINATION...................................................   A-45
    10.1   Termination...................................................   A-45
    10.2   Effect of Termination.........................................   A-47
    10.3   Non-Survival of Representations and Covenants.................   A-47

ARTICLE 11 MISCELLANEOUS.................................................   A-47
    11.1   Definitions...................................................   A-47
    11.2   Expenses......................................................   A-55
    11.3   Brokers and Finders...........................................   A-55
    11.4   Entire Agreement..............................................   A-55
    11.5   Amendments....................................................   A-56
    11.6   Waivers.......................................................   A-56
    11.7   Assignment....................................................   A-56
    11.8   Notices.......................................................   A-56
    11.9   Governing Law.................................................   A-57
    11.10  Counterparts..................................................   A-57
    11.11  Captions......................................................   A-57
    11.12  Enforcement of Agreement......................................   A-58
    11.13  Severability..................................................   A-58

                                LIST OF EXHIBITS
                                ----------------

Exhibit Number      Description
- --------------      -----------

     1.             Form of Agreement of Affiliates of Premier.  ((S) 8.10).

     2.             Form of Notice to Premier Preferred Stockholders ((S) 8.12).

     3.             Matters as to which Counsel for Premier will opine.  ((S)
                    9.2(d)).

     4.             Form of Claims/Indemnification Letter ((S) 9.2(f)).

     5.             Matters as to which Counsel for First Alliance will opine.
                    ((S) 9.3(d)).

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of January 30, 1996 by and between FIRST ALLIANCE BANCORP, INC. ("First Alliance"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Marietta, Georgia, and PREMIER BANCSHARES, INC. ("Premier"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia.


                                    Preamble
                                    --------

     The Boards of Directors of Premier and First Alliance are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the merger of Premier with and into First Alliance, with First Alliance technically being the surviving corporation of the merger. At the effective time of such merger, the surviving corporation will change its name to "Premier Bancshares, Inc.", and the outstanding shares of capital stock of Premier will be converted into the right to receive shares of capital stock of the surviving corporation. As a result, shareholders of Premier will become shareholders of the surviving corporation, and each of the subsidiaries of Premier will continue to conduct its business and operations as a wholly-owned subsidiary of the surviving corporation. The transactions described in this Agreement are subject to the approvals of the Boards of Directors and the shareholders of both First Alliance and Premier, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER
                        --------------------------------

     1.1  Merger.  Subject to the terms and conditions of this Agreement, at the
          ------
Effective Time, Premier shall be merged with and into First Alliance in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). First Alliance shall be the Surviving Corporation resulting from the Merger. The

Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Premier and First Alliance.

     1.2  Time and Place of Closing.  The Closing will take place at 10:00 a.m.
          -------------------------
on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their chief executive officers may mutually agree. The place of Closing shall be at the offices of Powell, Goldstein, Frazer & Murphy, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

     1.3  Effective Time.  The Merger and other transactions contemplated by
          --------------
this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (b) the date on which the shareholders of First Alliance approve this Agreement to the extent such approval is required by applicable Law, and (c) the date on which the shareholders of Premier approve this Agreement to the extent such approval is required by applicable Law; or such later date as may be mutually agreed upon in writing by the chief executive officer of each Party.


                                   ARTICLE 2
                                TERMS OF MERGER
                                ---------------

     2.1  Articles of Incorporation.  The Articles of Incorporation of First
          -------------------------
Alliance in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     2.2  Bylaws.  The Bylaws of First Alliance in effect immediately prior to
          ------
the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.3  Directors and Officers.  The directors of the Surviving Corporation
          ----------------------
from and after the Effective Time shall consist of five current directors of First Alliance and three current directors of Premier who shall serve in accordance with the Bylaws of the Surviving Corporation. The officers of the Surviving Corporation shall be as follows: Darrell D. Pittard shall be its Chairman of the Board and Chief Executive Officer, and J. Edward Mulkey, Jr. shall be its President and Chief Operating Officer. Such officers, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. At the Effective Time of the Merger, Darrell D. Pittard shall be elected to the Board of Directors of First Alliance Bank, and Edward J. Mulkey, Jr. shall be elected to the Board of Directors of Premier Bank, FSB.

     2.4  Name.  At the Effective Time of the Merger, the Surviving Corporation
          ----
will change its name to "Premier Bancshares, Inc."
                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES
                          ---------------------------

3.1  Conversion of Shares.  Subject to the provisions of this Article 3, at the
     --------------------
Effective Time, by virtue of the Merger and without any action on the part of the holders thereof the shares of the constituent corporations shall be converted as follows:

          (a) Each share of First Alliance Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Premier Common Stock (excluding shares held by Premier or First Alliance or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive one share of Surviving Corporation Common Stock (the "Exchange Ratio").

          (c) Each share of Premier Preferred Stock (excluding shares held by Premier or First Alliance or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive one share of Surviving Corporation Preferred Stock.

     3.2  Anti-Dilution Provisions.  In the event Premier or First Alliance
          ------------------------
changes the number of shares of Premier Common Stock or First Alliance Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3  Shares Held by Premier or First Alliance.  Each of the shares of
          ----------------------------------------
Premier Common Stock and Premier Preferred Stock held by any Premier Company or by any First Alliance Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4  Conversion of Stock Options; Restricted Stock.
          ---------------------------------------------

          (a) At the Effective Time, all rights with respect to Premier Common Stock pursuant to stock options ("Premier Options") granted by Premier under the Premier Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Surviving Corporation Common Stock, and the Surviving Corporation shall assume each Premier Option, in accordance with the terms of the Premier Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time,
(i) each Premier Option assumed by the Surviving Corporation may be exercised solely for shares of Surviving

Corporation Common Stock, (ii) the number of shares of Surviving Corporation Common Stock subject to such Premier Option shall be equal to the number of shares of Premier Common Stock subject to such Premier Option immediately prior to the Effective Time, and (iii) the per share exercise price under each such Premier Option shall not be changed. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Premier and First Alliance agree to take all necessary steps to effect the provisions of this Section 3.4.

          (b) All restrictions or limitations on transfer with respect to Premier Common Stock awarded under the Premier Stock Plans or any other plan, program or arrangement of any Premier Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program or arrangement, shall remain in full force and effect with respect to shares of Surviving Corporation Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

     3.5  Dissenting Shareholders.  Any holder of shares of Premier Common Stock
          -----------------------
who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 14-2-1106 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to Premier the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Premier fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Premier Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Premier Common Stock held by such holder.


                                   ARTICLE 4
                               EXCHANGE OF SHARES
                               ------------------

     4.1  Exchange Procedures.  Unless the parties otherwise agree, promptly
          -------------------
after the Effective Time, the Surviving Corporation shall mail to the former holders of Premier Common Stock and to the former holders of Premier Preferred Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Premier Capital Stock shall pass, only upon proper delivery of such certificates to the Surviving Corporation. After the Effective Time, each holder of shares of Premier Capital Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Surviving Corporation and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of Premier Capital Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Premier Capital Stock for exchange as provided in this Section 4.1. The certificate or certificates of Premier Capital Stock so surrendered shall be duly endorsed as the Surviving Corporation may require. Any other provision of this Agreement notwithstanding, the Surviving Corporation shall not be liable to a holder of Premier Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2  Rights of Former Premier Shareholders.  At the Effective Time, the
          -------------------------------------
stock transfer books of Premier shall be closed as to holders of Premier Capital Stock immediately prior to the Effective Time and no transfer of Premier Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Premier Capital Stock (other than shares to be canceled pursuant to Section 3.3 or as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of Premier Common Stock shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation shareholders the number of whole shares of Surviving Corporation Common Stock into which their respective shares of Premier Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Premier Common Stock for certificates representing Surviving Corporation Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the Surviving Corporation Capital Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Surviving Corporation Capital Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Premier Capital Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Premier Capital Stock certificate, both the Surviving Corporation Capital Stock certificate (together with all such undelivered dividends or other distributions without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PREMIER
                   -----------------------------------------

     Premier hereby represents and warrants to First Alliance as follows:

     5.1  Organization, Standing, and Power.  Premier is a corporation duly
          ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Premier is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     5.2  Authority; No Breach By Agreement.
          ---------------------------------

          (a) Premier has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Premier, subject to the approval of this Agreement by the holders of a majority of the outstanding Premier Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Premier. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of Premier, enforceable against Premier in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Premier, nor the consummation by Premier of the transactions contemplated hereby, nor compliance by Premier with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Premier's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Premier Company under, any Contract or Permit of any Premier Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1 (b) of this Agreement, violate any Law or Order applicable to any Premier Company or any of their respective Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Premier of the Merger and the other transactions contemplated in this Agreement.

     5.3  Capital Stock.
          -------------

          (a) The authorized capital stock of Premier consists of (i) 10,000,000 shares of Premier Common Stock, of which 435,669 shares are issued and outstanding as of the date of this Agreement and not more than 499,669 shares will be issued and outstanding at the Effective Time (as a result of the exercise of outstanding options) and (ii) 650,000 shares of Premier Preferred Stock, of which 389,122 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Premier are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Premier has been issued in violation of any preemptive rights of the current or past shareholders of Premier. Premier has reserved 75,000 shares of Premier Common Stock for issuance under the Premier Stock Plans, pursuant to which options to purchase not more than 64,000 shares of Premier Common Stock are outstanding as of the date of this Agreement and at the Effective Time.

          (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the Premier Disclosure Memorandum, there are no
                                        ---------------------
shares of capital stock or other equity securities of Premier outstanding and no outstanding Rights relating to the capital stock of Premier.

     5.4  Premier Subsidiaries.  Premier has disclosed in Section 5.4 of the
          --------------------
Premier Disclosure Memorandum all of the Premier Subsidiaries as of the date of
        ---------------------
this Agreement.  Except as disclosed in Section 5.4 of the Premier Disclosure
                                                                   ----------
Memorandum, Premier or one of its Subsidiaries owns all of the issued and
- ----------
outstanding shares of capital stock of each Premier Subsidiary. No equity securities of any Premier Subsidiary are or may become required to be issued (other than to another Premier Company) by reason of any Rights, and there are no Contracts by which any Premier Subsidiary is bound to issue (other than to another Premier Company) additional shares of its capital stock or Rights, or by which any Premier Company is or may be bound to transfer any shares of the capital stock of any Premier Subsidiary (other than to another Premier Company), and there are no Contracts by which any Premier Company is bound to issue (other than to another Premier Company) additional shares of its capital stock. There are no Contracts relating to the rights of any Premier Company to vote or to dispose of any shares of the capital stock of any Premier Subsidiary. All of the shares of capital stock of each Premier Subsidiary held by a Premier Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Premier Company free and clear of any Lien. Each Premier Subsidiary is either a bank, a savings association or a corporation and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Premier Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. Each Premier Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit

Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     5.5  Financial Statements.  Premier has included in Section 5.5 of the
          --------------------
Premier Disclosure Memorandum copies of all Premier Financial Statements for
        ---------------------
periods ended prior to the date hereof and will deliver to First Alliance copies of all Premier Financial Statements prepared subsequent to the date hereof. The Premier Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the Premier Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the Premier Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Premier Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

     5.6  Absence of Undisclosed Liabilities.  No Premier Company has any
          ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier except Liabilities which are accrued or reserved against in the consolidated balance sheets of Premier as of December 31, 1994 and September 30, 1995, included in the Premier Financial Statements or reflected in the notes thereto. No Premier Company has incurred or paid any Liability since September 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     5.7  Absence of Certain Changes or Events.  Since September 30, 1995,
          ------------------------------------
except as disclosed in Section 5.7 of the Premier Disclosure Memorandum, (a)
                                                  ---------------------
there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, and (b) the Premier Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Premier provided in Article 7 of this Agreement.

     5.8  Tax Matters.
          -----------

          (a) All Tax returns required to be filed by or on behalf of any of the Premier Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before September 30, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Premier and all returns filed are complete and accurate to the Knowledge of Premier. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Premier, except as reserved against in the Premier Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the Premier Disclosure Memorandum. All Taxes and
                                           ---------------------
other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Except as disclosed in Section 5.8(b) of the Premier Disclosure
                                                                   ----------
Memorandum, none of the Premier Companies has executed an extension or waiver of
- ----------
any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Premier Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

          (c) Adequate provision for any Taxes due or to become due for any of the Premier Companies for the period or periods through and including the date of the respective Premier Financial Statements has been made and is reflected on such Premier Financial Statements.

          (d) Deferred Taxes of the Premier Companies have been provided for in accordance with GAAP.

          (e) Each of the Premier Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     5.9  Allowance for Possible Loan Losses.  The allowance for possible loan
          ----------------------------------
or credit losses (the "Allowance") shown on the consolidated balance sheets of Premier included in the most recent Premier Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Premier included in the Premier Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Premier Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Premier Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Premier.

     5.10 Assets.  Except as disclosed in Section 5.10 of the Premier Disclosure
          ------                                                      ----------
Memorandum or as disclosed or reserved against in the Premier Financial
- ----------
Statements, the Premier Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the businesses of the Premier Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Premier's past practices. All Assets which are material to Premier's business on a consolidated basis, held under leases or subleases by any of the Premier Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Premier Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Premier Companies is a named insured are reasonably sufficient. The Assets of the Premier Companies include all assets required to operate the business of the Premier Companies as presently conducted.

     5.11 Environmental Matters.
          ---------------------

          (a) Except as disclosed in Section 5.11(a) of the Premier Disclosure
                                                                    ----------
Memorandum, to the Knowledge of Premier, each Premier Company, its Participation
- ----------
Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

          (b) To the Knowledge of Premier, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any Premier Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any Premier Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and to the Knowledge of Premier, there is no reasonable basis for any such Litigation.

          (c) To the Knowledge of Premier, there have been no releases of Hazardous Material or oil in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     5.12 Compliance with Laws.  Premier is duly registered as a thrift holding
          --------------------
company under the HOLA. Each Premier Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. Except as disclosed in
Section 5.12 of the Premier Disclosure Memorandum, no Premier Company:
                            ---------------------

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Premier Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, or (iii) requiring any Premier Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.13 Labor Relations.  No Premier Company is the subject of any Litigation
          ---------------
asserting that it or any other Premier Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Premier Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Premier Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any Premier Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 Employee Benefit Plans.
          ----------------------

          (a) Premier has disclosed in Section 5.14 of the Premier Disclosure
                                                                   ----------
Memorandum and delivered or made available to First Alliance prior to the
- ----------
execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Premier Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Premier Benefit Plans"). Any of the Premier Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Premier ERISA Plan." Each Premier ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Premier Pension Plan." No Premier Pension Plan is or has been a multiemployer plan within the meaning of
Section 3(37) of ERISA.

          (b) All Premier Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. Each Premier ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Premier is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Premier, no Premier Company nor any other party has engaged in a transaction with respect to any Premier Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Premier Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

          (c) Neither Premier nor any ERISA Affiliate of Premier maintains or has maintained an "employee benefit pension plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (d) Neither Premier nor any ERISA Affiliate of Premier has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

          (e) Except as disclosed in Section 5.14(e) of the Premier Disclosure
                                                                    ----------
Memorandum, (i) no Premier Company has any obligations for retiree health and
- ----------
life benefits under any of the Premier Benefit Plans and (ii) there are no restrictions on the rights of such Premier Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Premier.

          (f) Except as disclosed in Section 5.14(f) of the Premier Disclosure
                                                                    ----------
Memorandum, neither the execution and delivery of this Agreement nor the
- ----------
consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any Premier Company from any Premier Company under any Premier Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Premier Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Premier Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Premier Financial Statements to the extent required by and in accordance with GAAP.

          (h) Premier and each ERISA Affiliate of Premier has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

          (i) Neither Premier nor any ERISA Affiliate of Premier is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

          (j) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Premier Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Premier Benefit Plan or against the assets of any Premier Benefit Plan.

     5.15 Material Contracts.  Except as disclosed in Section 5.15 of the
          ------------------
Premier Disclosure Memorandum or otherwise reflected in the Premier Financial
        ---------------------
Statements, none of the Premier Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, excluding "at will" employment arrangements,
(b) any Contract relating to the borrowing of money by any Premier Company or the guarantee by any Premier Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among Premier Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by Premier with the SEC as of the date of this Agreement if Premier were required to file a Form 10-KSB with the SEC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Premier Contracts"). None of the Premier Companies is in Default under any Premier Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. All of the indebtedness of any Premier Company for money borrowed is prepayable at any time by such Premier Company without penalty or premium.

     5.16 Legal Proceedings.  Except as disclosed in Section 5.16 of the Premier
          -----------------
Disclosure Memorandum, there is no Litigation instituted or pending, or, to the
- ---------------------
Knowledge of Premier, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Premier Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Premier Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     5.17 Reports.  Since January 1, 1994, each Premier Company has timely filed
          -------
all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the Regulatory Authorities, and (b) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document to Premier's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct.  No statement, certificate, instrument or
          ---------------------------
other writing furnished or to be furnished by any Premier Company or any Affiliate thereof to First Alliance pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Premier Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by First Alliance with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Premier Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Premier's shareholders in connection with the Premier Shareholders' Meeting, and any other documents to be filed by a Premier Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Premier, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Premier Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Premier Shareholders' Meeting. All documents that any Premier Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.19 Accounting, Tax and Regulatory Matters.  No Premier Company or any
          --------------------------------------
Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Premier, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such
Section 9.1(b).

     5.20 Charter Provisions.  Each Premier Company has taken all action so that
          ------------------
the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any Premier Company or restrict or impair the ability of the Surviving Corporation to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Premier Company that may be acquired or controlled by it.


                                   ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF FIRST ALLIANCE
                ------------------------------------------------

     First Alliance hereby represents and warrants to Premier as follows:

     6.1  Organization, Standing, and Power.  First Alliance is a corporation
          ---------------------------------
duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. First Alliance has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. First Alliance is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance.

     6.2  Authority; No Breach By Agreement.
          ---------------------------------

          (a) First Alliance has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Alliance, subject to the approval of this Agreement by the holders of a majority of the outstanding First Alliance Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by First Alliance. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of First Alliance, enforceable against First Alliance in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by First Alliance, nor the consummation by First Alliance of the transactions contemplated hereby, nor compliance by First

Alliance with any of the provisions hereof will (i) conflict with or result in a breach of any provision of First Alliance's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Alliance Company under, any Contract or Permit of any First Alliance Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance, or (iii) subject to receipt of the requisite approvals referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to any First Alliance Company or any of their respective Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by First Alliance of the Merger and the other transactions contemplated in this Agreement.

     6.3  Capital Stock.
          -------------

          (a) The authorized capital stock of First Alliance consists of 2,000,000 shares of First Alliance Common Stock, of which 1,604,999 shares were issued and outstanding as of the date of this Agreement and not more than 1,619,999 shares will be issued and outstanding at the Effective Time (as a result of the exercise of outstanding options). All of the issued and outstanding shares of First Alliance Common Stock are, and all of the shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock to be issued in exchange for shares of Premier Common Stock and Premier Preferred Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of First Alliance Common Stock has been, and none of the shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock to be issued in exchange for shares of Premier Common Stock and Premier Preferred Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of First Alliance. First Alliance has reserved 75,000 shares of First Alliance Common Stock for issuance under the First Alliance Stock Plans, pursuant to which options to purchase not more than 15,000 shares of First Alliance Common Stock are outstanding as of the date of this Agreement and at the Effective Time.

          (b) Except as set forth in Section 6.3(a) of this Agreement, or as disclosed in Section 6.3(b) of the First Alliance Disclosure Memorandum, there
                                                  ---------------------
are no shares of capital stock or other equity securities of First Alliance outstanding and no outstanding Rights relating to the capital stock of First Alliance.

     6.4  First Alliance Subsidiaries.  First Alliance has disclosed in Section
          ---------------------------
6.4 of the First Alliance Disclosure Memorandum all of the First Alliance
                          ---------------------
Subsidiaries as of the date of this

Agreement.  Except as disclosed in Section 6.4 of the First Alliance Disclosure
                                                                     ----------
Memorandum, First Alliance or one of its Subsidiaries owns all of the issued and
- ----------
outstanding shares of capital stock of each First Alliance Subsidiary. No equity securities of any First Alliance Subsidiary are or may become required to be issued (other than to another First Alliance Company) by reason of any Rights, and there are no Contracts by which any First Alliance Subsidiary is bound to issue (other than to another First Alliance Company) additional shares of its capital stock or Rights, or by which any First Alliance Company is or may be bound to transfer any shares of the capital stock of any First Alliance Subsidiary (other than to another First Alliance Company), and there are no Contracts by which any First Alliance Company is bound to issue (other than to another First Alliance Company) additional shares of its capital stock. There are no Contracts relating to the rights of any First Alliance Company to vote or to dispose of any shares of the capital stock of any First Alliance Subsidiary. All of the shares of capital stock of each First Alliance Subsidiary held by a First Alliance Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the First Alliance Company free and clear of any Lien. Each First Alliance Subsidiary is either a bank, a savings association or a corporation and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each First Alliance Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance. Each First Alliance Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     6.5  Financial Statements.  First Alliance has included in Section 6.5 of
          --------------------
the First Alliance Disclosure Memorandum copies of all First Alliance Financial
                   ---------------------
Statements for periods ended prior to the date hereof and will deliver to Premier copies of all First Alliance Financial Statements prepared subsequent to the date hereof. The First Alliance Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the First Alliance Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the First Alliance Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the First Alliance Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

     6.6  Absence of Undisclosed Liabilities.   No First Alliance Company has
          ----------------------------------
any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on

First Alliance, except Liabilities which are accrued or reserved against in the consolidated balance sheets of First Alliance as of December 31, 1994 and September 30, 1995, included in the First Alliance Financial Statements or reflected in the notes thereto. No First Alliance Company has incurred or paid any Liability since September 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance.

     6.7  Absence of Certain Changes or Events.  Since September 30, 1995,
          ------------------------------------
except as disclosed in SEC Documents filed by First Alliance prior to the date of this Agreement, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance, and (b) the First Alliance Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of First Alliance provided in Article 7 of this Agreement.


     6.8  Tax Matters.
          -----------

          (a) All Tax returns required to be filed by or on behalf of any of the First Alliance Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before September 30, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on First Alliance, and all returns filed are complete and accurate to the Knowledge of First Alliance. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on First Alliance, except as reserved against in the First Alliance Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8(a) of the First Alliance Disclosure Memorandum. All Taxes and other Liabilities due with
         ---------------------
respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Except as disclosed in Section 6.8(b) of the First Alliance

Disclosure Memorandum none of the First Alliance Companies has executed an
- ---------------------
extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any First Alliance Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance.

          (c) Adequate provision for any Taxes due or to become due for any of the First Alliance Companies for the period or periods through and including the date of the respective First Alliance Financial Statements has been made and is reflected on such First Alliance Financial Statements.

          (d) Deferred Taxes of the First Alliance Companies have been provided for in accordance with GAAP.

          (e) Each of the First Alliance Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance.

     6.9  Allowance for Possible Loan Losses.  The Allowance shown on the
          ----------------------------------
consolidated balance sheets of First Alliance included in the most recent First Alliance Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of First Alliance included in the First Alliance Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the First Alliance Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the First Alliance Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on First Alliance.

     6.10 Assets.  Except as disclosed in Section 6.10 of the First Alliance
          ------
Disclosure Memorandum or as disclosed or reserved against in the First Alliance
- ---------------------
Financial Statements, the First Alliance Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the First Alliance Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with First Alliance's past practices.
All Assets which are material to First Alliance's business on a consolidated basis, held under leases or subleases by any of the First Alliance Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the First Alliance Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the First Alliance Companies is a named insured are reasonably sufficient. The Assets of the First Alliance Companies include all assets required to operate the business of the First Alliance Companies as presently conducted.

     6.11 Environmental Matters.
          ---------------------

          (a) Except as disclosed in Section 6.11(a) of the First Alliance

Disclosure Memorandum, to the Knowledge of First Alliance, each First Alliance
- ---------------------
Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance.

          (b) To the Knowledge of First Alliance, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any First Alliance Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any First Alliance Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance and to the Knowledge of First Alliance, there is no reasonable basis for any such Litigation.

          (c) To the Knowledge of First Alliance, there have been no releases of Hazardous Material or oil in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance.

     6.12 Compliance with Laws.  First Alliance is duly registered as a bank
          --------------------
holding company under the BHC Act. Each First Alliance Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance. Except as disclosed in Section 6.12 of the First Alliance Disclosure Memorandum,
                                                          ---------------------
no First Alliance Company:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any First Alliance Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance, or (iii) requiring any

First Alliance Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.13 Labor Relations.  No First Alliance Company is the subject of any
          ---------------
Litigation asserting that it or any other First Alliance Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other First Alliance Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any First Alliance Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any First Alliance Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.14 Employee Benefit Plans.
          ----------------------

          (a) First Alliance has disclosed in Section 6.14 of the First Alliance

Disclosure Memorandum and delivered or made available to Premier prior to the
- ---------------------
execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any First Alliance Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses. directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "First Alliance Benefit Plans"). Any of the First Alliance Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "First Alliance ERISA Plan." Each First Alliance ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "First Alliance Pension Plan." No First Alliance Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (b) All First Alliance Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance. Each First Alliance ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and First Alliance is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of First Alliance, no First Alliance Company nor any other party has engaged in a transaction with respect to any First Alliance Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any First Alliance Company to a tax or penalty imposed by either Section 4975 of the

Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance.

          (c) Neither First Alliance nor any ERISA Affiliate of First Alliance maintains or has maintained an "employee benefit pension plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (d) Neither First Alliance nor any ERISA Affiliate of First Alliance has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

          (e) Except as disclosed in Section 6.14(e) of the First Alliance

Disclosure Memorandum, (i) no First Alliance Company has any obligations for
- ---------------------
retiree health and life benefits under any of the First Alliance Benefit Plans and (ii) there are no restrictions on the rights of such First Alliance Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on First Alliance.

          (f) Except as disclosed in Section 6.14(f) of the First Alliance

Disclosure Memorandum, neither the execution and delivery of this Agreement nor
- ---------------------
the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any First Alliance Company from any First Alliance Company under any First Alliance Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Alliance Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any First Alliance Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the First Alliance Financial Statements to the extent required by and in accordance with GAAP.

          (h) First Alliance and each ERISA Affiliate of First Alliance has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

          (i) Except as disclosed in Section 6.14(i) of the First Alliance

Disclosure Memorandum, neither First Alliance nor any ERISA Affiliate of First
- ---------------------
Alliance is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

          (j) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any First Alliance Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any First Alliance Benefit Plan or against the assets of any First Alliance Benefit Plan.

     6.15 Material Contracts.  Except as disclosed in Section 6.15 of the First
          ------------------
Alliance Disclosure Memorandum or otherwise reflected in the First Alliance
         ---------------------
Financial Statements, none of the First Alliance Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, excluding "at will" employment arrangements, (b) any Contract relating to the borrowing of money by any First Alliance Company or the guarantee by any First Alliance Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among First Alliance Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by First Alliance with the SEC as of the date of this Agreement that has not been filed as an exhibit to First Alliance's Form 10-KSB filed for the fiscal year ended December 31, 1994, or in an SEC Document and identified to First Alliance (together with all Contracts referred to in Sections 6.10 and 6.14(a) of this Agreement, the "First Alliance Contracts"). None of the First Alliance Companies is in Default under any First Alliance Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance. All of the indebtedness of any First Alliance Company for money borrowed is prepayable at any time by such First Alliance Company without penalty or premium.

     6.16 Legal Proceedings.  Except as disclosed in Section 6.16 of the First
          -----------------
Alliance Disclosure Memorandum, there is no Litigation instituted or pending,
         ---------------------
or, to the Knowledge of First Alliance, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any First Alliance Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any First Alliance Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance.

     6.17 Reports.  Since January 1, 1994, each First Alliance Company has
          -------
timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-KSB, Forms 10-QSB, Forms 8-KSB, and proxy statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Alliance). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in any material respects with all applicable Laws. As of its respective date, each such report and document to First

Alliance's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.18 Statements True and Correct.  No statement, certificate, instrument or
          ---------------------------
other writing furnished or to be furnished by any First Alliance Company or any Affiliate thereof to Premier pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any First Alliance Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by First Alliance with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any First Alliance Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to First Alliance's shareholders in connection with the First Alliance Shareholders' Meeting, and any other documents to be filed by any First Alliance Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of First Alliance, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the First Alliance Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the First Alliance Shareholders' Meeting. All documents that any First Alliance Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.19 Accounting, Tax and Regulatory Matters.  No First Alliance Company or
          --------------------------------------
any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of First Alliance, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

     6.20 Charter Provisions.  Each First Alliance Company has taken all action
          ------------------
so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any First Alliance

Company or restrict or impair the ability of the Surviving Corporation to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any First Alliance Company that may be acquired or controlled by it.


                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION
                    ----------------------------------------

     7.1  Affirmative Covenants of Premier.  Unless the prior written consent of
          --------------------------------
First Alliance shall have been obtained, and except as otherwise contemplated herein, Premier shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement:
(a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2  Negative Covenants of Premier.  From the date of this Agreement until
          -----------------------------
the earlier of the Effective Time or the termination of this Agreement, Premier covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of First Alliance, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Premier Company, or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Premier Company to another Premier Company) in excess of an aggregate of $100,000 (for the Premier Companies on a consolidated basis) except in the ordinary course of the business of Premier Companies consistent with past practices (which shall include, for any of its Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Premier Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Premier Disclosure Memorandum); or
     ---------------------

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Premier Company, or declare or pay any dividend or make any other distribution in respect of Premier's capital stock except for dividends legally and contractually required to be paid in respect of the Premier Preferred Stock; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Premier Disclosure Memorandum, issue, sell, pledge, encumber, authorize the
             ---------------------
     issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Premier Common Stock or any other capital stock of any Premier Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine or reclassify any capital stock of any Premier Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Premier Capital Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Premier Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Premier Company) or
     (ii) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Premier Subsidiary; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Premier Bank in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any Premier Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of Premier, in each case as disclosed in Section 7.2(g) of the Premier Disclosure Memorandum or as required by Law; pay any severance or
             ---------------------
     termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in
     Section 7.2(g) of the Premier Disclosure Memorandum; enter into or amend
                                   ---------------------
     any severance agreements with officers of any Premier Company; grant any increase in fees or other increases in compensation or other benefits to directors of any Premier Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any Premier Company and any Person (unless such amendment is required by Law) that the Premier Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any Premier Company or make any material change in or to any existing employee benefit plans of any Premier Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Premier Company for money damages in excess of $50,000 or material restrictions upon the operations of any Premier Company; or

          (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

     7.3  Affirmative Covenants of First Alliance.  Unless the prior written
          ---------------------------------------
consent of Premier shall have been obtained, and except as otherwise contemplated herein, First Alliance shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.4  Negative Covenants of First Alliance.  From the date of this Agreement
          ------------------------------------
until the earlier of the Effective Time or the termination of this Agreement, First Alliance covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of Premier, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any First Alliance Company, or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a First Alliance Company to another First Alliance Company) in excess of an aggregate of $100,000 (for the First Alliance Companies on a consolidated basis) except in the ordinary course of the business of First Alliance Companies consistent with past practices (which shall include, for First Alliance Bank, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any First Alliance

     Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the First Alliance Disclosure
                                                          ----------
     Memorandum); or
     ----------
          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any First Alliance Company, or declare or pay any dividend or make any other distribution in respect of First Alliance's capital stock; provided, however, that First Alliance may (to the extent legally and contractually permitted to do so) pay a cash dividend of up to $.50 per share on the shares of First Alliance Common Stock in January or February of 1996; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.4(d) of the First Alliance Disclosure Memorandum, issue, sell, pledge, encumber,
                    ---------------------
     authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of First Alliance Common Stock or any other capital stock of any First Alliance Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine or reclassify any capital stock of any First Alliance Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Alliance Capital Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any First Alliance Subsidiary (unless any such shares of stock are sold or otherwise transferred to another First Alliance Company) or (ii) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned First Alliance Subsidiary; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by First Alliance Bank in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any First Alliance Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of First Alliance, in each case as disclosed in Section 7.4(g) of the First Alliance Disclosure Memorandum or as required by Law; pay
                        ---------------------
     any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.4(g) of the First Alliance Disclosure
                                                                     ----------
     Memorandum; enter into or amend any severance agreements with officers of
     ----------
     any First Alliance Company; grant any increase in fees or other increases in compensation or other benefits to directors of any First Alliance Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any First Alliance Company and any Person (unless such amendment is required by Law) that the First Alliance Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any First Alliance Company or make any material change in or to any existing employee benefit plans of any First Alliance Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any First Alliance Company for money damages in excess of $50,000 or material restrictions upon the operations of any First Alliance Company; or

          (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

     7.5  Adverse Changes in Condition.  Each Party agrees to give written
          ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.6  Reports.  Each Party and its Subsidiaries shall file all reports
          -------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

                                 ARTICLE 8
                             ADDITIONAL AGREEMENTS
                             ---------------------

     8.1  Registration Statement; Proxy Statement; Shareholder Approval.
          -------------------------------------------------------------

          (a) As soon as practicable after execution of this Agreement, First Alliance shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Surviving Corporation Common Stock upon consummation of the Merger. Premier shall furnish all information concerning it and the holders of its capital stock as First Alliance may reasonably request in connection with such action.

          (b) Both First Alliance and Premier shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as First Alliance or Premier, as the case may be, deems appropriate.

          (c) In connection with the Premier Shareholders' Meeting, (i) First Alliance shall prepare and file with the SEC on Premier's behalf a Proxy Statement (which shall be included in the Registration Statement) and mail it to Premier's shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Premier shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to its shareholders the approval of this Agreement and (iv) the Board of Directors and officers of Premier shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

          (d) In connection with the First Alliance Shareholders' Meeting, (i) First Alliance shall prepare and file with the SEC on its own behalf a Proxy Statement (which shall be included in the Registration Statement) and mail it to First Alliance's shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of First Alliance shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to its shareholders the approval of this Agreement and (iv) the Board of Directors and officers of First Alliance shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

     8.2  Exchange Listing.  First Alliance shall use its reasonable efforts to
          ----------------
list, prior to the Effective Time, on the Nasdaq the shares of Surviving Corporation Common Stock to be issued to the holders of Premier Common Stock pursuant to the Merger.

     8.3  Applications.  First Alliance shall promptly prepare and file, and
          ------------
Premier shall cooperate in the preparation and, where appropriate, filing of, applications with the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision and the Georgia

Department of Banking and Finance seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4  Filings with State Offices.  Upon the terms and subject to the
          --------------------------
conditions of this Agreement, First Alliance shall execute and file the Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

     8.5  Agreement as to Efforts to Consummate.  Subject to the terms and
          -------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by First Alliance in connection with the Surviving Corporation Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6  Investigation and Confidentiality.
          ---------------------------------

          (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party, except for one copy of any materials prepared by that Party or any attorney for or other representative of that Party based upon such confidential information.

          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     8.7  Press Releases.  Prior to the Effective Time, Premier and First
          --------------
Alliance shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this
Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8  Acquisition Proposals.  Except with respect to this Agreement and
          ---------------------
the transactions contemplated hereby, no Party nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by any Party shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of a Party's Board of Directors as advised by counsel, no Party or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but a Party may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Each Party shall promptly notify the other orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Unless the prior written consent of the other Party is obtained, each Party shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.9  Accounting and Tax Treatment.  Each of the Parties undertakes and
          ----------------------------
agrees to use its reasonable efforts to cause the Merger, to take no action which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes and to take no action which would cause the Merger not to be eligible to be accounted for as a "pooling of interests."

     8.10  Agreement of Affiliates.  Premier has disclosed in Section 8.10
           -----------------------
of the Premier Disclosure Memorandum all Persons whom it reasonably believes is
               ---------------------
an "affiliate" of Premier for purposes of Rule 145 under the 1933 Act. Premier shall use its reasonable efforts to cause each such Person to deliver to First Alliance and Premier, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 1,
                                                             ---------
providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Premier Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Surviving Corporation Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. The Surviving Corporation shall be entitled to place restrictive legends upon certificates for shares of Surviving Corporation Common Stock issued to Affiliates of Premier pursuant to this Agreement to enforce the provisions of this Section 8.10. The Surviving Corporation shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Surviving Corporation Common Stock by such Affiliates.

     8.11  Authorization of Common Stock and Preferred Stock.  First
           -------------------------------------------------
Alliance shall cause its Articles of Incorporation to be amended to increase its authorized shares of Common Stock to 20,000,000 shares and to authorize the issuance of 2,000,000 shares of preferred stock with such designations, relative rights and preferences as may be approved from time to time by its Board of Directors. First Alliance shall also establish a series of preferred stock (the "Surviving Corporation Preferred Stock") to permit the conversion of shares described in Section 3.1(b) of this Agreement. The terms of the Surviving Corporation Preferred Stock shall be the same, in all material respects, as the Premier Preferred Stock except that the Surviving Corporation Preferred Stock will not be convertible into Surviving Corporation Common Stock for a period of twelve months following the Effective Time.

     8.12  Notice to Premier Preferred Stockholders.  Premier shall deliver
           ----------------------------------------
to each Person who holds Premier Preferred Stock, not later than ten (10) days after the Effective Time, a written notice, substantially in the form of Exhibit
                                                                         -------
2, providing that such Person will be required to convert his or her shares of
- -
Premier Preferred Stock into Surviving Corporation Common Stock as of a date which is twelve (12) months following the Effective Time.

     8.13 Indemnification.
          ---------------

          (a) For a period of three years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Premier Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Georgia Law and by Premier's Articles of Incorporation and Bylaws as in effect on the date hereof including provisions relating to advances of expenses incurred in the defense of any Litigation.

          (b) The Surviving Corporation shall use its reasonable efforts to maintain Premier's existing directors' and officers' liability insurance policy (or a policy, including First Alliance's existing policy, providing at least comparable coverage) covering persons who are currently covered by such insurance for a period of three years after the Effective Time on terms no less favorable than those in effect on the date hereof, provided that the Surviving Corporation shall not be obligated to make annual premium payments in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Premier's directors and officers, 150% of the annual premium payments on Premier's current policy in effect as of the date of this Agreement.

          (c) Any Indemnified Party wishing to claim indemnification under paragraph (a), upon learning of any such Liability or Litigation, shall promptly notify the Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and
(iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (d) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Surviving Corporation shall assume the obligations set forth in this Section 8.13.

     8.14  Employee Benefits and Contracts.  Following the Effective Time,
           -------------------------------
the Surviving Corporation shall provide generally to officers and employees of the Premier Companies who continue employment with the Surviving Corporation or its Subsidiaries following the Effective Time employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the First Alliance Companies to their similarly situated officers and employees. For purposes of participation under such employee benefit plans, the service of the employees of the Premier Companies prior to the Effective Time shall be treated as service with a First Alliance Company participating in such employee benefit plans, provided that, with respect to any employee benefit plan where the benefits are funded through insurance, the granting of such service shall be subject to the consent of the appropriate insurer and may be conditioned upon an employee's participation in a Premier Benefit Plan of the same type immediately prior to the Effective time, and provided further that employees of the Premier Companies shall not receive credit for their Premier Company service prior to the Effective Time for purposes of determining vesting service under the First Alliance Bank 401(k) Profit Sharing Plan. The Surviving Corporation and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.14 of the Premier Disclosure Memorandum to First Alliance between any Premier
               ---------------------
Company and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the Premier Benefit Plans.


                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

     9.1  Conditions to Obligations of Each Party.  The respective obligations
          ---------------------------------------
of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Shareholder Approval.  The shareholders of both Premier and First
              --------------------
     Alliance shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments.

          (b) Regulatory Approvals.   All Consents of, filings and registrations
              --------------------
     with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals.  Each Party shall have obtained any and
              ----------------------
     all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings.  No court or governmental or regulatory
              -----------------
     authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement.  The Registration Statement shall be
              ----------------------
     effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of the Surviving Corporation Common Stock issuable pursuant to the Merger shall have been received.

          (f) Exchange Listing.  The shares of Surviving Corporation Common
              ----------------
     Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

          (g) Tax Matters.  Premier and First Alliance shall have received a
              -----------
     written opinion of counsel from Powell, Goldstein, Frazer & Murphy, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Premier Common Stock or Premier Preferred Stock for Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, respectively, will not give rise to gain or loss to the shareholders of Premier with respect to such exchange (except to the extent of any cash received), and (iii) neither Premier nor First Alliance will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of Premier and First Alliance reasonably satisfactory in form and substance to such counsel.

          (h) Affiliate Agreements.  The Parties shall have received from each
              --------------------
     affiliate of Premier the affiliates letter referred to in Section 8.10 hereof.

          (i) Dissenting Shares.  The aggregate number of shares of Premier
              -----------------
     Common Stock dissenting to the Merger shall not exceed 21,783 shares.

          (j) Pooling Letter.  The Parties shall have received a letter from
              --------------
     Mauldin & Jenkins, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     9.2  Conditions to Obligations of First Alliance.  The obligations of First
          -------------------------------------------
Alliance to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Alliance pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties.  For purposes of this Section
              ------------------------------
     9.2(a), the accuracy of the representations and warranties of Premier set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Premier set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Premier set forth in Section 5.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Premier set forth in this Agreement (excluding the representations and warranties set forth in Sections 5.3 and 5.19) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Premier; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants.  Each and all of the
              ---------------------------------------
     agreements and covenants of Premier to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates.  Premier shall have delivered to First Alliance (i)
              ------------
     a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Premier's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Alliance and its counsel shall request.

          (d) Opinion of Counsel.  Premier shall have delivered to First
              ------------------
     Alliance an opinion of Parker, Johnson, Cook & Dunlevie, counsel to Premier, dated as of the Effective Time, in form reasonably satisfactory to First Alliance, as to the matters set forth in Exhibit 3 hereto.
                                                    ---------

          (e) Premier Preferred Stock.  None of the Premier Preferred
              -----------------------
     Stockholders shall have converted their Premier Preferred Stock into Premier Common Stock.

          (f) Claims/Indemnification Letters.  Each of the directors and
              ------------------------------
     officers of Premier shall have executed and delivered to First Alliance letters in substantially the form of Exhibit 4.
                                          ---------

          (g) Fairness Opinion.  First Alliance shall have received from Alex
              ----------------
     Sheshunoff & Co. Investment Banking a letter, dated not more than five (5) business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be paid to Premier shareholders in connection with the Merger is fair, from a financial point of view, to the shareholders of First Alliance.

     9.3  Conditions to Obligations of Premier.  The obligations of Premier to
          ------------------------------------
perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Premier pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties.  For purposes of this Section
              ------------------------------
     9.3(a), the accuracy of the representations and warranties of First Alliance set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of First Alliance set forth in Section
     6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of First

     Alliance set forth in Section 6.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties set forth in this Agreement (excluding the representations and warranties set forth in Sections 6.3 and 6.19) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have a Material Adverse Effect on First Alliance; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants.  Each and all of the
              ---------------------------------------
     agreements and covenants of First Alliance to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates.  First Alliance shall have delivered to Premier (i)
              ------------
     a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by First Alliance's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Premier and its counsel shall request.

          (d) Opinion of Counsel.  First Alliance shall have delivered to
              ------------------
     Premier an opinion of Powell, Goldstein, Frazer & Murphy, counsel to First Alliance, dated as of the Effective Time, in form reasonably acceptable to Premier, as to matters set forth in Exhibit 4 hereto.
                                         ---------

          (e) Fairness Opinion.  Premier shall have received from J. C. Bradford
              ----------------
     & Co. a letter, dated not more than five (5) business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by Premier shareholders in connection with the Merger is fair from a financial point of view, to such shareholders.


                                   ARTICLE 10
                                  TERMINATION
                                  -----------

     10.1 Termination.  Notwithstanding any other provision of this Agreement,
          -----------
and notwithstanding the approval of this Agreement by the shareholders of First Alliance and Premier, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of First Alliance and the Board of Directors of Premier; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Premier and Section 9.3(a) in the case of First Alliance or in the material breach of any covenant or other covenant or agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in
     Section 9.2(a) of this Agreement in the case of First Alliance and Section 9.3(a) of this Agreement in the case of Premier; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Premier and Section 9.3(a) in the case of First Alliance or in the material breach of any covenant or other covenant or agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Premier and
     Section 9.3(a) in the case of First Alliance or in the material breach of any covenant or other covenant or agreement contained in this Agreement)
     (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of Premier fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or (iii) if the shareholders of First Alliance fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated on or before September 30, 1996, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Premier and Section 9.3(a) in the case of First Alliance or in the material breach of any covenant or other covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of either Party, at any time prior to the 7th day after execution of this Agreement without any Liability in the event that the review of the Assets, business, financial condition, results of operations, and prospects of the other Party undertaken by it or any of the disclosures contained in the other Party's Disclosure Memorandum causes
                                                    ---------------------
     its Board of Directors to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts one or more of the economic benefits to it of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     10.2 Effect of Termination.  In the event of the termination and
          ---------------------
abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment.

     10.3 Non-Survival of Representations and Covenants.  The respective
          ---------------------------------------------
representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4 and 11 and Sections 8.10, 8.12, 8.13, 8.14 and 11.2 of this Agreement.


                                   ARTICLE 11
                                 MISCELLANEOUS
                                 -------------

     11.1 Definitions.  Except as otherwise provided herein, the capitalized
          -----------
terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or
     (iii) any other Person for which a Person described in clause (ii) acts in such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

          "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or
     (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

          "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "Environmental Laws" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States

     Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Premier Act of 1974, as amended.

          "ERISA Affiliate" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Code.

          "ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

          "Exchange Ratio" shall have the meaning provided in Section 3.1(b) of this Agreement.

          "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "First Alliance Bank" shall mean First Alliance Bank, a Georgia state-chartered bank and a First Alliance Subsidiary.

          "First Alliance Benefit Plans" shall have the meaning set forth in
     Section 6.14 of this Agreement.

          "First Alliance Capital Stock" shall mean, collectively, the First Alliance Common Stock and any other class or series of capital stock of First Alliance.

          "First Alliance Common Stock" shall mean the $5.00 par value common stock of First Alliance.

          "First Alliance Companies" shall mean, collectively, First Alliance and all First Alliance Subsidiaries.

          "First Alliance Disclosure Memorandum" shall mean the written
                          ---------------------
     information entitled "First Alliance Disclosure Memorandum" delivered on or
                                          ---------------------
     prior to the date of this Agreement to Premier describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

          "First Alliance Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of First Alliance as of September 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1995, and for each of the two years ended December 31, 1994 and 1993, as filed by First Alliance in SEC Documents and
     (b) the consolidated balance sheets (including related notes and schedules, if any) of First Alliance and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1995.

          "First Alliance Stock Plans" shall mean the existing stock option and other stock-based compensation plans.

          "First Alliance Subsidiaries" shall mean the Subsidiaries of First Alliance at the Effective Time.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code.

          "Georgia Articles of Merger" shall mean the Articles of Merger to be executed by First Alliance and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "Hazardous Material" shall mean any pollutant, contaminant, or toxic or hazardous substance, pollutant, chemical or waste within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., or any similar federal, state or local Law (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities, polychlorinated biphenyls, and petroleum and petroleum products).

          "HOLA" shall mean the Home Owners Loan Act of 1933, as amended.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable. (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "Merger" shall mean the merger of Premier with and into First Alliance referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq" shall mean the National Market System or the SmallCap System of the National Association of Securities Dealers Automated Quotations System.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either Premier or First Alliance, and "Parties" shall mean both Premier and First Alliance.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Premier Benefit Plans" shall have the meaning set forth in Section
     5.14 of this Agreement.

          "Premier Common Stock" shall mean the no par value common stock of Premier.

          "Premier Companies" shall mean, collectively, Premier and all Premier Subsidiaries.

          "Premier Disclosure Memorandum" shall mean the written information
                   ---------------------
     entitled "Premier Disclosure Memorandum" delivered on or prior to the date
                       ---------------------
     of this Agreement to First Alliance describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

          "Premier Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Premier as of December 31, 1995, and as of March 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended December 31, 1995, and for each of the two fiscal years ended March 31, 1995 and 1994 (or period from inception of business, if shorter), included in the Premier Disclosure Memorandum, and (b) the consolidated balance
                    ---------------------
     sheets (including related notes and schedules, if any) of Premier and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) filed with respect to periods ended subsequent to December 31 1995.

          "Premier Options" shall have the meaning set forth in Section 3.4 of this Agreement.

          "Premier Preferred Stock" shall mean the Convertible Preferred Stock of Premier.

          "Premier Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Premier disclosed in Section 5.14 of the Premier Disclosure Memorandum.
             ---------------------

          "Premier Subsidiaries" shall mean the subsidiaries of Premier.

          "Proxy Statement" shall mean (a) the proxy statement used by Premier to solicit the approval of its shareholders of the transactions contemplated by this Agreement and (b) the proxy statement used by First Alliance to solicit the approval of its shareholders of the transactions contemplated by this Agreement, both of which shall be included in the prospectus of the Surviving Corporation relating to shares of Surviving Corporation Common Stock to be issued to the shareholders of Premier.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by First Alliance under the 1933 Act with respect to the shares of Surviving Corporation Common Stock to be issued to the shareholders of Premier in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statements.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

          "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Shareholders' Meeting" shall mean the meeting of the shareholders of Premier or the meeting of the shareholders of First Alliance to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Surviving Corporation" shall mean First Alliance as the surviving corporation resulting from the Merger to be known as Premier Bancshares, Inc.

          "Surviving Corporation Common Stock" shall mean the $5.00 par value common stock of the Surviving Corporation.

          "Surviving Corporation Preferred Stock" shall mean the preferred stock of the Surviving Corporation as described in Section 8.11 of this Agreement.

          "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.
          ---------

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of the Parties shall bear and pay (i) one-half of the filing fees payable in connection with the Registration Statement and the applications filed with other Regulatory Authorities, and (ii) one-half of the costs incurred in connection with the printing or copying of the Proxy Statements.

          (b) Notwithstanding the provisions of Section 11.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement, the breaching Party agrees to pay the non-breaching Party (i) an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents and
     (ii) the sum of (x) $50,000 if the breach is not willful or (y) $150,000 if the breach is willful or this Agreement is terminated in contemplation of an Acquisition Proposal, which sums represent compensation for the non-breaching Party's loss as a result of the transaction contemplated by this Agreement not being consummated. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement. This Section 11.2(b) shall be the non-breaching Party's sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

     11.3 Brokers and Finders.  Each of the Parties represents and warrants that
          -------------------
neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Premier or First Alliance, each of Premier and First Alliance, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement.  Except as otherwise expressly provided herein, this
          ----------------
Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in
Section 8.10 and Section 8.13 of this Agreement.

     11.5 Amendments.  To the extent permitted by Law, this Agreement may be
          ----------
amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Premier Common Stock or First Alliance Common Stock, there shall be made no amendment that pursuant to the GBCC requires further approval by such shareholders without the further approval of such shareholders.

     11.6 Waivers.
          -------

          (a) Prior to or at the Effective Time, First Alliance, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Premier, to waive or extend the time for the compliance or fulfillment by Premier of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Alliance under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Alliance.

          (b) Prior to or at the Effective Time, Premier, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Alliance, to waive or extend the time for the compliance or fulfillment by First Alliance of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Premier under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Premier.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment.  Except as expressly contemplated hereby, neither this
          ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices.  All notices or other communications which are required or
          -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     First Alliance:     First Alliance Bancorp
                         P. O. Box 670148
                         63 Barrett Parkway, N.E.
                         Marietta, Georgia 30066-0120
                         Telecopy Number: (770) 428-6057

                         Attention:  J. Edward Mulkey, Jr.
                                    President and CEO

     Copy to Counsel:    Powell, Goldstein, Frazer & Murphy
                         Sixteenth Floor
                         191 Peachtree Street, N.E.
                         Atlanta, Georgia 30303
                         Telecopy Number: (404) 572-6999

                         Attention:  Walter G. Moeling, IV, Esq.

     Premier:            Premier Bancshares, Inc.
                         2180 Atlanta Plaza
                         950 East Paces Ferry Road
                         Atlanta, Georgia  30326
                         Telecopy Number: (404) 814-3672

                         Attention: Darrell D. Pittard
                                    Chairman and CEO

     Copy to Counsel:    Parker, Johnson, Cook & Dunlevie
                         Suite 700
                         1275 Peachtree Street, N.E.
                         Atlanta, Georgia  30309
                         Telecopy Number: (404) 888-7490

                         Attention:  Steven S. Dunlevie, Esq.


     11.9 Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

     11.10  Counterparts.  This Agreement may be executed in one or more
            ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11  Captions.  The captions contained in this Agreement are for
            --------
reference purposes only and are not part of this Agreement.

     11.12  Enforcement of Agreement.  The Parties hereto agree that irreparable
            ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13  Severability.  Any term or provision of this Agreement which is
            ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.



                           [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                      FIRST ALLIANCE BANCORP, INC.


/s/ Frank H. Roach           By: /s/ J. Edward Mulkey, Jr.
- ------------------               -------------------------
Frank H. Roach                   J. Edward Mulkey, Jr.
Assistant Secretary              President and CEO


[CORPORATE SEAL]



ATTEST:                      PREMIER BANCSHARES, INC.


/s/ Barbara J. Burtt         By: /s/ Darrell D. Pittard
- --------------------             ----------------------
Secretary                        Darrell D. Pittard
                                 Chairman and CEO


[CORPORATE SEAL]

                                                                       EXHIBIT 1
                                                                       ---------



                              AFFILIATE AGREEMENT


First Alliance Bancorp, Inc.
63 Barrett Parkway, N.E.
Atlanta, Georgia  30066-3305

Premier Bancshares, Inc.
Suite 100
47 Perimeter Center East
Atlanta, Georgia 30346

Gentlemen:

    The undersigned is a shareholder of Premier Bancshares, Inc. ("Premier"), a corporation organized and existing under the laws of the State of Georgia, and will become a shareholder of First Alliance Bancorp, Inc. ("First Alliance" or the "Surviving Corporation") pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of January 30, 1996 (the "Agreement"), by and between First Alliance and Premier. Under the terms of the Agreement, Premier and First Alliance will be merged (the "Merger") and the shares of common stock of Premier ("Premier Common Stock") will be converted into shares of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and the Surviving Corporation regarding certain rights and obligations of the undersigned in connection with the shares of the Surviving Corporation to be received by the undersigned as a result of the Merger.

    In consideration of the Merger and the mutual covenants contained herein, the undersigned and the Surviving Corporation hereby agree as follows:

    1.   Affiliate Status.  The undersigned understands and agrees that as to
         ----------------
Premier the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

    2.   Initial Restriction on Disposition.  The undersigned agrees that the
         ----------------------------------
undersigned will not, except by operation of law, by will or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of the Surviving Corporation Common Stock into which the undersigned's shares of Premier Common Stock are converted upon consummation of the Merger until such time as the Surviving Corporation notifies the undersigned that the requirements of SEC Accounting Series

Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of the Surviving Corporation and Premier. The Surviving Corporation agrees that it will publish such results within 45 days after the end of the first fiscal quarter of the Surviving Corporation containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

    3.   Covenants and Warranties of Undersigned.  The undersigned represents,
         ---------------------------------------
warrants and agrees that:

         (a) During the 30 days immediately preceding the effective time of the Merger, the undersigned will not, except by operation of law, by will, or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of Premier Common Stock beneficially owned by the undersigned as of the date of the shareholders' meeting of Premier held to approve the merger.

         (b) The Surviving Corporation Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

         (c) The undersigned understands that any distribution by the undersigned of the Surviving Corporation Common Stock has not been registered under the 1933 Act and that shares of the Surviving Corporation Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that the Surviving Corporation is
                -------------------------------------------------------------
    under no obligation to file a registration statement with the SEC covering
    --------------------------------------------------------------------------
    the disposition of the undersigned's shares of the Surviving Corporation
    ------------------------------------------------------------------------
    Common Stock.
    ------------

         (d) The undersigned is aware that the Merger is to be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those who dissent from the Merger, there is no plan or intention on the part of the Premier shareholders to sell or otherwise dispose of the Surviving Corporation Common Stock to be received in the Merger that will reduce such shareholders' ownership to a number of shares having, in the aggregate, a value at the time of the Merger of less than 50% of the total fair market value of the Premier Common Stock outstanding immediately prior to the Merger. The undersigned has no prearrangement, plan or intention to sell or otherwise dispose of an amount of the undersigned's Surviving Corporation Common Stock to be received in the Merger which would cause the foregoing requirement not to be satisfied.

    4.   Restrictions on Transfer.  The undersigned understands and agrees that
         ------------------------
stop transfer instructions with respect to the shares of the Surviving Corporation Common Stock received by the undersigned pursuant to the Merger will be given to the Surviving Corporation's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

         "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as the Surviving Corporation has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (a) covered by an effective registration statement under the Securities Act of 1933, as amended,
         (b) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of the Surviving Corporation) or
                              ---
         (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of the Surviving Corporation) of the Rules and Regulations of such Act, or (c) in accordance with a legal opinion satisfactory to counsel for the Surviving Corporation that such sale or transfer is otherwise exempt from the registration requirements of such Act."

Such legend will also be placed on any certificate representing the Surviving Corporation securities issued subsequent to the original issuance of the Surviving Corporation Common Stock pursuant to the Merger as a result of any stock dividend, stock split or other recapitalization as long as the Surviving Corporation Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Surviving Corporation Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), the Surviving Corporation, upon the request of the undersigned, will cause the certificates representing the shares of the Surviving Corporation Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by the Surviving Corporation of an opinion of its counsel to the effect that such legend may be removed.

    5.   Understanding of Restrictions on Dispositions.  The undersigned has
         ---------------------------------------------
carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of the Surviving Corporation Common Stock received by the undersigned, to the extent the undersigned believes necessary, with the undersigned's counsel or counsel for Premier.

    6.   Filing of Reports by the Surviving Corporation.  The Surviving
         ----------------------------------------------
Corporation agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of the Surviving Corporation Common Stock issued to the undersigned pursuant to the Merger.

    7.   Transfer Under Rule 145(d).  If the undersigned desires to sell or
         --------------------------
otherwise transfer the shares of the Surviving Corporation Common Stock received by the undersigned in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for the Surviving Corporation Common Stock together with such additional information as the transfer agent may reasonably request. If the Surviving Corporation's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), the Surviving Corporation shall cause such counsel to provide such opinions as may be necessary to the Surviving Corporation's transfer agent so that the undersigned may complete the proposed sale or transfer.

    8.   Acknowledgements.  The undersigned recognizes and agrees that the
         ----------------
foregoing provisions also apply to (a) the undersigned's spouse, (b) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (c) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity and (d) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of the Surviving Corporation or becomes a director or officer of the Surviving Corporation upon consummation of the Merger, among other things, any sale of the Surviving Corporation Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

    9.   Miscellaneous.  This Affiliate Agreement is the complete agreement
         -------------
between the Surviving Corporation and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

    This Affiliate Agreement is executed as of the_____ day of _______________, 1996.

                                  Very truly yours,



                                  --------------------------------
                                  Signature

                                  --------------------------------
                                  Print Name

AGREED TO AND ACCEPTED as of

______________________, 1996



FIRST ALLIANCE BANCORP, INC.


By:
   -------------------------

AGREED TO AND ACCEPTED as of

______________________, 1996


PREMIER BANCSHARES, INC.


By:
   -------------------------

                                                                       EXHIBIT 2
                                                                       ---------

                       NOTICE OF CONVERSION TO HOLDERS OF
                         CONVERTIBLE PREFERRED STOCK OF
                            PREMIER BANCSHARES, INC.


    Premier Bancshares, Inc. (the "Corporation") hereby furnishes notice to the holders of its Convertible Preferred Stock that, as a result of the approval by the holders of the Common Stock of the Corporation of a merger between the Corporation and First Alliance Bancorp, Inc., the Corporation has set ____________, 199___ at its offices at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326 for the mandatory conversion of all outstanding shares of Convertible Preferred Stock pursuant to the Convertible Preferred Stock Statement of Rights and Preferences (the "Preferred Stock Designation"). The conversion rate is one share of Common Stock for each share of Convertible Preferred Stock so converted.

    On or before the date set above for such mandatory conversion, each holder of shares of Convertible Preferred Stock shall surrender such certificates(s) for such shares at the offices of the Corporation and shall receive certificate(s) for the number of shares of Common Stock to which such holder is entitled. On the date set above for such mandatory conversion, all rights with respect to the Convertible Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate(s) therefor, to receive certificates for the number of shares of Common Stock into which such Convertible Preferred Stock has been converted. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate(s) for the Convertible Preferred Stock, the Corporation shall cause to be issued and delivered to such holders certificates for the number of shares of Common Stock issuable on such mandatory conversion.

    All certificates evidencing shares of Convertible Preferred Stock which are required to be surrendered for mandatory conversion in accordance with the provisions of the Preferred Stock Designation shall, from and after the date such certificates are so required to be surrendered, be deemed to have been returned and cancelled and the shares of Convertible Preferred Stock represented thereby converted into shares of Common Stock for all purposes, notwithstanding the failure of a holder to surrender such certificates on or prior to such date.

                                      By Order of the Board of Directors
                                      of Premier Bancshares, Inc.

                                                                       EXHIBIT 3
                                                                       ---------

                              MATTERS AS TO WHICH
                         COUNSEL TO PREMIER WILL OPINE*

    1. Premier is a corporation duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business as now conducted and to own and use its Assets.

    2. Premier's authorized capital stock consists of 10,000,000 shares of Premier Common Stock, of which 435,669 shares were outstanding as of the date hereof and 650,000 shares of Premier Preferred Stock, of which 389,122 shares were issued and outstanding on the date hereof. The outstanding shares of Premier Common Stock are duly authorized, validly issued, fully paid and nonassessable. None of the outstanding shares of Premier Common Stock has been issued in violation of any statutory preemptive rights. Except as disclosed in Premier's Disclosure Memorandum dated ____________________, 1996, to our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Premier to issue equity securities or acquire its equity securities.

    3. The execution and delivery by Premier of the Agreement do not, and if Premier were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of any Premier Company, or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which a Premier Company is a party or by which a Premier Company is bound.

    4. Premier has duly authorized the execution and delivery of the Agreement and all performance by Premier thereunder and has duly executed and delivered the Agreement.

    5.   The Agreement is enforceable against Premier.






______________________________
*Pursuant to the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

                                                                       EXHIBIT 4
                                                                       ---------

                         CLAIMS/INDEMNIFICATION LETTER

                         _______________________, 1996



First Alliance Bancorp, Inc.
63 Barrett Parkway, N.E.
Marietta, Georgia 30066

Ladies and Gentlemen:

    This letter is delivered pursuant to Section 9.2(g) of the Agreement and Plan of Merger (the "Agreement"), dated as of January 30, 1996, by and between First Alliance Bancorp, Inc. ("First Alliance") and Premier Bancshares, Inc. ("Premier") which provides for the merger (the "Merger") of First Alliance and Premier.

    Concerning claims which I may have against Premier or its wholly-owned subsidiaries, Premier Bank, FSB and Premier Lending Corporation, in my capacity as an officer or director:

         (a) First Alliance shall assume all liability (to the extent Premier was so liable) for claims for indemnification arising under Premier's Articles of Incorporation or Bylaws or under any indemnification contract disclosed to First Alliance, as existing on January 30, 1996, and for claims for salaries, wages or other compensation, employee benefits, reimbursement of expenses, or worker's compensation arising out of employment through the effective time of the Merger;

         (b) Premier Bank, FSB and Premier Lending Corporation shall retain all liability (to the extent they were so liable) for claims for indemnification arising under their respective Articles of Incorporation or Bylaws as existing on January 30, 1996, and for claims for salaries, wages, or other compensation, employee benefits, reimbursement of expenses, or worker's compensation arising out of employment through the effective time of the Merger;

         (c) In my capacity as an officer or a director, I am not aware that I have any claims (other than those referred to in paragraphs (a) or (b) above) against Premier, Premier Bank, FSB or Premier Lending Corporation (other than routine deposit, loan and other banking services conducted in the ordinary course of business with Premier, Premier Bank, FSB or Premier Lending Corporation, as applicable); and

         (d) I hereby release Premier, Premier Bank, FSB and Premier Lending Corporation from any and all claims which I am aware that I have against any of them in my capacity as an officer or a director, other than those referred to in paragraphs (a) or (b) above.

First Alliance Bancorp, Inc.

______________________, 1996
Page 67

    By executing this letter on behalf of First Alliance, you shall acknowledge the assumption by First Alliance of the liabilities described in paragraphs (a) and (b) above, except to the extent set forth in Section 8.13 of the Merger Agreement.


                                   Sincerely,


                                   --------------------------------------
                                   Signature of Officer or Director


                                   --------------------------------------
                                   Printed Name of Officer or Director


    On behalf of First Alliance, I hereby acknowledge receipt of this letter and affirm the assumption by First Alliance of the liabilities described in paragraph (a) and (b) above, as of this _____ day of _______________, 1996.


                                   FIRST ALLIANCE BANCORP, INC.



                                   By:
                                      ---------------------------------
                                      J. Edward Mulkey, Jr.
                                      President

First Alliance Bancorp, Inc.

______________________, 1996
Page 68

                                                                       EXHIBIT 5
                                                                       ---------

                              MATTERS AS TO WHICH
                     COUNSEL TO FIRST ALLIANCE WILL OPINE*

    1. First Alliance is a corporation duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business as now conducted and to own and use its Assets.

    2. First Alliance's authorized capital stock consists of 20,000,000 shares of First Alliance Common Stock, of which 1,604,999 shares were outstanding as of the date hereof and 2,000,000 shares of First Alliance Preferred Stock none of which was outstanding as of the date hereof. The outstanding shares of First Alliance Common Stock are, and all of the shares of Surviving Corporation Common Stock to be issued in exchange for Premier Common Stock upon consummation of the Merger, when issued in accordance with the terms of the Agreement, will be, duly authorized, validly issued, fully paid and nonassessable. None of the outstanding shares of First Alliance Common Stock has been, and none of the shares of Surviving Corporation Common Stock to be issued in exchange for shares of Premier Common Stock upon consummation of the Merger will be, issued in violation of any statutory preemptive rights. Except as disclosed in First Alliance's Disclosure Memorandum dated _______________, 1996, to our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating First Alliance to issue equity securities or acquire its equity securities.

    3. The execution and delivery by First Alliance of the Agreement do not, and if First Alliance were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of any First Alliance Company, or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which a First Alliance Company is a party or by which a First Alliance Company is bound.

    4. First Alliance has duly authorized the execution and delivery of the Agreement and all performance by First Alliance thereunder and has duly executed and delivered the Agreement.

    5.   The Agreement is enforceable against First Alliance.


______________________________
*Pursuant to the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

                              AMENDMENT NO. 1 TO
                     AGREEMENT AND PLAN OF REORGANIZATION


        This Amendment No. 1 (the "Amendment") to the Agreement and Plan of Reorganization (the "Agreement) dated January 30, 1996 between First Alliance Bancorp, Inc. ("First Alliance") and Premier Bancshares, Inc. ("Premier") is made and entered into as of the 29th day of April, 1996. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

        WHEREAS, the parties desire to amend the Agreement to reflect that:
(i) the holders of First Alliance Common Stock will not be entitled or required to vote on the merger of Premier with and into First Alliance (the "Merger");
(ii) the number of shares of Premier Common Stock held by shareholders dissenting to the Merger may not exceed 4,218 shares; (iii) Premier will not obtain a fairness opinion with respect to the consideration to be issued to its shareholders in the Merger; and (iv) the Premier Preferred Stock will be converted into premier Corporation Common Stock immediately prior to, and contingent upon, consummation of the Merger.

        NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of so amending the Agreement, First Alliance and Premier agree as follows, subject to ratification of this Amendment by their respective Boards of Directors:

        1. To amend the first paragraph of the Preamble to the Agreement by deleting the fifth sentence thereof and inserting in lieu thereof the following:
 "The transactions described in this Agreement are subject to the approvals of the Boards of Directors of both First Alliance and Premier, the shareholders of Premier, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement."

        2. By deleting clause (b) of the second sentence of Section 1.3 and renumbering clause (c) as clause (b).

        3.  By deleting Section 3.1(c) in its entirety.

        4.  By deleting the phrase "and Premier Preferred Stock" from Section
3.3
        5.  By deleting the second and third sentences of Section 6.3(a) and
Exhibit 5 in their entirety and inserting in lieu thereof the following:

                "All of the issued and outstanding shares of First Alliance Common Stock are, and all of the shares of Surviving Corporation Common Stock to be issued in exchange for shares of Premier Common Stock upon Consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and non-assessable under the GBCC. None of the outstanding shares of First Alliance Common Stock has been, and none of the shares of Surviving Corporation Common Stock to be issued in exchange for shares of Premier Common Stock upon consummation of the Merger will be, issued in violation of any pre-emptive rights of the current or past shareholders of First Alliance."

        6. By deleting Section 8.1(b) in its entirety and inserting in lieu thereof the following:

                "(b)  Premier shall call a shareholders' meeting to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as Premier deems appropriate."

        7.  By deleting Section 8.1(d) in its entirety.

        8. By deleting Section 8.11 in its entirety and inserting in lieu thereof the following:

                "8.11 Authorization of Common Stock and Preferred Stock.  First
                      -------------------------------------------------
            Alliance shall cause its Articles of Incorporation to be amended to increase its authorized shares of Common Stock to 20,000,000 shares."

        9.  By deleting Section 8.12 in its entirety.

        10. By deleting Section 9.1(a) in its entirety and inserting in lieu thereof:

                "(a)  Shareholder Approval.  The shareholders of Premier shall
                      --------------------
            have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments."

        11. By deleting Section 9.1(g)(ii) in its entirety and inserting in lieu thereof the following:

                "(ii) the exchange in the Merger of Premier Common Stock for
             Surviving Corporation Common Stock will not give rise to gain or loss to the shareholders of Premier with respect to such exchange (except to the extent of any cash received), and"

        12.  By changing the number "21,783" in Section 9.1(i) to "4,218".

        13. By deleting Section 9.3(e) in its entirety and inserting in lieu thereof:

                "(e) Conversion of Premier Preferred Stock.  All of the
                     -------------------------------------
             outstanding shares of Premier Preferred Stock shall have been converted into shares of Premier Common Stock in accordance with
             Section 6(A)(ii) of the Certificate of Designation of the Relative Rights and Preferences of the Premier Preferred Stock."

     14. By deleting Exhibit 2 in its entirety and renumbering Exhibits 3, 4 and 5 as Exhibits 2,3 and 4 wherever they appear.

     15.  By adding the following definition to Section 11.1:

               "Premier Capital Stock" shall mean the Premier Common Stock and the Premier Preferred Stock, collectively."

     16. By deleting the definition of "Surviving Corporation Preferred Stock" from Section 11.1.





                 [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized officers as of the date first above written.



                                           FIRST ALLIANCE BANCORP, INC.

                                           By:/s/J. Edward Mulkey, Jr.
                                              ---------------------------------
                                                 J. Edward Mulkey, Jr.
                                                 President


                                           PREMIER BANCSHARES, INC.

                                           By:/s/Darrell D. Pittard
                                              ---------------------------------
                                                 Darrell D. Pittard
                                                 Chairman and CEO


21324086.W51
DO2573.0008

        APPENDIX B:  ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

                                                                     Appendix B
                                                                     ----------
                                                                     #21324083


     Part 1.  Right To Dissent And Obtain Payment For Shares

     (S) 14-2-1301.  Definitions.

          As used in this article, the term:

          a. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          b. "Corporate Action" means the transaction or other action by the corporation that creates dissenters' rights under the Code Section 14-2-1302.

          c. "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          d. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          e. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          f. "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          g. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          h. "Shareholder" means the record shareholder or the beneficial shareholder.

     (S) 14-2-1302.  Right to Dissent.

          (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

              (1) Consummation of a plan of merger to which the corporation is a party:

                    (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                    (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

               (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

               (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

               (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                    (A)  Alters or abolishes a preferential right of the shares;

                    (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                    (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                    (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                    (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                    (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

               (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

          (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

               (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

               (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

     (S)14-2-1303.  Dissent by Nominees and Beneficial Owners.

          A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     Part 2.  Procedure For Exercise of Dissenters' Rights

     (S) 14-2-1320.  Notice of Dissenters' Rights.

          (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

          (b)  If corporate action creating dissenters' rights under Code
     Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

     (S) 14-2-1321.  Notice of Intent to Demand Payment.

          (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

               (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

               (2)  must not vote his shares in favor of the proposed action.

          (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

     (S) 14-2-1322.  Dissenters' Notice.

          (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

          (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

               (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

               (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

               (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

               (4)  Be accompanied by a copy of this article.

     (S) 14-2-1323.  Duty to Demand Payment.

          (a)  A record shareholder sent a dissenters' notice described in Code
     Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

          (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

          (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

     (S) 14-2-1324.  Share Restrictions.

          (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code
     Section 14-2-1326.

          (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (S) 14-2-1325.  Offer of Payment.

          (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

          (b)  The offer of payment must be accompanied by:

               (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

               (2) A statement of the corporation's estimate of the fair value of the shares;

               (3)  An explanation of how the interest was calculated;

               (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

               (5)  A copy of this article.

          (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

     (S) 14-2-1326.  Failure to Take Action.

          (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

          (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

     (S) 14-2-1327.  Procedure if Shareholder Dissatisfied With Payment or
               Offer.

          (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

               (1)  The dissenter believes that the amount offered under Code
          Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

               (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

          (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325..

          (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

               (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

               (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

     Part 3.  Judicial Appraisal of Shares

     (S) 14-2-1330.  Court Action.

          (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

          (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

          (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

     (S) 14-2-1331.  Court Costs and Counsel Fees.

          (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

          (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

               (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

               (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

          (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     (S) 14-2-1332.  Limitation of Actions.

          No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.


21324083.W51

                    ALEX SHESHUNOFF & CO. INVESTMENT BANKING



                                          , 1996
                              ------------


Board of Directors
First Alliance Bancorp, Inc.
63 Barrett Parkway, N.E.
Marietta, Georgia  30066

Members of the Board:

You have requested our opinion, as an independent financial analyst to the shareholders of First Alliance Bancorp, Inc., Marietta, Georgia ("First Alliance"), as to the fairness, from a financial point of view to the shareholders of First Alliance, of the terms of the proposed merger of Premier Bancshares, Inc., Atlanta, Georgia ("Premier"), with and into First Alliance. Pursuant to the terms of the Agreement and Plan of Reorganization between First Alliance and Premier dated January 30, 1996 and as amended April 29, 1996, Premier shall be merged into First Alliance. First Alliance shall be the Surviving Corporation resulting from the merger. Each share of Premier Common Stock (excluding shares held by Premier or First Alliance or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive one share of Surviving Corporation Common Stock (the "Exchange Ratio"). Prior to the Effective Time, each outstanding share of Premier Preferred Stock (excluding shares held by Premier or First Alliance or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) will have been converted into shares of Premier Common Stock on a share-for-share basis.

As part of its banking analysis business, Alex Sheshunoff & Co. Investment Banking is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, Alex Sheshunoff & Co. Investment Banking has provided professional services and products to First Alliance. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

In connection with this assignment, we reviewed: (i) the Agreement and Plan of Reorganization between First Alliance and Premier dated January 30, 1996 and as amended April 29, 1996; (ii) the


[LETTERHEAD OF ALEX SHESHUNOFF & COMPANY APPEARS HERE]

Board of Directors
First Alliance Bancorp, Inc.
        , 1996
- --------
Page 2

most recent external auditor's reports to the Board of Directors of each organization; (iii) the March 31, 1996 balance sheet and income statement for each organization, the audited December 31, 1995 balance sheet and income statement for First Alliance and the audited March 31, 1996 balance sheet and income statement for Premier; (iv) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value;
(v) each organization's internal loan classification list; (vi) the budget and projected operating plan of each organization; (vii) a listing of unfunded letters of credit and any other off-balance sheet risks for each organization;
(viii) the Minutes of the Board of Directors meetings of each organization; (ix) the most recent Board report for each organization; (x) material leases on real and personal property for each organization; (xi) the directors and officers liability and blanket bond insurance policies for each organization; and (xiii) market conditions and current trading levels of outstanding common stock of both organizations.

We have also had discussions with the management of First Alliance and Premier regarding their respective financial results and have analyzed the most current financial data available on First Alliance and Premier. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of First Alliance and Premier to discuss the foregoing information with them.

We have considered certain financial data of First Alliance and Premier, and have compared that data with similar data for other thrifts and thrift holding companies which have recently merged or been acquired; furthermore, we have considered the financial terms of these business combinations involving said thrifts and thrift holding companies.

We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of First Alliance or Premier.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all First Alliance common shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by First Alliance and Premier, it is our opinion as of ___________, 1996, that the proposed transaction is fair and equitable to all First Alliance common shareholders from a financial point of view.

Our opinion does not constitute an endorsement of the merger or a recommendation to any stockholder of First Alliance as to how such stockholder should vote.

Board of Directors
First Alliance Bancorp, Inc.
        , 1996
- --------
Page 3

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                              Respectfully submitted,



                              ALEX SHESHUNOFF & CO
                                    INVESTMENT BANKING

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

    The provisions of the Georgia Business Corporation Code (the "Georgia Code") and the Registrant's Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under the Registrant's Bylaws, the Registrant is required to indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers, directors, employees or agents of the Registrant, to the extent that they have been successful, on the merits or otherwise, in such defense. The Registrant's Bylaws also permit indemnification of its directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of the Registrant or who, while directors or officers of the Registrant, are or were serving at the Registrant's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the Registrant, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Registrant must also provide advancement of expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by the Registrant.

    The Registrant may not indemnify a director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant for appropriation of a business opportunity or payment of unlawful dividends, in connection with a proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit or for intentional misconduct or a knowing violation of law.

    The indemnification provisions of the Georgia Code are essentially identical to those set forth above, except that the Georgia Code permits, but does not require, a corporation to advance expenses under the circumstances for such payments described above.

    The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

    The Registrant's Articles of Incorporation provide that no director of First Alliance shall be personally liable to the Registrant or its shareholders for monetary damages for a breach of the duty of care or of any other duty as a director, except in the case of: (i) wrongful appropriation of any business opportunity of the Registrant; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation or law; (iii) liability for unlawful distributions; or (iv) any transaction from which the director derived an improper personal benefit.

Item 21. Exhibits and Financial Statement Schedules.

    (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

Exhibit
Number                         Description of Exhibits
- -------                        -----------------------

1    --  Agreement and Plan of Merger, dated January 30, 1996 and amended April
         29, 1996, between First Alliance and Premier (included as Appendix A to the Joint Proxy Statement/Prospectus contained herein).

3.1  --  Articles of Incorporation of the Registrant, as amended.

3.2  --  Bylaws of the Registrant.(1)

5.1  --  Opinion of Powell, Goldstein, Frazer & Murphy, including consent

8.1  --  Opinion of Powell, Goldstein, Frazer & Murphy, including consent

10.1 -- Lease with Option to Purchase, dated August 28, 1985, with Addendum, dated August 16, 1986, among various parties, including First Peoples Bank of Cobb (now known as First Alliance Bank).(1)

10.2 -- Commercial Lease Contract, dated December 6, 1990, by and between Life College, Inc. and Georgia Security Bank (now part of First Alliance
         Bank).(1)

10.3 -- Letter Agreement dated September 15, 1995 between First Alliance Bank and Life College.(2)

10.4 -- Individual Director's Defined Benefit Plan Agreements, dated January 1, 1994, between First Alliance Bank and each of its directors.(1)

10.5 -- Employment Agreement dated as of July 1, 1995 by and among First Alliance, First Alliance Bank and J. Edward Mulkey, Jr.(2)

10.6 -- First Alliance Bancorp, Inc. 1995 Stock Option Plan, dated as of August 8, 1995 and amended as of March 12, 1996, and related form of employee incentive stock option agreement.(2)

10.7 -- Guaranty, dated March 25, 1996 by First Alliance relating to a $2,000,000 loan made by The Bankers Bank to Interim Alliance Corporation (d/b/a Alliance Finance).(2)

23.1 -- Consent of Powell, Goldstein, Frazer & Murphy (included in Exhibits 5 and 8)

23.2(a) --  Consent of Mauldin & Jenkins regarding First Alliance Financial statements

23.2(b) --  Consent of Mauldin & Jenkins regarding Premier financial statements

23.3    --  Consent of Price Waterhouse LLP

23.4    --  Consent of Alex Sheshunoff & Co. Investment Banking

24      --  Power of Attorney (see signature page to the Registration Statement)

(1) Incorporated by reference to the exhibit of the same number to the Registrant's Form 10-SB, filed with the Commission as of May 2, 1994 and as amended by the Registrant's Form 10-SB/A filed with the Commission as of August 19, 1994.

(2) Incorporated by reference to the exhibit of the same number to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.

     (b) Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20), or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 11, 1996.

                          FIRST ALLIANCE BANCORP, INC.

                                   By: /s/ J. Edward Mulkey, Jr.
                                       -------------------------
                                           J. Edward Mulkey, Jr.
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears on the signature pages to this Registration Statement constitutes and appoints J. Edward Mulkey, Jr. and Frank H. Roach, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                 Title                              Date
    ---------                 -----                              ----


/s/ Billy L. Askea            Director                       July 11, 1996
- ------------------                                           --------------
Billy L. Askea


/s/ James L. Coxwell, Sr.     Director                       July 11, 1996
- -------------------------                                    --------------
James L. Coxwell, Sr.


/s/ Robert E. Flournoy, III   Director                       July 11, 1996
- ---------------------------                                  --------------
Robert E. Flournoy, III

     Signature                Title                               Date
     ---------                -----                               ----


/s/ James E. Freeman          Director and Treasurer         July 11, 1996
- --------------------                                         --------------
James E. Freeman


/s/ John B. Harwell           Director and Secretary         July 11, 1996
- -------------------                                          --------------
John B. Harwell


/s/ Charles E. Holmes         Director                       July 11, 1996
- ---------------------                                        --------------
Charles E. Holmes


/s/ Robin R. Howell           Director                       July 11, 1996
- -------------------                                          --------------
Robin R. Howell


/s/ Nisbet S. Kendrick, III   Director and Vice President    July 11, 1996
- ---------------------------                                  --------------
Nisbet S. Kendrick, III


/s/ Billy H. Martin           Director                       July 11, 1996
- -------------------                                          --------------
Billy H. Martin


/s/ J. Edward Mulkey, Jr.     Director, President and        July 11, 1996
- -------------------------     Chief Executive Officer        -------------
J. Edward Mulkey, Jr.         (principal executive officer)


/s/ James L. Newsome          Chairman of the Board          July 11, 1996
- --------------------          of Directors                   --------------
James L. Newsome


/s/ A. McKoy Rose, Jr. M.D.   Director                       July 11, 1996
- ---------------------------                                  --------------
A. McKoy Rose, Jr. M.D.


/s/ Frank H. Roach            CFO/Assistant Secretary        July 11, 1996
- ------------------            (principal financial and       --------------
Frank H. Roach                accounting officer)

                                 EXHIBIT INDEX
                                 -------------

Exhibit                         Description of
Number                          Exhibits
- ------                          --------


1        -   Agreement and Plan of Merger, dated January 30, 1996 and amended
             April 29, 1996, between First Alliance and Premier, (included as
             Appendix A to the Joint Proxy Statement/Prospectus contained herein).

3.1      -   Articles of Incorporation of the Registrant, as amended.

3.2      -   Bylaws of the Registrant.(1)

5.1      -   Opinion of Powell, Goldstein, Frazer & Murphy, including consent

8.1      -   Opinion of Powell, Goldstein, Frazer & Murphy, including consent

10.1     -   Lease with Option to Purchase, dated August 28, 1985, with
             Addendum, dated August 16, 1986, among various parties, including
             First Peoples Bank of Cobb (now known as First Alliance Bank).(1)

10.2     -   Commercial Lease Contract, dated December 6, 1990, by and between
             Life College, Inc. and Georgia Security Bank (now part of First
             Alliance Bank).(1)

10.3     -   Letter Agreement dated September 15, 1995 between First Alliance
             Bank and Life College.(2)

10.4     -   Individual Director's Defined Benefit Plan Agreements, dated
             January 1, 1994, between First Alliance Bank and each of its directors.(1)

10.5     -   Employment Agreement dated as of July 1, 1995 by and among First
             Alliance, First Alliance Bank and J. Edward Mulkey, Jr.(2)

10.6     -   First Alliance Bancorp, Inc. 1995 Stock Option Plan, dated as of
             August 8, 1995 and amended as of March 12, 1996, and related form of employee incentive stock option agreement.(2)

10.7     -   Guaranty, dated March 25, 1996 by First Alliance relating to a
             $2,000,000 loan made by The Bankers Bank to Interim Alliance
             Corporation (d/b/a Alliance Finance).(2)

23.1     -   Consent of Powell, Goldstein, Frazer & Murphy (included in Exhibits
             5 and 8)

23.2(a)  -   Consent of Mauldin & Jenkins regarding First Alliance financial statements

23.2(b)  -   Consent of Mauldin & Jenkins regarding Premier financial statements

23.3     -   Consent of Price Waterhouse LLP

23.4     -   Consent of Alex Sheshunoff & Co. Investment Banking

24       -   Power of Attorney (see signature page to the Registration
             Statement)


___________________


(1) Incorporated by reference to the exhibit of the same number to the Registrant's Form 10-SB, filed with the Commission as of May 2, 1994 and as amended by the Registrant's Form 10-SB/A filed with the Commission as of August 19, 1994.

(2) Incorporated by reference to the exhibit of the same number to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.